   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 18, 1998

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       INFINITY BROADCASTING CORPORATION*
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             4832                             PENDING
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER IDENTIFICATION
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)                    NO.)

                              40 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019
                           TELEPHONE: (212) 314-9200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 FARID SULEMAN
                       INFINITY BROADCASTING CORPORATION
                              40 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019
                           TELEPHONE: (212) 314-9200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

              MARC S. ROSENBERG, ESQ.                             VINCENT J. PISANO, ESQ.
              CRAVATH, SWAINE & MOORE                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                 825 EIGHTH AVENUE                                   919 THIRD AVENUE
             NEW YORK, NEW YORK 10019                            NEW YORK, NEW YORK 10022
                  (212) 474-1000                                      (212) 735-3000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]
------------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]
------------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]
------------------------

     If the delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.  [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

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
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                 TITLE OF EACH CLASS OF                         PROPOSED MAXIMUM                 AMOUNT OF
              SECURITIES TO BE REGISTERED                 AGGREGATE OFFERING PRICE(1)         REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.01 per share..........          $10,000,000                      $2,950
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

* The Registrant is currently incorporated under the name Infinity Media Corporation. Prior to the effectiveness of the Registration Statement, the Registrant will be renamed Infinity Broadcasting Corporation.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus: one to be used in connection with an underwritten offering in the United States and Canada (the "U.S. Prospectus") and one to be used in a concurrent underwritten offering outside the United States and Canada (the "International Prospectus"). The U.S. Prospectus and the International Prospectus are identical except for the front and back cover pages and the section entitled "Underwriting." The form of U.S. Prospectus is included herein and is followed by the alternate pages to be used in the International Prospectus. The alternate pages for the International Prospectus included herein are each labeled "International Prospectus Alternate Page." Final forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b) under the Securities Act.

 INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED SEPTEMBER 18, 1998

PROSPECTUS

                                                  SHARES

                   [LOGO]  INFINITY BROADCASTING CORPORATION

                              CLASS A COMMON STOCK
                            ------------------------

    All of the shares of Class A Common Stock, par value $.01 per share, offered hereby are being sold by Infinity Broadcasting Corporation (the "Company"). Of
the          shares of Class A Common Stock offered hereby,          shares are
being offered for sale initially in the United States and Canada (the "U.S.
Offering") by the U.S. Underwriters and          shares are being offered for
sale initially in a concurrent offering outside the United States and Canada (the "International Offering" and, together with the U.S. Offering, the "Offerings") by the International Managers (collectively with the U.S. Underwriters, the "Underwriters"). The initial public offering price and the underwriting discount per share will be identical for both Offerings. See "Underwriting."

    Prior to the Offerings, there has been no public market for the Class A Common Stock. It is currently estimated that the initial public offering price
of the Class A Common Stock offered hereby will be between $         and
$         per share. For a discussion of the factors considered in determining the initial public offering price of the Class A Common Stock, see
"Underwriting."

    Application will be made to list the Class A Common Stock on the New York Stock Exchange under the symbol "INF."

    Following the Offerings, the Company will have two classes of authorized common stock, the Class A Common Stock and the Class B Common Stock, par value $.01 per share. The rights of the holders of Class A Common Stock and Class B Common Stock are substantially identical, except with respect to voting, conversion and transfer. Each share of Class A Common Stock entitles its holder to one vote, and each share of Class B Common Stock entitles its holder to five votes, on all matters submitted to a vote of stockholders. CBS Corporation beneficially owns all of the Company's outstanding common stock and will, immediately after the Offerings, beneficially own all of the Company's issued and outstanding Class B Common Stock. Immediately after consummation of the Offerings (assuming no exercise of the over-allotment options granted to the U.S. Underwriters and the International Managers), such Class B Common Stock
will represent approximately     % of the combined voting power of the Company.
As a result of such ownership, CBS Corporation will be able to control the vote on substantially all matters submitted to a vote of stockholders, including the election of directors and the approval of extraordinary corporate transactions. The net proceeds from the Offerings will be used to prepay debt owed to CBS Corporation. See "Risk Factors -- Risks Relating to Control by CBS," "Use of Proceeds," "Principal Stockholder and Stock Ownership" and "Relationships Between the Company and CBS."

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN MATERIAL RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

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------------------------------------------------------------------------------------------------------------------
                                                PRICE TO               UNDERWRITING             PROCEEDS TO
                                                 PUBLIC                DISCOUNT(1)               COMPANY(2)
------------------------------------------------------------------------------------------------------------------
Per Share.............................. $                        $                        $
------------------------------------------------------------------------------------------------------------------
Total(3)............................... $                        $                        $
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $         .

(3) The Company has granted the U.S. Underwriters and the International Managers
    options to purchase up to an additional          and          shares of
    Class A Common Stock, respectively, in each case exercisable within 30 days after the date hereof, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $         , $         and
    $         , respectively. See "Underwriting."
                            ------------------------

    The shares of Class A Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Class A Common Stock will be made in New York, New
York on or about              , 1998.
                            ------------------------

                              MERRILL LYNCH & CO.
                            ------------------------
              The date of this Prospectus is              , 1998.

     The Company intends to furnish its stockholders annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports for the first three fiscal quarters of each fiscal year containing interim unaudited financial information.
                            ------------------------

     For investors outside the United States: No action has been or will be taken in any jurisdiction by the Company or by any Underwriter that would permit a public offering of the Class A Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company and the Underwriters to inform themselves about and to observe any restrictions as to the offering of the Class A Common Stock and the distribution of this Prospectus.
                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZATION, THE PURCHASE OF THE CLASS A COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                            ------------------------

     The "Infinity" name and mark and the Company's associated brand names and logos are trade and service marks of the Company. The "CBS" name and mark and the "eye" logo and CBS's associated brand names are trade and service marks of CBS Corporation and its subsidiaries.

      FORWARD-LOOKING STATEMENTS; CERTAIN DEFINED TERMS; MARKET SHARE DATA

     Certain statements made in this Prospectus under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Relationships Between the Company and CBS" and elsewhere in this Prospectus are forward-looking statements that are not historical facts but rather reflect the Company's current expectations concerning future results and events. The words "believes," "expects," "intends," "plans," "anticipates," "likely," "will" and similar expressions identify such forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors, some of which are beyond the Company's control, that could cause actual results to differ materially from those forecast or anticipated in such forward-looking statements.

     Such risks, uncertainties and factors include, but are not limited to: business conditions and growth in the radio broadcasting and outdoor advertising industry and the general economy; competitive factors; changes in interest rates; the failure or inability to renew one or more of the Company's broadcast licenses; and the factors described in "Risk Factors."

     Readers are cautioned not to place undue reliance on these forward-looking statements which reflect management's view only as of the date of this Prospectus. The Company undertakes no obligation to update such statements or publicly release the result of any revisions to these forward-looking statements which it may make to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
                            ------------------------

     As used herein, "Class A Common Stock" means the Class A Common Stock, $.01 par value per share, of the Company; "Class B Common Stock" means the Class B Common Stock, $.01 par value per share, of the Company; "Common Stock" means the Class A Common Stock and the Class B Common Stock; "Offerings" means the U.S. Offering and the International Offering; "FCC" means the Federal Communications Commission; "LMAs" means local marketing agreements which would be considered time brokerage agreements ("TBAs") for FCC purposes; "NYSE" means New York Stock Exchange; "Commission" means the Securities and Exchange Commission; "Exchange Act" means the Securities Exchange Act of 1934, as amended; and "Securities Act" means the Securities Act of 1933, as amended.
                            ------------------------
     Unless stated otherwise, all market share and market position data that are contained in this Prospectus are based on 1997 information contained in Duncan's Radio Market Guide (1998 ed.).

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus, including information under "Risk Factors." Throughout this Prospectus, except where the context otherwise requires: (i) the term "CBS" refers collectively to CBS Corporation and its direct and indirect subsidiaries (other than the Company), and their respective predecessors; and (ii) the term "Company" refers collectively to Infinity Broadcasting Corporation and its direct and indirect subsidiaries and their respective predecessors. Except where the context otherwise requires, all information in this Prospectus: (i) gives effect to the amendment of the Company's Certificate of Incorporation to change its authorized capital stock to Class A Common Stock, Class B Common Stock and preferred stock; (ii) gives effect to the conversion of each outstanding share of the Company's current common stock, par value $.01 per share, into a share of its newly created Class B Common Stock (see "Description of Capital Stock");
(iii) assumes the Underwriters' over-allotment options, as described in "Underwriting," are not exercised; and (iv) assumes an initial public offering
price of $     per share of Class A Common Stock.

                                  THE COMPANY

     The Company is one of the largest radio broadcasting and outdoor advertising companies in the United States. The Company's 161 radio stations, which serve 34 markets, collectively accounted for approximately 11% of total 1997 U.S. radio advertising expenditures. The Company's stations collectively ranked first or second, in terms of 1997 pro forma radio revenues, in 27 out of the 30 largest markets in which the Company operates stations. Approximately 70%, 87% and 99% of the Company's pro forma 1997 net radio revenues were generated in the 10, 25 and 50 largest U.S. radio markets, respectively. The Company's outdoor advertising business is conducted through its wholly owned subsidiary, TDI Worldwide, Inc. ("TDI"). TDI is one of the largest outdoor advertising companies in the United States, which operates predominantly in major metropolitan markets, 15 of which are also served by the Company's radio stations.

     The Company operates and seeks to opportunistically acquire radio and outdoor media, or "out-of-home," properties in the largest markets in the United States. The Company characterizes its business as out-of-home because more than two-thirds of radio listening, and virtually all viewing of outdoor advertising, takes place in automobiles, transit systems, on the street and other locations outside the consumer's home. The Company believes that out-of-home media are an attractive alternative to other advertising media, particularly as "in-home" media, including broadcast television, cable and the Internet, increasingly compete for advertising revenue in the home.

     The Company's radio stations serve diverse target demographics through a broad range of programming formats such as rock, oldies, news/talk, adult contemporary, sports/talk and country, and the Company has established leading franchises in news, sports and personality programming. The Company believes that this diversity provides advertisers with "one-stop-shopping" by enabling advertisers to select stations to reach a targeted demographic group or to select groups of stations and outdoor advertising properties to reach broad groups of consumers within and across markets. The Company believes that this diversity also reduces its dependence on any single station, local economy, format or advertiser.

     For the twelve months ended June 30, 1998, the Company had pro forma net revenues and EBITDA (as defined herein) of $1,952 million and $757 million, respectively. In 1997, the Company achieved pro forma revenue and EBITDA growth of 20% and 29%, respectively. For the quarter ended June 30, 1998, the Company reported its sixth consecutive quarter of pro forma revenue and EBITDA growth as compared to the corresponding quarter in the prior year.

     The Company is currently a 100% owned subsidiary of CBS. After giving
effect to the Offerings, CBS will beneficially own approximately   % of the
equity, which will represent approximately % of the combined voting power, of the Company. CBS also owns, among other assets, 14 television stations covering approximately 32% of U.S. television households, several cable television networks and the CBS television network, as well as equity interests in certain Internet Web site providers.

     The Company was formed to own and operate the out-of-home media business of CBS, which prior to December 1, 1997, was known as Westinghouse Electric Corporation ("Westinghouse"). In November 1995, Westinghouse acquired CBS Inc. In December 1996, Westinghouse acquired Infinity Broadcasting Corporation ("Old Infinity"), which also owned TDI and had a minority equity interest in and managed Westwood One Inc. ("Westwood One"). On June 4, 1998, CBS acquired the radio broadcasting operations of American Radio Systems Corporation ("American Radio"). Prior to the Offerings, CBS will have transferred all its radio, outdoor advertising and related assets to the Company.

     Infinity Broadcasting Corporation is a corporation organized under the laws of Delaware. Its principal executive offices are located at 40 West 57th Street, New York, New York 10019, and its telephone number is (212) 314-9200.

                  BUSINESS STRATEGY AND COMPETITIVE STRENGTHS

     Growth Potential for Out-of-Home Media. The Company believes that the radio business has significant growth potential. Radio currently represents (and historically has represented) approximately 7% of all advertising spending in the United States. The Company believes that this market share may not yet fully reflect the operational benefits which it expects will result from the consolidation that has taken place in the radio business since the enactment of the Telecommunications Act of 1996 (the "Telecom Act"). The Telecom Act eliminated the national ownership ceiling previously applicable to radio broadcasters and relaxed restrictions previously applicable to ownership of radio stations within single markets, providing an opportunity for increased consolidation within the radio industry. The Company believes that this consolidation has made radio more competitive with newspapers, television and other media which can deliver large audiences across a wide range of demographics. The Company believes that the outdoor advertising business has also become more competitive due to similar industry consolidation. In addition, should the number and variety of in-home media continue to increase (whether as a result of the introduction of new technologies or otherwise), the Company believes that the smaller number of media competing in the out-of-home market will provide it with a greater competitive advantage than it has to date.

     Focus on Large Market Assets. Approximately 94% of the Company's radio stations are located in the 50 largest radio markets in the United States. As of June 30, 1998, the Company owned 9 of the 16 highest billing radio stations (measured by 1997 net revenues) in the United States. The Company believes that this focus on large markets makes it more appealing to advertisers, enables it to attract more highly skilled management, employees and on-air talent, and also enables it to more efficiently manage its business and generate higher levels of cash flow than would be the case if it managed a larger number of smaller stations.

     Strategic Acquisitions. While the Company does not believe that it needs to make acquisitions to grow its business, it intends to pursue acquisition opportunities that would enable it to continue to compete more effectively for advertising revenues and to increase its cash flow. As an experienced operator of out-of-home media properties, the Company believes that it will have opportunities to acquire additional properties and to improve their operating performance. In general, the Company intends to pursue acquisitions of radio stations primarily in the 50 largest radio markets in the United States, which may include acquiring radio stations in markets where the Company currently owns stations, as well as in markets in which the Company does not currently operate. The Company will also seek to acquire additional outdoor properties.

     Diversification of Revenues. The Company seeks to maintain substantial diversity among its stations in many respects. The geographically wide-ranging stations serve diverse target demographics through a broad range of programming formats such as rock, oldies, news/talk, adult contemporary, sports/talk and country. This diversity reduces the Company's dependence on any particular station, local economy, format, on-air personality or advertiser. Similarly, the Company places an emphasis on increasing local and regional advertising revenues to avoid dependence on national advertising. During the year ended December 31, 1997, the Company generated approximately 72% of its net radio revenues from local and regional advertising.

     Proven Management Team. The Company's four executive officers have more than 70 years' combined experience in the radio and outdoor advertising business, and Mel Karmazin, the Company's Chairman,

President and Chief Executive Officer, and Farid Suleman, the Company's Executive Vice President, Chief Financial Officer and Treasurer, have worked together at the Company's predecessors since 1986. The Company believes that this proven management team is a significant competitive asset for the Company.

     Cost Controls. The Company strives to maximize its stations' cash flow by instituting strict financial reporting requirements and cost controls, directing promotional activities, developing programming to improve the stations' appeal to a targeted audience group and enhancing advertising sales efforts. While the Company's local management is responsible for the day-to-day operations of each station, corporate management is responsible for long-range planning, establishing policies and procedures, maximizing cost savings where centralized activity is appropriate, allocating resources and maintaining overall control of the stations.

     Programming. The overall mix of each station's programming is designed to fit the station's specific format and serve its local community. The Company's general programming strategy includes acquiring significant on-air talent, sports franchises and news for its radio stations. The Company believes that this strategy, in addition to developing loyal audiences for its radio stations, creates the opportunity for the Company to obtain additional revenues from syndicating such programming franchises to other radio stations. Similarly, the Company's relationship with CBS gives it access to certain CBS programming.

                             RELATIONSHIPS WITH CBS

     CBS beneficially owns all of the Company's outstanding Common Stock. After the Offerings, CBS will beneficially own approximately % of the equity, which
will represent approximately   % of the combined voting power, of the Company.
As a result of such ownership, CBS will be able to control the vote on substantially all matters submitted to a vote of the Company's stockholders, including the election of directors and the approval of extraordinary corporate transactions.

     The Company believes that it derives substantial benefits from its relationships with CBS. CBS owns, among other assets, 14 television stations covering approximately 32% of U.S. television households, several cable television networks (including The Nashville Network and Country Music Television) and the CBS television network, as well as equity interests in certain Internet Web site providers. Through its affiliation with CBS, the Company is able to offer its customers "one-stop shopping" in a broader array of media and markets than that available to the Company's competitors. Because the Company's Chief Executive Officer is also the President and Chief Operating Officer of CBS, the Company believes it is well positioned to identify and benefit from the synergies between the Company's businesses and those of CBS.

     After the Offerings, the relationship between CBS and the Company will be governed by an Intercompany Agreement and a Tax Sharing Agreement. The Intercompany Agreement will require CBS to make available to the Company the services of Mr. Karmazin, the Company's Chairman, President and Chief Executive Officer, and Mr. Suleman, the Company's Executive Vice President, Chief Financial Officer and Treasurer. CBS will also make available certain services, including financial, tax and legal services, to the Company. The Company will pay CBS its allocated costs for these management and other services. The Intercompany Agreement also establishes certain principles governing the allocation of marketing opportunities, costs and revenues, the provision of promotional time and space, access to programming and other aspects of the Company's operating relationship with CBS on terms that are generally consistent with past practices between the parties. As a result of CBS's controlling interest in the Company and their overlapping managements and boards of directors, relationships between CBS and the Company will not always be on arm's-length terms.

     On September 18, 1998, Old Infinity issued a floating rate promissory note as a dividend to CBS, in the aggregate principal amount of $2.5 billion (the "CBS Note"). The dividend was paid in order to provide CBS with funds, in the form of payments of principal and interest on the CBS Note, to be used for CBS's general corporate purposes. The CBS Note is payable on September 18, 2003. The Company intends to use the net proceeds of the Offerings to prepay the CBS Note, and any proceeds in excess thereof will be used for the Company's general corporate purposes, including possible acquisitions. See "Use of Proceeds."

     For a more detailed discussion of the Company's relationships with CBS, see "Risk Factors -- Risks Relating to Control by CBS" and "Relationships Between the Company and CBS."

                                 THE OFFERINGS

     Of the           shares of Class A Common Stock being offered hereby by the
Company,           shares are being offered initially in the United States and
Canada by the U.S. Underwriters and           shares are being offered initially
outside the United States and Canada by the International Managers. See "Underwriting."

Class A Common Stock Offered by the
Company(1):

  U.S. Offering........................               shares

  International Offering...............               shares

          Total(1).....................               shares

Common Stock to be Outstanding After
the Offerings:

  Class A Common Stock(1)(2)...........               shares

  Class B Common Stock(3)..............               shares

          Total(1)(2)..................               shares

Voting Rights..........................     The Class A Common Stock and Class B
                                            Common Stock vote as a single class
                                            on all matters, except as otherwise
                                            required by law, with each share of
                                            Class A Common Stock entitling its
                                            holder to one vote and each share
                                            of Class B Common Stock entitling
                                            its holder to five votes. All of
                                            the shares of Class B Common Stock
                                            are beneficially owned by CBS.
                                            After the Offerings, CBS will
                                            beneficially own shares of Common
                                            Stock having approximately  ___% of
                                            the combined voting power of the
                                            outstanding shares of Common Stock
                                            (approximately   ___% if the over-
                                            allotment options are exercised in
                                            full). See "Principal Stockholder
                                            and Stock Ownership" and
                                            "Description of Capital Stock."

Use of Proceeds........................     The Company intends to use the net
                                            proceeds from the Offerings to
                                            prepay the CBS Note, and any
                                            proceeds in excess thereof will be
                                            used for the Company's general
                                            corporate purposes, including
                                            possible acquisitions. See "Use of
                                            Proceeds."

Listing................................     Application will be made to list the
                                            Class A Common Stock on the NYSE
                                            under the symbol "INF."
---------------
(1) Does not include up to     and     shares subject to over-allotment options
    granted by the Company to the U.S. Underwriters and the International Managers, respectively.

(2) Excludes          shares of Class A Common Stock reserved for issuance under the Company's long-term incentive plan. See "Management -- Long-Term Incentives."

(3) All of the Class B Common Stock will be beneficially owned by CBS.

                                  RISK FACTORS

     See "Risk Factors" for a description of certain risks to be considered before making an investment in the Class A Common Stock.

                 SUMMARY COMBINED AND PRO FORMA FINANCIAL DATA
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

     The summary historical combined financial data of the Company presented below for the years ended December 31, 1995, 1996 and 1997 have been derived from, and are qualified by reference to, the audited Combined Financial Statements of the Company included elsewhere in this Prospectus. The summary historical combined financial data as of June 30, 1998 and for the six-month periods ended June 30, 1997 and 1998 have been derived from, and are qualified by, the unaudited financial statements of the Company included elsewhere in this Prospectus. The summary historical combined financial data of the Company presented below for the years ended December 31, 1993 and 1994 have been derived from unaudited Combined Financial Statements of the Company not included in this Prospectus. The summary combined financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements and the related Notes thereto and the other financial information included elsewhere in this Prospectus. The Company's unaudited financial statements as of and for the six months ended June 30, 1997 and 1998 include, in the opinion of management, all adjustments consisting only of normal nonrecurring adjustments, which the Company considers necessary for a fair presentation of the financial position and results of operations of the Company for these periods. Results for the six-month periods are not necessarily indicative of the results to be expected for the full year.

     The summary pro forma statement of earnings and operating data give pro forma effect to the acquisition of American Radio and its acquisitions as if they had taken place on January 1, 1997, and the adjusted balance sheet data give effect to the CBS Note as if it had been issued on June 30, 1998. The pro forma statement of earnings and operating data do not give pro forma effect to the incurrence of the CBS Note because it is expected to be substantially or entirely repaid from the proceeds of the Offerings. The pro forma adjustments are based upon available information and certain assumptions that management of the Company believes are reasonable. The pro forma financial data do not purport to represent the results of operations or the financial position of the Company which actually would have occurred had the American Radio acquisition taken place on the date indicated, nor is it necessarily indicative of future operating results or financial condition.

                                                      YEAR ENDED DECEMBER 31,
                             --------------------------------------------------------------------------
                                                      HISTORICAL                                PRO
                             ------------------------------------------------------------      FORMA
                                1993          1994         1995       1996        1997        1997(1)
                             -----------   -----------   --------   --------   ----------   -----------
                             (UNAUDITED)   (UNAUDITED)                                      (UNAUDITED)
STATEMENT OF EARNINGS DATA:
Net revenues...............   $180,739      $174,722     $216,288   $554,088   $1,480,091   $1,873,413
Operating expenses
  excluding depreciation
  and amortization.........    113,908       103,456      136,419    343,920      888,405    1,147,155
Depreciation and
  amortization.............     14,670        15,591       17,914     57,528      197,135      285,685
Corporate expenses.........      8,134         8,492        8,736     13,434       22,277       30,484
                              --------      --------     --------   --------   ----------   ----------
Operating earnings.........     44,027        47,183       53,219    139,206      372,274      410,089
Interest expense, net......         --            --           --         --        3,645       50,639
Net earnings...............     28,243        42,649       27,673     71,566      177,629      160,527
Net earnings per common
  share -- basic and
  diluted..................
Weighted average shares
  outstanding -- basic and
  diluted..................
OTHER OPERATING DATA:
EBITDA(2)..................   $ 61,413      $ 93,095     $ 71,324   $197,043   $  575,387   $  703,751
Capital expenditures.......      3,438         7,843        9,368      6,682       15,264
After-tax Cash Flow(2).....     42,913        58,240       45,587    129,094      374,764      446,212

                                        SIX MONTHS ENDED
                                            JUNE 30,
                             ---------------------------------------
                                    HISTORICAL               PRO
                             -------------------------      FORMA
                                1997          1998         1998(1)
                             -----------   -----------   -----------
                             (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
STATEMENT OF EARNINGS DATA:
Net revenues...............   $691,391      $785,372      $952,747
Operating expenses
  excluding depreciation
  and amortization.........    432,900       465,776       584,614
Depreciation and
  amortization.............     98,351       105,939       143,046
Corporate expenses.........     10,965         8,870        14,340
                              --------      --------      --------
Operating earnings.........    149,175       204,787       210,747
Interest expense, net......      3,434         4,760        24,565
Net earnings...............     69,313        98,319        88,452
Net earnings per common
  share -- basic and
  diluted..................
Weighted average shares
  outstanding -- basic and
  diluted..................
OTHER OPERATING DATA:
EBITDA(2)..................   $248,073      $311,247      $354,563
Capital expenditures.......      5,319        10,987
After-tax Cash Flow(2).....    167,664       204,258       231,498

                                                  (footnotes on following page)

                                                                            AT JUNE 30, 1998
                                                              --------------------------------------------
                                                                                 PRO          PRO FORMA
                                                                ACTUAL        FORMA(3)      AS ADJUSTED(4)
                                                              -----------    -----------    --------------
BALANCE SHEET DATA:
Total assets................................................  $10,360,320    $10,360,320       $
Long-term debt (including current portion)..................      728,600      3,228,600
Stockholders' equity........................................    8,272,349      5,772,349
Working capital.............................................      296,724        296,724

---------------
(1) The pro forma statement of earnings and operating data gives effect to: (i) the Company's acquisition of American Radio; and (ii) American Radio's acquisitions and dispositions in 1997, as if such transactions occurred at January 1, 1997 (See "Unaudited Pro Forma Financial Information"). The pro forma earnings and operating data do not give effect to the issuance by Old Infinity of the CBS Note.

(2) EBITDA represents earnings before interest, taxes, depreciation and amortization. After-tax Cash Flow represents net earnings plus depreciation and amortization. Although EBITDA and After-tax Cash Flow are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating the Company because they are measures widely used in the broadcast industry to evaluate a company's operating performance. Nevertheless, they should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. As EBITDA and After-tax Cash Flow are not measures calculated in accordance with generally accepted accounting principles, these measures may not be comparable to similarly titled measures employed by other companies.

(3) The pro forma balance sheet data give effect to the issuance by Old Infinity of the CBS Note.

(4) As adjusted to give effect to the Offerings and the application of the net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     Prospective purchasers should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of Class A Common Stock.

RISKS RELATING TO CONTROL BY CBS

     Following the Offerings, CBS will continue to control the Company. CBS will beneficially own 100% of the outstanding Class B Common Stock, which will
represent approximately   % of the combined voting power of all the outstanding
Common Stock. As a result of this ownership, CBS generally will be able to exercise a controlling influence over the business and affairs of the Company, and to unilaterally determine the outcome of any matter submitted to a vote of the Company's stockholders. See "-- Possible Anti-Takeover Effects of Certain Charter Provisions."

     Possible Conflicts of Interest. Because CBS and the Company are both engaged in the sale of advertising time and space, there exist numerous actual and potential conflicts of interest between them. The Company and CBS will to some extent be competing with each other when offering their products and services to potential customers, who often are deciding how much of their advertising budgets to allocate to television, radio, outdoor or other media. In addition, as a major advertiser, CBS from time to time utilizes the Company's advertising time and space. Similarly, the Company promotes its programming on stations and networks owned by CBS.

     Prior to the Offerings, CBS and the Company will enter into the Intercompany Agreement, which will, among other things, govern the terms on which the parties will jointly market and establish the rates at which the Company will provide advertising time to CBS. In particular, in certain circumstances consistent with past practice, the Intercompany Agreement will permit CBS to continue to utilize radio promotion time without charge. The Intercompany Agreement generally contemplates that the parties will maintain their relationships in a manner consistent with their past practice. However, neither the Intercompany Agreement nor any future agreements between the Company and CBS resulted or will necessarily result from arm's-length negotiations and such agreements therefore may be in some respects and in certain instances less favorable to the Company than those that it could obtain from unaffiliated third parties. Moreover, many of the transactions between the Company and CBS are of an informal nature and do not lend themselves to formulaic allocations of costs and benefits. Thus, there inevitably will be some discretion left to the parties, who are subject to the potentially conflicting interests described herein.

     In addition, to the extent that the Company derives benefits from its close relationship with CBS, those benefits could be reduced or eliminated in the future. CBS is not obligated to engage in any future business transactions or jointly pursue opportunities, except for those expressly provided for in the Intercompany Agreement.

     Risks Relating to Joint Management and Boards of Directors. Mr. Karmazin, the Company's Chairman, President and Chief Executive Officer, and Mr. Suleman, the Company's Executive Vice President, Chief Financial Officer and Treasurer, will continue to hold senior management positions with CBS after the Offerings. These Company officers will be employed by CBS, rather than by the Company, and will spend a substantial part of their professional time and effort on behalf of CBS. In many instances, such efforts for CBS will relate to activities which are unrelated (and in some circumstances may be adverse) to the interests of the Company. The Company has not established any minimum time requirements for such officers. In addition, Messrs. Karmazin and Suleman will continue to participate in CBS stock option and other benefit plans and Mr. Karmazin is one of CBS's largest stockholders. The Company's other executive officers and a significant number of its employees will continue to hold shares of and/or options to purchase shares of common stock of CBS granted or acquired prior to their transfer to the Company, and will not yet have received comparable interests under the Company's plans. These substantial interests in CBS's equity may present these officers and employees with incentives different from those of the Company's shareholders, and may exacerbate the conflicts described herein.

     In addition, immediately following the Offerings, only two of the Company's eight directors will be independent. In addition to Messrs. Karmazin and Suleman, the Company expects that its Board will include four non-management directors who will also be officers or directors of CBS. CBS will have the ability to change the size or composition of the Board at any time.

     Messrs. Karmazin and Suleman are also the President and Chief Executive Officer, and Chief Financial Officer and Secretary, respectively, of Westwood One, which positions will continue to impose demands on their time and present potential conflicts of interest.

     Dependence upon CBS for Certain Services. Prior to the Offerings, the Company has been dependent upon CBS for various real estate, financial, tax, human resource, legal and other functions that typically are performed by in-house personnel of public companies. Following the Offerings and for at least some period of time thereafter, the Company will have to continue to rely on CBS for these services, which are to be made available pursuant to the Intercompany Agreement. Except as expressly required by the terms of the Intercompany Agreement, CBS could choose not to provide these services or to take actions which could result in increased allocations to the Company.

     Offering Proceeds to be Used to Pay the CBS Note. The net proceeds from the Offerings will be used to prepay the CBS Note. Therefore, it is possible that none of the amounts raised in the Offerings will be available for use in the Company's business.

     Risks Relating to Tax Consolidation. For so long as CBS continues to own 80% of the vote and value of the Company's capital stock, the Company will be included in CBS's consolidated group for federal income tax purposes. Under the Tax Sharing Agreement, the Company will pay to CBS the amount of federal, and in some cases state and local, income taxes which it would be required to pay to the relevant taxing authorities if it were a separate taxpayer not included in CBS's consolidated or combined returns. In addition, by virtue of its controlling ownership and the Tax Sharing Agreement, CBS will effectively control all of the Company's tax decisions. Under the Tax Sharing Agreement, CBS will have sole authority to respond to and conduct all tax proceedings (including tax audits) relating to the Company, to file all returns on behalf of the consolidated group and to determine the amount of the Company's liability to (or entitlement to payment from) CBS under the Tax Sharing Agreement. Moreover, notwithstanding the Tax Sharing Agreement, federal law provides that each member of a consolidated group is liable for the group's entire tax obligation. Thus, to the extent CBS or other members of the group fail to make any federal income tax payments required of them by law, the Company would be liable for the shortfall. Similar principles apply for state income tax purposes in many states.

     Contingent Liability for CBS Pension Obligations. For so long as CBS continues to own at least 80% of the voting power of the Company's capital stock, the Company will be jointly and severally liable (together with all other members of CBS's "control group") for certain pension funding, termination and excise taxes and for other pension-related matters. As of December 31, 1997, the present value of the liabilities under the Westinghouse Pension Plan exceeded the fair market value of the assets held in trust thereunder by approximately $842 million, based upon the assumptions used for financial reporting purposes under Statement of Financial Accounting Standards No. 87 and before any tax effect. CBS's liabilities and the Company's contingent liabilities would be substantially higher under the Westinghouse Pension Plan if such Plan were terminated. Although the Intercompany Agreement provides that CBS will indemnify the Company in respect of any such pension liabilities, there can be no assurance that CBS will be able to fulfill its obligations under such indemnity. Because the Class B Common Stock held by CBS is entitled to five votes per share, the Company expects that CBS will retain its 80% voting interest for the foreseeable future.

     For a more complete discussion of the Company's relationships with CBS, see "Relationships Between the Company and CBS."

RISK OF ECONOMIC RECESSION

     The Company derives substantially all of its revenues from the sale of advertising on its radio stations and outdoor displays. Because advertisers generally reduce their spending during economic downturns, the

Company could be adversely affected by a future national recession. In addition, because a substantial portion of the Company's revenues are derived from local advertisers, the Company's ability to generate advertising revenues in specific markets could be adversely affected by local or regional economic downturns.

RISKS RELATING TO ACQUISITION STRATEGY

     The Company intends to pursue growth in part through the opportunistic acquisition of radio broadcasting companies, radio station groups, individual radio stations, outdoor advertising companies, individual outdoor advertising displays or other assets that the Company believes are best suited to the purpose of assisting its customers in marketing their products and services. The Company routinely engages in discussions and negotiations with respect to potential acquisitions. Such acquisitions could be material.

     Obstacles to Potential Acquisitions. The consummation of radio broadcasting acquisitions requires prior approval of the FCC with respect to the transfer of control or assignment of the broadcast licenses of the acquired stations. The number of radio stations the Company may acquire or operate in any geographic market, both overall and in each service (i.e., AM or FM) in that market, is limited by the Communications Act of 1934, as amended (the "Communications Act"), and FCC rules and policies, and the Company has reached or is close to reaching the applicable limits in a significant number of the largest markets. The Company's capacity to acquire stations in a market would be further limited to the extent CBS now owns or later acquires media properties in that market, which CBS is free to do if otherwise permissible under FCC multiple ownership rules and policies. See "-- Government Regulation -- Risks of Mandatory Dispositions; "One-to-a-Market" Limitation" and
"Business -- Government Regulation."

     The FCC staff has recently adopted new procedures relating to local radio market concentration based upon revenue share, even where proposed acquisitions would comply with the Communications Act and the FCC's multiple-ownership rules. In particular, the FCC is inviting comment by the public on certain radio station transactions that the FCC believes, on initial analysis, present ownership concentration concerns in the relevant market. FCC approval of a number of pending radio station acquisitions by various parties has been delayed as a consequence of this procedure. This uncertainty, and the possibility that the FCC would take actions to reduce or preclude concentration even if otherwise allowed by the multiple ownership rules, could adversely affect the Company's ability to make broadcasting acquisitions that it considers advantageous.

     The consummation of certain radio acquisitions is also subject to applicable waiting periods and possible review by the Department of Justice (the "DOJ") or the Federal Trade Commission (the "FTC") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and acquisitions that are not required to be reported under the HSR Act may still be investigated by the DOJ or the FTC under the antitrust laws before or after consummation. The DOJ has been active in reviewing radio broadcasting acquisitions and has challenged a number of such transactions, some of which have resulted in consent decrees requiring divestitures of certain stations, terminations of LMAs and other relief. In general, the DOJ has more closely scrutinized radio mergers and acquisitions that result in local market shares in excess of 40% of radio advertising revenues, depending on format, signal strength and other factors. Due to the level of concentration in the largest markets in the United States, these policies could limit the Company's ability to make certain acquisitions, particularly in these markets.

     Other Acquisition-Related Risks. To the extent the Company is able to complete acquisitions, the Company could be required to effectively manage an expanding and significantly larger portfolio of radio and outdoor advertising properties. Acquisitions involve numerous other risks, including difficulties in the integration of operations and systems, the diversion of management's attention from other business concerns and the potential loss of key employees of acquired companies or stations. There can be no assurance that such acquisitions will benefit the Company.

     The Company will face competition from other radio and outdoor advertising companies for available acquisition opportunities, which could result in higher prices. There can be no assurances that the Company will find acceptable acquisition opportunities. In addition, payment of the purchase price of possible acquisitions could require the Company to incur additional debt or seek to obtain equity financing. The incurrence of additional debt could increase the Company's leverage, make the Company more vulnerable to economic downturns and limit its ability to withstand competitive pressures. Additional equity financing could result in dilution to the existing holders of the Common Stock.

GOVERNMENT REGULATION

     Regulation of Radio Broadcasting. The domestic radio broadcasting industry is subject to extensive federal regulation which, among other things, requires approval by the FCC for the issuance, renewal, transfer and assignment of broadcast station operating licenses and limits the number of broadcast properties the Company may own in any market. The Company's broadcasting business will continue to be dependent upon maintaining broadcast licenses issued by the FCC, which are issued for a maximum term of eight years. There can be no assurance that the FCC will approve future renewal applications, and it is possible that any renewals will include conditions or qualifications that could adversely affect the Company's operations. Moreover, governmental regulations and policies may change over time and such changes could have a material adverse impact upon the Company's business, financial condition and results of operations. In addition, the Telecom Act, which became law on February 8, 1996, created uncertainties as to how the FCC and the courts will enforce and interpret numerous existing provisions of the telecommunications laws.

     Restriction on Ownership by Aliens. The Communications Act provides that non-U.S. citizens or their representatives, or foreign governments or representatives thereof, or any corporation organized under the laws of a foreign country (collectively, "Aliens") may not own of record or vote more than 20% of the stock of a broadcast licensee, such as the Company, and that Aliens may not own of record or vote more than 25% of the stock of a corporation controlling a licensee, such as CBS, absent a finding by the FCC that such ownership by a controlling corporation would be in the public interest. In order to reduce the likelihood of such ownership, the Company's Amended and Restated Certificate of Incorporation (the "Amended Certificate") restricts the ownership, voting and transfer of the Company's capital stock in accordance with the Communications Act and the rules of the FCC, and prohibits the issuance of more than 20% of the Company's outstanding capital stock (or more than 20% of the voting rights it represents) to or for the account of aliens or corporations otherwise subject to domination or control by Aliens. The Amended Certificate authorizes the Company's Board of Directors to enforce these prohibitions. In addition, the Amended Certificate provides that shares of capital stock of the Company determined by the Company's Board of Directors to be owned beneficially by an Alien or an entity directly or indirectly owned by Aliens in whole or in part shall be subject to redemption by the Company by action of the Board of Directors to the extent necessary, in the judgment of the Board of Directors, to comply with these alien ownership restrictions. These provisions could adversely affect the rights of individual holders and, possibly, liquidity in the market for Class A Common Stock.

     Risks of Mandatory Station Dispositions; "One-to-a-Market"
Limitation. Under the FCC's "one-to-a-market" rule, a party may not have attributable interests in radio stations and a television station in the same market unless a waiver is granted by the FCC. For this purpose, the Company and CBS are considered one party. CBS has been granted certain temporary waivers of the "one-to-a-market" rule in certain markets in which the Company currently operates radio stations. These temporary waivers are subject to the outcome of pending rulemaking proceedings dealing with possible revisions to the "one-to-a-market" rule. There can be no assurance that these temporary waivers will be made permanent, and if they are not made permanent, the Company could be required to sell some or all of the relevant radio stations. Moreover, similar issues could arise in the future in connection with potential acquisitions either by the Company or by CBS (over which the Company would have no control).

     Regulation of Outdoor Advertising. The outdoor advertising industry is subject to governmental regulation at the federal, state and local level. These include regulations on the construction, repair, upgrading, height, size and location of, and, in some instances, content of advertising copy being displayed on, outdoor advertising structures adjacent to federally-aided highways and to other thoroughfares. In addition, the Company is unable to predict what additional regulations may be imposed on outdoor advertising in the future. Legislation regulating the content of billboard advertisements and additional billboard restrictions has been introduced from time to time in the past, particularly with respect to alcohol and tobacco advertising. Changes in laws and regulations affecting outdoor advertising at any level of government could have an adverse effect on the Company.

COMPETITION; CHANGES IN AUDIENCE PREFERENCES

     The Company operates in a highly competitive industry. The Company's radio stations and outdoor advertising properties compete for audiences and advertising revenues directly with other radio stations and outdoor advertising companies, as well as with other media, such as broadcast television, newspapers, magazines, cable television, the Internet and direct mail, within their respective markets. Audience ratings and market shares are subject to change and any adverse change in a particular market could have a material adverse effect on the Company's revenues in that market and possibly adversely affect revenues in other markets. In addition, from time to time other stations may change their format or programming to compete directly with the Company's stations for audiences and advertisers, or engage in aggressive promotional campaigns, which could result in lower ratings and advertising revenues or increased promotion and other expenses and, consequently, lower earnings and cash flow for the Company. Audience preferences as to format or programming may also shift due to demographic or other reasons. Any failure by the Company to respond, or to respond as quickly as its competitors, could have an adverse effect on the Company. There can be no assurance that the Company will be able to maintain or increase its current audience ratings and advertising revenues.

SIGNIFICANT SUBSIDIARY DEBT COVENANTS

     Certain of the indentures, pursuant to which American Radio issued bonds to the public, contain a number of covenants which impose significant restrictions on American Radio's ability to pay dividends to the Company and to engage in business transactions with other parts of the Company and CBS. On a pro forma basis, American Radio would have represented 21% and 18% of the Company's net revenues and EBITDA, respectively, during the year ended December 31, 1997. The bonds are not fully redeemable until January 15, 2002, and then only at a substantial premium. See "Description of Indebtedness."

DEPENDENCE ON KEY PERSONNEL

     The Company's business is dependent upon the performance of Mr. Karmazin, its Chairman, President and Chief Executive Officer. The loss of Mr. Karmazin, who is an employee of CBS and whose services are made available to the Company pursuant to the Intercompany Agreement, could have a material adverse effect on the Company. The Company also employs or independently contracts with several on-air personalities and hosts of syndicated radio programs with significant loyal audiences in their respective broadcast areas. There can be no assurance that all such individuals will remain with the Company or will retain their audiences.

LOSS OF RIGHTS TO OUTDOOR ADVERTISING MEDIA SPACES

     The Company sells advertising space on various outdoor media pursuant to contracts granting exclusive rights to such media. These contracts are generally limited to five-year terms, with renewal often being based upon competitive bids. There can be no assurance that the Company will be successful in retaining the rights to such media, the loss of which could have a material adverse effect on the Company.

RISKS RELATED TO THE YEAR 2000

     Many existing computer programs were designed and developed without considering the upcoming change in the century, which could lead to the failure of computer applications or create erroneous results by or at the year 2000. The Year 2000 issue is a broad business issue, whose impact extends beyond traditional computer hardware and software to possible failure of a wide variety of automated systems and instrumentation, including equipment used by the Company and its third party vendors.

     The Company believes that it has substantially completed the process of assessing its systems and equipment and it is now engaged in remediation efforts. Based on preliminary information, the Company estimates its overall cost to achieve Year 2000 compliance will be approximately $2 million. However, there can be no assurance that the Company will be able to successfully address all Year 2000 issues, or that the associated costs will not materially exceed the Company's estimates. If the Company is unable to resolve its

Year 2000 issues in a timely manner, it could have a material adverse impact on the Company's financial position, results of operations or cash flows in future periods.

     In addition, the Company has begun to contact significant third-party suppliers and customers to determine whether such third parties are addressing their own Year 2000 issues. There can be no assurance that such third parties will successfully ensure that their systems are Year 2000 compliant. If the Company's suppliers are unable to resolve such issues in a timely manner with respect to equipment or services upon which the Company is dependent, or if customers' businesses are significantly disrupted by Year 2000 problems, there could be material adverse effects on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

RISKS PRESENTED BY NEW TECHNOLOGIES

     The FCC is considering ways to introduce new technologies to the radio broadcasting industry, including satellite and terrestrial delivery of digital audio broadcasting and the standardization of available technologies which significantly enhance the sound quality of AM and FM broadcasts. New media technologies that are being developed or introduced include the delivery of audio programming by cable television systems, over the Internet, by digital audio broadcasting ("DAB") and by satellite digital audio radio service ("SDARS"). DAB and SDARS provide for the delivery by terrestrial and satellite means, respectively, of multiple new, high-quality audio programming formats to local and national audiences. DAB technology may be used in the future by radio stations either on existing or alternate broadcasting frequencies or on new frequency bands. If the radio industry were to implement any of these or other new technologies, the Company would likely incur increased expenses to install, operate and service the technology, or be at a competitive disadvantage for having failed to do so.

ABSENCE OF DIVIDENDS

     Following the Offerings, the Company does not anticipate paying any dividends on shares of its Common Stock. The payment of any future dividends will be determined by the Board of Directors in light of the conditions then existing, including the Company's financial condition and requirements, future prospects, business conditions and other factors deemed relevant by the Board of Directors. In addition, the Company's future financing documents may contain provisions which restrict the payment of dividends. See "Dividend Policy," "Description of Capital Stock" and "Description of Indebtedness."

POSSIBLE ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS

     As the Company's controlling shareholder, CBS will be in a position to block any acquisition of the Company, even if it would be on terms favorable to the other stockholders. Because the Class B Common Stock is entitled to five votes per share on all matters submitted to a vote of the stockholders (as compared to one vote per share for the Class A Common Stock), CBS will be able to maintain a control position even if its economic interest is substantially diluted. See "-- Risks Relating to Control by CBS." Certain other provisions of the Amended Certificate also may make it more difficult for a third party to acquire control of the Company. For example, the Amended Certificate provides for a classified board of directors and eliminates shareholder action by written consent. In addition, the Amended Certificate allows the Board of Directors to issue preferred stock without stockholder approval. See "Description of Capital Stock."

RISKS RELATING TO POTENTIAL DISTRIBUTION OF CLASS B COMMON STOCK

     Each share of the Class B Common Stock will automatically convert to one share of Class A Common Stock upon its transfer by CBS or its affiliates to any person other than CBS or its affiliates. If CBS were to distribute its Class B Common Stock to its stockholders in a tax-free spin-off, however, the Class B Common Stock would, absent an amendment to the Amended Certificate, continue to entitle the holders thereof to five votes per share. The distribution of such shares could have an adverse effect on the market price of the Class A Common Stock. CBS has agreed that if it does distribute the Class B Common Stock to its stockholders in a tax-free spin-off, it will amend the Amended Certificate to provide for the Class B Common

Stock to be converted into Class A Common Stock at some time subsequent to such distribution, if CBS determines that such amendment and subsequent conversion can be effected without adverse tax consequences to CBS. No assurance can be given that such amendment or conversion will occur.

ABSENCE OF PRIOR TRADING MARKET; POTENTIAL VOLATILITY OF STOCK PRICE

     There has not been a public market for the Class A Common Stock. The Company intends to list the Class A Common Stock for trading on the NYSE. The Company does not know the extent to which investor interest in the Company will lead to the development of a trading market or how liquid that market might be. The initial public offering price for the shares of Class A Common Stock was determined through negotiations between the Company and representatives of the Underwriters. See "Underwriting." Investors may not be able to resell their shares at or above the initial public offering price due to a number of factors, including variations in actual or anticipated operating results, changes in or failure to meet earnings estimates of securities analysts, market conditions in the industry, regulatory actions and general economic conditions.

     In addition, in recent years, the stock market has experienced extreme price fluctuations, sometimes without regard to the performance of particular companies. Broad market and industry fluctuations may adversely affect the trading price of the Class A Common Stock, regardless of the actual operating performance of the Company.

SHARES ELIGIBLE FOR FUTURE SALE

     The market price of the Class A Common Stock could drop as a result of sales of a large number of shares of Class A Common Stock in the market after the Offerings, or the perception that such sales could occur. These factors also could make it more difficult for the Company to raise funds through future offerings of Class A Common Stock.

     After the Offerings, there will be outstanding                shares of
Class A Common Stock and                shares of Class B Common Stock. The
shares of Class A Common Stock sold in the Offerings will be freely tradable without restriction, except for any shares acquired by an "affiliate" of the Company (which can be sold under Rule 144, subject to certain volume and other limitations). All of the shares of Class B Common Stock will be beneficially owned by CBS. The Class B Common Stock is convertible into Class A Common Stock at any time at CBS's option. Although it is an affiliate of the Company, CBS nevertheless could sell substantial amounts of Common Stock pursuant to Rule 144 and it could cause the Company to register some or all of its shares for public sale. See "Relationships Between the Company and CBS" and "Shares Eligible for Future Sale."

DILUTION

     Purchasers of the Class A Common Stock will experience immediate and
substantial dilution in net tangible book value of $     per share (or $     per
share if the Underwriters' over-allotment options are exercised in full) of Common Stock from the initial public offering price. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Class A Common Stock offered hereby, after deducting the underwriting discount and estimated offering
expenses payable by the Company, are estimated to be approximately $     ($
if the Underwriters' over-allotment options are exercised in full), assuming an
initial public offering price of $     per share, which represents the mid-point
of the range set forth on the cover of this Prospectus.

     The Company intends to use the net proceeds from the Offerings to prepay the CBS Note, and any proceeds in excess thereof will be used for the Company's general corporate purposes, including possible acquisitions. The CBS Note bears interest at a rate per annum equal to the three-month London Interbank Offered Rate ("LIBOR") plus 0.50% and will mature on September 18, 2003. Unless net proceeds from the Offerings exceed amounts due in respect of the CBS Note, none of the amounts raised in the Offerings will be available for use in the Company's business.

                                DIVIDEND POLICY

     Following the Offerings, the Company does not anticipate paying any dividends on shares of Common Stock. The payment of any future dividends will be determined by the Board of Directors in light of the conditions then existing, including the Company's financial condition and requirements, future prospects, business conditions and other factors deemed relevant by the Board of Directors.

     The Company may enter into future loan or other agreements or issue debt securities or preferred shares which may restrict the payment of dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Indebtedness."

                                    DILUTION

     Dilution is the amount by which the initial public offering price per share paid by the purchasers of the shares of Class A Common Stock will exceed the net tangible book value per share of Common Stock after the Offerings. The net tangible book value per share of Common Stock is determined by subtracting the total liabilities of the Company from the total book value of the tangible assets of the Company and dividing the difference by the number of shares of Common Stock deemed to be outstanding on the date on which such book value is determined.

     As of June 30, 1998, after giving effect to the CBS Note, the Company would
have had a pro forma deficit in net tangible book value of $          million or
approximately $          per share of Common Stock. After giving effect to the
Offerings and the application of the net proceeds therefrom, the pro forma deficit in net tangible book value of the Common Stock as of June 30, 1998 would
have been approximately $          million, or $     per share. This represents
an immediate increase in net tangible book value of $     per share to CBS (the
Company's existing stockholder) and an immediate dilution in net tangible book
value of $     per share to new investors. The following table illustrates such per share dilution:

Initial public offering price per share.....................              $
  Pro forma net tangible book value as of June 30, 1998.....  $
  Increase in pro forma net tangible book value per share
     attributable to new investors in the Offerings.........
                                                              --------
Pro forma net tangible book value per share as adjusted for
  the Offerings.............................................
                                                                          --------
Immediate dilution per share to new investors in the
  Offerings.................................................              $
                                                                          ========

     The following table sets forth, on a pro forma basis, as of June 30, 1998, the number of shares of Class B Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid to the Company by CBS, as the existing beneficial stockholder, and by the investors purchasing shares of Class A Common Stock (before deducting underwriting discounts and commissions and offering expenses) pursuant to the Offerings.

                                         SHARES PURCHASED            TOTAL CONSIDERATION
                                     -------------------------    -------------------------     AVERAGE
                                         NUMBER                       AMOUNT                     PRICE
                                     (IN THOUSANDS)    PERCENT    (IN THOUSANDS)    PERCENT    PER SHARE
                                     --------------    -------    --------------    -------    ---------
Existing stockholder...............
New investors......................
                                        --------        -----        --------        -----
          Total....................                     100.0%                       100.0%
                                        ========        =====        ========        =====

                                 CAPITALIZATION

     The following table sets forth: (i) the actual capitalization of the Company as of June 30, 1998; (ii) the capitalization of the Company as of June 30, 1998 after giving effect to the issuance of the CBS Note; and (iii) the capitalization of the Company as of June 30, 1998 as adjusted to give effect to
the issuance of the CBS Note, the sale of             shares of Class A Common
Stock in the Offerings and the application of the net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements of the Company and the related Notes thereto included elsewhere in this Prospectus.

                                                                       AT JUNE 30, 1998
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                              ACTUAL    PRO FORMA    AS ADJUSTED
                                                              ------    ---------    -----------
                                                                    (DOLLARS IN MILLIONS)
Cash and cash equivalents...................................  $   43     $   43       $
                                                              ======     ======       ========

Long-term debt(1)...........................................  $  725     $  725       $
CBS Note....................................................      --      2,500

Stockholders' equity:
  Preferred Stock, $.01 par value per share,
            shares authorized, zero shares issued and
       outstanding..........................................
  Class A Common Stock, $.01 par value per share,
            shares authorized,
            shares issued and outstanding(2)................
  Class B Common Stock, $.01 par value per share,
            shares authorized,
            shares issued and outstanding...................
  Contributed capital in excess of par value................   7,794      5,772
  Accumulated earnings......................................     478         --
                                                              ------     ------       --------
          Total stockholders' equity........................   8,272      5,772
                                                              ------     ------       --------
Total capitalization........................................  $8,997     $8,997       $
                                                              ======     ======       ========

---------------
(1) Excludes the CBS Note and current portion of long-term debt (aggregating $3.3 million as of June 30, 1998). For information concerning the Company's long-term debt, see Note 9 to the Company's Combined Financial Statements.

(2) Excludes an aggregate of         shares of Class A Common Stock reserved for
    issuance under the Company's long-term incentive plan. See
    "Management -- Long-Term Incentives."

                 SELECTED COMBINED AND PRO FORMA FINANCIAL DATA
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

     The selected historical combined financial data of the Company presented below as of December 31, 1996 and 1997, and for the years ended, December 31, 1995, 1996 and 1997 have been derived from, and are qualified by reference to, the audited Combined Financial Statements of the Company included elsewhere in this Prospectus. The selected historical combined financial data as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 have been derived from, and are qualified by, the unaudited financial statements of the Company included elsewhere in this Prospectus. The selected historical combined financial data of the Company presented below for the years ended December 31, 1993 and 1994 have been derived from unaudited Combined Financial Statements of the Company not included in this Prospectus. The selected combined financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements and the related Notes thereto and the other financial information included elsewhere in this Prospectus. The Company's unaudited financial statements as of and for the six months ended June 30, 1997 and 1998 include, in the opinion of management, all adjustments consisting only of normal nonrecurring adjustments, which the Company considers necessary for a fair presentation of the financial position and results of operations of the Company for these periods. Results for the six-month periods are not necessarily indicative of the results to be expected for the full year.

     The selected pro forma statement of earnings and operating data give pro forma effect to the acquisition of American Radio and its acquisitions as if they had taken place on January 1, 1997, and the adjusted balance sheet data give effect to the CBS Note as if it had been issued on June 30, 1998. The pro forma statement of earnings and operating data do not give pro forma effect to the incurrence of the CBS Note because it is expected to be substantially or entirely repaid from the proceeds of the Offerings. The pro forma adjustments are based upon available information and certain assumptions that management of the Company believes are reasonable. The pro forma financial data do not purport to represent the results of operations or the financial position of the Company which actually would have occurred had the American Radio acquisition taken place earlier on the date indicated, nor is it necessarily indicative of future operating results or financial condition.

                                                      YEAR ENDED DECEMBER 31,
                             --------------------------------------------------------------------------
                                                      HISTORICAL                                PRO
                             ------------------------------------------------------------      FORMA
                                1993          1994         1995       1996        1997        1997(1)
                             -----------   -----------   --------   --------   ----------   -----------
                             (UNAUDITED)   (UNAUDITED)                                      (UNAUDITED)
STATEMENT OF EARNINGS DATA:
Net revenues...............   $180,739      $174,722     $216,288   $554,088   $1,480,091   $1,873,413
Operating expenses
  excluding depreciation
  and amortization.........    113,908       103,456      136,419    343,920      888,405    1,147,155
Depreciation and
  amortization.............     14,670        15,591       17,914     57,528      197,135      285,685
Corporate expenses.........      8,134         8,492        8,736     13,434       22,277       30,484
                              --------      --------     --------   --------   ----------   ----------
Operating earnings.........     44,027        47,183       53,219    139,206      372,274      410,089
Interest expense, net......         --            --           --         --        3,645       50,639
Net earnings...............     28,243        42,649       27,673     71,566      177,629      160,527
Net earnings per common
  share -- basic and
  diluted..................
Weighted average shares
  outstanding -- basic and
  diluted..................
OTHER OPERATING DATA:
EBITDA(2)..................   $ 61,413      $ 93,095     $ 71,324   $197,043   $  575,387   $  703,751
Capital expenditures.......      3,438         7,843        9,368      6,682       15,264
After-tax Cash Flow(2).....     42,913        58,240       45,587    129,094      374,764      446,212

                                        SIX MONTHS ENDED
                                            JUNE 30,
                             ---------------------------------------
                                    HISTORICAL               PRO
                             -------------------------      FORMA
                                1997          1998         1998(1)
                             -----------   -----------   -----------
                             (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
STATEMENT OF EARNINGS DATA:
Net revenues...............   $691,391      $785,372      $952,747
Operating expenses
  excluding depreciation
  and amortization.........    432,900       465,776       584,614
Depreciation and
  amortization.............     98,351       105,939       143,046
Corporate expenses.........     10,965         8,870        14,340
                              --------      --------      --------
Operating earnings.........    149,175       204,787       210,747
Interest expense, net......      3,434         4,760        24,565
Net earnings...............     69,313        98,319        88,452
Net earnings per common
  share -- basic and
  diluted..................
Weighted average shares
  outstanding -- basic and
  diluted..................
OTHER OPERATING DATA:
EBITDA(2)..................   $248,073      $311,247      $354,563
Capital expenditures.......      5,319        10,987
After-tax Cash Flow(2).....    167,664       204,258       231,498

                                                   (footnotes on following page)

                                                                                                 AT JUNE 30, 1998
                                                              AT DECEMBER 31,       -------------------------------------------
                                                          -----------------------                                  PRO FORMA
                                                             1996         1997        ACTUAL      PRO FORMA(3)   AS ADJUSTED(4)
                                                          ----------   ----------   -----------   ------------   --------------
BALANCE SHEET DATA:
Total assets............................................  $7,261,952   $7,074,103   $10,360,320   $10,360,320
Long-term debt (including current portion)..............     150,494        2,092       728,600     3,228,600
Stockholders' equity....................................   6,418,701    6,397,388     8,272,349     5,772,349
Working capital.........................................     273,403      247,206       296,724       296,724

---------------
(1) The pro forma statement of earnings and operating data gives effect to: (i) the acquisition of American Radio; and (ii) American Radio's acquisitions and dispositions in 1997 as if such transactions occurred at January 1, 1997. (See "Unaudited Combined Pro Forma Financial Information"). The pro forma earnings and operating data do not give effect to the issuance by Old Infinity of the CBS Note.

(2) EBITDA represents earnings before interest, taxes, depreciation and amortization. After-tax Cash Flow represents net earnings plus depreciation and amortization. Although EBITDA and After-tax Cash Flow are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating the Company because they are measures widely used in the broadcast industry to evaluate a company's operating performance. Nevertheless, they should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. As EBITDA and After-tax Cash Flow are not measures calculated in accordance with generally accepted accounting principles, these measures may not be comparable to similarly titled measures employed by other companies.

(3) The pro forma balance sheet data give effect to the issuance by Old Infinity of the CBS Note.

(4) As adjusted to give effect to the Offerings and the application of the net proceeds therefrom. See "Use of Proceeds."

               UNAUDITED COMBINED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information (the "Pro Forma Financial Information") is based on the historical financial statements of the Company and American Radio and has been prepared to describe the effects of the following: (i) the Company's acquisition of the radio operations of American Radio; (ii) American Radio's acquisitions and dispositions of radio stations during the years ended December 31, 1997, and the six months ended June 30, 1998 and (iii) related financing transactions.

     The acquisition of American Radio was accounted for using the purchase method. The acquisition was completed on June 4, 1998 and accordingly, has been reflected in the historical combined balance sheet as of June 30, 1998 and the results of operations have been included subsequent to its acquisition. The unaudited pro forma combined statements of earnings give effect to the acquisition of American Radio as if such transaction had been completed on January 1, 1997.

     During 1997 and 1998, American Radio made certain acquisitions and dispositions of radio stations. The pro forma adjustments give effect to such transactions as if they occurred on January 1, 1997.

     The Unaudited Pro Forma Financial Information does not purport to present the actual results of operations of the Company had the acquisition of American Radio and its acquisitions occurred on January 1, 1997, nor are they necessarily indicative of the results of operations that may be achieved in the future. The Unaudited Combined Pro Forma Financial Information is based on certain assumptions and adjustments described in the notes hereto and should be read in conjunction therewith. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Combined Financial Statements of the Company and Notes thereto and the Consolidated Financial Statements of American Radio and Notes thereto, included elsewhere in this Prospectus.

                       INFINITY BROADCASTING CORPORATION

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
                         SIX MONTHS ENDED JUNE 30, 1998
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                               AMERICAN
                                                               RADIO AS
                                                               ADJUSTED
                                                            JANUARY 1, 1998
                                                THE           TO JUNE 4,        PRO FORMA     COMBINED
                                              COMPANY           1998(1)        ADJUSTMENTS    PRO FORMA
                                           -------------    ---------------    -----------    ---------
Net revenues.............................    $785,372          $167,375                       $952,747

Operating expenses excluding depreciation
  and amortization.......................     465,776           118,838                        584,614
Depreciation and amortization............     105,939            27,503          $ 9,604(2)    143,046
Corporate expenses.......................       8,870             5,470                         14,340
                                             --------          --------          -------      --------
Total operating expenses.................     580,585           151,811            9,604       742,000
                                             --------          --------          -------      --------
Operating earnings.......................     204,787            15,564           (9,604)      210,747
                                             --------          --------          -------      --------
Interest expense, net....................      (4,760)          (30,311)          10,506(3)    (24,565)
Other income, net........................         521               249                            770
                                             --------          --------          -------      --------
Earnings (loss) before income taxes......     200,548           (14,498)             902       186,952
Income tax expense (benefit).............     102,229            (9,372)           5,643(4)     98,500
                                             --------          --------          -------      --------
Net earnings (loss)......................    $ 98,319          $ (5,126)         $(4,741)     $ 88,452
                                             ========          ========          =======      ========
EBITDA...................................    $311,247          $ 43,316          $    --      $354,563
                                             ========          ========          =======      ========
Net earnings per common share -- basic
  and diluted............................    $                                                $
                                             ========                                         ========
Weighted average shares
  outstanding -- basic and diluted.......
                                             ========                                         ========

                                                   (footnotes on following page)

        See Notes to Unaudited Pro Forma Combined Financial Information

                       INFINITY BROADCASTING CORPORATION

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                               AMERICAN
                                                                 RADIO
                                                    THE       AS ADJUSTED    PRO FORMA     COMBINED
                                                  COMPANY         (5)       ADJUSTMENTS   PRO FORMA
                                                 ----------   -----------   -----------   ----------
Net revenues...................................  $1,480,091    $393,322                   $1,873,413
Operating expenses excluding depreciation and
  amortization.................................     888,405     258,750                    1,147,155
Depreciation and amortization..................     197,135      72,400      $ 16,150(2)     285,685
Corporate expenses.............................      22,277       8,207                       30,484
                                                 ----------    --------      --------     ----------
Total operating expenses.......................   1,107,817     339,357        16,150      1,463,324
                                                 ----------    --------      --------     ----------
Operating earnings.............................     372,274      53,965       (16,150)       410,089
                                                 ----------    --------      --------     ----------
Interest expense, net..........................      (3,645)    (69,686)       22,692(3)     (50,639)
Other income, net..............................       5,978       1,999                        7,977
                                                 ----------    --------      --------     ----------
Earnings (loss) before income taxes............     374,607     (13,722)        6,542        367,427
Income tax expense (benefit)...................     196,978      (2,991)       12,913(4)     206,900
                                                 ----------    --------      --------     ----------
Earnings (loss)................................  $  177,629    $(10,731)     $ (6,371)    $  160,527
                                                 ==========    ========      ========     ==========
EBITDA.........................................  $  575,387    $128,364      $     --     $  703,751
                                                 ==========    ========      ========     ==========
Net earnings per common share -- basic and
  diluted......................................  $                                        $
                                                 ==========                               ==========
Weighted average shares outstanding -- basic
  and diluted..................................
                                                 ==========                               ==========

                                                   (footnotes on following page)

        See Notes to Unaudited Pro Forma Combined Financial Information

          NOTES TO UNAUDITED COMBINED PRO FORMA FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

(1) On June 4, 1998, the Company acquired the radio operations of American Radio. The acquisition was accounted for as a purchase and accordingly, the Company recognized the results of the acquired radio operations subsequent to that date. The historical American Radio results for the six months ended June 30, 1998 include historical results of the radio operations of American Radio for the period prior to the acquisition (January 1, 1998 to June 4, 1998). The preacquisition pro forma results for American Radio have been adjusted to exclude the results of American Tower Corporation ("Tower"), a subsidiary of American Radio that was not acquired by the Company and to give effect to American Radio's related acquisitions and dispositions as of January 1, 1998.

(2) The adjustment reflects the incremental amortization expense resulting from the increase in the value of FCC licenses and goodwill to their estimated fair value at the date of acquisition, based on an estimated 40 years.

(3) The adjustment represents a reduction in interest expense to reflect the following: (i) reduction of American Radio's stated interest rates to their estimated fair value at the acquisition date, (ii) adjustment to increase interest expense for amounts previously recorded as preferred stock dividends and (iii) elimination of interest on American Radio's bank debt which was repaid in connection with the acquisition.

(4) The adjustment reflects the tax consequences of higher non-deductible goodwill and the net tax effect of lower interest cost and higher FCC license amortization.

(5) The results of American Radio for the year ended December 31, 1997 have been adjusted to exclude the operations of Tower (see note (1) above) and to give effect to American Radio's related acquisitions and dispositions as of January 1, 1997 as follows:

                                                               YEAR ENDED DECEMBER 31, 1997
                                                   -----------------------------------------------------
                                                               ADJUSTMENTS TO                   AMERICAN
                                                                  EXCLUDE                        RADIO
                                                   AMERICAN        TOWER          PRO FORMA        AS
                                                    Radio           (A)          ADJUSTMENTS    ADJUSTED
                                                   --------    --------------    -----------    --------
Net revenues.....................................  $374,118       $17,120         $ 36,324(b)   $393,322
Operating expenses excluding depreciation and
  amortization...................................  244,150          9,861           24,461(b)    258,750
Depreciation and amortization....................   64,743          6,326           13,983(b)     72,400
Merger expenses..................................    1,985                          (1,985)(c)        --
Corporate expenses...............................    8,207                                         8,207
                                                   --------       -------         --------      --------
Total operating expenses.........................  319,085         16,187           36,459       339,357
                                                   --------       -------         --------      --------
Operating earnings...............................   55,033            933             (135)       53,965
                                                   --------       -------         --------      --------
Interest expense, net............................  (57,385)        (2,789)         (15,090)      (69,686)
                                                   --------       -------         --------      --------
Other income (expense), net......................   (5,713)          (193)           7,519(b)      1,999
Earnings (loss) before income taxes..............   (8,065)        (2,049)          (7,706)      (13,722)
Income tax expense (benefit).....................     (416)          (473)          (3,048)       (2,991)
                                                   --------       -------         --------      --------
Earnings (loss)..................................  $(7,649)       $(1,576)        $ (4,658)     $(10,731)
                                                   ========       =======         ========      ========
EBITDA...........................................  $114,063       $ 7,066         $ 21,367      $128,364
                                                   ========       =======         ========      ========

     (a) The adjustment eliminates the historical results of Tower (see note (1) above).

     (b) During 1997, American Radio made certain acquisitions and dispositions of radio stations. The pro forma adjustments give effect to such transactions as if they occurred on January 1, 1997.

     (c) The adjustment eliminates merger expenses incurred by American Radio relating to the acquisition by the Company.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Infinity Broadcasting Corporation (the "Company") is currently a 100% owned subsidiary of CBS Corporation ("CBS"). CBS expects to effect a reorganization (the "Reorganization") by contributing to the Company, at book value, certain subsidiaries and net assets comprising CBS's out-of-home media business.

     The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Combined Financial Statements and the related Notes thereto included elsewhere in this Prospectus. These combined financial statements have been prepared from CBS's historical accounting records and present the operations of the out-of-home media business that will be owned and operated by the Company as if the Company had been a separate entity for all periods presented. Furthermore, acquisitions consummated by CBS have been presented as if they were made by the Company and the consideration to effect these acquisitions was contributed to the Company by CBS. The combined financial information is not necessarily indicative of the results of operations, financial position and cash flows that would have resulted had the Reorganization occurred at January 1, 1995 and had the Company operated as a separate, stand-alone entity during this period. The combined historical financial information does not reflect the changes that will occur in the funding and operations of the Company as a result of the Reorganization and the offering. See "Relationships Between the Company and CBS."

     On November 24, 1995, the Company acquired the radio operations of CBS Inc. for cash contributed by CBS of $1.2 billion. On December 31, 1996, the Company acquired Infinity Broadcasting Corporation ("Old Infinity") for $4.7 billion consisting of $3.8 billion of CBS's common stock and $0.9 billion of debt which was repaid immediately prior to the acquisition. The CBS stock and cash to repay the debt were contributed to the Company by CBS for purposes of this acquisition. On June 4, 1998, the Company completed the acquisition of the radio broadcasting operations of American Radio for $1.4 billion in cash plus the assumption of debt with a fair value of approximately $1.3 billion. The Company received a $1.4 billion capital contribution from CBS. In connection with the acquisition, the Company recorded an additional $0.6 billion capital contribution which was used to repay debt assumed in the transaction. These acquisitions were accounted for under the purchase method of accounting.

SOURCES OF REVENUE

     The Company derives substantially all of its revenues from sales of advertising, either on its radio stations or on its outdoor advertising displays. The Company's revenues are affected primarily by the advertising rates the Company is able to charge. These rates are in large part based on conditions in the economy, conditions in each station's market and on a station's ability to attract audiences in the demographic groups targeted by its advertisers. The ability to attract radio audiences is measured principally by independent national rating services. Approximately 80% of the Company's revenues are derived from radio stations.

COMPONENTS OF EXPENSES

     The primary operating expenses involved in owning and operating radio stations and outdoor advertising facilities are employee costs, programming, solicitation of advertising and promotion. The Company's net earnings also reflect substantial amortization of broadcast licenses and goodwill. In addition, the Company's effective tax rate exceeds the federal statutory rate primarily because of the non-deductible goodwill acquired in recent business acquisitions.

USE OF EBITDA

     Management believes that EBITDA is an appropriate measure for evaluating the operating performance of the Company's business. EBITDA eliminates the effect of depreciation and amortization of tangible and intangible assets, most of which were acquired in acquisitions accounted for under the purchase method of accounting, including CBS's radio operations, Old Infinity and American Radio. The exclusion of amortiza-tion charges is consistent with management's belief that the Company's intangible assets, such as broadcast licenses and goodwill, are generally increasing in value as the Company implements its business strategy. However, EBITDA should be considered in addition to, not as a substitute for, operating earnings, net earnings, cash flows and other measures of financial performance reported in accordance with generally accepted accounting principles.

RESULTS OF OPERATIONS -- THE COMPANY

  Six Months ended June 30, 1998 Compared to Six Months Ended June 30, 1997

     Net revenues for the six months ended June 30, 1998 were $785 million compared to $691 million for the six months ended June 30, 1997, an increase of 14%. Driving this increase was the continued strong performance of the stations, as well as strong growth in outdoor advertising. In addition, the operations of American Radio subsequent to its June 1998 acquisition contributed to the increase.

     Operating expenses (excluding depreciation and amortization) for the six months ended June 30, 1998 were $466 million compared to $433 million for the six months ended June 30, 1997, an increase of 8%. Operating expenses did not increase in the same proportion as the increase in revenues because a substantial portion of the Company's costs are fixed.

     Corporate expenses for the six months ended June 30, 1998 were $9 million compared to $11 million for the six months ended June 30, 1997.

     Depreciation and amortization expense for the six months ended June 30, 1998 was $106 million compared to $98 million for the six months ended June 30, 1997, an increase of approximately 8%. The increase represents additional depreciation and amortization resulting from the June 4, 1998 acquisition of American Radio.

     Operating earnings for the six months ended June 30, 1998 were $205 million compared to $149 million for the six months ended June 30, 1997, an increase of 38%. This increase was primarily attributable to the higher revenues.

     EBITDA for the six months ended June 30, 1998 was $311 million compared to $248 million for the six months ended June 30, 1997, an increase of 25%.

     Interest expense for the six months ended June 30, 1998 was $5 million compared to $3 million for the six months ended June 30, 1997. The interest expense for the 1998 period resulted from debt assumed in the American Radio acquisition, while interest for the 1997 period resulted primarily from $149 million of notes issued by Old Infinity, which were redeemed by the Company in March 1997.

     Income taxes for the six months ended June 30, 1998 were $102 million compared to $77 million for the six months ended June 30, 1997. The effective tax rate was 51% for the six months ended June 30, 1998 compared to 53% for the six months ended June 30, 1997.

     Net earnings for the six months ended June 30, 1998 totaled $98 million compared to $69 million for the six months ended June 30, 1997, an increase of $29 million or 42%.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Net revenues for the year ended December 31, 1997 were $1,480 million compared to $554 million for the year ended December 31, 1996. This increase in revenues was driven primarily by the inclusion of the results of operations for Old Infinity, which was acquired on December 31, 1996, and the overall strong performance of the existing radio stations. On a pro forma basis, assuming the Old Infinity acquisition had occurred as of the beginning of 1996, net revenues for the year ended December 31, 1997 would have increased approximately 20%. These results reflect strong markets combined with management's continued focus on improving revenue growth.

     Operating expenses (excluding depreciation and amortization) for 1997 were $888 million compared to $344 million for 1996. The increase was due principally to the above acquisition and expenses associated with higher revenues. On a pro forma basis, assuming the Old Infinity acquisition had occurred as of the beginning of 1996, station operating expenses in 1997 would have increased approximately 6%.

     Corporate expenses for 1997 totaled $22 million compared to $13 million for 1996, an increase of $9 million primarily from the Old Infinity acquisition.

     Depreciation and amortization expense for 1997 was $197 million compared to $58 million for 1996. The increase was due to the amortization expense associated with the Old Infinity acquisition. On a pro forma basis, assuming the Old Infinity acquisition had occurred as of the beginning of 1996, depreciation and amortization in 1997 would have been comparable to the prior year.

     Operating earnings for 1997 were $372 million compared to $139 million for 1996. The increase was due principally to the acquisition of Old Infinity and improved results at the Company's radio stations. On a pro forma basis, operating earnings in 1997 increased approximately 26% as a result of the revenue increase.

     EBITDA for 1997 was $575 million compared to $197 million for 1996. On a pro forma basis, assuming the Old Infinity acquisition had occurred as of the beginning of 1996, EBITDA would have increased approximately 29%.

     Interest expense for 1997 totaled $4 million, while there was no interest expense for 1996. The interest expense for 1997 resulted from debt originally issued by Old Infinity which was repaid by the Company in March 1997.

     Income taxes for 1997 totaled $197 million compared to $68 million for 1996. The effective tax rate was 53% for 1997 compared to 49% for 1996. The increase resulted primarily from non-deductible goodwill associated with the Old Infinity acquisition.

     Net earnings for 1997 totaled $178 million compared to $72 million for 1996.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Net revenues for the year ended December 31, 1996 were $554 million compared to $216 million for the year ended December 31, 1995, an increase of 156%. The increase was due principally to the acquisition of the radio operations of CBS Inc. (the "CBS Radio Acquisition"). On a pro forma basis, assuming the CBS Radio Acquisition had occurred as of the beginning of 1995, net revenues for the year ended December 31, 1996 would have increased approximately 11%.

     Operating expenses (excluding depreciation and amortization) for 1996 were $344 million compared to $136 million for 1995. The increase was due principally to the CBS Radio Acquisition. On a pro forma basis, assuming the CBS Radio Acquisition had occurred as of the beginning of 1995, operating expenses in 1996 would have decreased approximately 2%.

     Corporate expenses for 1996 totaled $13 million compared to $9 million for 1995, an increase of $4 million primarily from the CBS Radio Acquisition.

     Depreciation and amortization expense for 1996 was $58 million as compared to $18 million for 1995. The increase was due to the depreciation and amortization expense associated with the CBS Radio Acquisition. On a pro forma basis, assuming the acquisition had occurred as of the beginning of 1995, depreciation and amortization expense in 1996 would have increased approximately 3%.

     Operating earnings for 1996 were $139 million compared to $53 million for 1995. The increase was primarily due to the CBS Radio Acquisition. On a pro forma basis, assuming the acquisition had occurred as of the beginning of 1995, operating earnings in 1996 would have increased 95%.

     EBITDA for 1996 was $197 million compared to $71 million for 1995. On a pro forma basis, assuming the CBS Radio Acquisition had occurred as of the beginning of 1995, EBITDA in 1996 would have increased approximately 49%.

     Income taxes for 1996 were $68 million compared to $26 million for 1995. The effective tax rate was 49% for 1996 compared to 48% for 1995.

     Net earnings for 1996 totaled $72 million compared to $28 million for 1995, an increase of $44 million.

SEASONALITY

     Seasonal revenue fluctuations are common in the out-of-home media industry and are primarily the result of fluctuations in advertising expenditures by retailers. The Company's revenue is typically lowest in the first quarter and highest in the second and fourth quarters.

LIQUIDITY AND CAPITAL RESOURCES

     During the Company's historical periods, its liquidity was managed by CBS. In general, the Company's operations generate cash substantially in excess of that required for recurring operations and capital expenditures. As a result, management expects that the Company will have sufficient liquidity to meet ordinary future business needs. Sources of liquidity generally available to the Company include cash from operations, cash and cash equivalents, borrowings or issuances of equity securities. The Company expects to enter into its own revolving credit facility with a syndicate of banks. The amount and terms of such arrangement have not yet been determined. The Company had approximately $725 million of long-term debt outstanding at June 30, 1998. Additional debt or equity financing may be required for future material acquisitions, if any.

     The Company had working capital of $297 million, $247 million and $273 million at June 30, 1998, December 31, 1997 and December 31, 1996, respectively.

  Operating Activities

     The Company's operating activities provided $203 million of cash in the six months ended June 30, 1998 compared to $161 million in the six months ended June 30, 1997. The increase relates primarily to the improved operating results for the six months ended June 30, 1998 compared to the corresponding period of the prior year. The operating activities provided $310 million of cash in 1997 compared to $104 million in 1996. The increase in 1997 was primarily related to the cash provided by the operations of Old Infinity, acquired on December 31, 1996. In 1995, the operating activities provided $49 million of cash. The increase in operating cash flows from 1995 to 1996 was driven by the CBS Radio Acquisition in November 1995.

  Investing Activities

     The Company's investing activities used $1.4 billion of cash in the six months ended June 30, 1998, primarily for the acquisition of American Radio, compared to $23 million of cash provided in the six months ended June 30, 1997. Investing activities provided cash of $22 million during 1997. During 1996, investing activities used $1.0 billion, primarily for the cash portion of the consideration for Old Infinity while during 1995, the Company used $1.2 billion of cash for the CBS Radio Acquisition.

     The Company's capital expenditures totaled $15 million in 1997 compared to $7 million in 1996 and $9 million in 1995. The Company's business does not require substantial investment in capital.

  Financing Activities

     Cash provided by financing activities totaled $1.2 billion in the six months ended June 30, 1998 compared to cash used of $178 million in the six months ended June 30, 1997. Cash provided during the 1998 period relates primarily to cash provided by CBS to complete the acquisition of American Radio. Cash used during the six months ended June 30, 1997 relates to the repayment of debt assumed in the Old Infinity acquisition. Cash used by financing activities during 1997 totaled $329 million reflecting the repayment of Old Infinity debt as well as $180 million of net payments to CBS as the Company generated cash earnings. In 1996, financing activities generated $917 million of cash primarily reflecting the cash received from CBS for the cash portion of the consideration for the Old Infinity acquisition. In 1995, financing activities provided cash of $1.2 billion, which primarily represents cash from CBS used for the CBS Radio Acquisition.

     Following the Offerings, the Company does not anticipate paying any dividends on shares of Common Stock.

     As of June 30, 1998, the Company had $725 million of long-term debt, primarily relating to debt assumed in the acquisition of American Radio. Under the most restrictive of the indentures, $1.96 billion of American Radio's net assets at June 30, 1998 are restricted. This, in turn, restricts the ability of American Radio to pay dividends to the Company.

YEAR 2000

     The Year 2000 issue is the result of the development of computer programs and computer chips using two digits rather than four digits to define the applicable year. Computer programs and/or equipment with time-sensitive software or computer chips may recognize the date using "00" as the year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing disruptions to business operations.

     To address the Year 2000 issue, the Company has undertaken efforts to identify, modify or replace, and test systems that may not be Year 2000 compliant. The Company estimates its overall cost to achieve Year 2000 compliance to be approximately $2 million. Such costs are expensed as incurred.

     Several CBS centrally managed critical systems for radio are currently Year 2000 compliant or will be replaced by Year 2000 compliant applications by early 1999. A significant portion of the Year 2000 work for radio systems has been performed or is underway. The Company is currently in the process of developing Year 2000 procedures and guidelines for individual radio stations. The Company plans to have all radio systems tested and compliant by the second quarter of 1999.

     The Year 2000 effort also includes communication with all significant third party suppliers and customers to determine the extent to which the Company's systems are vulnerable to those parties' failure to reach Year 2000 compliance. There can be no guarantee that the Company's third party suppliers or customers will be Year 2000 compliant on a timely basis and that failure to achieve compliance would not have a material adverse impact on the Company's business operations.

     The Company expects to develop a formal contingency plan to ensure continued business operations in case of non-compliance with the Year 2000 on a timely basis. Overall, the Company believes that it will complete its Year 2000 effort and will be compliant on time. Although there can be no assurances that this will occur, the Company will continuously monitor its progress and evaluate the need for a contingency plan. Based on its current plan, the Company believes that it will have adequate time to prepare for contingency measures if the need arises.

     The Company believes that it is difficult to fully assess the risks of the Year 2000 problem due to numerous uncertainties surrounding the issue. Management believes that primary risks are external to the Company and relate to the Year 2000 readiness of its third party business partners. The inability of the Company or its third party business partners to adequately address the Year 2000 issues on a timely basis could result in a material financial risk, including loss of revenue, substantial unanticipated costs, and service interruptions. Accordingly, the Company plans to devote the resources it concludes are appropriate to address all significant Year 2000 issues in a timely manner.

                                    BUSINESS

THE COMPANY

     The Company is one of the largest radio broadcasting and outdoor advertising companies in the United States. The Company's 161 radio stations, which serve 34 markets, collectively accounted for approximately 11% of total 1997 U.S. radio advertising expenditures. The Company's stations collectively ranked first or second, in terms of 1997 pro forma radio revenues, in 27 out of the 30 largest markets in which the Company operates stations. Approximately 70%, 87% and 99% of the Company's pro forma 1997 net radio revenues were generated in the 10, 25 and 50 largest U.S. radio markets, respectively. The Company's outdoor advertising business is conducted through its wholly owned subsidiary, TDI. TDI is one of the largest outdoor advertising companies in the United States, which operates predominantly in major metropolitan markets, 15 of which are also served by the Company's radio stations.

     The Company operates and seeks to opportunistically acquire radio and outdoor media, or "out-of-home," properties in the largest markets in the United States. The Company characterizes its business as out-of-home because more than two-thirds of radio listening, and virtually all viewing of outdoor advertising, takes place in automobiles, transit systems, on the street and other locations outside the consumer's home. The Company believes that out-of-home media are an attractive alternative to other advertising media, particularly as "in-home" media, including broadcast television, cable and the Internet, increasingly compete for advertising revenue in the home.

     The Company's radio stations serve diverse target demographics through a broad range of programming formats such as rock, oldies, news/talk, adult contemporary, sports/talk and country, and the Company has established leading franchises in news, sports and personality programming. The Company believes that this diversity provides advertisers with "one-stop-shopping" by enabling advertisers to select stations to reach a targeted demographic group or to select groups of stations and outdoor advertising properties to reach broad groups of consumers within and across markets. The Company believes that this diversity also reduces its dependence on any single station, local economy, format or advertiser.

     For the twelve months ended June 30, 1998, the Company had pro forma net revenues and EBITDA of $1,952 million and $757 million, respectively. In 1997, the Company achieved pro forma revenue and EBITDA growth of 20% and 29%, respectively. For the quarter ended June 30, 1998, the Company reported its sixth consecutive quarter of pro forma revenue and EBITDA growth as compared to the corresponding quarter in the prior year.

     The Company is currently a 100% owned subsidiary of CBS. After giving
effect to the Offerings, CBS will beneficially own approximately   % of the
equity, which will represent approximately % of the combined voting power, of the Company. CBS also owns, among other assets, 14 television stations covering approximately 32% of U.S. television households, several cable television networks and the CBS television network, as well as equity interests in certain Internet Web site providers.

     The Company was formed to own and operate the out-of-home media business of CBS, which prior to December 1, 1997, was known as Westinghouse Electric Corporation. In November 1995, Westinghouse acquired CBS Inc. In December 1996, Westinghouse acquired Old Infinity, which also owned TDI and had a minority equity interest in and managed Westwood One. On June 4, 1998, CBS acquired the radio broadcasting operations of American Radio. Prior to the Offerings, CBS will have transferred all its radio, outdoor advertising and related assets to the Company.

BUSINESS STRATEGY AND COMPETITIVE STRENGTHS

     Growth Potential for Out-of-Home Media. The Company believes that the radio business has significant growth potential. Radio currently represents (and historically has represented) approximately 7% of all advertising spending in the United States. The Company believes that this market share may not yet fully reflect the operational benefits which it expects will result from the consolidation that has taken place in the radio business since the enactment of the Telecom Act. The Telecom Act eliminated the national ownership ceiling previously applicable to radio broadcasters and relaxed restrictions previously applicable to ownership of radio stations within single markets, providing an opportunity for increased consolidation within the radio industry. The Company believes that this consolidation has made radio more competitive with newspapers, television and other media which can deliver large audiences across a wide range of demographics. The Company believes that the outdoor advertising business has also become more competitive due to similar industry consolidation. In addition, should the number and variety of in-home media continue to increase (whether as a result of the introduction of new technologies or otherwise), the Company believes that the smaller number of media competing in the out-of-home market will provide it with a greater competitive advantage than it has to date.

     Focus on Large Market Assets. Approximately 94% of the Company's radio stations are located in the 50 largest radio markets in the United States. As of June 30, 1998, the Company owned 9 of the 16 highest billing radio stations (measured by 1997 net revenues) in the United States. The Company believes that this focus on large markets makes it more appealing to advertisers, enables it to attract more highly skilled management, employees and on-air talent, and also enables it to more efficiently manage its business and generate higher levels of cash flow than would be the case if it managed a larger number of smaller stations.

     Strategic Acquisitions. While the Company does not believe that it needs to make acquisitions to grow its business, it intends to pursue acquisition opportunities that would enable it to continue to compete more effectively for advertising revenues and to increase its cash flow. As an experienced operator of out-of-home media properties, the Company believes that it will have opportunities to acquire additional properties and to improve their operating performance. In general, the Company intends to pursue acquisitions of radio stations primarily in the 50 largest radio markets in the United States, which may include acquiring radio stations in markets where the Company currently owns stations, as well as in markets in which the Company does not currently operate. The Company will also seek to acquire additional outdoor properties.

     Diversification of Revenues. The Company seeks to maintain substantial diversity among its stations in many respects. The geographically wide-ranging stations serve diverse target demographics through a broad range of programming formats such as rock, oldies, news/talk, adult contemporary, sports/talk and country. This diversity reduces the Company's dependence on any particular station, local economy, format, on-air personality or advertiser. Similarly, the Company places an emphasis on increasing local and regional advertising revenues to avoid dependence on national advertising. During the year ended December 31, 1997, the Company generated approximately 72% of its net radio revenues from local and regional advertising.

     Proven Management Team. The Company's four executive officers have more than 70 years' combined experience in the radio and outdoor advertising business, and Mr. Karmazin, the Company's Chairman, President and Chief Executive Officer, and Mr. Suleman, the Company's Executive Vice President, Chief Financial Officer and Treasurer, have worked together at the Company's predecessors since 1986. The Company believes that this proven management team is a significant competitive asset for the Company.

     Cost Controls. The Company strives to maximize its stations' cash flow by instituting strict financial reporting requirements and cost controls, directing promotional activities, developing programming to improve the stations' appeal to a targeted audience group and enhancing advertising sales efforts. While the Company's local management is responsible for the day-to-day operations of each station, corporate management is responsible for long-range planning, establishing policies and procedures, maximizing cost savings where centralized activity is appropriate, allocating resources and maintaining overall control of the stations.

     Programming. The overall mix of each station's programming is designed to fit the station's specific format and serve its local community. The Company's general programming strategy includes acquiring significant on-air talent, sports franchises and news for its radio stations. The Company believes that this strategy, in addition to developing loyal audiences for its radio stations, creates the opportunity for the

Company to obtain additional revenues from syndicating such programming franchises to other radio stations. Similarly, the Company's relationship with CBS gives it access to certain CBS programming.

RADIO STATIONS AND OUTDOOR DISPLAYS

     The following table sets forth certain selected information with regard to each of the Company's radio stations and outdoor displays as of September 17, 1998.

RADIO STATIONS AND OUTDOOR DISPLAYS

                                                        RADIO                                  TDI
                           MARKET     -----------------------------------------  -------------------------------
                          RANK BY                AM/
MARKET                   POPULATION   STATIONS   FM   FORMAT                              DISPLAY TYPE
------                   ----------   --------   ---  ------                              ------------
New York, NY               1          WCBS       FM   Oldies                     Bus, Commuter Rail, Phone
                                      WCBS       AM   News                       Kiosks, Billboards, Walls,
                                      WFAN       AM   Sports                     Trestles, "Spectacular
                                      WINS       AM   News                       Signage," In-station Displays
                                      WNEW       FM   Classic Rock
                                      WXRK       FM   Rock
Los Angeles, CA            2          KCBS       FM   Classic Rock               Bus, Phone Kiosks, Beach
                                      KFWB       AM   News                       Panels, Campus Kiosks
                                      KLSX       FM   Talk
                                      KNX        AM   News
                                      KRLA       AM   Oldies
                                      KROQ       FM   Alternative Rock
                                      KRTH       FM   Oldies
                                      KTWV       FM   Smooth Jazz
Chicago, IL                3          WBBM       FM   Contemporary Hit           Bus, Bus Shelters, Rail, Bridge
                                                      Radio/Dance                Bulletins
                                      WBBM       AM   News
                                      WCKG       FM   Talk
                                      WJMK       FM   Oldies
                                      WMAQ       AM   News/Sports
                                      WSCR       AM   Sports/Talk
                                      WUSN       FM   Country
                                      WXRT       FM   Adult Alternative Rock
San Francisco, CA          4          KCBS       AM   News                       Bus, Cable Cars, Commuter Rail
                                      KFRC       FM   Oldies
                                      KFRC       AM   Oldies
                                      KITS       FM   Alternative Rock
                                      KLLC       FM   Modern Rock
                                      KYCY       AM   Country
                                      KYCY       FM   Country
Philadelphia, PA           5          KYW        AM   News                       Commuter Rail
                                      WIP        AM   Sports
                                      WOGL       FM   Oldies
                                      WPHT       AM   Talk
                                      WYSP       FM   Active Rock
Dallas -- Fort Worth,      6          KHVN       AM   Gospel                     Bus
TX                                    KLUV       FM   Oldies
                                      KLUV       AM   Oldies
                                      KOAI       FM   Smooth Jazz
                                      KRBV       FM   R&B Oldies
                                      KRLD       AM   News/Talk
                                      KVIL       FM   Adult Contemporary
                                      KYNG       FM   Country

                                                        RADIO                                  TDI
                           MARKET     -----------------------------------------  -------------------------------
                          RANK BY                AM/
MARKET                   POPULATION   STATIONS   FM   FORMAT                              DISPLAY TYPE
------                   ----------   --------   ---  ------                              ------------
Detroit, MI                7          WKRK       FM   New Rock                   --
                                      WOMC       FM   Oldies
                                      WVMV       FM   Smooth Jazz
                                      WWJ        AM   News
                                      WXYT       AM   Talk/Sports
                                      WYCD       FM   Country
Washington, D.C.           8          WARW       FM   Classic Rock               Bus, Commuter Rail
                                      WHFS       FM   Alternative Rock
                                      WJFK       FM   Talk
                                      WPGC       FM   Contemporary Hit Radio/
                                                      Rhythmic
                                      WPGC       AM   Gospel
Houston, TX                9          KIKK       FM   Country                    --
                                      KIKK       AM   Country
                                      KILT       FM   Country
                                      KILT       AM   Sports
Boston, MA                 10         WBCN       FM   Modern Rock                --
                                      WBMX       FM   Modern Adult Contemporary
                                      WBZ        AM   News/Talk/Sports
                                      WODS       FM   Oldies
                                      WZLX       FM   Classic Rock
Atlanta, GA                12         WAOK       AM   Gospel                     Bus, Commuter Rail, Eight-
                                      WVEE       FM   Urban                      Sheet Billboards
                                      WZGC       FM   Classic Rock
Seattle-Tacoma, WA         13         KBKS       FM   Modern Adult Contemporary  Bus
                                      KMPS       FM   Country
                                      KRPM       AM   Modern Adult Contemporary
                                      KYCW       FM   Country
                                      KZOK       FM   Classic Rock
Minneapolis, MN            14         WCCO       AM   Full Service               Bus
                                      WLTE       FM   Soft Adult Contemporary
                                      KMJZ(1)    FM   Smooth Jazz
                                      KSGS(1)    AM   Urban
St. Louis, MO              18         KEZK       FM   Soft Adult Contemporary    --
                                      KMOX       AM   News/Talk/Sports
                                      KYKY       FM   Adult Contemporary
Baltimore, MD              19         WBGR(2)    AM   Gospel                     --
                                      WBMD(2)    AM   Religion
                                      WJFK       AM   Talk
                                      WLIF       FM   Soft Adult Contemporary
                                      WQSR       FM   Oldies
                                      WWMX       FM   Hot Adult Contemporary
                                      WXYV       FM   Contemporary Hit Radio
Pittsburgh, PA             20         KDKA       AM   News/Talk                  Bus
                                      WBZZ       FM   Contemporary Hit Radio
                                      WDSY       FM   Country
                                      WZPT       FM   Classic Hits
Tampa, FL                  21         WLLD(3)    FM   Contemporary Hit Radio     Bus
                                      WQYK       FM   Country
                                      WQYK       AM   Talk
                                      WYUU(3)    FM   Oldies

                                                        RADIO                                  TDI
                           MARKET     -----------------------------------------  -------------------------------
                          RANK BY                AM/
MARKET                   POPULATION   STATIONS   FM   FORMAT                              DISPLAY TYPE
------                   ----------   --------   ---  ------                              ------------
Portland, OR               24         KBBT       FM   Modern Adult Contemporary  --
                                      KINK       FM   Adult Alternative Rock
                                      KKJZ       FM   Smooth Jazz
                                      KUFO       FM   Album Oriented Rock
                                      KUPL       FM   Country
                                      KUPL       AM   Classic Country
Cincinnati, OH             25         WGRR       FM   Oldies                     --
                                      WKRQ       FM   Contemporary Hit Radio
                                      WYLX       FM   Classic Hits
Kansas City, MO            26         KBEQ       FM   Country                    --
                                      KFKF       FM   Country
                                      KMXV       FM   Contemporary Hit Radio
                                      KOWW       AM   Country
                                      KOZN       FM   Modern Adult Contemporary
Sacramento, CA             27         KHTK       AM   Talk                       --
                                      KNCI       FM   Country
                                      KOME       AM   Oldies
                                      KRAK       FM   Country
                                      KSFM       FM   Contemporary Hit Radio
                                      KYMX       FM   Adult Contemporary
                                      KZZO       FM   Modern Adult Contemporary
San Jose, CA               28         KBAY       FM   Soft Rock                  Bus
                                      KEZR       FM   Adult Contemporary
Riverside, CA              29         KFRG       FM   Country                    --
                                      KXFG       FM   Country
Columbus, OH               32         WAZU       FM   Album Oriented Rock        --
                                      WHOK       FM   Country
                                      WLVQ       FM   Classic Rock
Charlotte, NC              36         WBAV       FM   Urban Adult Contemporary   --
                                      WFNZ       AM   Sports/Talk
                                      WGIV       AM   Gospel
                                      WNKS       FM   Contemporary Hits Radio
                                      WPEG       FM   Urban
                                      WSOC       FM   Country
                                      WSSS       FM   Classic Hits
Buffalo, NY                41         WBLK(4)    FM   Urban Adult Contemporary   Bus, Commuter Rail, Bus
                                      WECK       AM   Adult Standards            Shelters
                                      WJYE       FM   Soft Adult Contemporary
                                      WLCE       FM   Modern Adult Contemporary
                                      WYRK       FM   Country
Hartford, CT               42         WRCH       FM   Soft Adult Contemporary    --
                                      WTIC       FM   Top 40
                                      WTIC       AM   News/Talk
                                      WZMX       FM   Classic Hits
Las Vegas, NV              43         KLUC       FM   Contemporary Hit Radio     --
                                      KMXB       FM   Modern Adult Contemporary
                                      KMZQ       FM   Soft Adult Contemporary
                                      KSFN       AM   Sports
                                      KXNT       AM   News/Talk/Sports
                                      KXTE       FM   Alternative
Rochester, NY              47         WCMF       FM   Album Oriented Rock        --
                                      WPXY       FM   Contemporary Hit Radio
                                      WRMM       FM   Soft Adult Contemporary
                                      WZNE       FM   Modern Adult Contemporary
W. Palm Beach, FL          49         WEAT       FM   Soft Adult Contemporary    --
                                      WIRK       FM   Country

                                                        RADIO                                  TDI
                           MARKET     -----------------------------------------  -------------------------------
                          RANK BY                AM/
MARKET                   POPULATION   STATIONS   FM   FORMAT                              DISPLAY TYPE
------                   ----------   --------   ---  ------                              ------------
Austin, TX                 50         KAMX       FM   Modern Adult Contemporary  --
                                      KJCE       AM   Urban Adult Contemporary
                                      KKMJ       FM   Soft Adult Contemporary
                                      KQBT       FM   Rhythmic Contemporary Hit
                                                      Radio
Fresno, CA                 64         KMJ        AM   News/Talk/Sports           --
                                      KNAX       FM   Jammin' Oldies
                                      KOOR       AM   Spanish
                                      KOQO       FM   Spanish
                                      KRNC       FM   Spanish
                                      KSKS       FM   Country
                                      KVSR       FM   Modern Adult Contemporary
Monterey-Salinas, CA       78         KLUE       FM   Adult Contemporary         --
Palm Springs, CA          150         KEZN       FM   Easy                       --
Great Britain             N/A         N/A        N/A  N/A                        Double Decker and Single Deck
                                                                                 Buses, Underground
Ireland                   N/A         N/A        N/A  N/A                        Bus, Rail, Billboards, Bridge
                                                                                 Displays

RADIO STATIONS SUBJECT TO DISPOSITION

                           MARKET
                          RANK BY                AM/
MARKET                   POPULATION   CALLS      FM   FORMAT
------                   ----------   -----      ---  ------
Boston, MA                 10         WAAF(5)    FM   Album Oriented Rock
                                      WEEI(5)    AM   Sports
                                      WEGQ(5)    FM   70's Oldies
                                      WNFT(6)    AM   Urban
                                      WRKO(5)    AM   News/Talk
Baltimore, MD              19         WCAO(7)    AM   Gospel
San Jose, CA               28         KUFX(8)    FM   Alternative
Worcester, MA             112         WWTM(5)    AM   Sports

---------------
 (1) Being acquired from Jacor Communications, Inc. and subject to LMA.
 (2) Held in trust, with the Company being the sole beneficial owner thereof.
 (3) Being acquired from Entercom Communications Corp. contract signed and FCC approval pending.
 (4) Operated by the Company pursuant to LMA.
 (5) Being sold to Entercom Communications Corp. to comply with the terms of a settlement with the DOJ following the acquisition of American Radio; contract signed and FCC approval pending.
 (6) Held in trust for purposes of complying with FCC's radio local ownership rules, with the Company being the sole beneficial owner thereof. Being sold to Mega Communications of Boston, Inc.; contract signed.
 (7) Being sold to Jacor Communications, Inc. and subject to LMA; contract signed and FCC approval pending.
 (8) Held in trust for purposes of complying with FCC's radio local ownership rules, with the Company the sole beneficial owner thereof. Being sold to Jacor Communications, Inc.; contract signed and FCC approval pending.

ADVERTISING SALES

     The substantial majority of the Company's revenues are generated from the sale of local, regional and national advertising for broadcast on its radio stations. In 1997, approximately 72% and 28% of the Company's net radio revenues were generated from the sale of local and regional and national advertising, respectively. The major categories of the Company's advertisers include:
Automotive, Retail, Healthcare, Telecommunications, Fast Food, Beverage, Movies, Entertainment and Services. Each station's local sales staff solicits advertising either directly from the local advertiser or indirectly through an advertising agency. The Company employs a tiered commission structure to focus its individual sales staffs on new business development. The Company has also, consistent with its operating strategy of dedicated sales forces for each of its stations, significantly increased the number of sales persons per station upon the Company's acquisition of such station. The Company supports its strategy of building local direct accounts by employing personnel in each of its markets to produce custom commercials that respond to the needs of, and in turn help sell product for, its advertisers. In addition, in-house production provides advertisers greater flexibility in changing their commercial messages with minimal lead time.

     National sales are generally made by firms specializing in radio sales on the national level in exchange for a commission from the Company that is based on the Company's net revenues from the advertising obtained. Regional sales are generally made by the Company's local sales staff. The Company believes that both national and regional sales represent an attractive growth opportunity for the Company. Whereas the Company seeks to increase its local sales through larger and more customer-focused sales staffs, it seeks to increase its national and regional sales by offering clusters within specific markets and regions which will make the Company's stations more attractive to national and regional advertisers.

PROGRAMMING

     Each of the Company's stations provides programming designed to fit its specific format and serve its local community. In addition, the Company owns a 16% equity interest in Westwood One, one of the leading producers and distributors of syndicated and network radio programming in the United States. The Company also manages Westwood One pursuant to a management agreement and provides the Company's stations with certain programming, including CBS Network Radio News and CNN News.

COMPETITION

     The Company operates in a highly competitive industry. The Company's radio stations and outdoor advertising properties compete for audiences and advertising revenues directly with other radio stations and outdoor advertising companies, as well as with other media, such as broadcast television, newspapers, magazines, cable television, the Internet and direct mail, within their respective markets. The Company's audience ratings and market shares are subject to change and any adverse change in a particular market could have a material adverse effect on the Company's revenues in that market and possibly adversely affect revenues in other markets. There can be no assurance that the Company will be able to maintain or increase its current audience ratings and advertising revenues.

     The Company's radio stations compete for listeners and advertising revenues directly with other radio stations within their respective markets. Radio stations compete for listeners primarily on the basis of program content that appeals to a particular demographic group. By building a strong listener base consisting of a specific demographic group in each of its markets, the Company is able to attract advertisers seeking to reach those listeners. In addition, from time to time other stations may change their format or programming to compete directly with the Company's stations for audiences and advertisers, or engage in aggressive promotional campaigns, which could result in lower ratings and advertising revenues or increased promotion and other expenses and, consequently, lower earnings and cash flow for the Company. Audience preferences as to format or programming may also shift due to demographic or other reasons. Any failure by the Company to respond, or to respond as quickly as its competitors, could have a material adverse effect on the Company's position in that market.

     Factors that are material to a radio station's competitive position include management experience, the station's audience rank in its local market, transmitter power, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other radio stations in the market area. The Company attempts to improve its competitive position in each market by extensively researching its stations' programming, by implementing advertising campaigns aimed at the demographic groups for which its stations program and by managing its sales efforts to attract a larger share of advertising dollars. The Company also competes with other radio station groups to purchase additional stations.

     Although the radio broadcasting industry is highly competitive, some barriers to entry exist (which can be mitigated to some extent by changing existing radio station formats and upgrading power, among other actions). The operation of a radio station requires a license or other authorization from the FCC, and the number of radio stations that can operate in a given market is limited by the availability of FM and AM radio frequencies allotted by the FCC to communities in that market. In addition, the FCC's multiple ownership rules regulate the number of stations that may be owned and controlled by a single entity in a given market. The FCC's multiple ownership rules have, in recent years, changed significantly as a result of the Telecom Act. For a discussion of FCC regulation and the provisions of the Telecom Act resulting in rapid consolidation in the radio industry, see "-- Government Regulation -- Federal Regulation of Radio Broadcasting."

     The out-of-home advertising industry is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems, by satellite and by terrestrial delivery of digital audio broadcasting. DAB may deliver to nationwide and regional audiences, multi-channel, multi-format, digital radio services with sound quality equivalent to compact discs. The FCC has recently authorized spectrum for the use of a new technology, satellite digital audio radio services, to deliver audio programming. SDARS may provide a medium for the delivery by satellite of multiple new audio programming formats to local and national audiences. It is not known at this time whether digital technology also may be used in the future by existing radio broadcast stations either on existing or alternate broadcasting frequencies. There are also proposals before the FCC to permit a new "low power" radio or "microbroadcasting" service which could open up opportunities for low cost neighborhood service on frequencies which would not interfere with existing stations. No FCC action has been taken on these proposals to date.

     The delivery of information through the presently unregulated Internet also could create a new form of competition. The radio broadcasting industry historically has grown despite the introduction of new technologies for the delivery of entertainment and information, such as television broadcasting, cable television, audio tapes and compact discs. A growing population and greater availability of radios, particularly car and portable radios, have contributed to this growth. There can be no assurance, however, that the development or introduction in the future of any new media technology will not have an adverse effect on the radio broadcasting industry.

     The Company cannot predict what other matters might be considered in the future by the FCC, nor can it assess in advance what impact, if any, the implementation of any of these proposals or changes might have on its business. See "-- Government Regulation -- Federal Regulation of Radio Broadcasting."

SEASONALITY

     Seasonal revenue fluctuations are common in the out-of-home media industry and are primarily the result of fluctuations in advertising expenditures by retailers. The Company's revenues are typically lowest in the first quarter and highest in the second and fourth quarters.

EMPLOYEES

     As of June 30, 1998, the Company had approximately 5,800 full-time employees and approximately 1,900 part-time employees. Approximately 930 of the Company's employees are represented by unions. The Company believes that its relations with its employees and their unions are good.

     The Company employs several high-profile on-air personalities with large loyal audiences in their respective markets. The Company generally enters into employment agreements with its on-air talent and commissioned sales representatives to protect its interests in those relationships that it believes to be valuable. The Company has entered into employment agreements with certain of its executive officers and certain other executive officers have employment agreements with CBS (see "Management -- Employment Agreements"). The Company has also entered into employment agreements with certain of its high-profile on-air personalities.

GOVERNMENT REGULATION

  Federal Regulation of Radio Broadcasting

     The ownership, operation and sale of radio stations are subject to the jurisdiction of the FCC, which acts under authority granted by the Communications Act. Among other things, the FCC assigns frequency bands for broadcasting; determines the particular frequencies, locations and operating power of stations; issues, renews, revokes and modifies station licenses; determines whether to approve changes in ownership or control of station licenses; establishes technical requirements for certain transmitting equipment used by stations; and adopts and implements regulations and policies that directly or indirectly affect the ownership, operation and employment practices of stations. The FCC has the power to impose penalties for violation of its rules or the Communications Act, including the imposition of monetary forfeitures, the issuance of short-term licenses, the imposition of a condition on the renewal of a license, and the revocation of operating authority.

     The following is a brief summary of certain provisions of the Communications Act and of specific FCC regulations and policies. Reference should be made to the Communications Act, FCC rules and the public notices and rulings of the FCC for further information concerning the nature and extent of federal regulation of radio stations.

     FCC Licenses. Generally, the FCC renews radio broadcast licenses without a hearing upon finding that: (i) the radio station has served the public interest, convenience and necessity; (ii) there have been no serious violations by the licensee of the Communications Act or FCC rules and regulations; and (iii) there have been no other violations by the licensee of the Communications Act or FCC rules and regulations that, taken together, indicate a pattern of abuse. After considering these factors, the FCC may grant the license renewal application with or without conditions, including renewal for a term lesser than the maximum otherwise permitted, or hold an evidentiary hearing. In addition, the Communications Act authorizes the filing of petitions to deny a license renewal during specific periods of time after a renewal application has been filed. Interested parties, including members of the public, may use such petitions to raise issues concerning a renewal applicant's qualifications. If a substantial and material question of fact concerning a renewal application is raised by the FCC or other interested parties, or if for any reason the FCC cannot determine that the grant of the renewal application would serve the public interest, convenience and necessity, the FCC will hold an evidentiary hearing on the application. If as a result of an evidentiary hearing the FCC determines that the licensee has failed to meet the requirements specified above and that no mitigating factors justify the imposition of a lesser sanction, then the FCC may deny a license renewal application. Only after a license renewal application is denied will the FCC accept and consider competing applications for the vacated frequency. Historically, FCC licenses have generally been renewed. The Company has no reason to believe that its licenses will not be renewed in the ordinary course, although there can be no assurance to that effect. The non-renewal of the Company's licenses could have a material adverse effect on the Company.

     Ownership Matters. The Communications Act prohibits the assignment of a broadcast license or the transfer of control of a broadcast licensee without the prior approval of the FCC. In determining whether to grant such approval, the FCC considers a number of factors pertaining to the proposed assignee or transferee, including compliance with the various rules limiting common ownership of media properties in a given market, the "character" of the proposed assignee or transferee and those persons holding "attributable" interests therein, and compliance with the Communications Act's limitations on alien ownership as well as compliance with other FCC policies, including FCC equal employment opportunity requirements. The equal opportunity requirements, as they relate to outreach efforts for the recruitment of minorities, have been declared unconstitutional by the U.S. Court of Appeals for the D.C. Circuit, and the court recently declined to review the decision en banc.

     A transfer of control of a corporation holding a broadcast license may occur in various ways. For example, a transfer of control occurs if an individual stockholder gains or loses "affirmative" or "negative" control of such corporation through issuance, redemption or conversion of stock. "Affirmative" control would consist of control of more than 50% of such corporation's outstanding voting power and "negative" control would consist of control of exactly 50% of such voting power. To obtain the FCC's prior consent to assign or transfer control of a broadcast license, appropriate applications must be filed with the FCC. If the application involves a

"substantial change" in ownership or control, in that new individuals approved by the FCC propose to acquire "affirmative" or "negative" control, the application must be placed on public notice for a period of not less than 30 days during which petitions to deny or other objections against the application may be filed by interested parties, including members of the public. Informal objections may be filed any time up until the FCC acts upon the application. If the application does not involve a "substantial change" in ownership or control, it is a "pro forma" application, which is not subject to the 30-day petition to deny procedure. The "pro forma" application is nevertheless subject to having informal objections filed against it. If the FCC grants an assignment or transfer application, interested parties have not less than 30 days from public notice of the grant to seek reconsideration of that grant. Generally, parties that to not file initial petitions to deny or informal objections against the application face a high hurdle in seeking reconsideration of the grant. The FCC normally has approximately an additional ten days to set aside on its own motion any grant made by the FCC staff acting pursuant to delegated authority. When passing on an assignment or transfer application, the FCC is prohibited from considering whether the public interest might be served by an assignment or transfer of the broadcast license to any party other than the assignee or transferee specified in the application.

     As a consequence of passage of the Telecom Act, the FCC amended its multiple ownership rules to eliminate the national limits on the ownership of AM and FM stations. Additionally, it established new local ownership rules that use a sliding scale of permissible ownership, depending on market size. In radio markets with 45 or more commercial radio stations, a party may own, operate or control up to eight stations, no more than five of which can be in a single radio service (i.e., no more than five AM or five FM). In radio markets with 30 to 44 commercial radio stations, a party may own, operate or control up to seven stations, no more than four of which can be in a single radio service. In radio markets having 15 to 29 commercial radio stations, a party may own, operate or control up to six radio stations, no more than four of which can be in a single radio service. Finally, in radio markets having 14 or fewer commercial radio stations, a party may own, operate or control up to five radio stations, no more than three of which can be in the same service; provided that the party may not own more than one half of the total number of radio stations in the market. FCC ownership rules continue to permit an entity to own one FM and one AM station in a local market regardless of market size. In addition to the numerical limitations on ownership depending on market size, the FCC is currently pursuing a new policy that involves review of proposed transactions if they would enable a single owner or two owners to attain a high degree of revenue concentration in a market.

     The FCC's "one-to-a-market" rule prohibits the common ownership, operation or control of a radio broadcast station and a television broadcast station serving the same geographic market (subject to a waiver of such prohibition if certain conditions are satisfied) and the common ownership, operation or control of a radio broadcast station and a daily newspaper serving the same geographic market. Under these rules, absent waivers, neither the Company nor CBS would be permitted to acquire any daily newspaper or television broadcast station (other than low-power television) in any geographic market in which the Company now owns radio broadcast properties. CBS has received, in the past, numerous permanent and temporary waivers to permit ownership of a television station and numerous radio stations in the same market. The temporary waivers, which affect 45 of the Company's radio stations, are subject to the outcome of pending rulemaking proceedings focusing upon the possible relaxation of the "one-to-a-market" rule. If these waivers are not made permanent, divestitures of certain of the Company's radio stations or of CBS's television stations may be required within certain time periods specified by the FCC. On October 1, 1996, the FCC commenced a proceeding to explore possible revisions of its policies concerning waiver of the newspaper/radio cross-ownership restrictions.

     The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other association. In the case of corporations holding, or through subsidiaries controlling, broadcast licenses, the interests of officers, directors and those who, directly or indirectly, have the right to vote 5% or more of the corporation's voting stock (or 10% or more of such stock in the case of insurance companies, investment companies and bank trust departments that are passive investors) are generally attributable. If a single individual or entity controls more than 50% of a corporation's outstanding voting stock, that individual or entity is viewed as a single majority shareholder; thus, the FCC views CBS as a single majority shareholder of the Company. In the case of a single majority shareholder, the interests of other shareholders are not attributable unless the shareholders are also officers or directors of the corporation. To assess whether a voting stock interest in a direct or indirect parent corporation of a broadcast licensee is attributable, the FCC uses a "multiplier" analysis in which non-controlling voting stock interests are deemed proportionally reduced at each non-controlling link in a multi-corporation ownership chain. The FCC treats all partnership interests as attributable, except for those limited partnership interests that under FCC policies are considered "insulated" from "material involvement" in the management or operation of media-related activities of the partnership. The FCC currently treats limited liability companies like limited partnerships for purposes of attribution. Similarly, under the FCC's attribution criteria, the ownership interests of trustors and beneficiaries are not treated as attributable if these interests are sufficiently insulated to prevent the exercise of control or influence over the trustee. The FCC is currently reviewing its attribution rules to determine whether changes in those rules are appropriate, including whether to continue the attribution exception in the case of a single majority shareholder.

     In determining whether the Company is in compliance with the local ownership limits on AM and FM stations, the FCC will consider the Company's AM and FM holdings, as well as the attributable broadcast interests of the Company's officers, directors and attributable shareholders, such as CBS. Accordingly, the attributable broadcast interests of the Company's officers and directors described in the preceding paragraph, as well as attributable broadcast interests of CBS, will limit the number of radio stations the Company may acquire or own in any market in which CBS or such officers or directors hold or acquire attributable interests. In addition, the Company's officers and directors or the officers and directors of CBS may from time to time hold various non-attributable interests in media properties, which, under certain circumstances, may also limit the number of radio stations the Company may acquire or own in a given market.

     Under its "cross-interest" policy, the FCC considers certain "meaningful" relationships among competing media outlets that serve "substantially the same area," even if the ownership rules do not specifically prohibit the relationship. Under the cross-interest policy, the FCC in certain instances may prohibit one party from holding an attributable interest in one media outlet and a substantial non-attributable economic interest in another media outlet in the same market, joint ventures, or common key employees among competitors. The cross-interest policy does not necessarily prohibit all of these interests, but requires that the FCC consider whether, in a particular market, the "meaningful" relationships between competitors could have a significant adverse effect upon economic competition and program diversity. Heretofore, the FCC has not applied its cross-interest policy to TBAs and joint sales agreements ("JSAs") between broadcast stations. In its ongoing rulemaking proceeding concerning the attribution rules described below, the FCC has sought comment on, among other things: (i) whether the cross-interest policy should be applied only in smaller markets; and (ii) whether non-equity financial relationships such as debt, when combined with multiple business interrelationships such as TBAs and JSAs, raise concerns under the cross-interest policy.

     The Communications Act prohibits the issuance of broadcast licenses to, or the holding of broadcast licenses by, any corporation of which more than 20% of the capital stock is owned of record or voted by non-U.S. citizens or their representatives or by a foreign government or a representative thereof, or by any corporation organized under the laws of a foreign country. The Communications Act also authorizes the FCC, if the FCC determines that it would be in the public interest, to prohibit the issuance of a broadcast license to, or the holding of a broadcast license by, any corporation directly or indirectly controlled by any other corporation (such as CBS in the case of the Company) of which more than 25% of the capital stock is owned of record or voted by Aliens. The FCC staff has interpreted this provision to require a public interest finding in favor of such a grant or holding before a broadcast license may be granted to or held by any such corporation. The FCC has issued interpretations of existing law: (i) under which these restrictions in modified form apply to other forms of business organizations, including partnerships; and (ii) indicating how alien interests in a company that are held directly through intermediate entities should be considered in determining whether that company is in compliance with these alien ownership restrictions. As a result of these provisions, the licenses granted to the Company by the FCC could be revoked if more than 20% of the Company's stock were directly or indirectly voted by Aliens or if more than 25% of CBS's stock were directly or indirectly held or voted by aliens. The Company's Amended Certificate restricts the ownership, voting and transfer of the Company's capital stock in accordance with the Communications Act and the rules of the FCC, and prohibits the issuance of more than 20% of the Company's outstanding capital stock (or more than 20% of the voting rights it represents) to or for the account of Aliens. The Amended Certificate authorizes the Company's Board of Directors to enforce these prohibitions. In addition, the Amended Certificate provides that shares of capital stock of the Company determined by the Company's Board of Directors to be owned beneficially by an Alien or an entity directly or indirectly owned by Aliens in whole or in part shall be subject to redemption by the Company by action of the Board of Directors to the extent necessary, in the judgment of the Board of Directors, to comply with these alien ownership restrictions.

     Time Brokerage Agreements. Over the past few years, a number of radio stations have entered into what have commonly been referred to as TBAs. The Company is a party to TBAs in several markets, almost all of which are in connection with pending acquisitions. While these agreements may take varying forms, under a typical TBA, separately owned and licensed radio stations agree to enter into cooperative arrangements of varying sorts, subject to compliance with the requirements of antitrust laws and with the FCC's rules and policies. Under these arrangements, separately owned stations could agree to function cooperatively in programming, advertising sales and similar matters, subject to the requirement that the licensee of each station maintain independent control over the programming and operations of its own station. One typical type of TBA is a programming agreement between two separately owned radio stations serving a common service area, whereby the licensee of one station provides substantial portions of the broadcast programming for airing on the other licensee's station, subject to ultimate editorial and other controls being exercised by the latter licensee, and sells advertising time during those program segments.

     The FCC has specifically revised its "cross-interest" policy to make that policy inapplicable to TBAs. Furthermore, the staff of the FCC's Mass Media Bureau has held that TBAs are not contrary to the Communications Act provided that the licensee of the station that is being substantially programmed by another entity: (i) maintains complete responsibility for, and control over, programming and operations of its broadcast station; and (ii) assures compliance with applicable FCC rules and policies.

     The FCC's multiple ownership rules specifically permit radio station TBAs to continue to be entered into and implemented, but provide that a licensee or a radio station that brokers more than 15% of the weekly broadcast time on another station serving the same market will be considered to have an attributable ownership interest in the brokered station for purposes of the FCC's multiple ownership rules. As a result, in a market where it owns a radio station, the Company would not be permitted to enter into a TBA with another local radio station in the same market that it could not own under the local ownership rules, unless the Company's programing on the brokered station constituted 15% or less of the other local station's programming time on a weekly basis. The FCC rules also prohibit a broadcast licensee from simulcasting more than 25% of its programming on another station in the same broadcast service (i.e., AM-AM or FM-FM) through a TBA where the brokered and brokering stations which it owns or programs serve substantially the same area. Such 25% simulcasting limitation also applies to commonly owned stations in the same broadcast service that serve substantially the same area.

     Joint Sales Agreements. Over the past few years, a number of radio stations have entered into cooperative arrangements commonly knows as JSAs. While these agreements may take varying forms, under the typical JSA, a station licensee obtains, for a fee, the right to sell substantially all of the commercial advertising on a separately-owned and licensed station in the same market. The typical JSA also customarily involves the provision by the selling party of certain sales, accounting and "back office" services to the station whose advertising is being sold. The typical JSA is distinct from a TBA in that a JSA normally does not involve programming.

     The FCC has determined that issues of joint advertising sales should be left to enforcement by antitrust authorities, and therefore does not generally regulate joint sales practices between stations. Currently, stations for which another licensee sells time under a JSA are not deemed by the FCC to be an attributable interest of that licensee. However, in connection with its ongoing rulemaking proceeding concerning the attribution rules, the FCC is considering whether JSAs should be attributable interests or within the scope of the FCC's cross-interest policy, particularly when JSAs contain provisions for the supply of programming services and/or other elements typically associated with TBAs. If JSAs become attributable interests as a result of changes in the

FCC rules, the Company may be required to terminate any JSA it might have with a radio station which the Company could not own under the FCC's multiple ownership rules. The Company at present has no JSAs.

     Programming and Operations. The Communications Act requires broadcasters to serve the "public interest." A licensee is required to present programming that is responsive to issues of the station's community of license and to maintain certain records demonstrating such responsiveness. Complaints from listeners concerning a station's programming often will be considered by the FCC when it evaluates renewal applications of a licensee, although listener complaints may be filed at any time, are required to be maintained in the station's public file and generally may be considered by the FCC at any time. Stations also must pay regulatory and application fees and follow various rules promulgated under the Communications Act that regulate, among other things, political advertising, sponsorship identifications, the advertisement of contests and lotteries, obscene and indecent broadcasts, and technical operations, including limits on human exposure to radio frequency radiation. In addition, the FCC rules require that licensees must develop and implement affirmative action programs designed to promote equal employment opportunities and must submit reports to the FCC with respect to these matters on an annual basis and in connection with a renewal application. However, the U.S. Court of Appeals for the D.C. Circuit has declared these rules unconstitutional and the Court recently declined to review the decision en banc. In addition, the FCC recently has proposed to establish a system of random audits to ensure and verify licensee compliance with various FCC rules and regulations.

     Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures, the grant of "short term" (less than the maximum eight-year term) license renewal, the imposition of a condition on the renewal of a license or, for particularly egregious violations, the denial of a license renewal application or the revocation of a license.

     Proposed and Recent Changes. The FCC has pending a rulemaking proceeding that seeks, among other things, comment on whether the FCC should modify its radio and television broadcast ownership "attribution" rules by: (i) raising the basic benchmark for attributing ownership in a corporate licensee from 5% to 10% of the licensee's outstanding voting power; (ii) increasing from 10% to 20% of the licensee's outstanding voting power the attribution benchmark for institutional investors in corporate licensees holding interests deemed "passive" in nature; (iii) attributing certain minority stockholdings in corporations with a single majority shareholder; and (iv) attributing certain LMAs, TBAs, JSAs, debt or non-voting stock interests that have heretofore been non-attributable.

     Moreover, Congress and the FCC have under consideration, and in the future may consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation, ownership and profitability of the Company's radio stations, result in the loss of audience share and advertising revenues for the Company's radio stations, and affect the ability of the Company to acquire additional radio stations or to finance those acquisitions. Such matters may include spectrum use or other fees on FCC licenses; foreign ownership of broadcast licenses; revisions to the FCC's equal employment opportunity rules and rules relating to political broadcasting; technical and frequency allocation matters; proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages on radio; changes in the FCC's cross-interest, multiple ownership and attribution policies; new technologies such as DARS and microbroadcasting; and the development of rules to govern auctions for the right to use the radio broadcast spectrum. Finally, as required by the Telecom Act, the FCC has instituted a proceeding to investigate, among other things, the effect of the revised ownership rules for radio stations adopted in accordance with the Telecom Act, and the resulting consolidation in the radio industry, on the diversity of programming and ownership, and on programming and advertising competition. The FCC may conclude, as a consequence of this review, to modify the radio ownership rules.

     The Company cannot predict what other matters might be considered in the future by the FCC or Congress, nor can it judge in advance what impact, if any, the implementation of any of these proposals or changes might have on its business.

     Outdoor Advertising. The outdoor advertising industry is subject to governmental regulation at the federal, state and local level. These include regulations on the construction, repair, upgrading, height, size and location of, and, in some instances, content of advertising copy being displayed on outdoor advertising structures adjacent to federally-aided highways and to other thoroughfares. Regulations affecting outdoor advertising at any level of government could have a material adverse effect on the Company.

     Alcohol and Tobacco Advertising. There are significant legal and regulatory constraints on the use of out-of-home media to advertise alcohol and tobacco products. Additional limitations have been proposed from time to time, particularly in connection with a possible global settlement of tobacco-related litigation. The Company is not aware of similar proposals to further restrict alcohol advertising, although any significant reduction in beer and wine advertising could have a material adverse effect on the Company.

     Antitrust. An element of the Company's growth strategy involves the acquisition of additional radio stations and other outdoor advertising properties, many of which are likely to require antitrust review by the FTC and the DOJ prior to such acquisition. Following passage of the Telecom Act, the DOJ has become more aggressive in reviewing proposed acquisitions of radio stations and radio station networks, particularly in instances where the proposed acquirer already owns one or more radio station properties in a particular market and the acquisition involves another radio station in the same market. Recently, the DOJ has obtained consent decrees requiring radio station divestitures in a particular market based on allegations that acquisitions would lead to unacceptable concentration levels. The DOJ has also been active in reviewing proposed acquisitions of outdoor advertising properties. There can be no assurance that the DOJ or the FTC will not seek to bar the Company from acquiring additional radio stations or other media-related and outdoor advertising properties in any market where the Company already has a significant position. In addition, to the extent the Company makes acquisitions of international broadcasting properties or display faces, the Company will also be subject to the antitrust laws of foreign jurisdictions.

     Environmental. As the owner, lessee or operator of various real properties and facilities, the Company is subject to various federal, state and local environmental laws and regulations. Historically, compliance with such laws and regulations has not had a material adverse effect on the Company's business. There can be no assurance, however, that compliance with existing or new environmental laws and regulations will not require the Company to make significant expenditures in the future.

PROPERTIES

     The Company's corporate headquarters are located in midtown Manhattan and are leased from third parties. The types of properties required to support each of the Company's radio stations include offices, studios, transmitter sites and antenna sites. A station's studios are generally housed with its offices in downtown or business districts. The transmitter sites and antenna sites are generally located so as to provide maximum market coverage. TDI's transit displays are owned by the transit system or other franchisor and are managed by the Company pursuant to three to five year agreements, and its outdoor displays are generally located on leased properties.

     No one property is material to the Company's overall operations. The Company believes that its properties are in good condition and suitable for its operations; however, the Company continually looks for opportunities to upgrade its properties.

     The Company owns substantially all of the equipment used in its radio broadcasting business.

LEGAL PROCEEDINGS

     The Company is party to various legal proceedings arising in the ordinary course of business. In the opinion of management of the Company, however, there are no legal proceedings pending against the Company likely to have a material adverse effect on the Company. For a description of certain matters before the FCC, see "-- Government Regulation."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth the name, age and position of each of the directors and executive officers of the Company as of September 17, 1998. Each director will hold office until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified in accordance with the Company's by-laws. Executive officers are elected by the Board of Directors and hold office until the earlier of his or her resignation and removal.

               NAME                 AGE                      POSITIONS
               ----                 ---                      ---------
Mel Karmazin......................   55  Chairman, President and Chief Executive Officer
                                         and Director
Farid Suleman.....................   46  Executive Vice President, Chief Financial Officer
                                         and Treasurer and Director
Daniel Mason......................   47  President, Infinity Radio Group, and Vice
                                         President of the Company
William Apfelbaum.................   51  President and Chief Executive Officer, TDI

     Messrs. Karmazin and Suleman are employees of CBS and will provide services to the Company pursuant to the terms of the Intercompany Agreement. As employees of CBS, Messrs. Karmazin and Suleman will continue to render services to CBS. See "Risk Factors -- Risks Relating to Control by CBS" and "Relationships Between the Company and CBS."

     Mr. Karmazin has been Chairman, President and Chief Executive Officer and a Director of the Company since September 17, 1998. He joined CBS (then Westinghouse Electric Corporation) in December 1996 as Chairman and Chief Executive Officer of CBS Radio. In May 1997, he also assumed responsibility for CBS's owned television stations and became Chairman and Chief Executive Officer of the CBS Station Group. In April 1998, Mr. Karmazin became President and Chief Operating Officer of CBS Corporation. Prior to joining CBS, from 1981 to 1988, Mr. Karmazin served as Executive Vice President of Old Infinity and, from 1988 until its acquisition by CBS in December 1996, as its President and Chief Executive Officer. Mr. Karmazin is the President and Chief Executive Officer and a Director of Westwood One and a member of the Board of Trustees for the Museum of Television and Radio. Mr. Karmazin was first elected to the Board of CBS in 1997.

     Mr. Suleman has been Executive Vice President, Chief Financial Officer and Treasurer and a Director of the Company since September 17, 1998. He has been Senior Vice President and Chief Financial Officer of the CBS Station Group since June 1997 and Senior Vice President -- Finance of CBS Corporation since August 1998. From January 1997 to June 1997, he served as Senior Vice President and Chief Financial Officer of CBS Radio. Prior to joining CBS, he was Vice President -- Finance and Chief Financial Officer of Old Infinity from 1986 until 1996. Mr. Suleman has also been the Executive Vice President, Chief Financial Officer, Secretary and a Director of Westwood One since February 1994.

     Mr. Mason has been Vice President of the Company since September 17, 1998. He has been President of CBS Radio (renamed Infinity Radio) since November 1995. From 1993 to 1995, Mr. Mason served as President of Group W Radio. Mr. Mason was President of Cook Inlet Radio Partners, LP from 1988 to 1993. Mr. Mason is currently a member of the Board of Directors of the National Association of Broadcasters.

     Mr. Apfelbaum has been President and Chief Executive Officer of TDI since August 1989. Prior to joining TDI, from July 1988 to July 1989, Mr. Apfelbaum served as President of Gannett Transit, Inc. (formerly New York Subway Advertising Co., Inc.). From 1971 to 1988, Mr. Apfelbaum served as President of New York Subway Advertising Co., Inc. Mr. Apfelbaum is a director of the America Foundation for Aids Research (AmFAR).

     Promptly following the completion of the Offerings, CBS and the Company expect to elect two additional directors of the Company who will be persons not associated currently or formerly with CBS or the Company.

The Board of Directors will then consist of eight members, including six who are directors, officers or executives of CBS. CBS will have the ability to change the size and composition of the Board of Directors. Members of the Board of Directors will be divided into three classes with staggered three-year terms and each class as equal in number as possible.

EMPLOYMENT AGREEMENTS

     In June 1996, Mr. Karmazin entered into an employment agreement with CBS that became effective on December 31, 1996, the time of the acquisition of Old Infinity by CBS. The employment agreement will terminate on December 31, 2000. The employment agreement provides for an initial annual base salary of $925,000 and, thereafter, Mr. Karmazin's annual base salary shall be subject to merit review and may be increased (but not decreased) at the sole discretion of the CBS Compensation Committee. The employment agreement provides that Mr. Karmazin will have the opportunity to receive performance-based annual incentive bonuses with a target award opportunity of $1,500,000 and to defer payment of any such bonuses under CBS's deferral program as in effect from time to time. Mr. Karmazin received a stock option grant pursuant to the employment agreement on December 31, 1996, for 500,000 CBS shares, with the options generally becoming exercisable after the first and second anniversaries of the grant date. All previously granted unvested options shall vest effective: (i) on the date of Mr. Karmazin's death; (ii) upon the occurrence of a change in control of the Westinghouse/CBS Radio Group; or (iii) on the date on which Mr. Karmazin's employment is terminated without cause or for disability. The employment agreement provides that Mr. Karmazin's employment is terminable for cause upon the occurrence of any: (i) action involving willful malfeasance or gross misconduct in connection with such employment having a material adverse effect on CBS; (ii) substantial and continuing refusal to perform ordinary duties of a chief executive officer; or (iii) felony conviction. In the event Mr. Karmazin's employment is terminated without cause or CBS otherwise breaches the employment agreement, CBS would be obligated to pay to Mr. Karmazin a lump-sum payment equal to the compensation, including annual incentive compensation, that otherwise would have been paid to Mr. Karmazin for the remainder of the term of the employment agreement.

     In May 1996, Mr. Mason entered into an employment agreement with CBS Broadcasting Inc. (formerly CBS Inc.) that became effective as of November 28, 1995. The agreement was amended as of January 29, 1997. The employment agreement, which will terminate on November 27, 1999, provided for an initial annual base salary of $575,000, which increased to $815,000 as of January 1, 1997, and, thereafter, Mr. Mason's annual base salary is subject to merit review and may be increased in accordance with CBS compensation guidelines. The employment agreement also provides that Mr. Mason will have the opportunity to receive performance-based annual incentive bonuses with a target award opportunity of 40% of Mr. Mason's annual base salary. Mr. Mason's employment is terminable for cause upon the occurrence of any: (i) fraud, misappropriation or embezzlement; or (ii) the willful failure to perform services under the employment agreement. In the event that Mr. Mason's employment is terminated other than for cause, CBS Broadcasting Inc. would be obligated to pay to Mr. Mason his base salary for the remainder of the term of the agreement, so long as he is ready, willing and able to render services under the agreement. In the event that Mr. Mason terminates his employment for good reason (as described in the agreement), CBS Broadcasting Inc. will be obligated to pay Mr. Mason an amount equal to his annual base salary.

     In December 1989, Mr. Apfelbaum entered into an employment agreement with TDI that was amended in March 1996 at the time of the acquisition of TDI by Old Infinity. The employment agreement will terminate on March 25, 2001. The employment agreement provides for an annual base salary of $950,000 and that Mr. Apfelbaum will have the opportunity to receive performance-based annual incentive bonuses with a target award opportunity of $1,000,000. Mr. Apfelbaum's employment is terminable for cause upon the occurrence of any: (i) felony or act of bad faith having a material adverse affect on TDI; (ii) breach of the agreement that is unremedied; or (iii) willful failure or refusal to follow the reasonable directions of the Board of TDI as are consistent with his duties as President and Chief Executive of TDI. In the event that Mr. Apfelbaum's employment is terminated by the Board of TDI, TDI would be obligated to pay to Mr. Apfelbaum his base salary and benefits for the remainder of the contract in accordance with the terms of the employment agreement.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors expects to establish an Audit Committee and a Compensation Committee. The Audit Committee of the Board of Directors will consist of at least two independent directors. The Audit Committee will review and report to the Board of Directors with respect to the selection and the terms of engagement of the Company's independent public accountants, and maintain communications among the Board of Directors, such independent public accountants and the Company's internal accounting staff with respect to accounting and audit procedures, the implementation of recommendations by such independent public accountants, the adequacy of the Company's internal accounting and control procedures and policies and related matters. The Compensation Committee will consist of at least two persons who are non-employee directors within the meaning of Rule 16b-3 under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee will be responsible for administering the Company's stock plans and reviewing and making decisions with respect to the other compensation of officers and key executives of the Company. The Board may, from time to time, establish other committees of the Board.

COMPENSATION OF DIRECTORS

     Directors who are employees of CBS or any of its subsidiaries will not be compensated for service on the Board of Directors or any committee thereof. It is anticipated that other directors of the Company will receive customary compensation for service on the Board of Directors or any committee thereof. All directors will be reimbursed for travel expenses incurred on behalf of the Company.

COMPENSATION, BENEFIT AND RETIREMENT PLANS

     As described below, prior to the consummation of the Offerings, the Company is expected to adopt, and the stockholders of the Company are expected to approve, a long-term incentive plan and an annual incentive plan in which certain key executives of the Company are expected to participate after the consummation of the Offerings. Prior to the consummation of the Offerings, the Named Executive Officers (as defined herein) were eligible to participate in certain executive benefit plans of CBS, including the CBS 1993 Long-Term Incentive Plan (the "CBS Stock Plan"), the CBS Annual Performance Plan (the "CBS Annual Bonus Plan") and, in the case of Mr. Karmazin only, the CBS 1998 Executive Annual Incentive Plan. After completion of the Offerings, the Named Executive Officers will continue to hold options to acquire CBS common stock. Further, after completion of the Offerings, as part of the compensation paid by CBS for services rendered to CBS and the Company, (i) Mr. Karmazin will continue to be eligible under and participate in the CBS Stock Plan and under the CBS 1998 Executive Annual Incentive Plan, and (ii) Mr. Suleman will continue to be eligible under and participate in the CBS Stock Plan and the CBS Annual Bonus Plan. None of the Named Executive Officers, other than Messrs. Karmazin and Suleman, is expected to be eligible to participate in the CBS Stock Plan or the CBS Annual Bonus Plan. The Company will reimburse CBS for any direct costs, distributions and other expenses associated with post-Offerings payments to Company employees in respect of the CBS Stock Plan and the other CBS plans referred to above pursuant to the terms of the Intercompany Agreement. See "Relationships Between the Company and CBS -- Intercompany
Arrangements -- Intercompany Agreement."

EXECUTIVE COMPENSATION

     Compensation Summary. For 1997, the Company's executive officers were compensated by CBS or subsidiaries thereof for services rendered to CBS and its subsidiaries (including subsidiaries of the Company), participated in executive benefit plans sponsored by CBS and did not receive compensation from the Company. The following table reflects compensation awarded to, earned by or paid to the Company's Chief Executive Officer and the three most highly compensated executive officers, other than the Chief Executive

Officer of the Company (the "Named Executive Officers"), for services rendered in all capacities to CBS for the fiscal year ended December 31, 1997.

        SUMMARY COMPENSATION TABLE FOR THE YEAR ENDED DECEMBER 31, 1997

                                         ANNUAL COMPENSATION                LONG-TERM COMPENSATION AWARDS
                              -----------------------------------------   ---------------------------------
                                                              OTHER       RESTRICTED   SECURITIES
                                                              ANNUAL        STOCK      UNDERLYING              ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR   SALARY     BONUS(1)   COMPENSATION    AWARD(S)    OPTIONS(2)   PAYOUTS   COMPENSATION
---------------------------   ----  --------   ----------  ------------   ----------   ----------   -------   ------------
Mel Karmazin................  1997  $925,000   $3,000,000      N/A            0         500,000        0         $3,749(3)
  Chairman, President &
  Chief Executive Officer
Farid Suleman...............  1997   500,000    1,000,000      N/A            0         100,000        0            345(3)
  Executive Vice President,
  Chief Financial Officer &
  Treasurer
Daniel Mason................  1997   815,000      400,000      N/A            0          60,000        0          4,800(4)
  President, Infinity Radio
  Group, and Vice President
  of the Company
William Apfelbaum...........  1997   950,000    1,000,000      N/A            0          50,000        0              0
  President & Chief
  Executive Officer, TDI

---------------
(1) Represents incentive compensation awarded for 1997. Each of the Named Executive Officers may elect to defer up to 100% of his annual incentive award, to be paid either (i) in one installment in any future year not later than the year of normal retirement or (ii) in one installment or annual installments after termination of service. Amounts deferred by any such named executive officer are credited with interest based on the one-year U.S. Treasury Bill rate (or such other rate as determined by the CBS Compensation Committee), reset every January. In the event of a change in control of CBS, the value of any unpaid deferred amounts are paid to a trustee or otherwise on such terms as the CBS Compensation Committee may prescribe or permit.

(2) Represents grants of standard non-qualified stock options to acquire CBS common stock.

(3) Represents imputed income with respect to executive life insurance.

(4) Represents contributions by CBS to the account of Daniel Mason pursuant to the provisions of the Westinghouse Savings Program.

     Option Grants. The following table provides information on grants of options in fiscal year 1997 to the Named Executive Officers to purchase shares of CBS common stock. No options to acquire Common Stock of the Company have been granted or are outstanding.

 OPTION GRANTS OF CBS COMMON STOCK TO COMPANY EXECUTIVES IN YEAR ENDED DECEMBER
                                    31, 1997

                                                   INDIVIDUAL GRANTS
                                  ---------------------------------------------------
                                                 % OF TOTAL                                   GRANT DATE
                                                  OPTIONS         PER                      PRESENT VALUE(2)
                                               GRANTED TO CBS    SHARE                  ----------------------
                                   OPTIONS      EMPLOYEES IN    EXERCISE   EXPIRATION
              NAME                GRANTED(1)        1997         PRICE        DATE      PER SHARE     TOTAL
              ----                ----------   --------------   --------   ----------   ---------   ----------
Mel Karmazin....................   500,000          3.9%         $18.56     1/28/07       $8.57     $4,285,000
Farid Suleman...................   100,000          0.8%          18.56     1/28/07        8.57        857,000
Daniel Mason....................    60,000          0.5%          18.56     1/28/07        8.57        514,000
William Apfelbaum...............    50,000          0.4%          18.56     1/28/07        8.57        428,500

---------------
(1) All CBS stock options were granted to the Named Executive Officers on January 29, 1997. All CBS stock options were granted in tandem with limited rights. CBS options have a term of ten years from the date of grant or such lesser term as may be determined by the CBS Compensation Committee. The exercise price under each option may not be less than the fair market value of CBS's common stock on the option grant date. Except in the event of a change in control of CBS, generally an option is exercisable in whole or in part after the commencement of the second year of its term and until the option terminates. Limited rights are exercisable only in the event of a change in control of CBS and during the 30 days immediately following such change and only when the fair market value on the exercise date exceeds the exercise price. When a limited right is exercised, the employee is entitled to receive in cash the difference between the exercise price of the related option and the greater of (i) the highest closing sales price of the CBS common stock on the NYSE during the 60 days prior to exercise and (ii) the highest price paid for the CBS common stock in the change in control transaction during such period. Reload options are granted to employees at the time of an exercise of a stock option through a stock swap (payment of the exercise price by surrender of previously owned shares of CBS common stock), unless the CBS Compensation Committee cancels the reload feature before such exercise. The reload option is granted for the number of CBS shares the employee tenders to pay the exercise price of the related option.

(2) These values were derived using the following common assumptions: CBS stock price volatility 0.3023; dividend yield 1.08%; interest rate 6.3785%; reload premium 10%; and for each option, its full term and exercise price. There were no adjustments made for non-transferability or risk of forfeiture. The values and assumptions were based on the Black-Scholes option pricing model. The actual value, if any, that an executive officer may realize from his or her CBS stock options (assuming that they are exercised) will depend solely on the gain in CBS stock price over the exercise price when the shares are sold.

     The following table provides information on option exercises in 1997 by the Named Executive Officers and the value of each such Named Executive Officer's unexercised options to acquire common stock of CBS at December 31, 1997.

          AGGREGATED OPTION EXERCISES IN YEAR ENDED DECEMBER 31, 1997
                   AND OPTION VALUES AS OF DECEMBER 31, 1997

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED            VALUE OF UNEXERCISED
                                                            OPTIONS AT                       OPTIONS AT
                           SHARES                        FISCAL YEAR-END                 FISCAL YEAR-END(1)
                          ACQUIRED      VALUE     ------------------------------   -------------------------------
         NAME            ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE(2)   EXERCISABLE    UNEXERCISABLE(2)
         ----            -----------   --------   -----------   ----------------   ------------   ----------------
Mel Karmazin...........       0           $0       9,262,519        750,000        $235,138,415      $7,601,600
Farid Suleman..........       0            0       1,473,271        100,000          34,220,261       1,053,130
Daniel Mason...........       0            0         374,500         60,000           4,964,941         631,878
William Apfelbaum......       0            0              --         50,000                  --         526,565

---------------
(1) Based on the closing price of CBS's common stock as reported on the NYSE composite tape on December 31, 1997 ($29.0938).
(2) These options are unexercisable because they have not vested under their terms.

LONG-TERM INCENTIVES

     The Company is expected to adopt a long-term incentive plan which would authorize the Company's Compensation Committee to grant various awards to key executives of the Company, including but not limited to the grant of non-statutory and incentive stock options (with or without reload options and/or tandem limited rights), tandem or stand-alone stock appreciation rights, performance awards, restricted stock or units, and deferred shares (payable upon the occurrence of specified triggering events). It is expected that million shares of Class A Common Stock of the Company will be available for awards under the plan, and that there will be specified annual limits on the number of stock option and/or stock appreciation rights awards that may be made to any one participant.

     Messrs. Karmazin and Suleman will continue to be eligible to receive awards under the CBS 1993 Long-Term Incentive Plan, which authorizes the grant of non-statutory and incentive stock options (with or without reload options and/or tandem limited rights), tandem or stand-alone stock appreciation rights, performance awards and restricted stock and the deferral of award payments.

ANNUAL INCENTIVES

     The Company is expected to adopt an annual incentive plan that would authorize the payment of annual incentives to key executives of the Company based on the level of performance achieved against one or more pre-established objective performance goals for a calendar year (or other specified performance period). The performance goals will be based on one or more business criteria, such as EBITDA, EBIT, free cash flow, earnings per share and stock price. Awards will be limited to a maximum amount and will be payable in the form determined by the Company's Compensation Committee, which could include cash, stock options, stock appreciation rights, or other securities of the Company.

     Messrs. Karmazin and Suleman will continue to be eligible to receive annual incentive awards under, respectively, the CBS 1998 Executive Annual Incentive Plan and the CBS Annual Performance Plan. These plans each provide for the payment of performance-based annual incentives in the form of cash, stock or other securities of CBS, or a combination thereof.

RETIREMENT BENEFITS

     At the time of the Offerings, it is expected that the Company will (i) make available tax-qualified defined benefit pension plans for employees of the Company who, immediately prior to the Offerings, were participants in tax-qualified deferred benefit pension plans; and (ii) maintain the Old Infinity pension plan, which is frozen (the "Frozen Infinity Pension Plan").

     Mr. Karmazin has a vested benefit under the Frozen Infinity Pension Plan. Because this plan was frozen effective November 30, 1987, Mr. Karmazin is no longer accruing any additional benefits under the plan. As of December 31, 1997, the estimated monthly benefit amount payable upon retirement at normal retirement age to Mr. Karmazin under the Frozen Infinity Pension Plan is $1,408.

     Mr. Mason has a vested benefit under the Group W component of the CBS Combined Pension Plan (the "Group W Plan"). As of December 31, 1997, the estimated monthly benefit amount payable upon retirement at normal retirement age to Mr. Mason under the Group W Plan is $1,284.04.

     Mr. Suleman and Mr. Apfelbaum do not participate in any tax-qualified defined benefit pension plan sponsored by the Company or CBS.

GROUP W PENSION PLAN

     During 1997, Mr. Mason participated in the Westinghouse Pension Plan, which is a defined benefit plan. The Westinghouse Pension Plan is designed to provide retirement income related to an employee's salary and years of active service. The cost of the Westinghouse Pension Plan is paid by both CBS and employee contributions. All CBS contributions are actuarially determined.

     In addition to the benefits provided by the Westinghouse Pension Plan, the Westinghouse Executive Pension Plan (the "Executive Pension Plan") provides for supplemental pension payments to Mr. Mason. In accordance with the terms of the Executive Pension Plan, if, upon retirement, Mr. Mason has at least five continuous years of service as an executive immediately prior to retirement, meets the retirement eligibility requirements of the Executive Pension Plan, and contributes to the Westinghouse Pension Plan, he will be entitled to receive supplemental payments under the Executive Pension Plan. Such payments, when added to his pension under the Westinghouse Pension Plan, result in a total annual pension equal to 1.47% for each year of executive benefit service multiplied by his average annual compensation. Average annual compensation is equal to the sum of the average of the five highest annualized December base salaries and the average of the five highest annual incentive awards, each in the last 10 years of employment. In the event of retirement prior to the age 60, the total annual pension will be reduced by an amount equal to the reduction in the benefits payable under the Westinghouse Pension Plan. Participants become vested in the event of a change in control of CBS and benefits under the Executive Pension Plan may be paid on a present value or other basis.

     For purposes of illustration, the following table indicates the approximate amounts of annual retirement income that would be payable at the present time under various assumptions as to average annual compensation and years of service to employees who participate in the Westinghouse Pension Plan and are eligible for supplemental payments pursuant to the Executive Pension Plan.

           WESTINGHOUSE PENSION PLAN AND EXECUTIVE PENSION PLAN TABLE

   FIVE-YEAR
    AVERAGE
    ANNUAL
 COMPENSATION
   INCLUDING          ESTIMATED ANNUAL PENSION FOR SPECIFIED YEARS OF CREDITED SERVICE
   INCENTIVE      -------------------------------------------------------------------------
     AWARD           15          20           25           30           35           40
---------------   --------   ----------   ----------   ----------   ----------   ----------
  $  100,000      $ 22,050   $   29,400   $   36,750   $   44,100   $   51,450   $   58,800
     300,000        66,150       88,200      110,250      132,300      154,350      176,400
     500,000       110,250      147,000      183,750      220,500      257,250      294,000
     700,000       154,350      205,800      257,250      308,700      360,150      411,600
     900,000       198,450      264,600      330,750      307,900      463,050      529,200
   1,100,000       242,550      323,400      404,250      485,100      565,950      646,800
   1,500,000       330,750      441,000      551,250      661,500      771,750      882,000
   2,000,000       441,000      588,000      735,000      882,000    1,029,000    1,176,000
   2,500,000       551,250      735,000      918,750    1,102,500    1,286,250    1,470,000
   3,000,000       661,500      882,000    1,102,500    1,323,000    1,543,500    1,764,000
   3,500,000       771,750    1,029,000    1,286,250    1,543,500    1,800,750    2,058,000

     The amounts presented in the above table are based upon straight life annuity amounts and are not subject to any reduction for social security benefits or other offset amounts. As of December 31, 1997, Mr. Mason had 4.586 credited years of service under the Westinghouse Pension Plan.

     Effective January 1, 1998, Mr. Mason was transferred from the Westinghouse Pension Plan to the Group W Plan, which has terms substantially similar to the Westinghouse Pension Plan. Mr. Mason continues to participate in the Executive Pension Plan.

SAVINGS PLANS

     At the time of the Offerings, the Company will make available savings plans (tax-qualified under Section 401(k) of the Internal Revenue Code) for eligible employees of the Company and its subsidiaries, including the Named Executive Officers, (the "Company Savings Plans"). The Company Savings Plans will permit matching employer contributions following the Offerings in the form of cash or company stock and company stock will be available as an investment alternative with respect to employee contributions.

                   PRINCIPAL STOCKHOLDER AND STOCK OWNERSHIP

STOCK OWNERSHIP OF THE COMPANY

     CBS beneficially owns all of the outstanding shares of Common Stock of the Company. Immediately after consummation of the Offerings, CBS will beneficially
own           shares of Class B Common Stock, which will represent    % of the
outstanding shares of Common Stock and will have approximately      % of the
combined voting power of the outstanding shares of Common Stock (approximately
     % and      %, respectively, if the over-allotment options are exercised in full).

STOCK OWNERSHIP OF CBS CORPORATION

     The following table sets forth, as of June 30, 1998, the beneficial ownership of the outstanding common stock, par value $1.00 per share, of CBS (the only class of shares of CBS entitled to voting rights at such date) by the Company's directors, the Named Executive Officers and by all of the directors and executive officers of the Company as a group. Each person has sole voting and investment power over the shares of CBS common stock reported, except as otherwise noted.

            NAME OF BENEFICIAL OWNER                AMOUNT BENEFICIALLY OWNED     PERCENT OF CLASS
            ------------------------               ---------------------------    ----------------
William Apfelbaum................................  293,495 shares(1)                      *
Mel Karmazin.....................................  7,816,431 shares(1)(2)              1.1%
Daniel Mason.....................................  454,516 shares(1)                      *
Farid Suleman....................................  1,639,218 shares(1)(3)                 *
All directors and executive officers of the
  Company as a group (4 persons).................  10,203,660 shares(1)(2)(3)          1.4%

---------------
(1) Includes the following CBS shares not owned by the indicated executive officers on June 30, 1998, but with respect to which they had the right to acquire beneficial ownership within 60 calendar days through the exercise of stock options or warrants: Apfelbaum: 50,000; Karmazin 3,583,534; Mason 434,500; and Suleman 1,573,271, respectively.

(2) Includes 2,184,003 CBS shares as to which Mr. Karmazin has voting power but no investment power.

(3) Includes 17,313 CBS shares held by Mr. Suleman's children.

 *  Represents less than 1% of the outstanding CBS common stock.

                   RELATIONSHIPS BETWEEN THE COMPANY AND CBS

GENERAL

     CBS is currently the beneficial owner of all the capital stock of the Company. Following the completion of the Offerings, CBS will continue to be the controlling stockholder of the Company and will beneficially own 100% of the
outstanding Class B Common Stock, which will represent approximately   % of the
combined voting power of all the outstanding Common Stock and approximately   %
of the economic interest in the Company (or approximately   % and   %,
respectively, if the Underwriters' over-allotment options are exercised in full). For so long as CBS continues to beneficially own shares of Common Stock representing more than 50% of the combined voting power of the outstanding Common Stock, it generally will be able to approve any matter submitted to a vote of the stockholders, including, among other things, the election of the entire Board of Directors or the amendment of the Amended Certificate and By-laws, without the consent of the other stockholders of the Company. In addition, through its controlling beneficial ownership of the Company (as well as certain provisions of the Intercompany Agreement discussed below under "-- Intercompany Arrangements -- Intercompany Agreement"), CBS will be able to exercise a controlling influence over the business and affairs of the Company, including determinations with respect to mergers or other business combinations involving the Company, the acquisition or disposition of assets by the Company, the Company's access to the capital markets, the payment of dividends and any change of control of the Company. In the foregoing situations or otherwise, various conflicts of interest between the Company and CBS could arise. Furthermore, ownership interests of directors and officers of the Company in common stock of CBS or service as a director or officer of both the Company and CBS could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for the Company and CBS. No assurance can be given that conflicts of interest will not arise or will be resolved in a manner favorable to the Company.

     CBS has advised the Company that its current intent is to continue to hold all the Class B Common Stock beneficially owned by it following the Offering. However, CBS has no contractual obligation to retain its shares of Class B Common Stock. CBS has agreed not to sell or otherwise dispose of any shares of Class B Common Stock of the Company for a period of 180 days after the date of this Prospectus without the prior written consent of Merrill Lynch & Co. As a result, there can be no assurance concerning the period of time during which CBS will maintain its beneficial ownership of Common Stock owned by it following the Offerings. In addition, the Company has agreed that it will, upon the request of CBS, use its best efforts to effect the registration under applicable federal and state securities laws of any shares of Common Stock held by CBS or any of its affiliates. See "-- Intercompany Arrangements -- Intercompany Agreement."

COMPETITION

     Because CBS and the Company are both engaged in the sale of advertising time and space, there exist numerous actual and potential conflicts of interest between them. The Company and CBS will at least to some extent be competing with each other when offering their products and services to potential customers, who often are deciding how much of their advertising budgets to allocate to television, radio, newspaper, outdoor or other media. In addition, CBS itself is a major advertiser, and in that capacity from time to time seeks promotional time and space from the Company. Similarly, the Company promotes its programming on CBS.

     The Amended Certificate of the Company provides that, subject to any contractual agreements of the Company to the contrary, and subject to applicable law, CBS will have the right to compete with the Company.

BOARD OF DIRECTORS

     Promptly following the completion of the Offerings, CBS and the Company expect to elect two additional directors of the Company who will be persons not currently or formerly associated with CBS or the Company. The Board of Directors will then consist of eight members, including six who are directors, officers or executives of CBS. See "Management -- Directors and Executive Officers of the Company." Members of the

Board of Directors will be divided into three classes and serve staggered three-year terms. CBS will have the ability to change the size and composition of the Company's Board of Directors.

INTERCOMPANY ARRANGEMENTS

     Historically, the Company and CBS have maintained a number of financial and administrative arrangements and regularly engaged in transactions with each other and other respective affiliates. The Company's ongoing relationship with CBS will be governed by, among other things, certain agreements to be entered into prior to the Offerings and possibly in the future, including the Intercompany Agreement and the Tax Sharing Agreement, the material terms of which are summarized below. The agreements entered into in connection with the Offerings generally will maintain the relationship between the Company and CBS in a manner consistent with past practice. It is the intention of the Company and CBS that such agreements and the transactions provided for therein, taken as a whole, should accommodate the parties' interests in a manner that is fair to both parties. However, neither of these agreements, nor any agreements entered into in the future between the Company and CBS (for so long as CBS maintains controlling beneficial ownership in the Company), have resulted or will result from arm's-length negotiations and, as a result, certain of the terms of such agreements may be less favorable to the Company than could be obtained from unaffiliated third parties. Moreover, many of the transactions between the Company and CBS are of an informal nature and do not lend themselves to formulaic allocations of costs and benefits. Thus, there inevitably will be some discretion left to the parties, who are subject to the potentially conflicting interests described above and under "Risk Factors -- Risks Relating to Control by CBS."

     In addition, to the extent that the Company derives benefits from its close relationship with CBS, those benefits could be reduced or eliminated in the future. CBS is not obligated to engage in any future business transactions or jointly pursue opportunities, except for those expressly provided for in the Intercompany Agreement. The agreement will not restrict CBS from owning or acquiring businesses similar to or which otherwise compete with the Company.

     The descriptions set forth below are intended to be summaries and, while material terms of the agreements are set forth herein, the descriptions are qualified in their entirety by reference to the relevant agreement or form thereof filed with the Registration Statement of which this Prospectus forms a part.

  Intercompany Agreement

     General Administrative Services. The Intercompany Agreement requires CBS to continue to make available to the Company the range of services provided by it prior to the Offerings. These services include, among others, certain investor relations, executive, government affairs, human resources, legal, investment, finance, real estate, information management, internal audit, cash management, tax, transportation and treasury services. The costs of such services will be allocated according to established methodologies determined on an annual basis by CBS, in its sole discretion, after consultation with the Company, which evidence each such party's fair and reasonable share of such costs. Such allocation of costs for such services provided in prior years is reflected in the Company's consolidated financial statements.

     The Company intends to establish its own in-house capability to perform such functions after the Offerings, although it may require an extended period of time to become fully self-sufficient. The Company intends to obtain a revolving credit facility and establish an independent cash management system at the time of the Offerings or promptly thereafter.

     Executive Officer Services. The Intercompany Agreement provides that, after the Offerings, CBS will make available to the Company the services of Mr. Karmazin, the Company's President and Chief Executive Officer, and Mr. Suleman, the Company's Chief Financial Officer and Treasurer, as well as such other executive officers and employees of CBS as the Company and CBS may from time to time agree. CBS will charge the Company an allocable portion of the compensation and benefits costs of such persons, determined in the same manner as set forth under "-- General Administrative Services." These Company officers will be employed by CBS, rather than by the Company, and will spend a substantial part of their professional time and effort on behalf of CBS. In many instances, such efforts for CBS will relate to activities that are unrelated

(and possibly adverse) to the interests of the Company. The Company has not established any minimum time requirements for such officers. In addition, Messrs. Karmazin and Suleman will continue to participate in CBS stock option and other benefit plans rather than in the Company's plans. The Company's other executive officers and a significant number of its employees will continue to hold shares of and/or options to purchase shares of common stock of CBS granted or acquired prior to their transfer to the Company, and will not yet have received comparable interests under the Company's plans. These substantial interests in CBS's equity present these officers and employees with incentives different from those of the Company's stockholders, and may exacerbate the conflicts described above and below.

     Messrs. Karmazin and Suleman are also the President and Chief Executive Officer, and Chief Financial Officer and Secretary, respectively, of Westwood One, which duties will also impose demands on their time and present potential conflicts of interest.

     Free Promotional Time; Joint Marketing and Corporate Opportunities. The Intercompany Agreement requires each party to make available at favorable rates advertising time and space for promotional purposes in a manner substantially consistent with past practice. The agreement also provides that the parties will use their best efforts in appropriate situations to cooperate in jointly marketing their products and services to potential advertisers and to refer advertisers to each other. Relevant costs and revenues are to be split in a manner which, when considered in light of their overall relationship, is fair to both parties. The agreement expressly permits the parties to compete with each other in selling advertising time and space and in making acquisitions of media properties.

     The Company does not anticipate that discounted or free promotional time offered to CBS or joint marketing opportunities with CBS will constitute or affect a material portion of its net revenues.

     Lease Arrangements. Certain of the Company's facilities are located in premises leased by CBS or entities in which CBS has an interest. Further, certain facilities of CBS are located in premises leased by the Company. The Intercompany Agreement provides for the apportionment of costs related to the use of such facilities.

     Employee Matters. The Intercompany Agreement sets forth the understanding between the parties with respect to current and former employees of CBS and the Company, including without limitation claims arising out of or relating to any employee benefit or compensation plan, agreement, arrangement or program, as well as collective bargaining agreements, if any, accrued wages and workers' compensation, holiday, vacation and sick day benefits. It is expected that following the Offerings, the Company will assume and be solely responsible for all liabilities and obligations whatsoever with respect to current officers and employees of the business owned and operated by the Company and former officers and employees of such businesses who, immediately prior to the termination of their employment, were employed in such businesses. See "Management."

     Trademarks. The Intercompany Agreement provides that the Company will be entitled to use: (i) on a non-exclusive basis, the "CBS" trademark and the CBS "eye" trademark logo with respect to day-to-day operations of the CBS Radio networks in connection with the CBS Radio Network tradename; and (ii) certain other CBS marks in connection with the Company's radio stations. Uses of the marks will be subject to CBS's prior written approval. CBS may terminate the Company's use of the marks in certain circumstances including: (i) a breach by the Company of a material term or condition of the Intercompany Agreement; and
(ii) at any time CBS ceases to own at least 50% of the voting power of the Company.

     CBS Note; the Offerings. On September 18, 1998, prior to being transferred by CBS to the Company, Old Infinity issued the CBS Note as a dividend to CBS, in the aggregate principal amount of $2.5 billion, bearing interest at the rate per annum equal to three-month LIBOR plus 0.50%. The dividend was paid in order to provide CBS with funds, in the form of payments of principal and interest on the CBS Note, to be used for CBS's general corporate purposes. The CBS Note is payable on September 18, 2003. The Company intends to use the net proceeds of the Offerings to prepay the CBS Note, and any proceeds in excess thereof will be used for the Company's general corporate purposes, including possible acquisitions.

     Registration Rights. The Intercompany Agreement provides that, upon the request of CBS or any other rights holder, the Company will use its best efforts to effect the registration under the applicable federal and state securities laws of any of the shares of Common Stock (and any other securities issued in respect of or in exchange therefor) beneficially owned by CBS or any such other rights holder, as applicable, for sale in accordance with CBS's intended method of disposition thereof, and will take such other actions as may be necessary to permit the sale thereof in other jurisdictions, subject to certain limitations specified in the Intercompany Agreement. CBS and any other rights holder also will each have the right, subject to certain limitations, to include at any time and from time to time the shares of Common Stock (and any other securities issued in respect of or in exchange therefor) beneficially owned by it in certain other registrations of such securities initiated by the Company on its own behalf or on behalf of its other stockholders. Subject to the provisions of the Intercompany Agreement, the Company generally will be required to pay all out-of-pocket costs and expenses in connection with each such registration that CBS or any other rights holder requests or in which CBS or any other rights holder participates. Subject to certain limitations specified in the Intercompany Agreement, such registration rights will be assignable by CBS or any other rights holder and their assigns. The Intercompany Agreement contains customary terms and provisions with respect to, among other things, registration procedures and certain rights to indemnification and contribution granted by the parties thereunder in connection with such a registration.

     Indemnification. The Intercompany Agreement provides for the assumption of liabilities and cross-indemnities allocating liability in respect of the Company's businesses to the Company and in respect of CBS's businesses to CBS.

     The Intercompany Agreement provides that any sales or use tax arising from or imposed upon the transfer of property or services by the Company or CBS following the completion of the Offerings will be the liability of the party receiving such property or services. The Intercompany Agreement also provides that the Company will be liable for any payroll tax attributable to 1998 that arises from the employment by the Company after the completion of the Offerings of individuals who perform services for the Company during 1998.

     In addition, provided that CBS continues to beneficially own at least 80% of the combined voting power or the value of the outstanding capital stock of the Company, the Company will be included for purposes of the Employee Retirement Income Security Act of 1974, as amended, in the controlled group of which CBS is the common parent. Each member of a controlled group is jointly and severally liable for pension funding and pension termination liabilities of each other member of the controlled group, as well as certain benefit plan taxes. Accordingly, the Company could be liable (subject to indemnification by CBS under the Intercompany Agreement) for pension funding, pension termination liabilities and certain other pension-related excise taxes as well as other taxes of another member of the CBS-controlled group in the event any such liability is incurred, and not discharged, by such other member. The Intercompany Agreement will provide, however, that CBS will indemnify the Company to the extent that, as a result of being a member of the controlled group of which CBS is the common parent, the Company becomes liable for a pension funding, pension termination liabilities and any other pension-related excise or other taxes of another member of the CBS-controlled group (other than any of the Company's subsidiaries). See "Risk Factors -- Risks Relating to Control by CBS -- Contingent Liability for CBS Pension Obligations."

     Term. The Intercompany Agreement generally will terminate on the date on which CBS ceases to own 50% or more of the combined voting power of the capital stock then outstanding. The Intercompany Agreement will not provide for termination of the provisions in respect of the registration rights and indemnification discussed above.

     Tax Sharing Agreement and Tax Consolidation

     Following the Offerings, the Company and certain of its subsidiaries will continue to be included in the consolidated group of CBS for U.S. federal income tax purposes (the "Consolidated Group"). Prior to the consummation of the Offerings, the Company and CBS will enter into a tax sharing agreement (the "Tax Sharing Agreement"). Pursuant to the Tax Sharing Agreement, the Company, its subsidiaries and CBS generally will make payments between them such that, with respect to tax returns for any taxable period in which the Company or any of its subsidiaries is included in the Consolidated Group, the amount of such consolidated or combined taxes to be paid by the Company, subject to certain adjustments, generally will be determined as if the Company and each of its subsidiaries included in the Consolidated Group were to file separate federal, state and local income tax returns (including, except as provided below, any amounts determined to be due as a result of a redetermination of the tax liability of CBS arising from an audit or otherwise). With respect to certain tax items, however, such as foreign tax credits, alternative minimum tax credits, net operating losses and net capital losses, the Company's right to reimbursement will be determined based on the usage of such credits or losses by the Consolidated Group.

     CBS will continue to have all the rights of a parent of a consolidated group (and similar rights provided for by applicable state and local law with respect to a parent of a combined, consolidated or unitary group), will be the sole and exclusive agent for the Company in any and all matters relating to the tax liabilities of the Company, will have sole and exclusive responsibility for the preparation and filing of all tax returns (or amended returns) with respect to the Consolidated Group and will have the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of the Company. The Company will be responsible for preparing and filing any tax returns that include only the Company and its subsidiaries and for any taxes with respect to such tax returns.

     CBS will control all the tax decisions of the Company, as is presently the case, by virtue of its controlling beneficial ownership of the Company and the terms of the Tax Sharing Agreement. Under the Tax Sharing Agreement, CBS will have sole authority to respond to and conduct all tax proceedings (including tax audits) relating to the Company, file all returns on behalf of the Company and determine the amount of the Company's liability to (or entitlement to payment from) CBS under the Tax Sharing Agreement. This arrangement may result in conflicts of interest between the Company and CBS. For example, under the Tax Sharing Agreement, CBS will be able to choose to contest, compromise or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to CBS and detrimental to the Company.

     Provided that CBS continues to beneficially own, directly or indirectly, at least 80% of the combined voting power and the value of the outstanding capital stock of the Company, the Company will be included for federal income tax purposes in the consolidated group of which CBS is the common parent. It is the present intention of CBS and its subsidiaries to continue to file a single consolidated federal income tax return. In certain circumstances, certain of the Company's subsidiaries also will be included with certain subsidiaries of CBS (other than Company subsidiaries) in combined, consolidated or unitary income tax groups for state and local tax purposes. Each member of a consolidated group for federal income tax purposes is liable for the federal income tax liability of each other member of the Consolidated Group. Similar principles apply with respect to members of a combined group for state law tax purposes. Accordingly, although the Tax Sharing Agreement will allocate tax liabilities between the Company and CBS during the period in which the Company is included in the Consolidated Group, the Company could be liable for the federal income tax liability of any other member of the Consolidated Group in the event any such liability is incurred, and not discharged, by such other member. The Tax Sharing Agreement will provide, however, that CBS will indemnify the Company to the extent that, as a result of being a member of the Consolidated Group, the Company becomes liable for the federal income tax liability of any other member of the Consolidated Group (other than a subsidiary of the Company).

     Under Section 482 of the Internal Revenue Code, the Internal Revenue Service has the authority in certain instances ("482 Authority") to redistribute, reapportion or reallocate gross income, deductions, credits or allowances between or among the Company, and CBS (each, along with its subsidiaries, an "Indemnifiable Group"). Other taxing authorities have similar authority under comparable provisions of state, local, foreign or provincial tax law. The Tax Sharing Agreement provides that each Indemnifiable Group will indemnify the other Indemnifiable Group to the extent that, as a result of the Internal Revenue Service exercising its 482 Authority (or any other taxing authority exercising a similar authority), the tax liability of one Indemnifiable Group is reduced while the tax liability of the other Indemnifiable Group is increased.

  Historical Relationships Between the Company and CBS

     The Company has utilized various services provided by CBS. These services include, among others, certain investor relations, executive, government affairs, human resources, legal, investment, finance, real estate, information management, internal audit, cash management, tax, transportation and treasury services. The costs of such services have been allocated according to established methodologies determined on an annual basis by CBS, in its sole discretion, after consultation with the Company, which evidence each such party's fair and reasonable share of such costs. During 1996, 1997 and the six months ended June 30, 1998, such allocated expenses included: legal services of approximately $1.5 million, $1.9 million and $0.5 million; corporate rent of approximately $3.4 million, $2.0 million and $0.8 million; management information services of approximately $4.8 million, $6.8 million and $1.6 million; human resources of approximately $1.5 million, $1.4 million and $0.2 million; and insurance of approximately $1.4 million, $1.2 million and $0.8 million, respectively. In 1995, such allocated expenses included management information services of $2.4 million, insurance of approximately $1.0 million and all other services of approximately $4.9 million.

                          DESCRIPTION OF CAPITAL STOCK

     Immediately prior to the closing of the Offerings, the Company will amend its Certificate of Incorporation to change its authorized capital stock to
          shares of Class A Common Stock,           shares of Class B Common
Stock and           shares of preferred stock, par value $.01 per share (the
"Preferred Stock"), and to convert each outstanding share of its current common
stock into           of a share of its newly created Class A Common Stock and
          of a share of its newly created Class B Common Stock. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the form of Amended and Restated Certificate of Incorporation of the Company (the "Amended Certificate") and form of By-Laws of the Company, a copy of each of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     The Amended Certificate provides for two classes of common stock, Class A Common Stock and Class B Common Stock, the two classes of which are substantially identical, except with respect to voting, conversion and transfer. See "Risk Factors -- Possible Anti-Takeover Effects of Certain Charter Provisions."

CLASS A COMMON STOCK AND CLASS B COMMON STOCK

  Voting Rights

     Holders of Class A Common Stock and Class B Common Stock generally have identical voting rights and vote together as a single class (and not as separate classes), except that holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to five votes per share and the shares of Class B Common Stock maintain certain conversion rights and transfer restrictions as described below. Except as required by law or as provided below, all matters to be voted on by stockholders must be approved by a majority (or, in the case of the election of directors, by a plurality) of the votes entitled to be cast in person or by proxy by all shares of Class A Common Stock and Class B Common Stock, voting together as a single class, subject to any voting rights granted to holders of any outstanding Preferred Stock. Holders of shares of Class A Common Stock and Class B Common Stock are not entitled to cumulate their votes in the election of directors. Except as otherwise provided by law or in the Amended Certificate, and subject to any voting rights granted to holders of any outstanding Preferred Stock, amendments to the Amended Certificate (including any such amendment to increase or decrease the authorized shares of any class) must be approved by a majority of the votes entitled to be cast in person or by proxy by all outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class. However, amendments to the Amended Certificate that would alter or change the powers, preferences and relative participating, optional or other special rights of the Class A Common Stock or Class B Common Stock so as to affect them adversely also must be approved by a majority of the outstanding shares of such class, voting as a separate class. The superior voting rights of the holders of the Class B Common Stock described above may discourage unsolicited tender offers and merger proposals. See "Certain Provisions of the Certificate of Incorporation and By-laws of the Company."

  Dividends and Other Distributions

     Holders of Class A Common Stock and Class B Common Stock will share equally on a per share basis in any dividends declared by the Board of Directors, subject to the rights of the holders of any series of Preferred Stock and any other provisions of the Amended Certificate. Dividends consisting of shares of Class A Common Stock and Class B Common Stock may be paid only as follows: (i) shares of Class A Common Stock may be paid only to holders of Class A Common Stock, and shares of Class B Common Stock may be paid only to holders of Class B Common Stock; and (ii) the number of shares so paid will be equal on a per share basis with respect to each outstanding share of Class A Common Stock and Class B Common Stock. The Company may not reclassify, subdivide or combine shares of either class of Common Stock without at the same time proportionally reclassifying, subdividing or combining shares of the other class.

     In the event of any liquidation, dissolution or winding up of the Company, the holders of Class A Common Stock and the holders of Class B Common Stock will be entitled to receive the assets and funds of the Company available for distribution after payments to creditors and to the holders of any Preferred Stock of the Company that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.

  Issuance of Class B Common Stock, Options, Rights or Warrants

     Subject to certain provisions regarding dividends and other distributions described above, the Company will not be entitled to issue additional shares of Class B Common Stock, or issue options, rights or warrants to subscribe for additional shares of Class B Common Stock, except that the Company may make a pro rata offer to all holders of Common Stock of rights to purchase additional shares of the class of Common Stock held by them. The Class A Common Stock and the Class B Common Stock will be treated equally with respect to any offer by the Company to holders of Common Stock of options, rights or warrants to subscribe for any other capital stock of the Company.

  Merger

     In the event of a merger, the holders of Class A Common Stock and the holders of Class B Common Stock will be entitled to receive the same per share consideration, if any, except that if such consideration includes voting securities (or the right to acquire voting securities or securities exchangeable for or convertible into voting securities), the Company may (but is not required
to) provide for the holders of Class B Common Stock to receive consideration entitling them to five times the number of votes per share as the consideration being received by holders of the Class A Common Stock.

  Conversion of Class B Common Stock

     Each share of Class B Common Stock is convertible while held by CBS or any of its affiliates at the option of the holder thereof into one share of Class A Common Stock. Except as provided below, any shares of Class B Common Stock transferred to a person other than CBS or any of its affiliates shall automatically convert into shares of Class A Common Stock upon such transfer.

     In connection with a Tax-Free Spin-Off (as defined below), shares of Class B Common Stock shall not convert, and thereafter shall not be convertible, into shares of Class A Common Stock, (subject to applicable laws). However, the Intercompany Agreement requires CBS, prior to a Tax-Free Spin-Off, to amend the Amended Certificate to provide for the conversion of shares of Class B Common Stock into shares of Class A Common Stock, at some time following the Tax-Free Spin-Off if CBS determines that such conversion would be consistent with qualification of the transaction as a Tax-Free Spin-Off.

     A "Tax-Free Spin-Off" shall mean the transfer of the Common Stock beneficially owned by CBS to stockholders of CBS in a transaction intended to be tax free under Section 355 of the Internal Revenue Code (or any successor provision).

  Preemptive Rights

     No shares of either class of Common Stock have preemptive rights with respect to any outstanding or newly issued capital stock of the Company.

PREFERRED STOCK

     The Board of Directors has the authority, without further action by the
stockholders, to issue up to                shares of Preferred Stock in one or
more series and to fix the powers, rights, preferences, privileges and restrictions thereof, any or all of which may be greater than the rights of the Class A Common Stock or the Class B Common Stock. Depending upon the rights of such Preferred Stock, the issuance thereof could adversely affect the voting power of holders of the Class A Common Stock or the Class B Common Stock and result in restrictions upon the payment of dividends or other distributions to the holders of Common Stock and could have the effect of delaying, deterring or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

           CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND
                             BY-LAWS OF THE COMPANY

CERTAIN AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

     The Amended Certificate requires the affirmative vote of the holders of at least 80% of the combined voting power of all the then outstanding shares of Common Stock, voting together as a single class, to alter, amend or repeal, or adopt any provision of the Amended Certificate (whether directly or indirectly through any merger of the Company with any other entity) which is inconsistent with, any provision of the Amended Certificate relating to the classification of the Board of Directors, the filling of vacancies on the Board of Directors, the prohibition on the taking of actions by stockholders by written consent in lieu of a meeting and the calling of a special meeting of stockholders, as well as the provision requiring such an 80% vote to effect such an alteration, amendment, repeal or adoption.

POTENTIAL LIMITS ON CHANGE OF CONTROL

     Certain provisions of the Amended Certificate and By-laws may delay, defer or prevent a tender offer, proxy contest or other takeover attempt involving the Company. These provisions include: (i) the availability of shares of preferred stock for issuance from time to time at the discretion of the Board of Directors; (ii) prohibitions against stockholders calling a special meeting of stockholders or acting by written consent in lieu of a meeting; (iii) the classification of the Board of Directors into three classes, each of which will serve for different three-year periods; (iv) a requirement pursuant to Section 141 of the Delaware General Corporation Law ("DGCL"), that, due to the classification of the Board of Directors, directors of the Company may only be removed for cause; (v) a requirement that certain provisions of the Amended Certificate may be amended only with the approval of the holders of at least 80% of the combined voting power of the Common Stock then outstanding; (vi) requirements for advance notice for raising business or making nominations at stockholders meetings; and (vii) the ability of the Board of Directors to increase the size of the board and to appoint directors to fill newly created directorships. CBS, as owner of more than 80% of the combined voting power of all classes of voting stock, could sell or otherwise dispose of a substantial portion of its holdings and still be able to block any tender offer, proxy contest or other takeover attempt by any third party and certain other material transactions and matters.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by applicable provisions of the DGCL, the Amended Certificate contains a provision eliminating, to the fullest extent permitted by the DGCL as it exists or may in the future be amended, the liability of a director to the Company and its stockholders for monetary damages for breaches of fiduciary duty as a director. However, in accordance with the DGCL, such provision does not limit the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws,
(iii) payment of dividends, stock purchases or redemptions that violate the DGCL or (iv) any transaction from which the director derived an improper personal benefit. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Amended Certificate and By-laws of the Company also provide that, to the fullest extent permitted by the DGCL as it exists or may in the future be amended, the Company will indemnify any employee or agent of the Company (or their estates, if applicable), who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, by reason of the fact that such person is or was an officer, director, employee or agent of the Company or is or was serving at the request of the Company as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Company will so indemnify such officer or director, and may so indemnify such employee or agent (if indemnification is authorized by the Board of Directors), in the case of such actions (whether or not by or in the right of the Company) if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding other than by or in the right of the Company, had no reasonable cause to believe such person's conduct was unlawful. With respect to indemnification other than by or in the right of the Company, the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that such person's conduct was unlawful. No indemnification will be made in connection with actions by or in the right of the Company in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper. In addition, to the fullest extent permitted by the DGCL, expenses (including attorneys' fees), judgments, fines incurred by and amounts paid in settlement may be advanced by the Company prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on the behalf of such director, officer, employee or agent to repay such amounts if it shall ultimately be determined that he or she is not entitled to be indemnified as authorized in accordance with the DGCL and the Amended Certificate. The Amended Certificate and By-laws also state that such indemnification is not exclusive of any other rights of the indemnified party, including rights under any indemnification agreements or otherwise.

     The Company currently maintains insurance in the aggregate amount of $ million on behalf of its officers and directors against any liability which may be asserted against any such officer or director, subject to certain customary exclusions.

DELAWARE STATUTE

     The Company is a Delaware corporation subject to Section 203 of the DGCL.
Section 203 provides that, subject to certain exceptions specified therein, a corporation may not engage in any business combination, including mergers or consolidations or acquisitions of assets or additional shares of the corporation, with any "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder unless: (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or (iii) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as otherwise specified in Section 203 of the DGCL, an "interested stockholder" is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the relevant date and (y) the affiliates and associates of any such person. Under certain circumstances, Section 203 of the DGCL makes it more difficult for an interested stockholder to effect various business combinations with a corporation for the above-referenced three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. By virtue of its beneficial ownership of the Class B Common Stock, CBS is in a position to elect to exclude the Company from the restrictions under
Section 203 of the DGCL, although it currently has no intention to do so.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock will be
               .

                          DESCRIPTION OF INDEBTEDNESS

     Each of the following summaries of certain indebtedness of the Company and American Radio is subject to and qualified in its entirety by reference to the detailed provisions of the respective agreements and instruments to which each summary relates. Copies of such agreements and instruments have been filed as exhibits to the Registration Statement of which this Prospectus forms a part. Capitalized terms used below and not defined have the meanings set forth in the respective agreements.

CREDIT AGREEMENT

     Concurrently with the consummation of the Offerings, the Company expects to enter into a multi-year senior unsecured revolving credit facility (the "Credit Facility") with a syndicate of banks, pursuant to which up to approximately $1.0 billion will be available for revolving loans. The Credit Facility will contain various affirmative and restrictive covenants and events of default that are customary for a facility of this type.

9% NOTES

     On February 1, 1996, American Radio issued and sold $175.0 million principal amount of 9% Senior Subordinated Notes Due 2006 (the "9% Notes"). The 9% Notes have been registered under the Securities Act and applicable state securities laws. The 9% Notes bear interest at 9% per annum, payable semiannually on each February 1 and August 1. American Radio's payment obligations under the 9% Notes are fully and unconditionally guaranteed (the "9% Subsidiary Guarantees") on a joint and several basis on a senior subordinated basis by all of its present and any future Restricted Subsidiaries. The 9% Notes are unsecured obligations of American Radio and the 9% Notes and the 9% Subsidiary Guarantees are subordinated in right of payment to all existing and future Senior Debt. The 9% Notes will mature on February 1, 2006.

     The 9% Notes are redeemable at the option of American Radio, in whole or in part at any time on or after February 1, 2001, and prior to maturity, at a redemption price of 104.5% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the redemption date. The redemption price reduces over three years to a redemption price of 100% of the principal amount in 2004 and thereafter. Notwithstanding the foregoing, at any time prior to February 1, 1999, American Radio may redeem up to $58.3 million principal amount of the 9% Notes from the net proceeds of a public equity offering at a redemption price equal to 109.0% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, provided that at least $116.7 million principal amount of the 9% Notes remain outstanding immediately after the occurrence of any such redemption. Upon a Change of Control, and subject to certain conditions, American Radio will be required to make an offer to repurchase all the outstanding 9% Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

     The indenture pursuant to which the 9% Notes were issued (the "9% Note Indenture") contains various restrictive covenants that, among other things, limit (i) the incurrence of additional debt and the issuance of redeemable preferred stock by American Radio, (ii) the incurrence of debt and the issuance of preferred stock by American Radio's Restricted Subsidiaries, (iii) the incurrence of liens on the assets of American Radio and its Restricted Subsidiaries, (iv) the sale of assets of American Radio and the Restricted Subsidiaries and of equity interests in the Restricted Subsidiaries and (v) consolidations, mergers and transfers of all or substantially all American Radio's assets. The 9% Note Indenture prohibits certain restrictions on distributions from the Restricted Subsidiaries. In addition, the 9% Note Indenture contains restrictions on the ability of American Radio and the Restricted Subsidiaries to (i) pay dividends or make other distributions in respect of their capital stock, subject to certain exceptions, including the satisfaction of certain financial requirements, and (ii) enter into transactions with any of their affiliates (including CBS, the Company and any of their other subsidiaries) other than transactions on terms that are no less favorable to American Radio or the applicable Restricted Subsidiary than those that would have been obtained in a comparable transaction with an unaffiliated person. There can be no assurance that such restrictions will not limit the ability of the Company to conduct and expand its business or to take advantage of business opportunities or transactions that it otherwise could if such restrictions did not exist. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

     Events of default under the 9% Note Indenture include, among other things,
(i) a default continuing for 30 days in the payment of interest when due, (ii) a default in the payment of any principal when due, (iii) the failure to comply with the covenants in the 9% Note Indenture, subject in certain instances to grace periods, (iv) a failure to pay other indebtedness of American Radio or any of its Restricted Subsidiaries in excess of $5 million upon final maturity or as a result of such indebtedness becoming accelerated and such default continues for a period of 30 days, (v) certain events of bankruptcy, insolvency or reorganization of American Radio or any of its Restricted Subsidiaries and (vi) the failure to pay any final judgment in excess of $5 million.

9 3/4% NOTES

     In connection with the acquisition by American Radio of EZ Communications Inc. ("EZ"), American Radio assumed all obligations of EZ under the indenture (the "9 3/4% Note Indenture") pursuant to which the $150.0 million principal amount of 9 3/4% Senior Subordinated Notes Due 2005 (the "9 3/4% Notes") were issued. The 9 3/4% Notes have been registered under the Securities Act and applicable state securities laws. The 9 3/4% Notes bear interest at 9 3/4% per annum, payable semiannually on each June 1 and December 1. American Radio's payment obligations under the 9 3/4% Notes are fully and unconditionally guaranteed (the "9 3/4% Subsidiary Guarantees") on a joint and several basis on a senior basis by all of its present and any future Restricted Subsidiaries. The 9 3/4% Notes are general unsecured obligations of American Radio and the 9 3/4% Notes and the 9 3/4% Subsidiary Guarantees rank pari passu in right of payment with all Senior Debt. The 9 3/4% Notes will mature on February 1, 2006.

     The 9 3/4% Notes are redeemable at the option of American Radio, in whole or in part at any time on or after December 1, 2000, and prior to maturity, at a redemption price plus accrued and unpaid interest, if any, to but excluding the redemption date. The redemption price reduces over three years to a redemption price of 100% of the principal amount in 2003 and thereafter. Notwithstanding the foregoing, at any time prior to December 1, 1998, American Radio may redeem up to $50.0 million principal amount of the 9 3/4% Notes from the net proceeds of a public equity offering at a redemption price equal to 109.75% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, provided that at least $100.0 million principal amount of the 9 3/4% Notes remain outstanding immediately after the occurrence of any such redemption. Upon a Change of Control, and subject to certain conditions, American Radio will be required to make an offer to repurchase all the outstanding 9 3/4% Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

     The 9 3/4% Note Indenture contains various restrictive covenants and events of default that are substantially similar in all material respects to the terms of the 9% Note Indenture.

11 3/8% DEBENTURES

     On July 15, 1998, American Radio issued $210.6 million principal amount of 11 3/8% Subordinated Exchange Debentures Due 2009 (the "11 3/8% Debentures") in exchange for American Radio's $210.6 million liquidation preference of 11 3/8% Series B Cumulative Exchangeable Preferred Stock, par value $.01 per share. The 11 3/8% Debentures bear interest at 11 3/8% per annum, payable semiannually on each January 15 and July 15. Through and including January 15, 2002, the entire amount of the interest payment on the 11 3/8% Debentures may be paid in cash or in additional 11 3/8% Debentures, at the discretion of American Radio. The
11 3/8% Debentures are unsecured obligations of American Radio and are subordinated in right of payment to all existing and future Senior Debt. The
11 3/8% Debentures will mature on January 15, 2009.

     The 11 3/8% Debentures are redeemable at the option of American Radio, in whole or in part, at any time on or after January 15, 2002, and prior to maturity, at a redemption price of 105.688% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the redemption date. The redemption price reduces over four years to a redemption price of 100% of principal amount in 2007 and thereafter.Notwithstanding the foregoing, at any time prior to January 15, 2000, American Radio may redeem up to 35% of the outstanding 11 3/8% Debentures from the net proceeds of a public or Rule 144A equity offering at a redemption price equal to 111.375% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, provided that at least $130.0 million principal amount of the 11 3/8% Debentures remain outstanding immediately after the occurrence of any such redemption. Upon a Change of Control and in the event of an Asset Sale, and in each case subject to certain conditions, American Radio will be required to make an offer to repurchase all the outstanding 11 3/8% Debentures at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

     The indenture pursuant to which the 11 3/8% Debentures were issued contains various restrictive covenants and events of default that are substantially similar in all material respects to the terms of the 9% Note Indenture.

7% DEBENTURES

     On August 31, 1998, American Radio notified the holders of the 7% Convertible Exchangeable Preferred Stock (the "7% Preferred Stock") that, as of September 30, 1998, American Radio will issue 7% Convertible Subordinated Debentures Due 2011 (the "7% Debentures") in exchange for the then outstanding shares of such 7% Preferred Stock. The 7% Debentures bear interest at 7% per annum, payable quarterly on each March 31, June 30, September 30 and December
31. The 7% Debentures are unsecured obligations of American Radio and are subordinated in right of payment to all existing and future Senior Indebtedness. The 7% Debentures will mature on June 30, 2011.

     The 7% Debentures are redeemable at the option of American Radio, in whole or in part, at any time on or after July 15, 1999, and prior to maturity, at a redemption price of 104.9% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the redemption date. The redemption price reduces over six years to a redemption price of 100% of the principal amount in 2006 and thereafter. Upon a Change of Control, and subject to certain conditions, each holder of 7% Debentures will have the right to require American Radio to purchase all or any portion of such holder's outstanding 7% Debentures at a price in cash equal to the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

     Holders of $42.50 principal amount of 7% Debentures will be entitled at any time to convert such 7% Debentures, in whole or in part, into $44.00 in cash and one share of Class A Common Stock of American Tower Corporation. As of July 31, 1998, the outstanding balance of the 7% Preferred Stock on this basis was $81.6 million.

     The indenture pursuant to which the 7% Debentures were issued contains a restrictive covenant that limits consolidations, mergers and transfers of all or substantially all American Radio's assets, subject to certain qualifications. Events of default under the 7% Debenture Indenture include, among other things,
(i) a default continuing for 30 days in the payment of interest when due, (ii) a default in the payment of any principal when due, (iii) the failure to comply with the covenants in the 7% Debenture Indenture, subject to grace periods, and
(iv) certain events of bankruptcy, insolvency or reorganization of American
Radio.

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

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Offerings, the Company will have outstanding
          shares of Class A Common Stock (          shares if the Underwriters'
over-allotment options are exercised in full). In addition, the Company will have outstanding shares of Class B Common Stock, all of which will be beneficially owned by CBS, which shares are convertible into Class A Common Stock as described under "Description of Capital Stock." All of the shares of Class A Common Stock offered hereby will generally be freely tradeable without restrictions or further registration under the Securities Act, except for any such shares held at any time by an "affiliate" of the Company, as such term is defined under Rule 144 promulgated under the Securities Act ("Rule 144"), described below. All the outstanding shares of Class B Common Stock held by CBS will continue to be "restricted securities" as defined in Rule 144 and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including, among others, the exemptions provided by Rule 144. The Company has agreed that it will, upon the request of CBS or any other rights holder, except for a limited period described in "Underwriting," use its best efforts to effect the registration under the applicable federal and state securities laws of any shares of Common Stock held by CBS or any such other rights holder, as applicable, or any of its affiliates with such rights to be assignable by CBS or any such other rights holder under certain circumstances. See "Relationships Between the Company and CBS -- Intercompany Arrangements -- Intercompany Agreement -- Registration Rights."

     In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned restricted securities within the meaning of Rule 144 ("Restricted Securities") for at least one year, and including the holding period of any prior owner other than an "affiliate," as that term is defined in Rule 144, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (a) 1% of the then-outstanding shares of Class A Common Stock and (b) the average weekly trading volume of the Class A Common Stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale with the Commission. Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice requirements and the availability of current public information about the Company. Rule 144(k) provides that a person (or persons whose shares are aggregated) who is not deemed an "affiliate" during the three months preceding a sale and who has beneficially owned shares for at least two years (including any period of ownership of preceding non-affiliated holders) is entitled to sell such shares at any time under Rule 144 without regard to the limitations described above. Sales of Restricted Securities by affiliates, even after a two-year holding period, must continue to be made in brokers' transactions, subject to the volume limitations described above. An "affiliate" of an issuer is a person that, directly or indirectly through one or more intermediaries, controls or is controlled by or under common control with such issuer.

     The Company, CBS and Mr. Karmazin have agreed, subject to certain exceptions, not to sell, offer or otherwise dispose of any shares of Common Stock (other than in the Offerings) or securities convertible into or exchangeable or exercisable for Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of Merrill Lynch. See "Underwriting."

     The Company intends to file one or more registration statements on Form S-8 pursuant to the Securities Act to register the shares of Class A Common Stock that will be reserved for issuance under certain of its benefit plans, thus permitting the resale in the public market, without restrictions or further registration under the Securities Act, of any shares of Class A Common Stock issued upon exercise of options that will be granted by the Company under such benefit plans to non-affiliates. Any such registration statements will become effective immediately upon filing. As of the date of this Prospectus, no options to purchase shares of Class A Common Stock have been granted by the Company to any of its employees under its benefit plans.

     Prior to the Offerings, there has been no public market for the Class A Common Stock. The Company can make no predictions as to the number of shares that may be sold in the future or the effect, if any, that sales of such shares, or the availability of such shares for future sale, will have on the market price of the Class A Common Stock prevailing from time to time. Future sales of substantial amounts of Class A Common Stock or Class B Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A Common Stock and could impair the

Company's future ability to raise capital through public offerings of equity securities. See "Risk Factors -- Shares Eligible for Future Sale."

      CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

     The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of the Class A Common Stock applicable to Non-United States Holders of such Class A Common Stock. For the purpose of this discussion, a "Non-United States Holder" is any holder that for United States federal income tax purposes is not a "United States person" (as defined below). This discussion does not address all aspects of United States federal income and estate taxation that may be relevant in light of such Non-United States Holder's particular facts and circumstances (such as being a U.S. expatriate) and does not address any tax consequences arising under the laws of any state, local or non-United States taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code") and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. The Company has not and will not seek a ruling from the Internal Revenue Service ("IRS") with respect to the United States Federal income and estate tax consequences described below, and as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth in this discussion. For purposes of this discussion, the term "United States person" means (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, (iii) an estate whose income is included in gross income for United States federal income tax purposes regardless of its source or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

     PROSPECTIVE NON-UNITED STATES INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSEQUENCES OF OWNING AND DISPOSING OF CLASS A COMMON STOCK.

DIVIDENDS

     If the Company pays a dividend, any dividend paid to a Non-United States Holder of Class A Common Stock generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. Dividends received by a Non-United States Holder that are effectively connected with a United States trade or business conducted by such Non-United States Holder are exempt from such withholding tax. However, such effectively connected dividends, net of certain deductions and credits, are taxed at the same graduated rates applicable to United States persons.

     In addition to the graduated tax described above, dividends received by a corporate Non-United States Holder that are effectively connected with a United States trade or business of the corporate Non-United States Holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

     A Non-United States Holder of Class A Common Stock that is eligible for a reduced rate of withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-United States Holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of his Class A Common Stock unless: (i) such gain is effectively connected with a United States trade or business of the Non-United States Holder (which gain, in the case of a corporate Non-United States Holder, must also be taken into account for branch profits tax purposes); (ii) the Non-United States Holder is an individual who holds such Class A Common Stock as a capital asset (within the meaning of Section 1221 of the Code) and who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which such sale or disposition occurs and certain other conditions are met; or (iii) the Company is or has been a "United States real property holding corporation" for federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. The Company has determined that it is not and does not believe that it will become a "United States real property holding corporation" for United States federal income tax purposes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Generally, the Company must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

     Dividends paid to a Non-United States Holder at an address within the United States may be subject to backup withholding at a rate of 31% if the Non-United States Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and certain other information to the payer. Backup withholding will generally not apply to dividends paid to Non-United States Holders at an address outside the United States on or prior to December 31, 1999 (unless the payer has knowledge that the payee is a United States person). Under recently finalized Treasury Regulations regarding withholding and information reporting (the "Final Regulations"), payment of dividends to Non-United States Holders at an address outside the United States after December 31, 1999 may be subject to backup withholding at a rate of 31% unless such Non-United States Holder satisfies certain certification requirements.

     Under current Treasury Regulations, the payment of the proceeds of the disposition of Class A Common Stock to or through the United States office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. Generally, the payment of the proceeds of the disposition by a Non-United States Holder of Class A Common Stock outside the United States to or through a foreign office of a broker will not be subject to backup withholding but will be subject to information reporting requirements if the broker is (a) a United States person, (b) a "controlled foreign corporation" for United States tax purposes or (c) a foreign person 50% or more of whose gross income for certain periods is from the conduct of a United States trade or business unless such broker has documentary evidence in its files of the holder's non-United States status and certain conditions are met or the holder otherwise establishes an exemption.

     In general, the recently promulgated Final Regulations, described above, do not significantly alter the substantive withholding and information reporting requirements but would alter the procedures for claiming benefits of an income tax treaty and change the certification procedures relating to the receipt by intermediaries of payments on behalf of the beneficial owner of shares of Class A Common Stock. Non-United States Holders should consult their tax advisors regarding the effect, if any, of the Final Regulations on an investment in the Class A Common Stock. The Final Regulations are generally effective for payments made after December 31, 1999.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

ESTATE TAX

     An individual Non-United States Holder who owns Class A Common Stock at the time of his death or had made certain lifetime transfers of an interest in Class A Common Stock will be required to include the value of such Class A Common Stock in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

     THE FOREGOING DISCUSSION IS A SUMMARY OF THE PRINCIPAL FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF THE OWNERSHIP, SALE OR OTHER DISPOSITION OF CLASS A COMMON STOCK BY NON-UNITED STATES HOLDERS. ACCORDINGLY, INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF CLASS A COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION.

                                  UNDERWRITING

     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and
               are acting as representatives (the "U.S. Representatives") of each of the Underwriters named below (the "U.S. Underwriters"). Subject to the terms and conditions set forth in a U.S. purchase agreement (the "U.S. Purchase Agreement") among the Company and the U.S. Underwriters, and concurrently with
the sale of           shares of Class A Common Stock to the International
Managers (as defined below), the Company has agreed to sell to the U.S. Underwriters, and each of the U.S. Underwriters severally and not jointly has agreed to purchase from the Company, the aggregate number of shares of Class A Common Stock set forth opposite its name below.

                                                                       NUMBER OF
                               U.S. UNDERWRITERS                        SHARES
                               -----------------                       ---------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated..........................................

                                                                       --------
             Total.................................................
                                                                       ========

     The Company has also entered into an international purchase agreement (the "International Purchase Agreement" and, together with the U.S. Purchase Agreement, the "Purchase Agreements") with certain underwriters outside the United States and Canada (the "International Managers" and together with the U.S. Underwriters, the "Underwriters"), for whom Merrill Lynch International
and     are acting as lead managers (the "Lead Managers"). Subject to the terms and conditions set forth in the International Purchase Agreement, and
concurrently with the sale of           shares of Class A Common Stock to the
U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Company has agreed to sell to the International Managers, and each of the International Managers severally and not jointly have agreed to purchase from the Company, an
aggregate of           shares of Class A Common Stock. The initial public
offering price per share of Class A Common Stock and the total underwriting discount per share of Class A Common Stock are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

     In the U.S. Purchase Agreement and the International Purchase Agreement, the several U.S. Underwriters and the several International Managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of the Class A Common Stock being sold pursuant to each such Purchase Agreement if any of the shares of Class A Common Stock being sold pursuant to each such Purchase Agreement are purchased. Under certain circumstances under the Purchase Agreements, the commitments of non-defaulting Underwriters may be increased. The closings with respect to the sale of shares of Class A Common Stock to be purchased by the U.S. Underwriters and the International Managers are conditioned upon one another.

     The U.S. Representatives have advised the Company that the U.S. Underwriters propose initially to offer the shares of Class A Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in
excess of $     per share of Class A Common Stock. The U.S. Underwriters may
allow, and such dealers may reallow, a discount not in excess of $     per share
of Class A Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has granted options to the U.S. Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of additional shares of Class A Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The U.S. Underwriters may exercise these options solely to cover over-allotments, if any, made on the sale of the Class A Common Stock offered hereby. To the extent that the U.S. Underwriters exercise these options, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of the Class A Common Stock proportionate to such U.S. Underwriter's initial amount reflected in the foregoing table. The Company has also granted options to the International Managers, exercisable for 30 days after the
date of this Prospectus, to purchase up to an aggregate of           additional
shares of Class A Common Stock to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters.

     At the request of the Company, the U.S. Underwriters have reserved for
sale, at the initial public offering price, up to           shares of Class A
Common Stock offered hereby to be sold to certain directors, officers, employees and related persons of the Company. The number of shares of Class A Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the Offerings will be offered by the Underwriters to the general public on the same terms as the other shares offered by this Prospectus.

     The Company, CBS and Mr. Karmazin have agreed, subject to certain exceptions, with the Underwriters not to directly or indirectly: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock (other than in the Offerings, pursuant to the Stock Option Plan or in connection with future acquisitions made by the Company in consideration for shares of Class A Common Stock) or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing; or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

     The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell shares of Class A Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. persons or to Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

     Prior to the Offerings, there has been no public market for the Class A Common Stock of the Company. The initial public offering price will be determined through negotiations among the Company and the U.S. Representatives and the Lead Managers. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, are price-earnings ratios of publicly traded companies that the U.S. Representatives and Lead Managers believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, and an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the Class A Common Stock or that the Class A Common Stock will trade in the public market subsequent to the Offerings at or above the initial public offering price.

     Application will be made for listing the Class A Common Stock on the NYSE under the symbol "INF." In order to meet the requirements for listing of the Class A Common Stock on that exchange, the U.S. Underwriters and the International Managers have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the U.S. Underwriters and International Managers may be required to make in respect thereof.

     Until the distribution of the Class A Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Class A Common Stock. As an exception to these rules, the U.S. Representatives are permitted to engage in certain transactions that stabilize the price of the Class A Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Class A Common Stock.

     If the Underwriters create a short position in the Class A Common Stock in connection with the Offerings, i.e., if they sell more shares of the Class A Common Stock than are set forth on the cover pages of this Prospectus, the U.S. Representatives and Lead Managers, respectively, may reduce that short position by purchasing Class A Common Stock in the open market. The U.S. Representatives and Lead Managers, respectively, may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The U.S. Representatives and Lead Managers, respectively, may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives or the Lead Managers purchase shares of the Class A Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Class A Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Class A Common Stock to the extent that it were to discourage resales of the Class A Common Stock.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives or the Lead Managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The U.S. Underwriters and the International Managers have informed the Company that they do not intend to confirm sales of the shares of the Class A Common Stock offered hereby to any accounts over which they exercise discretionary authority.

     Certain of the Underwriters or their affiliates from time to time provided investment banking financial advisory services to the Company, CBS Corporation and their respective affiliates, for which they have received customary compensation, and may continue to do so in the future.

                                 LEGAL MATTERS

     The validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company by Cravath, Swaine & Moore, New York, New York. Certain legal matters will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     The combined financial statements of the Company as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, included in this Prospectus and elsewhere in the Registration Statement have been audited by KPMG Peat Marwick LLP, independent certified public accountants. Such financial statements have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Old Infinity (formerly known as Infinity Broadcasting Corporation) as of December 31, 1995 and 1996, and for each of the years in the two-year period ended December 31, 1996, included in this Prospectus and elsewhere in the Registration Statement have been audited by KPMG Peat Marwick LLP, independent certified public accountants. Such financial statements have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     Upon the effectiveness of a Registration Statement on Form S-1, of which this Prospectus is a part, the Company will become subject to the information requirements of the Exchange Act and in accordance therewith will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661; and 13th Floor, Seven World Trade Center, New York, New York 10048. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

     In addition, CBS is subject to the information requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. Such reports and other information may be inspected and copied at the locations set forth above.

     The Company has filed with the Commission a Registration Statement on Form S-l under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Class A Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Electronic filings made by the Company through the Commission's Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Commission's World Wide Web site (http://www.sec.gov), which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. Upon listing on the NYSE (for which application will be made), reports and other information concerning the Company can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                         INDEX TO FINANCIAL STATEMENTS

               I  INFINITY BROADCASTING CORPORATION (THE COMPANY)

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Combined Statements of Earnings for the years ended December
  31, 1995, 1996 and 1997 and the six months ended June 30,
  1997 and 1998 (unaudited).................................   F-3
Combined Balance Sheets as of December 31, 1996 and 1997 and
  June 30, 1998 (unaudited).................................   F-4
Combined Statements of Changes in Stockholders' Equity for
  the years ended December 31, 1995, 1996 and 1997 and the
  six months ended June 30, 1998 (unaudited)................   F-5
Combined Statements of Cash Flows for the years ended
  December 31, 1995, 1996 and 1997 and the six months ended
  June 30, 1997 and 1998 (unaudited)........................   F-6
Notes to Combined Financial Statements......................   F-7

            II  AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-20
Consolidated Balance Sheets as of December 31, 1996 and
  1997......................................................  F-21
Consolidated Statements of Operations for the years ended
  December 31, 1995, 1996 and 1997..........................  F-23
Consolidated Statements of Stockholders' Equity (Deficiency)
  for the years ended December 31, 1995, 1996 and 1997......  F-24
Consolidated Statements of Cash Flows for the years ended
  December 31, 1995, 1996 and 1997..........................  F-26
Notes to Consolidated Financial Statements..................  F-27
Unaudited Condensed Consolidated Balance Sheets as of
  December 31, 1997 and March 31, 1998......................  F-70
Unaudited Condensed Consolidated Statements of Operations
  for the three months ended
  March 31, 1997 and 1998...................................  F-72
Unaudited Condensed Consolidated Statements of Cash Flows
  for the three months ended March 31, 1997 and 1998........  F-73
Notes to Consolidated Unaudited Condensed Financial
  Statements................................................  F-74

     III  INFINITY BROADCASTING CORPORATION AND SUBSIDIARIES (OLD INFINITY)

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-88
Consolidated Balance Sheets as of December 31, 1995 and
  1996......................................................  F-89
Consolidated Statements of Earnings for the years ended
  December 31, 1995 and 1996................................  F-90
Consolidated Statements of Cash Flows for the years ended
  December 31, 1995 and 1996................................  F-91
Consolidated Statements of Changes in Stockholders' Equity
  for the years ended December 31, 1995 and 1996............  F-92
Notes to Consolidated Financial Statements..................  F-93

     When the Reorganization referred to in notes 1 and 16(b) has been consummated, we will be in a position to render the following report.

                                          /s/  KPMG Peat Marwick LLP

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Infinity Broadcasting Corporation

     We have audited the accompanying combined balance sheets of Infinity Broadcasting Corporation as of December 31, 1996 and 1997 and the related combined statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Infinity Broadcasting Corporation as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

New York, New York
September 15, 1998, except for
note 16(a) which is as of
September 18, 1998
and note 16(b) which is as of
September   , 1998.

                       INFINITY BROADCASTING CORPORATION

                        COMBINED STATEMENTS OF EARNINGS
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                            SIX MONTHS ENDED
                                         YEARS ENDED DECEMBER 31,               JUNE 30,
                                    ----------------------------------    ---------------------
                                      1995        1996         1997         1997        1998
                                    --------    --------    ----------    --------    ---------
                                                                               (UNAUDITED)
Total revenues....................  $245,653    $637,883    $1,691,517    $789,098    $ 897,045
Less agency commissions...........   (29,365)    (83,795)     (211,426)    (97,707)    (111,673)
                                    --------    --------    ----------    --------    ---------
Net revenues......................   216,288     554,088     1,480,091     691,391      785,372
                                    --------    --------    ----------    --------    ---------
Operating expenses excluding
  depreciation and amortization...   136,419     343,920       888,405     432,900      465,776
Depreciation and amortization
  (notes 6 and 7).................    17,914      57,528       197,135      98,351      105,939
Corporate expenses................     8,736      13,434        22,277      10,965        8,870
                                    --------    --------    ----------    --------    ---------
Total operating expenses..........   163,069     414,882     1,107,817     542,216      580,585
                                    --------    --------    ----------    --------    ---------
Operating earnings................    53,219     139,206       372,274     149,175      204,787
Interest expense..................        --          --        (3,645)     (3,434)      (4,760)
Other income, net.................       191         309         5,978         547          521
                                    --------    --------    ----------    --------    ---------
Earnings before income taxes......    53,410     139,515       374,607     146,288      200,548
Income taxes (note 5).............    25,737      67,949       196,978      76,975      102,229
                                    --------    --------    ----------    --------    ---------
Net earnings......................  $ 27,673    $ 71,566    $  177,629    $ 69,313    $  98,319
                                    ========    ========    ==========    ========    =========
Net earnings per common share --
  basic and diluted...............  $           $           $             $           $
                                    ========    ========    ==========    ========    =========
Weighted average shares
  outstanding -- basic and
  diluted.........................
                                    ========    ========    ==========    ========    =========

            See accompanying Notes to Combined Financial Statements.

                       INFINITY BROADCASTING CORPORATION

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31,
                                                        ------------------------     JUNE 30,
                                                           1996          1997          1998
                                                        ----------    ----------    -----------
                                                                                    (UNAUDITED)
                                            ASSETS

Cash and cash equivalents.............................  $   19,882    $   22,522    $    43,391
Receivables (net of allowance for doubtful accounts of
  $11,417, $15,086 and $30,569, respectively).........     299,532       334,914        417,446
Prepaid and other current assets......................      31,541        27,255         59,430
Deferred tax assets (note 5)..........................      16,473        14,334         19,871
Assets held for sale..................................      70,347            --             --
                                                        ----------    ----------    -----------
Total current assets..................................     437,775       399,025        540,138
Property and equipment, net (note 6)..................     124,615       118,471        240,768
Intangible assets, net (note 7).......................   6,588,242     6,433,283      9,438,184
Other assets..........................................     111,320       123,324        141,230
                                                        ----------    ----------    -----------
Total assets..........................................  $7,261,952    $7,074,103    $10,360,320
                                                        ==========    ==========    ===========

                             LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued expenses (note 8)........  $  131,815    $  120,356    $   192,025
Accrued compensation..................................      26,554        30,904         40,150
Accrued interest......................................       5,440            27          7,948
Other current liabilities.............................         563           532          3,291
                                                        ----------    ----------    -----------
Total current liabilities.............................     164,372       151,819        243,414
Long-term debt (note 9)...............................     149,931         1,560        725,309
Deferred taxes (note 5)...............................     479,987       484,364      1,074,147
Other non-current liabilities.........................      48,961        38,972         45,101
                                                        ----------    ----------    -----------
Total liabilities.....................................     843,251       676,715      2,087,971
                                                        ----------    ----------    -----------

Contingent liabilities and other commitments (notes 10
  and 11).............................................

Stockholders' equity:
Preferred stock, par value $.01,           shares
  authorized, no shares issued and outstanding........          --            --             --
Class A common stock, par value $          ,
            shares authorized, no shares issued and
  outstanding.........................................          --            --             --
Class B common stock, par value $          ,
            shares authorized,           shares issued
  and outstanding.....................................          --            --             --
Contributed capital in excess of par value............   6,216,175     6,017,233      7,793,875
Accumulated earnings..................................     202,526       380,155        478,474
                                                        ----------    ----------    -----------
Total stockholders' equity............................   6,418,701     6,397,388      8,272,349
                                                        ----------    ----------    -----------
Total liabilities and stockholders' equity............  $7,261,952    $7,074,103    $10,360,320
                                                        ==========    ==========    ===========

            See accompanying Notes to Combined Financial Statements.

                       INFINITY BROADCASTING CORPORATION

             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                    (DOLLARS AND SHARE AMOUNTS IN THOUSANDS)

                                                 CLASS A COMMON     CLASS B COMMON     CONTRIBUTED
                             PREFERRED STOCK         STOCK               STOCK           CAPITAL                        TOTAL
                             ----------------   ----------------   -----------------   IN EXCESS OF   ACCUMULATED   STOCKHOLDERS'
                             SHARES   AMOUNT    SHARES   AMOUNT    SHARES    AMOUNT     PAR VALUE      EARNINGS        EQUITY
                             ------   -------   ------   -------   ------   --------   ------------   -----------   -------------
Balance at December 31,
  1994.....................    --     $    --     --     $    --            $           $  408,166     $103,287      $  511,453
Net earnings...............                                                                              27,673          27,673
Contribution for CBS Inc.
  Radio acquisition (note
  3).......................                                                              1,204,442                    1,204,442
Intercompany activity,
  net......................                                                                (83,966)                     (83,966)
                               --     -------     --     -------     --     --------    ----------     --------      ----------
Balance at December 31,
  1995.....................    --          --     --          --                         1,528,642      130,960       1,659,602
Net earnings...............                                                                              71,566          71,566
Contribution for Old
  Infinity acquisition
  (note 3).................                                                              4,706,794                    4,706,794
Intercompany activity,
  net......................                                                                (19,261)                     (19,261)
                               --     -------     --     -------     --     --------    ----------     --------      ----------
Balance at December 31,
  1996.....................    --          --     --          --                         6,216,175      202,526       6,418,701
Net earnings...............                                                                             177,629         177,629
Intercompany activity,
  net......................                                                               (198,942)                    (198,942)
                               --     -------     --     -------     --     --------    ----------     --------      ----------
Balance at December 31,
  1997.....................    --          --     --          --                         6,017,233      380,155       6,397,388
Net earnings (unaudited)...                                                                              98,319          98,319
Contribution for American
  Radio acquisition (note
  3) (unaudited)...........                                                              1,400,000                    1,400,000
Contribution to repay
  American Radio assumed
  debt (note 3)
  (unaudited)..............                                                                566,576                      566,576
Intercompany activity, net
  (unaudited)..............                                                               (189,934)                    (189,934)
                               --     -------     --     -------     --     --------    ----------     --------      ----------
Balance at June 30, 1998
  (note 16) (unaudited)....    --     $    --     --     $    --            $           $7,793,875     $478,474      $8,272,349
                               ==     =======     ==     =======     ==     ========    ==========     ========      ==========

            See accompanying Notes to Combined Financial Statements.

                       INFINITY BROADCASTING CORPORATION

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                           YEARS ENDED DECEMBER 31,          SIX MONTHS ENDED JUNE 30,
                                     -------------------------------------   -------------------------
                                        1995          1996         1997         1997          1998
                                     -----------   -----------   ---------   ----------   ------------
                                                                                    (UNAUDITED)
Net cash flows from operating
  activities:
Net earnings.......................  $    27,673   $    71,566   $ 177,629   $  69,313    $    98,319
Adjustments to reconcile net
  earnings to net cash provided by
  operating activities:
Depreciation and amortization......       17,914        57,528     197,135      98,351        105,939
Deferred taxes.....................        2,073         3,012      13,883       5,426         (3,812)
Gain on sales of assets, net.......           --            --      (3,584)        416             --
Changes in assets and liabilities,
  net of acquisitions and
  dispositions:
(Increase) decrease in accounts
  receivable.......................       (4,015)      (10,248)    (35,382)      9,769          5,937
(Increase) decrease in other
  assets...........................        1,500        (3,100)    (14,924)    (23,830)       (10,203)
Increase (decrease) in accounts
  payable and accrued expenses.....        2,259         4,611     (11,459)     10,834         13,897
Increase (decrease) in accrued
  interest.........................           --            --      (3,858)     (3,858)         1,045
Increase (decrease) in other
  liabilities......................        1,997       (19,426)     (9,176)     (5,284)        (8,410)
                                     -----------   -----------   ---------   ---------    -----------
Net cash provided by operating
  activities.......................       49,401       103,943     310,264     161,137        202,712
                                     -----------   -----------   ---------   ---------    -----------
Cash flows from investing
  activities:
Proceeds from dispositions.........           --            --      87,475      74,525         11,831
Business acquisitions and
  investments......................   (1,204,442)     (994,165)    (50,341)    (45,764)    (1,393,326)
Capital expenditures...............       (9,368)       (6,682)    (15,264)     (5,319)       (10,987)
                                     -----------   -----------   ---------   ---------    -----------
Net cash (used for) provided by
  investing activities.............   (1,213,810)   (1,000,847)     21,870      23,442     (1,392,482)
                                     -----------   -----------   ---------   ---------    -----------
Cash flows from financing
  activities:
Receipts from (payments to) CBS,
  net..............................    1,164,221       916,771    (179,563)    (27,940)     1,777,215
Repayment of debt..................           --            --    (149,931)   (149,931)      (566,576)
                                     -----------   -----------   ---------   ---------    -----------
Net cash provided by (used for)
  financing activities.............    1,164,221       916,771    (329,494)   (177,871)     1,210,639
                                     -----------   -----------   ---------   ---------    -----------
Increase (decrease) in cash and
  cash equivalents.................         (188)       19,867       2,640       6,708         20,869
Cash and cash equivalents at
  beginning of period..............          203            15      19,882      19,882         22,522
                                     -----------   -----------   ---------   ---------    -----------
Cash and cash equivalents at end of
  period...........................  $        15   $    19,882   $  22,522   $  26,590    $    43,391
                                     ===========   ===========   =========   =========    ===========
Supplemental disclosures of cash
  flow information:
Cash paid during the year for:
Interest...........................  $        --   $        --   $   9,058   $   8,852    $     3,715
Income taxes.......................       23,664        64,937     163,720      71,549        106,041

  For information related to non-cash transactions, see note 3 to the combined financial statements.

            See accompanying Notes to Combined Financial Statements.

                       INFINITY BROADCASTING CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

       DECEMBER 31, 1995, 1996 AND 1997 (INFORMATION AS OF JUNE 30, 1998 AND THE SIX MONTH PERIODS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

(1) BASIS OF PRESENTATION

     Infinity Broadcasting Corporation (the "Company") was incorporated in September 1998. The Company was formed to own and operate CBS Corporation's ("CBS") out-of-home media business consisting of radio and outdoor advertising. CBS, prior to December 1, 1997, was known as Westinghouse Electric Corporation ("Westinghouse").

     On November 24, 1995, Westinghouse acquired CBS Inc. On December 31, 1996, Westinghouse acquired Infinity Broadcasting Corporation and subsidiaries which included TDI Worldwide, Inc. ("TDI") (collectively referred to as "Old Infinity"). On June 4, 1998, CBS acquired the radio broadcasting operations of American Radio Systems Corporation, which was subsequently renamed CBS Radio, Inc. (herein referred to as "American Radio"). The combined financial statements have been prepared assuming the consideration to effect these acquisitions was contributed to the Company and has been recorded by the Company as a capital contribution. Accordingly, these acquisitions have been presented as the Company's transactions and have been recorded under the purchase method of accounting. The Company's Combined Statements of Earnings include the operating results of the radio stations acquired from CBS Inc., Old Infinity and American Radio from their respective dates of acquisition. See note 3 to the combined financial statements.

     Subsequent to June 30, 1998, CBS will effect a reorganization (the "Reorganization") by contributing to the Company at book value all of its assets and subsidiaries comprising the out-of-home media business. Included in this contribution will be all of CBS's out-of-home media assets, including those acquired from CBS Inc., Old Infinity (including TDI) and American Radio. During the period covered by these combined financial statements, these assets were under common control as an integral part of CBS's overall operations. These combined financial statements have been prepared from CBS's historical accounting records and present the operations of the business that will be owned and operated by the Company as if the Company had been a separate entity for all periods presented. Furthermore, acquisitions consummated by CBS have been presented as if they were made by the Company and the consideration to effect these acquisitions was contributed by CBS.

     The financial information included herein may not necessarily reflect the combined results of operations, financial position, changes in stockholders' equity and cash flows of the Company in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Combination

     The combined financial statements include the net assets and entities described in note 1. All material intercompany accounts and transactions have been eliminated.

  Revenue Recognition

     Revenues are primarily derived from the sale of radio advertising spots and are recognized when the spots are broadcast. The Company also receives advertising revenues on the sale of outdoor advertising space. Revenues from outdoor advertising space are recognized proportionately over the contract term.

  Stock-Based Compensation

     The Company measures compensation cost for stock-based awards, including awards issued by CBS, using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." The pro forma net earnings and pro forma

                       INFINITY BROADCASTING CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

       DECEMBER 31, 1995, 1996 AND 1997 (INFORMATION AS OF JUNE 30, 1998
           AND THE SIX MONTH PERIODS ENDED JUNE 30, 1997 AND 1998 IS
                           UNAUDITED) -- (CONTINUED)

earnings per share disclosures using the fair value based method defined in Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," are provided in note 13 to the combined financial statements.

  Property and Equipment

     Property and equipment are recorded at cost and depreciated over their estimated useful lives. Depreciation is generally computed on the straight-line method based on useful lives of 27.5 to 40 years for buildings, 20 years for land improvements, and 3 to 12 years for equipment. Leasehold improvements are amortized over the shorter of the useful life or the term of the lease. Expenditures for additions and improvements are capitalized, and costs for repairs and maintenance are charged to operations as incurred.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash on hand and investments in money market accounts.

  Intangible Assets

     Intangible assets primarily include goodwill, Federal Communications Commission ("FCC") licenses, which are limited as to availability and have historically appreciated in value with the passage of time, and transit franchise agreements. Goodwill represents the excess of the purchase price of acquired businesses over the estimated fair value of tangible and identifiable intangible net assets acquired. Identifiable intangible assets and goodwill are amortized using the straight-line method over their estimated lives but not in excess of 40 years. Subsequent to the acquisition of an intangible or other long-lived asset, the Company evaluates whether later events and circumstances indicate the remaining estimated useful life of that asset may warrant revision or that the remaining carrying value of such asset may not be recoverable. When factors indicate that an intangible or other long-lived asset should be evaluated for possible impairment, the Company uses an estimate of the related asset's undiscounted future cash flows over the remaining life of that asset in measuring recoverability. If such an analysis indicates that impairment has in fact occurred, the Company writes down the book value of the intangible or other long-lived asset to its fair value.

  Fair Value of Financial Instruments

     The estimated fair value of financial instruments is determined by the Company using the best available market information and appropriate valuation methodologies. However, considerable judgment is necessary in interpreting market data to develop the estimates of fair value. Accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange or the value that ultimately will be realized by the Company upon maturity or disposition. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

     Most of the Company's financial instruments, including cash, trade receivables and payables and accruals, are short-term in nature. Accordingly, the carrying amount of the Company's financial instruments approximates their fair value. The carrying amount of long-term debt approximates fair value.

  Income Taxes

     Income taxes are provided using the asset and liability method in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are recognized based on differences between book and tax bases of assets and liabilities using presently enacted tax rates. The provision for income taxes is the sum of the amount of income tax paid or payable for the year as determined by applying the

                       INFINITY BROADCASTING CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

       DECEMBER 31, 1995, 1996 AND 1997 (INFORMATION AS OF JUNE 30, 1998
           AND THE SIX MONTH PERIODS ENDED JUNE 30, 1997 AND 1998 IS
                           UNAUDITED) -- (CONTINUED)

provisions of enacted tax laws to taxable income for that year and the net changes during the year in the Company's deferred tax assets and liabilities other than changes arising from acquisitions and dispositions.

     During the periods presented, the Company was part of the CBS consolidated tax return. The Company has provided for income taxes as if it were a stand-alone tax payer in accordance with SFAS 109.

     The Company intends to enter into a tax sharing agreement with CBS (see note 14). Current taxes payable have been paid immediately through contributed capital. In the future, the Company will reimburse CBS based upon the terms of the Tax Sharing Agreement.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the combined financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates, including those related to intangible assets, program rights, contracts, allowances for doubtful accounts, income taxes and litigation based on currently available information. Changes in facts and circumstances may result in revised estimates.

  New Pronouncements

     In June 1997, SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," were issued. SFAS 130 requires that an enterprise report by major component and as a single total the change in its net assets from non-owner sources during the period. SFAS 131 establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas, and major customers. Both statements are effective for fiscal years beginning after December 15, 1997 and were adopted during 1998. Adoption of these statements did not impact the Company's combined financial position, results of operations, or cash flows.

     At December 31, 1997, the Company adopted SFAS No. 128, "Earnings per Share," which establishes standards for computing and disclosing basic and diluted earnings per common share. Earnings per common share for all periods presented reflect the provisions of SFAS 128.

(3) ACQUISITIONS

     On November 25, 1995, the Company acquired the radio operations of CBS Inc. for cash contributed by CBS of approximately $1.2 billion. This acquisition was accounted for using the purchase method of accounting.

     On December 31, 1996, the Company acquired Old Infinity for $4.7 billion consisting of $3.8 billion of CBS common stock and $.9 billion of debt, which was repaid immediately prior to the acquisition. The CBS common stock and cash used to repay the debt were contributed to the Company for purposes of this acquisition and recorded as contributed capital. In connection with the acquisition of Old Infinity, the Company was required to divest certain radio stations to comply with the FCC limitations on the number of broadcasting properties the Company may own. The assets of the divested stations were included as assets held for sale as of December 31, 1996, and the divestitures were completed during the first quarter of 1997.

     On June 4, 1998, the Company completed the acquisition of the radio broadcasting operations of American Radio for approximately $1.4 billion in cash plus the assumption of debt with a fair value of

                       INFINITY BROADCASTING CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

       DECEMBER 31, 1995, 1996 AND 1997 (INFORMATION AS OF JUNE 30, 1998
           AND THE SIX MONTH PERIODS ENDED JUNE 30, 1997 AND 1998 IS
                           UNAUDITED) -- (CONTINUED)

approximately $1.3 billion. The Company received a $1.4 billion capital contribution to effect this acquisition. In conjunction with the acquisition, the Company received an additional capital contribution of $566.6 million to repay a portion of the debt assumed in the American Radio acquisition.

     The estimated fair values of assets acquired and liabilities assumed (which for American Radio are based upon preliminary estimates that may be modified at a later date) are summarized in the following table:

             FAIR VALUES OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
                                 (IN MILLIONS)

                                                         OLD INFINITY AT    AMERICAN RADIO AT
                                                          DECEMBER 31,           JUNE 4,
                                                              1996                1998
                                                         ---------------    -----------------
                                                                               (UNAUDITED)
Cash...................................................      $   --              $    18
Receivables............................................         180                   88
Investments............................................         107                   --
Assets held for sale...................................          70                   --
Property and equipment.................................          39                  122
Identifiable intangible assets:
FCC licenses...........................................         996                2,200
Other..................................................         277                   --
Goodwill...............................................       3,630                  887
Other assets...........................................          31                   44
Debt...................................................        (149)              (1,291)
Deferred income taxes..................................        (328)                (588)
Other liabilities......................................        (146)                 (80)
                                                             ------              -------
          Total purchase price.........................      $4,707              $ 1,400
                                                             ======              =======

     The following unaudited pro forma information reflects the results of operations of the Company combined with those of the following acquisitions for
(i) the year ended December 31, 1997 and the six month period ended June 30, 1998 as if the American Radio acquisition occurred on January 1, 1997, and (ii) the year ended December 31, 1996 as if the acquisition of Old Infinity occurred on January 1, 1996. The pro forma results give effect to certain purchase accounting adjustments, including additional depreciation expense resulting from a step-up in the basis of fixed assets, additional amortization expense from goodwill and other identifiable intangible assets, increased interest expense from acquisition debt and related income tax effects.

                               PRO FORMA RESULTS
               (UNAUDITED, IN MILLIONS EXCEPT PER-SHARE AMOUNTS)

                                                            YEAR ENDED       SIX MONTHS
                                                           DECEMBER 31,        ENDED
                                                         ----------------     JUNE 30,
                                                          1996      1997        1998
                                                         ------    ------    ----------
Net revenues...........................................  $1,305    $1,873       $953
Net earnings...........................................      82       161         88
Net earnings per common share-basic and diluted........

                       INFINITY BROADCASTING CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

       DECEMBER 31, 1995, 1996 AND 1997 (INFORMATION AS OF JUNE 30, 1998
           AND THE SIX MONTH PERIODS ENDED JUNE 30, 1997 AND 1998 IS
                           UNAUDITED) -- (CONTINUED)

     This pro forma financial information is presented for comparative purposes only and is not necessarily indicative of the operating results that actually would have occurred had the Old Infinity and American Radio acquisitions been consummated on January 1, 1996 and 1997, respectively. In addition, these results are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combined operations.

(4) EMPLOYEE BENEFIT PLANS

     Certain of the Company's employees are covered by various pension plans sponsored by CBS. Most pension plan benefits are based on either years of service and compensation levels at the time of retirement, a formula based on career earnings or a final average compensation amount. Pension benefits generally are paid from trusts funded by contributions from employees and/or CBS. The pension funding policy is consistent with funding requirements of U.S. federal and other governmental laws and regulations. Certain employees are also covered by postretirement benefit arrangements sponsored by CBS consisting of various retiree medical, dental and life insurance arrangements.

     The Company has accounted for these plans as a multi-employer plan. The Company's allocated expense under benefit plans sponsored by CBS was as follows for the years ended December 31, 1995, 1996 and 1997:

                                                            1995      1996      1997
                                                           ------    ------    ------
                                                                 (IN THOUSANDS)
Pension plan cost........................................  $4,994    $5,393    $5,451
Postretirement benefit plan cost.........................   1,729     1,581     1,524

     SFAS No. 112, "Employers Accounting for Postemployment Benefits," does not have a significant effect on the Company's combined financial position or results of operations.

     Substantially all of the Company's employees can participate in various defined contribution savings plans sponsored by the Company or CBS. Such plans generally allow employees to contribute up to 20% of their income on a pretax basis. Depending on the particular plan, the Company will match 100% of the employee's contribution, match 50% of the first 6% of the employees base earnings, match up to $1,000 or match on a discretionary basis.

                       INFINITY BROADCASTING CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

       DECEMBER 31, 1995, 1996 AND 1997 (INFORMATION AS OF JUNE 30, 1998
           AND THE SIX MONTH PERIODS ENDED JUNE 30, 1997 AND 1998 IS
                           UNAUDITED) -- (CONTINUED)

(5) INCOME TAXES

     Income tax expense included in the combined financial statements is as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                        1995       1996        1997
                                                       -------    -------    --------
                                                               (IN THOUSANDS)
Current:
Federal..............................................  $19,476    $53,444    $150,689
State................................................    4,188     11,493      32,406
                                                       -------    -------    --------
Total current income tax expense.....................   23,664     64,937     183,095
                                                       -------    -------    --------
Deferred:
Federal..............................................    1,706      2,479      11,426
State................................................      367        533       2,457
                                                       -------    -------    --------
Total deferred income tax expense....................    2,073      3,012      13,883
                                                       -------    -------    --------
Income tax expense...................................  $25,737    $67,949    $196,978
                                                       =======    =======    ========

     Deferred income taxes result from temporary differences in the financial bases and tax bases of assets and liabilities. As of December 31, 1996 and 1997, deferred tax assets were $16.5 million and $14.3 million, respectively, and deferred tax liabilities were $480.0 million and $484.4 million, respectively. The net deferred tax liabilities at December 31, 1996 and 1997 of $463.5 million and $470.1 million result primarily from temporary differences related to intangible assets. During 1997, the Company utilized net operating loss carryforwards of $19.4 million arising from previous acquisition transactions.

     A reconciliation of the U.S. Federal statutory tax rate on earnings to the Company's effective tax rate on earnings before income taxes is summarized as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                              1995      1996      1997
                                                              -----     -----     -----
Federal income tax statutory rate...........................   35%       35%       35%
Increase in rate resulting from:
Amortization of non-deductible goodwill.....................    7         7        11
State income tax expense, net of federal effect.............    6         6         6
Other.......................................................   --         1         1
                                                               --        --        --
Income tax effective rate...................................   48%       49%       53%
                                                               ==        ==        ==

     The Company intends to enter into a tax sharing agreement with CBS (see notes 2 and 14).

                       INFINITY BROADCASTING CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

       DECEMBER 31, 1995, 1996 AND 1997 (INFORMATION AS OF JUNE 30, 1998
           AND THE SIX MONTH PERIODS ENDED JUNE 30, 1997 AND 1998 IS
                           UNAUDITED) -- (CONTINUED)

(6) PROPERTY AND EQUIPMENT

                                                         DECEMBER 31,
                                                     --------------------    JUNE 30,
                                                       1996        1997        1998
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Land and buildings.................................  $ 53,577    $ 70,030    $115,606
Equipment..........................................   101,750      99,142     175,790
Construction in progress...........................     4,593       4,922      12,238
                                                     --------    --------    --------
                                                      159,920     174,094     303,634
Accumulated depreciation and amortization..........   (35,305)    (55,623)    (62,866)
                                                     --------    --------    --------
Property and equipment, net........................  $124,615    $118,471    $240,768
                                                     ========    ========    ========

     For the years ended December 31, 1995, 1996 and 1997 and for the six month periods ended June 30, 1997 and 1998, depreciation expense totaled $4.1 million, $11.7 million, $20.4 million, $9.9 million and $10.4 million, respectively.

(7) INTANGIBLE ASSETS

                                                       DECEMBER 31,
                                                 ------------------------     JUNE 30,
                                                    1996          1997          1998
                                                 ----------    ----------    ----------
                                                             (IN THOUSANDS)
Goodwill.......................................  $4,966,766    $4,958,090    $5,856,176
FCC licenses...................................   1,456,525     1,486,797     3,689,135
Transit franchise agreements...................     276,700       276,801       276,801
                                                 ----------    ----------    ----------
                                                  6,699,991     6,721,688     9,822,112
Accumulated amortization.......................    (111,749)     (288,405)     (383,928)
                                                 ----------    ----------    ----------
Intangible assets, net.........................  $6,588,242    $6,433,283    $9,438,184
                                                 ==========    ==========    ==========

     For the years ended December 31, 1995, 1996 and 1997 and for the six month periods ended June 30, 1997 and 1998, amortization expense totaled $13.8 million, $45.8 million, $176.7 million, $88.5 million and $95.5 million, respectively.

     Goodwill, FCC licenses and transit franchise agreements are presented on the balance sheet net of accumulated amortization. As of December 31, 1996 and 1997 and June 30, 1998, accumulated amortization for goodwill was $99.3 million, $224.7 million and $290.0 million, respectively, accumulated amortization for FCC licenses was $12.5 million, $49.6 million and $72.7 million, respectively, and accumulated amortization for transit franchise agreements was $0, $14.1 million and $21.2 million, respectively.

                       INFINITY BROADCASTING CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

       DECEMBER 31, 1995, 1996 AND 1997 (INFORMATION AS OF JUNE 30, 1998
           AND THE SIX MONTH PERIODS ENDED JUNE 30, 1997 AND 1998 IS
                           UNAUDITED) -- (CONTINUED)

(8) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

                                                         DECEMBER 31,
                                                     --------------------    JUNE 30,
                                                       1996        1997        1998
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Accounts payable...................................  $ 23,765    $ 30,931    $ 44,223
Accrued transit franchise payments.................    14,752      20,630      20,188
Accrued programming losses.........................    44,004      13,081      13,247
Other..............................................    49,294      55,714     114,367
                                                     --------    --------    --------
Total accounts payable and accrued expenses........  $131,815    $120,356    $192,025
                                                     ========    ========    ========

(9) LONG-TERM DEBT

     Long-term debt consists of the following:

                                                          DECEMBER 31,
                                                       ------------------    JUNE 30,
                                                         1996       1997       1998
                                                       --------    ------    --------
                                                               (IN THOUSANDS)
9% Senior Subordinated Notes.........................  $     --    $   --    $175,000
9 3/4% Senior Subordinated Notes.....................        --        --     150,000
11 3/8% Cumulative Exchangeable Preferred Stock......        --        --     215,550
7% Convertible Exchangeable Preferred Stock..........        --        --     142,353
10 3/8% Notes........................................   149,931        --          --
Other................................................       563     2,092       4,020
Unamortized premium, net.............................        --        --      41,677
                                                       --------    ------    --------
Total debt...........................................   150,494     2,092     728,600
Less current portion.................................      (563)     (532)     (3,291)
                                                       --------    ------    --------
Long-term debt, net of current portion...............  $149,931    $1,560    $725,309
                                                       ========    ======    ========

     In conjunction with the acquisition of American Radio on June 4, 1998, the Company assumed approximately $1.3 billion of American Radio debt, of which $566.6 million borrowed under their revolving credit agreement was repaid shortly after the acquisition. The Senior Subordinated Notes and the 11 3/8% Cumulative Exchangeable Preferred Stock were recorded at their fair market value as of the acquisition date, which resulted in a net premium of approximately $42.7 million.

     The indentures for each of these obligations include certain covenants including, among others, limitations on sales of assets, dividend payments, future indebtedness and issuance of preferred stock, and require an offer to purchase within 15 days after the occurrence of a Change of Control (as defined) the outstanding securities at a price of 101% of the principal amount thereof (at par, for the 7% Convertible Exchangeable Preferred Stock), plus any accrued and unpaid interest. As a result of the change of control upon the acquisition of American Radio by CBS, an offer to purchase was made in June 1998. An offer to purchase will also be made in conjunction with the Reorganization discussed in note 1.

                       INFINITY BROADCASTING CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

       DECEMBER 31, 1995, 1996 AND 1997 (INFORMATION AS OF JUNE 30, 1998
           AND THE SIX MONTH PERIODS ENDED JUNE 30, 1997 AND 1998 IS
                           UNAUDITED) -- (CONTINUED)

     Below are summarized the significant provisions of each of the American Radio debt obligations.

  9% Senior Subordinated Notes (the "9% Notes")

     As of June 30, 1998, $175.0 million (face value) of these 9% Notes were outstanding. In July 1998, $6.5 million of the outstanding principal was redeemed pursuant to the offer to purchase described above.

     Interest is payable semi-annually on February 1 and August 1 with the face amount of the 9% Notes due on February 1, 2006. The 9% Notes are redeemable at the option of American Radio, in whole or in part at any time on or after February 1, 2001 at a redemption price of 104.5% of principal amount, plus any accrued and unpaid interest. The redemption price reduces over three years to a redemption price of 100% of the principal amount beginning February 1, 2004.

  9 3/4% Senior Subordinated Notes (the "9 3/4% Notes")

     As of June 30, 1998, $150.0 million (face value) of these 9 3/4% Notes were outstanding. In July 1998, $1.0 million of the then outstanding principal was redeemed pursuant to the offer to purchase described above.

     Interest is payable semi-annually on June 1 and December 1 with the face amount of the 9 3/4% Notes due on February 1, 2006. The 9 3/4% Notes are redeemable at the option of American Radio, in whole or in part at any time on or after December 1, 2000 at a redemption price of 104.875% of the principal amount, plus any accrued and unpaid interest. The redemption price reduces over three years to a redemption price of 100% of the principal amount in 2003 and thereafter.

  11 3/8% Cumulative Exchangeable Preferred Stock

     As of July 15, 1998 these preferred shares were converted into 11 3/8% Subordinated Exchangeable Debentures (the "11 3/8 Debentures") with the then outstanding principal amount of $210.6 million (face amount) due January 15, 2009. Interest is payable semi-annually on January 15 and July 15.

     The 11 3/8% Debentures are redeemable at the option of American Radio, for cash at any time after January 15, 2002, initially at 105.688% of the outstanding principal, declining ratably to par immediately after January 15, 2007, plus any accrued and unpaid interest. American Radio is required, subject to certain conditions, to redeem all 11 3/8% Debentures outstanding on January 15, 2009 at a redemption price equal to 100% of the principal amount, plus any accrued and unpaid interest.

  7% Convertible Exchangeable Preferred Stock (the "Convertible Preferred
Stock")

     As of June 30, 1998, 137,500 shares (or 2,750,000 Depositary Shares with each Depositary Share representing ownership of one-twentieth of a share of Convertible Preferred Stock) were outstanding. Prior to the acquisition of American Radio, these shares were convertible, at the option of the holder at any time, into shares of American Radio common stock at a conversion price of $42.50 per share of common stock (equivalent to a conversion rate of 1.1765 shares of common stock per Depositary Share). Subsequent to the acquisition, these securities are convertible at the option of the holder into merger consideration consisting of cash (equivalent to $44.00 per share of common stock) and shares of American Tower Corporation ("Tower") (formerly a wholly owned subsidiary of American Radio and now an independently publicly traded company). The Company currently holds sufficient shares of Tower to satisfy this obligation. During July 1998, 58,673 shares of Convertible Preferred Stock were redeemed for $60.7 million, and as of July 31, 1998 the remaining balance outstanding was $81.6 million.

                       INFINITY BROADCASTING CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

       DECEMBER 31, 1995, 1996 AND 1997 (INFORMATION AS OF JUNE 30, 1998
           AND THE SIX MONTH PERIODS ENDED JUNE 30, 1997 AND 1998 IS
                           UNAUDITED) -- (CONTINUED)

     The Convertible Preferred Stock is redeemable, in whole or in part, at the option of American Radio, for cash at any time after July 15, 1999, initially at $1,049 per share ($52.45 per Depositary Share), declining ratably to $1,000 per share immediately after July 15, 2006, plus accrued and unpaid dividends. The Convertible Preferred Stock is exchangeable at the option of American Radio for 7% Convertible Subordinated Debentures due 2011 (the 7% Debentures) at a rate of $1,000 principal amount of 7% Debentures for each share of Convertible Preferred Stock ($50 principal amount for each Depositary Share.) On August 31, 1998 the holders of the Convertible Preferred Stock were given notice that these securities will be converted into 7% Debentures as of September 30, 1998.

     Dividends on the Convertible Preferred Stock are cumulative at an annual rate of 7% (equivalent to $3.50 per Depositary Share), accruing from the date of original issuance (June 25, 1996) and are payable quarterly in arrears on March 31, June 30, September 30 and December 31, commencing September 30, 1996. The ability of American Radio to pay dividends is restricted under the terms of the 9% Notes and the 9 3/4% Notes and is prohibited during the existence of a default under the indentures.

  Other

     In March 1997, the Company redeemed for $149.9 million the 10 3/8% Notes, which were issued by Old Infinity prior to its acquisition by the Company.

     The Company has $3.3 million of long-term debt maturing during the year ended December 31, 1998. There are no significant scheduled long-term debt repayments from January 1, 1999 to December 31, 2002.

(10) LEGAL MATTERS

     The Company is party to various legal proceedings arising in the ordinary course of business. In the opinion of management of the Company, however, there are no legal proceedings pending against the Company likely to have a material adverse effect on the Company.

(11) CONTINGENT LIABILITIES AND OTHER COMMITMENTS

  Leases

     The Company has commitments under operating leases for certain facilities and equipment. Rental expense for the years ended December 31, 1995, 1996, and 1997 was $2.7 million, $7.7 million, and $17.5 million, respectively. These amounts include immaterial amounts for contingent rentals and sublease income.

     Additionally, the Company's outdoor advertising business has franchise rights entitling it to display advertising on such media as buses, taxis, trains, bus shelters, terminals, billboards, and phone kiosks. Under most of these franchise agreements, the franchiser is entitled to receive the greater of a percentage of the relevant advertising revenues, net of advertising agency fees, or a specified guaranteed minimum annual payment. Franchise payments totaled $192.0 million in 1997.

                       INFINITY BROADCASTING CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

       DECEMBER 31, 1995, 1996 AND 1997 (INFORMATION AS OF JUNE 30, 1998
           AND THE SIX MONTH PERIODS ENDED JUNE 30, 1997 AND 1998 IS
                           UNAUDITED) -- (CONTINUED)

     At December 31, 1997, aggregate minimum rental payments due during the next five years and thereafter are as follows:

                            MINIMUM RENTAL PAYMENTS
                                 (IN THOUSANDS)

                                                                           GUARANTEED
                                                                            MINIMUM
                                                              OPERATING    FRANCHISE
DECEMBER 31,                                                   LEASES       PAYMENTS
------------                                                  ---------    ----------
  1998......................................................  $ 19,599      $152,927
  1999......................................................    16,798       156,719
  2000......................................................    14,965       126,201
  2001......................................................    13,098        86,521
  2002......................................................    13,092        40,702
  Thereafter................................................    40,495         4,377
                                                              --------      --------
  Minimum rental payments...................................  $118,047      $567,447
                                                              ========      ========

  Other Commitments

     The Company routinely enters into commitments to purchase the rights to broadcast sporting events. These contracts permit the broadcast of such properties for various periods. At December 31, 1997, the Company was committed to make payments under such broadcasting contracts, along with commitments for talent contracts, of $249.2 million. At December 31, 1997, aggregate payments related to these commitments during the next five years and thereafter are as follows:

DECEMBER 31,
------------                                                  (IN THOUSANDS)
  1998......................................................     $ 85,709
  1999......................................................       78,888
  2000......................................................       54,761
  2001......................................................       20,970
  2002......................................................        7,425
  Thereafter................................................        1,425
                                                                 --------
          Total other commitments...........................     $249,178
                                                                 ========

(12) STOCKHOLDERS' EQUITY

     Holders of Class A Common Stock and Class B Common Stock generally have identical voting rights and vote together as a single class (and not as separate classes), except that holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to five votes per share and the shares of Class B Common Stock maintain certain conversion rights and transfer restrictions. Holders of Class A Common Stock and Class B Common Stock will share equally on a per share basis in any dividends declared by the Board of Directors. CBS and its subsidiaries own 100% of the outstanding Class B Common Stock.

                       INFINITY BROADCASTING CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

       DECEMBER 31, 1995, 1996 AND 1997 (INFORMATION AS OF JUNE 30, 1998
           AND THE SIX MONTH PERIODS ENDED JUNE 30, 1997 AND 1998 IS
                           UNAUDITED) -- (CONTINUED)

(13) STOCK BASED COMPENSATION PLANS

     Certain employees of the Company participate in CBS's stock based compensation plans. The Company accounts for stock-based compensation plans under Opinion 25. During 1995, 1996 and 1997, certain of the Company's employees were granted 444,500, 993,650 and 2,735,600 CBS stock options under CBS's stock based compensation plan. For stock options granted, the option price is not less than the market value of shares on the grant date; therefore, no compensation cost has been recognized for stock options granted.

     For purposes of the pro forma computation, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1995, 1996, and 1997, respectively: risk-free interest rates of 7.2%, 6.1%, and 6.4%; expected dividend yields of 1.4%, 1.1%, and 1.0%; expected volatility of 31%, 30%, and 30%; and expected lives of 7.3 years, 7.4 years, and 7.3 years, respectively.

     Had compensation cost for these plans been determined under the provisions of SFAS 123, the Company's net earnings and earnings per common share would have been as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------
                                                          1995          1996          1997
                                                       ----------    ----------    -----------
                                                       (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net earnings as reported.............................   $27,673       $71,566       $177,629
Pro forma net earnings...............................    26,994        68,670        162,941
Net earnings per common share as reported............
Pro forma net earnings per common share..............

(14) RELATED PARTY TRANSACTIONS

     The Company expects to enter into an Intercompany Agreement with CBS. The Company has utilized various services provided by CBS or its subsidiaries. It is anticipated that after completion of the Reorganization (see note 1), various arrangements will continue and that additional transactions may be entered into in the ordinary course of business. Substantially all costs relating to direct intercompany services have been reflected in the accompanying combined financial statements. In addition, the Company and CBS plan to enter into a Tax Sharing Agreement that will require the Company to pay to CBS the current federal income tax effect of its transactions as if the Company had been a stand-alone taxpayer (see note 5).

     The Company and CBS provide broadcast time to each other. The Company expects to continue this practice. The revenues or costs associated with these intercompany transactions were not significant in the periods presented.

     The Company and CBS have entered into and expect to continue to enter into joint advertising arrangements. Revenues are distributed to the parties providing the services based upon the contract terms. The revenues associated with such sales were not significant in the periods presented.

     Through its acquisition of Old Infinity, the Company acquired an equity interest in Westwood One, Inc. ("Westwood One"). The Company accounts for this investment under the equity method of accounting. The equity earnings of Westwood One were not significant to the Company. Westwood One also distributes nationally certain of the Company's network programming. In connection with these arrangements, the Company receives programming payments. In addition, certain officers of the Company serve as officers of Westwood One for which the Company receives a management fee. Revenue and expense reimbursements from these arrangements recorded by the Company totaled approximately $62 million in 1997.

                       INFINITY BROADCASTING CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

       DECEMBER 31, 1995, 1996 AND 1997 (INFORMATION AS OF JUNE 30, 1998
           AND THE SIX MONTH PERIODS ENDED JUNE 30, 1997 AND 1998 IS
                           UNAUDITED) -- (CONTINUED)

(15) QUARTERLY FINANCIAL DATA (UNAUDITED)

                                      (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                            1996                             1997
                          -----------------------------------------   -------------------
                            1ST        2ND        3RD        4TH        1ST        2ND
                          QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER
                          --------   --------   --------   --------   --------   --------
Net revenues............  $120,955   $145,116   $135,988   $152,029   $313,034   $378,357
Operating
  expenses..............   106,138    103,246     99,964    105,534    271,210    271,006
Operating
  earnings..............    14,817     41,870     36,024     46,495     41,824    107,351
Net earnings............     7,650     21,418     18,449     24,049     18,658     50,655
Net earnings per
  share.................
Earnings before
  interest, taxes,
  depreciation and
  amortization..........    30,554     55,238     49,035     62,216     91,700    156,373

                           (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                 1997                  1998
                          -------------------   -------------------
                            3RD        4TH        1ST        2ND
                          QUARTER    QUARTER    QUARTER    QUARTER
                          --------   --------   --------   --------
Net revenues............  $376,898   $411,802   $329,608   $455,764
Operating
  expenses..............   278,215    287,386    265,729    314,856
Operating
  earnings..............    98,683    124,416     63,879    140,908
Net earnings............    46,654     61,662     31,442     66,877
Net earnings per
  share.................
Earnings before
  interest, taxes,
  depreciation and
  amortization..........   149,415    177,899    112,990    198,257

(16) SUBSEQUENT EVENTS

  (a) Declaration of Dividends (as of September 18, 1998)

     Old Infinity declared a dividend in the amount of $2.5 billion to CBS evidenced by a note due September 18, 2003, which bears interest at a rate of LIBOR plus 0.50% per annum. The Company plans to issue new shares of Class A Common Stock, with the net proceeds being used to repay amounts due to CBS under such note.

  (b) Reorganization (as of           , 1998)

     On             , 1998 the Reorganization discussed in note 1 was effected.

                          INDEPENDENT AUDITORS' REPORT

                         [TO BE PROVIDED BY AMENDMENT]

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                           DECEMBER 31,
                                                                ----------------------------------
                                                                     1996                1997
                                                                --------------      --------------
                                                                (IN THOUSANDS, EXCEPT SHARE DATA)
                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................       $ 10,447           $   16,643
  Accounts receivable (less allowance for doubtful accounts
     of $4,560 in 1996 and $7,703 in 1997)..................         51,897               90,468
  Employee and other related-party receivables..............            249                  144
  Prepaid expenses and other assets.........................          3,354                5,009
  Current portion of investment notes receivable (less
     valuation allowance of $6,750 in 1997).................                               2,250
  Deferred income taxes.....................................          3,370                6,428
                                                                   --------           ----------
          Total current assets..............................         69,317              120,942
                                                                   --------           ----------
PROPERTY AND EQUIPMENT -- NET...............................         90,247              250,189
                                                                   --------           ----------
OTHER ASSETS:
  Restricted cash...........................................                              22,141
  Investment note receivable-related party (less valuation
     allowance of $500 in 1996).............................            743
  Investment notes receivable...............................         69,177               36,812
  Intangible assets--net:
     Goodwill...............................................        232,908              353,897
     FCC licenses...........................................        233,558            1,112,273
     Other intangible assets................................         26,794               38,884
     Unallocated purchase price, net........................                             108,192
  Deposits and other long-term assets.......................         26,064               10,875
  Net assets held under exchange agreement..................         47,495
                                                                   --------           ----------
          Total other assets................................        636,739            1,683,074
                                                                   --------           ----------
TOTAL.......................................................       $796,303           $2,054,205
                                                                   ========           ==========

                See notes to Consolidated Financial Statements.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                         DECEMBER 31,
                                                               ---------------------------------
                                                                    1996               1997
                                                               --------------     --------------
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................      $    561          $      450
  Accounts payable..........................................         7,085               9,687
  Accrued compensation......................................         3,027               3,456
  Accrued expenses..........................................        16,355              20,708
  Accrued interest..........................................         7,303              14,177
                                                                  --------          ----------
          Total current liabilities.........................        34,331              48,478
                                                                  --------          ----------
DEFERRED INCOME TAXES.......................................        33,205             196,028
                                                                  --------          ----------
OTHER LONG-TERM LIABILITIES.................................         2,149               8,954
                                                                  --------          ----------
LONG-TERM DEBT..............................................       330,111             923,704
                                                                  --------          ----------
MINORITY INTEREST IN SUBSIDIARIES...........................           344                 626
                                                                  --------          ----------
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK:
  Cumulative Exchangeable Preferred Stock, $0.01 par value;
     10,000,000 shares authorized; 2,105,602 shares issued
     and outstanding; liquidation preference $100 per
     share..................................................                           215,550
                                                                  --------          ----------
STOCKHOLDERS' EQUITY:
  Preferred Stock; $0.01 par value; 10,000,000 shares
     authorized: Convertible Exchangeable Preferred Stock;
     137,500 shares issued and outstanding (represented by
     2,750,000 depositary shares); liquidation preference
     $1,000 per share.......................................             1                   1
  Class A Common Stock; $.01 par value; 100,000,000 shares
     authorized; 15,101,022 and 24,708,096 shares issued and
     outstanding, respectively..............................           151                 247
  Class B Common Stock; $.01 par value; 15,000,000 shares
     authorized; 4,658,096 and 3,508,639 shares issued and
     outstanding, respectively..............................            47                  35
  Class C Common Stock; $.01 par value; 6,000,000 shares
     authorized; 1,295,518 shares issued and outstanding....            13                  13
  Additional paid-in capital................................       390,731             671,211
  Unearned compensation.....................................          (297)               (202)
  Retained earnings (accumulated deficit)...................         5,955              (9,982)
                                                                  --------          ----------
          Total.............................................       396,601             661,323
  Less:
  Treasury stock, at cost, 18,449 and 19,019 shares at
     December 31, 1996 and December 31, 1997,
     respectively...........................................          (438)               (458)
                                                                  --------          ----------
          Total stockholders' equity........................       396,163             660,865
                                                                  --------          ----------
TOTAL.......................................................      $796,303          $2,054,205
                                                                  ========          ==========

                See notes to Consolidated Financial Statements.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    YEARS ENDED DECEMBER 31,
                                                              -------------------------------------
                                                                1995          1996          1997
                                                              ---------    ----------    ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
NET REVENUES................................................   $97,772      $178,019      $374,118
                                                               -------      --------      --------
OPERATING EXPENSES:
  Operating expenses excluding depreciation and
     amortization, net local marketing agreement and
     corporate general and administrative expenses..........    66,448       120,004       241,836
  Net local marketing agreement expenses....................       600         8,128         2,314
  Depreciation and amortization.............................    12,364        17,810        64,743
  Merger expenses...........................................                                 1,985
  Corporate general and administrative......................     3,908         5,046         8,207
                                                               -------      --------      --------
       Total expenses.......................................    83,320       150,988       319,085
                                                               -------      --------      --------
OPERATING INCOME............................................    14,452        27,031        55,033
                                                               -------      --------      --------
OTHER INCOME (EXPENSE):
  Interest expense..........................................   (12,497)      (22,287)      (59,749)
  Interest income and other, net............................     2,435         5,525         2,364
  Gains (losses) on sale of assets and other, net...........    11,544          (308)       (5,713)
                                                               -------      --------      --------
       Total other income (expense).........................     1,482       (17,070)      (63,098)
                                                               -------      --------      --------
INCOME (LOSS) FROM OPERATIONS BEFORE EXTRAORDINARY LOSSES
  AND INCOME TAXES..........................................    15,934         9,961        (8,065)
INCOME TAX (BENEFIT) PROVISION..............................     6,829         4,826          (416)
                                                               -------      --------      --------
INCOME (LOSS) BEFORE EXTRAORDINARY LOSSES...................     9,105         5,135        (7,649)
EXTRAORDINARY LOSSES ON EXTINGUISHMENT OF DEBT, NET OF
  INCOME TAX BENEFIT OF $614 AND $1,476 IN 1995 AND 1997,
  RESPECTIVELY..............................................      (817)                     (2,333)
                                                               -------      --------      --------
NET INCOME (LOSS)...........................................     8,288         5,135        (9,982)
REDEEMABLE COMMON AND PREFERRED STOCK DIVIDENDS.............      (815)       (4,973)      (31,164)
                                                               -------      --------      --------
NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS --
  BASIC.....................................................   $ 7,473      $    162      $(41,146)
                                                               =======      ========      ========
BASIC PER SHARE AMOUNTS:
  Before extraordinary items................................   $  0.70      $   0.01      $  (1.42)
  Extraordinary items.......................................     (0.07)                      (0.09)
                                                               -------      --------      --------
  Net income (loss).........................................   $  0.63      $   0.01      $  (1.51)
                                                               =======      ========      ========
DILUTED PER SHARE AMOUNTS:
  Before extraordinary items................................   $  0.65      $   0.01      $  (1.42)
  Extraordinary items.......................................     (0.06)                      (0.09)
                                                               -------      --------      --------
  Net income (loss).........................................   $  0.59      $   0.01      $  (1.51)
                                                               =======      ========      ========
SHARES FOR BASIC............................................    11,838        19,550        27,290
                                                               =======      ========      ========
SHARES FOR DILUTED..........................................    12,585        20,510        27,290
                                                               =======      ========      ========

                See notes to Consolidated Financial Statements.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                                        CONVERTIBLE
                                        EXCHANGEABLE             SERIES A               SERIES B               SERIES D
                                      PREFERRED STOCK          COMMON STOCK           COMMON STOCK           COMMON STOCK
                                    --------------------   --------------------   --------------------   --------------------
                                      SHARES                 SHARES                 SHARES                 SHARES
                                    OUTSTANDING   AMOUNT   OUTSTANDING   AMOUNT   OUTSTANDING   AMOUNT   OUTSTANDING   AMOUNT
                                    -----------   ------   -----------   ------   -----------   ------   -----------   ------
                                                                         (IN THOUSANDS)
BALANCE, JANUARY 1, 1995..........                            3,631       $36         374         $4         317        $ 3
Repayment of note receivable......
Stock options granted below fair
 market value.....................
Reclassification of Series A, B
 and C redeemable stock...........
Two-for-one stock exchange........                            3,631        36         374          4         317          3
Distributions on redeemable
 stock............................
Reversal of dividends payable.....
Conversion to Class A Common
 Stock............................                           (1,275)      (13)                              (539)        (5)
Conversion to Class B Common
 Stock............................                           (5,637)      (56)                               (95)        (1)
Conversion to Class C Common
 Stock............................                             (298)       (3)       (748)        (8)
Shares allocated to treasury......                              (52)
Issuance of Class A Common Stock,
 net of issuance costs of
 $8,303...........................
Exercise of common stock option
 and warrant......................
Conversion of Senior Series C
 Common Stock to Class B and Class
 C Common Stock...................
Acquisition of treasury stock.....
Amortization of unearned
 compensation.....................
Conversion of Class B Common Stock
 to Class A Common Stock..........
Retirement of treasury stock......
Net income........................
Reclassification of capital
 deficiency account...............
                                        ---         --       ------       ---        ----         --        ----        ---
BALANCE, DECEMBER 31, 1995........                                0         0           0          0           0          0
Dividends payable.................
Distributions paid................
Issuance of Class A Common Stock,
 net of issuance cost of $7,034...
Shareholder conversion in
 conjunction with issuance of
 Class A Common Stock.............
Issuance of Preferred Stock, net
 of issuance cost of $4,725.......      138         $1
Issuance of Class A Common Stock
 for Skyline, Bridan Tower, and
 Henry Mergers....................
Conversion of Class B Common Stock
 to Class A Common Stock..........
Exercise of common stock
 options..........................
Amortization of unearned
 compensation.....................
Net income........................
                                        ---         --       ------       ---        ----         --        ----        ---
BALANCE, DECEMBER 31, 1996........      138          1            0         0           0          0           0          0
Dividends payable.................
Distributions paid................
Issuance of Class A Common
 Stock............................
Issuance of Preferred Stock, net
 of issuance costs of $7,750......
Conversion of Class B Common Stock
 to Class A Common Stock..........
Exercise of common stock
 options..........................
Tax benefit of stock options......
Acquisition of treasury stock.....
Amortization of unearned
 compensation.....................
Net loss..........................
                                        ---         --       ------       ---        ----         --        ----        ---
BALANCE, DECEMBER 31, 1997........      138         $1            0       $ 0           0         $0           0        $ 0
                                        ===         ==       ======       ===        ====         ==        ====        ===


                                          CLASS A                CLASS B
                                        COMMON STOCK           COMMON STOCK
                                    --------------------   --------------------
                                      SHARES                 SHARES
                                    OUTSTANDING   AMOUNT   OUTSTANDING   AMOUNT
                                    -----------   ------   -----------   ------
                                                  (IN THOUSANDS)
BALANCE, JANUARY 1, 1995..........
Repayment of note receivable......
Stock options granted below fair
 market value.....................
Reclassification of Series A, B
 and C redeemable stock...........
Two-for-one stock exchange........
Distributions on redeemable
 stock............................
Reversal of dividends payable.....
Conversion to Class A Common
 Stock............................     1,813       $ 18
Conversion to Class B Common
 Stock............................                             5,731      $ 57
Conversion to Class C Common
 Stock............................
Shares allocated to treasury......
Issuance of Class A Common Stock,
 net of issuance costs of
 $8,303...........................     4,770         47
Exercise of common stock option
 and warrant......................         1
Conversion of Senior Series C
 Common Stock to Class B and Class
 C Common Stock...................                               268         3
Acquisition of treasury stock.....                               (18)
Amortization of unearned
 compensation.....................
Conversion of Class B Common Stock
 to Class A Common Stock..........        61          1          (61)       (1)
Retirement of treasury stock......
Net income........................
Reclassification of capital
 deficiency account...............
                                      ------       ----      -------      ----
BALANCE, DECEMBER 31, 1995........     6,645         66        5,920        59
Dividends payable.................
Distributions paid................
Issuance of Class A Common Stock,
 net of issuance cost of $7,034...     4,501         45
Shareholder conversion in
 conjunction with issuance of
 Class A Common Stock.............       838          8         (338)       (3)
Issuance of Preferred Stock, net
 of issuance cost of $4,725.......
Issuance of Class A Common Stock
 for Skyline, Bridan Tower, and
 Henry Mergers....................     2,165         22
Conversion of Class B Common Stock
 to Class A Common Stock..........       952         10         (952)      (10)
Exercise of common stock
 options..........................                                28         1
Amortization of unearned
 compensation.....................
Net income........................
                                      ------       ----      -------      ----
BALANCE, DECEMBER 31, 1996........    15,101        151        4,658        47
Dividends payable.................
Distributions paid................
Issuance of Class A Common
 Stock............................     8,362         83
Issuance of Preferred Stock, net
 of issuance costs of $7,750......
Conversion of Class B Common Stock
 to Class A Common Stock..........     1,193         12       (1,193)      (12)
Exercise of common stock
 options..........................        53          1           44         0
Tax benefit of stock options......
Acquisition of treasury stock.....        (1)
Amortization of unearned
 compensation.....................
Net loss..........................
                                      ------       ----      -------      ----
BALANCE, DECEMBER 31, 1997........    24,708       $247        3,509      $ 35
                                      ======       ====      =======      ====

                See notes to Consolidated Financial Statements.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

                                             CLASS C
                                           COMMON STOCK          NOTE
                                       --------------------   RECEIVABLE    TREASURY STOCK                   ADDITIONAL
                                         SHARES                  FROM       ---------------     UNEARNED      PAID-IN
                                       OUTSTANDING   AMOUNT   STOCKHOLDER   SHARES   AMOUNT   COMPENSATION    CAPITAL
                                       -----------   ------   -----------   ------   ------   ------------   ----------
                                                                        (IN THOUSANDS)
BALANCE, JANUARY 1, 1995.............                            $(500)       (26)   $(340)                   $ 18,357
Repayment of note receivable.........                              500
Stock options granted below fair
 market value........................                                                            $(473)            473
Reclassification of Series A, B and C
 redeemable stock....................                                                                            3,121
Two-for-one stock exchange...........                                         (26)                                 (43)
Distributions on redeemable stock....
Reversal of dividends payable........                                                                              265
Conversion to Class A Common Stock...
Conversion to Class B Common Stock...
Conversion to Class C Common Stock...     1,046       $11
Shares allocated to treasury.........
Issuance of Class A Common Stock, net
 of issuance costs of $8,303.........                                                                           70,355
Exercise of common stock option and
 warrant.............................        79         1                                                           11
Conversion of Senior Series C Common
 Stock to Class B and Class C Common
 Stock...............................       671         6
Acquisition of treasury stock........                                         (18)    (438)                        438
Amortization of unearned
 compensation........................                                                               82
Conversion of Class B Common Stock to
 Class A Common Stock................
Retirement of treasury stock.........                                          52      340                        (340)
Net income...........................
Reclassification of capital
 deficiency account..................                                                                          (21,709)
                                          -----       ---        -----      -----    -----       -----        --------
BALANCE, DECEMBER 31, 1995...........     1,796        18            0        (18)    (438)       (391)         70,928
Dividends payable....................
Distributions paid...................
Issuance of Class A Common Stock, net
 of issuance cost of $7,034..........                                                                          114,457
Shareholder conversion in conjunction
 with issuance of Class A Common
 Stock...............................      (500)       (5)
Issuance of Preferred Stock, net of
 issuance cost of $4,725.............                                                                          132,774
Issuance of Class A Common Stock for
 Skyline, Bridan Tower, and Henry
 Mergers.............................                                                                           72,131
Conversion of Class B Common Stock to
 Class A Common Stock................
Exercise of common stock options.....                                                                              441
Amortization of unearned
 compensation........................                                                               94
Net income...........................
                                          -----       ---        -----      -----    -----       -----        --------
BALANCE, DECEMBER 31, 1996...........     1,296        13            0        (18)    (438)       (297)        390,731
Dividends payable....................                                                                          (25,210)
Distributions paid...................
Issuance of Class A Common Stock.....                                                                          311,213
Issuance of Preferred Stock, net of
 issuance costs of $7,750............                                                                           (7,750)
Conversion of Class B Common Stock To
 Class A Common Stock................
Exercise of common stock options.....                                                                              930
Tax benefit of stock options.........                                                                            1,297
Acquisition of treasury stock........                                          (1)     (20)
Amortization of unearned
 compensation........................                                                               95
Net loss.............................
                                          -----       ---        -----      -----    -----       -----        --------
BALANCE, DECEMBER 31, 1997...........     1,296       $13            0      $ (19)   $(458)      $(202)       $671,211
                                          =====       ===        =====      =====    =====       =====        ========


                                         CAPITAL
                                       DEFICIENCY    RETAINED
                                          UPON       EARNINGS    DIVIDENDS
                                       COMBINATION   (DEFICIT)    PAYABLE     TOTAL
                                       -----------   ---------   ---------    -----
                                                       (IN THOUSANDS)
BALANCE, JANUARY 1, 1995.............   $ (21,709)    $(1,680)   $    265    $ (5,564)
Repayment of note receivable.........                                             500
Stock options granted below fair
 market value........................
Reclassification of Series A, B and C
 redeemable stock....................                                           3,121
Two-for-one stock exchange...........
Distributions on redeemable stock....                    (815)                   (815)
Reversal of dividends payable........                                (265)
Conversion to Class A Common Stock...
Conversion to Class B Common Stock...
Conversion to Class C Common Stock...
Shares allocated to treasury.........
Issuance of Class A Common Stock, net
 of issuance costs of $8,303.........                                          70,402
Exercise of common stock option and
 warrant.............................                                              12
Conversion of Senior Series C Common
 Stock to Class B and Class C Common
 Stock...............................                                               9
Acquisition of treasury stock........
Amortization of unearned
 compensation........................                                              82
Conversion of Class B Common Stock to
 Class A Common Stock................
Retirement of treasury stock.........
Net income...........................                   8,288                   8,288
Reclassification of capital
 deficiency account..................      21,709
                                        ---------     -------    --------    --------
BALANCE, DECEMBER 31, 1995...........   $       0       5,793           0      76,035
                                        =========
Dividends payable....................                  (4,973)      4,973
Distributions paid...................                              (4,973)     (4,973)
Issuance of Class A Common Stock, net
 of issuance cost of $7,034..........                                         114,502
Shareholder conversion in conjunction
 with issuance of Class A Common
 Stock...............................
Issuance of Preferred Stock, net of
 issuance cost of $4,725.............                                         132,775
Issuance of Class A Common Stock for
 Skyline, Bridan Tower, and Henry
 Mergers.............................                                          72,153
Conversion of Class B Common Stock to
 Class A Common Stock................
Exercise of common stock options.....                                             442
Amortization of unearned
 compensation........................                                              94
Net income...........................                   5,135                   5,135
                                                      -------    --------    --------
BALANCE, DECEMBER 31, 1996...........                   5,955           0     396,163
Dividends payable....................                  (5,955)     15,613     (15,552)
Distributions paid...................                             (15,613)    (15,613)
Issuance of Class A Common Stock.....                                         311,296
Issuance of Preferred Stock, net of
 issuance costs of $7,750............                                          (7,750)
Conversion of Class B Common Stock To
 Class A Common Stock................
Exercise of common stock options.....                                             931
Tax benefit of stock options.........                                           1,297
Acquisition of treasury stock........                                             (20)
Amortization of unearned
 compensation........................                                              95
Net loss.............................                  (9,982)                 (9,982)
                                                      -------    --------    --------
BALANCE, DECEMBER 31, 1997...........                 $(9,982)   $      0    $660,865
                                                      =======    ========    ========

                See notes to Consolidated Financial Statements.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1995       1996       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $  8,288   $  5,135   $ (9,982)
  Adjustments to reconcile net income (loss) to cash
    provided by operating activities:
    Barter revenues.........................................    (4,678)    (7,989)   (13,137)
    Barter expenses.........................................     4,626      6,973     12,052
    Depreciation and amortization...........................    12,364     17,810     64,744
    Amortization of deferred financing costs................       278        868      1,475
    Amortization of debt discount...........................                   84        100
    Amortization of debt premium............................                            (574)
    Provision for losses on accounts receivable.............     1,387      2,977      4,608
    Provision for loss on investment note receivable........                           6,750
    Extraordinary losses, net...............................       817                 2,333
    Deferred taxes..........................................     3,490        940     (5,481)
    Accretion of note discount..............................       (53)       (42)
    Recovery of allowance on investment note receivable.....                            (500)
    (Gain) loss on sale of station and other, net...........   (11,544)       248       (404)
    Loss on broadcasting contract...........................                           1,670
    Stock compensation......................................        82         94         95
    Minority interest in net earnings of subsidiaries and
      investments...........................................                             584
    Change in assets and liabilities, net of effects of
      mergers and acquisitions:
      Accounts receivable...................................    (6,030)   (27,872)   (15,433)
      Prepaid expenses and other assets.....................      (919)    (1,202)      (783)
      Restricted cash.......................................                            (703)
      Accounts payable and accrued expenses.................     2,609     10,846     (5,844)
      Accrued interest......................................      (993)     6,789      1,738
                                                              --------   --------   --------
      Cash provided by operating activities.................     9,724     15,659     43,308
                                                              --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for purchase of property, equipment and
    intangible assets.......................................    (5,926)   (25,109)   (45,730)
  Proceeds from asset and radio station sales...............    15,302      1,087     86,551
  Repayment of investment notes receivable..................     3,000      1,350      1,243
  Payments for purchase of tower properties.................    (7,300)    (9,797)  (181,333)
  Payments for purchase of radio stations...................   (31,013)  (312,591)  (500,824)
  Payments for investment notes receivable and related
    intangible assets.......................................   (48,597)   (56,522)   (11,371)
  Deposits and other long-term assets.......................    (6,649)   (20,303)     6,391
                                                              --------   --------   --------
    Cash used for investing activities......................   (81,183)  (421,885)  (645,073)
                                                              --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under the Credit Agreements....................   225,000    154,000    790,500
  Repayments under the Credit Agreements....................  (202,500)  (151,500)  (351,000)
  Borrowings under other obligations........................                             750
  Repayment of other obligations............................    (1,288)      (454)    (1,227)
  Net proceeds from debt offering--net of discount..........              173,581
  Net proceeds from stock offerings and options.............    69,882    247,474    193,165
  Additions to deferred financing costs.....................    (3,896)    (5,344)    (8,195)
  Redemption of Series C Senior Common Stock................   (14,580)
  Dividends paid............................................               (4,973)   (15,613)
  Distribution to minority shareholder......................                            (419)
  Purchase of treasury stock................................      (438)
                                                              --------   --------   --------
      Cash provided by financing activities.................    72,180    412,784    607,961
                                                              --------   --------   --------
INCREASE IN CASH AND CASH EQUIVALENTS.......................       721      6,558      6,196
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................     3,168      3,889     10,447
                                                              --------   --------   --------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $  3,889   $ 10,447   $ 16,643
                                                              ========   ========   ========

                See notes to Consolidated Financial Statements.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     American Radio Systems Corporation and subsidiaries (collectively, "American," "ARS" or the "Company") is a national broadcasting company formed in 1993 to acquire, develop and operate radio stations and communications towers throughout the United States. As of December 31, 1997 the Company owned and/or operated approximately 100 radio stations in 21 markets and owned and/or operated approximately 760 wireless communication sites.

     American Tower Systems Corporation and subsidiaries (formerly American Tower Systems Holding Corporation) (collectively, the "Tower Subsidiary," "ATS" or "Tower") is a wholly-owned subsidiary of ARS. ATS was incorporated in July 1995 for the purpose of acquiring, developing, marketing, managing and operating wireless communications tower sites throughout the United States, for use by communications related businesses, wireless communications providers, and television and radio broadcasters. ATS' primary business is the leasing of antennae sites on multi-tenant towers and rooftops, primarily for its own towers and, to a lesser extent, for unaffiliated communications site owners. In support of its rental business, ATS also offers its customers network development services, including site acquisition, zoning, antennae installation, site construction and network design. These services are offered on a time and materials or fixed fee basis or incorporated into build to suit construction contracts. ATS is also engaged in the video, voice and data transmission business, which it currently conducts in the New York City to Washington D.C. corridor and in Texas.

     Pending Sale of Radio Operations and Tower Separation -- In September 1997, ARS entered into a merger agreement with a subsidiary of CBS Corporation (formerly Westinghouse Electric Corporation) ("CBS") which was amended and restated in December 1997 (the "Merger Agreement") pursuant to which the CBS subsidiary will merge with and into ARS. Each holder of ARS common stock at the effective time of the merger will receive (i) $44.00 per share in cash, and (ii) one share, of the same class, of Tower common stock owned by ARS (the "Tower Separation"). As a result of the Tower Separation, Tower will cease to be a subsidiary of, or otherwise be affiliated with, ARS and will thereafter operate as an independent publicly held company. ARS and Tower will enter into certain agreements pursuant to the Merger Agreement providing for, among other things, the orderly separation of ARS and Tower, the transfer of lease obligations to Tower of leased space on certain towers owned or leased by ARS to Tower, and the allocation of certain tax liabilities between ARS and Tower. The Tower Separation will result in a taxable gain to ARS, of which $20.0 million will be borne by ARS and the remaining obligation (currently estimated at approximately $113.0 to $153.0 million) will be paid by Tower pursuant to provisions of the Merger Agreement (the "Merger Tax Liability"). The Merger Tax Liability is based on an assumed fair market value of the Tower Common Stock of $16.00 per share. Such estimated Merger Tax Liability would increase or decrease by $14.8 million for each $1.00 per share increase or decrease in the fair market value of ATS common Stock. (See Note 10.)

     The Merger has been approved by stockholders of ARS who hold sufficient voting power to approve such action. Consummation of the Merger is subject to, among other things, the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (HSR
Act) and the approval by the Federal Communications Commission ("FCC") of the transfer of control of ARS' FCC licenses with respect to its radio stations to CBS. Subject to the satisfaction of such conditions, the Merger is expected to be consummated in the spring of 1998.

     See Note 15 for recent developments.

     Basis of Presentation and Principles of Consolidation -- The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in affiliates, owned more than 20 percent but not in excess of 50 percent, are accounted for using the equity method, when less than a controlling interest is held. The Company also consolidates its 50.1% interest and its 70.0% interest in two other limited liability communica-

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) tions tower companies, with the other companies' investment reflected as minority interest in the accompanying balance sheet. Equity in earnings (loss) of affiliates not consolidated and the minority interest in earnings (loss) of consolidated affiliates is reported as a component of gains on sales of assets and other, net in the accompanying consolidated statement of operations. There were no such amounts for the years ended December 31, 1995 and 1996; such amounts approximated $362,000 for the year ended December 31, 1997.

     Information with respect to the Company's radio and tower segments is presented within these notes to consolidated financial statements, principally
Note 14. The Company believes that the tower segment should not be accounted for as a discontinued operation based upon the Company's belief that a measurement date will not occur until such time as the Merger is granted regulatory approval. Further, in the event the Merger is not consummated, the Company's board of directors will determine, based on the facts and circumstances then existing, whether the distribution of Tower to the Company's stockholders will be in their best interests. Accordingly, the tower segment has not been reported as a discontinued operation in the accompanying consolidated financial statements.

     Revenue Recognition -- Revenues are recognized when advertisements are broadcast and transmitting services are provided. Tower and sublease revenues are recognized when earned. Escalation clauses and other incentives present in lease agreements are recognized on a straight-line basis over the term of the leases. Management fee, consulting and video revenues are recognized as such services are provided.

     Corporate General and Administrative Expense -- Corporate general and administrative expense consists of corporate overhead costs not specifically allocable to any of the Company's individual business properties.

     Barter Transactions -- Revenue from the stations' exchange of advertising time for goods and services is recorded as the advertising is broadcast at the fair market value of goods or services received or to be received. The value of the goods and services is charged to expense when used. Net barter receivables are included in accounts receivable.

     Barter transactions were approximately as follows for the years ended December 31 (in thousands):

                                                           1995      1996      1997
                                                          ------    ------    -------
Barter revenues.........................................  $4,678    $7,989    $13,137
Barter expenses.........................................   4,626     6,973     12,052
Net barter receivables..................................     248       811      1,457
Barter fixed asset additions............................     131        22        202
Net barter asset (liability) assumed in acquisitions....              (431)        42

     Net Local Marketing Agreement Expense -- Net local marketing agreement ("LMA") expenses consist of fees paid by or earned by American under agreements which permit an entity to program and market stations prior to their acquisition. The Company enters into such agreements prior to the consummation of many of its acquisitions or dispositions. LMA expenses for the years ended December 31, 1996 and 1997 are presented net of approximately $2,333,000 and $4,138,000, respectively, of revenue earned under such agreements with third parties.

     Concentration of Credit Risk -- The Company extends credit to customers on an unsecured basis in the normal course of business. No individual industry or industry segment is significant to the Company's customer base. The Company has policies governing the extension of credit and collection of amounts due from customers.

     Derivative Financial Instruments -- The Company uses derivative financial instruments as a means of managing interest-rate risk associated with current debt or anticipated debt transactions that have a high

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) probability of being executed. Derivative financial instruments used include interest rate swap agreements and interest rate cap agreements. These instruments are matched with either fixed or variable rate debt and, when matched, are recorded on a settlement basis as an adjustment to interest expense. Premiums paid to purchase interest rate cap agreements are amortized as an adjustment of interest expense over the life of the contract. Derivative financial instruments are not held for trading purposes. (See Notes 3 and 12.)

     Impairment of Long-Lived Assets -- Recoverability of long-lived assets is determined by periodically comparing the forecasted undiscounted net cash flows of the operations to which the assets relate to the carrying amount, including associated intangible assets of such operations. Through December 31, 1997, no impairments requiring adjustment have occurred.

     Stock-Based Compensation -- Compensation related to equity grants or awards to employees is measured using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 (See Note 8.)

     Income (Loss) Per Common Share -- In the fourth quarter of 1997, the Company adopted Statement of Financial Accounting Standards No. 128, (FAS 128) "Earnings Per Share." Prior to the fourth quarter of 1997, the Company computed income (loss) per common share using the methods outlined in Accounting Principles Board Opinion No. 15, "Earnings Per Share," and its interpretations.

     Basic income (loss) per common share is computed using the weighted average number of common shares outstanding during each year. Diluted income (loss) per common share reflects the effect of the Company's outstanding options (using the treasury stock method) and assumes conversion of preferred stock except where such items would be antidilutive.

     A reconciliation of the denominator for the basic and diluted per share calculations is as follows:

                                                           1995      1996      1997
                                                          ------    ------    ------
Shares for basic computation............................  11,838    19,550    27,290
Effect of stock options.................................     747       960        --
Assumed conversion of redeemable common and preferred
  stock.................................................      --        --        --
                                                          ------    ------    ------
Shares for diluted computation..........................  12,585    20,510    27,290
                                                          ======    ======    ======

     Shares of redeemable common and preferred stock convertible into common stock have been excluded from the diluted computation as they are anti-dilutive. Had such shares been included, shares for diluted computation would have been increased by 410,000, 1,662,000 and 3,235,000 in 1995, 1996 and 1997,
respectively. In addition, because such shares are antidilutive, no adjustment has been made to reconcile from income (loss) for the basic computation to that for the diluted computation. No effect has been given to stock options in 1997 as they are antidilutive for that year. Had such options been included, shares for diluted computation would have been increased by 1,388,000.

     Property and Equipment and Intangible Assets -- Property and equipment are recorded at cost, or at estimated fair value in the case of acquired properties. Cost includes expenditures for radio properties, communications sites and related assets and the net amount of interest cost associated with significant capital additions. Approximately $120,000 and $921,000 of interest was capitalized for the years ended December 31, 1996 and 1997, respectively. Depreciation is provided using the straight-line method over estimated useful lives ranging from three to fifteen years.

     Non-competition and consulting agreements, FCC licenses, favorable transmitter sites, goodwill, and various other intangibles, acquired in connection with the Company's acquisitions of the various radio stations and communications sites, are being amortized over their estimated useful lives, ranging from one to forty

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) years, using the straight-line method. FCC licenses and goodwill are generally amortized over a fifteen to forty year period. Other intangible assets consist principally of deferred financing costs, broadcast affiliation agreements, favorable studio and office space leases and costs incurred on pending acquisitions. Accumulated amortization of goodwill aggregated approximately $6,369,000 and $17,318,000 at December 31, 1996 and 1997, respectively.
Accumulated amortization of FCC licenses aggregated approximately $7,628,000 and $42,876,000 at December 31, 1996 and 1997, respectively. Accumulated amortization of other intangible assets aggregated approximately $14,112,000 and $18,698,000 at December 31, 1996 and 1997, respectively. Accumulated amortization of the unallocated purchase price aggregated approximately $356,000 and $3,726,000 at December 31, 1996 and 1997, respectively.

     The consolidated financial statements reflect the preliminary allocation of certain purchase prices as the appraisals for certain acquisitions have not yet been finalized. The Company is currently conducting studies to determine certain purchase price allocations of Tower acquisitions and expects that upon final allocation the average estimated useful life will approximate fifteen years. The final allocation of purchase price is not expected to have a material effect on the Company's results of operations, liquidity or financial position.

     Property and equipment and intangible assets included approximately $108.6 million and $84.0 million of assets related to radio stations held for sale or under exchange agreements (excluding the Merger Agreement) as of December 31, 1996 and 1997, respectively. The following summary presents the results of operations (excluding depreciation and amortization, net local marketing agreement and corporate general and administrative expenses) relating to these stations that are included in the accompanying consolidated financial statements for each respective period.

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1997
                                                              -------    -------
Net operating revenues......................................  $15,795    $22,271
Net operating expenses......................................   10,663     15,742

     Restricted Cash -- Restricted cash represents cash held in escrow pursuant to certain exchange agreements. Such agreements may be terminated at the Company's option, in which event such cash held in escrow is required to be utilized to reduce borrowings under the Company's credit agreement.

     Investment Notes Receivable -- In connection with certain transactions discussed in Notes 9, 10 and 11, the Company has loaned funds at varying rates of interest to certain entities which own radio stations and tower properties that the Company is obligated, or has options, to purchase. These notes have varying interest rates ranging from 6% to 12% and are collateralized by substantially all of the assets of the related radio stations. In connection with the OPM acquisition and the Gearon acquisition described in Note 11, the Company entered into certain note agreements prior to consummation of these acquisitions.

     The Company agreed to advance OPM an amount not to exceed $37.0 million, of which approximately $5.8 million (including accrued interest) was advanced as of December 31, 1997. The note bore interest at prime rate plus 3%, was unsecured and was an assumed liability upon closing of the OPM acquisition.

     The Company also agreed to advance Gearon an amount not to exceed $10.0 million prior to closing, of which approximately $5.0 million was advanced as of December 31, 1997. The note bore interest at 7.25% per annum, was unsecured and was paid upon closing of the Gearon acquisition.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. In the process of preparing its consolidated

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) financial statements, the Company estimates the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources. The primary estimates underlying the Company's financial statements include allowances for potential bad debts on accounts and notes receivable, the useful lives of its assets such as property and intangibles, fair values of financial instruments, the realizable value of its tax assets and accruals for health insurance and other matters. Management bases its estimates on certain assumptions, which they believe are reasonable in the circumstances, and while actual results could differ from those estimates, management does not believe that any change in those assumptions in the near term would have a material effect on its financial position, results of operations or liquidity.

     Income Taxes -- Deferred taxes are provided to reflect temporary differences in bases between book and tax assets and liabilities, and net operating loss carryforwards. Deferred tax assets and liabilities are measured using currently enacted tax rates. (See Note 6.)

     Retirement Plans -- The Company has a 401(k) plan covering substantially all employees, subject to certain minimum age and length-of-employment requirements. Under the plan, the Company matches 30% of participants' contributions up to 5% of compensation. The Company contributed approximately $225,000, $299,000 and $866,000 to the plan for the years ended December 31, 1995, 1996, and 1997, respectively.

     Recent Accounting Pronouncements -- In June 1997, the FASB released FAS No. 130, "Reporting Comprehensive Income" (FAS 130), and FAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" (FAS 131). These pronouncements will be effective in 1998. FAS 130 establishes standards for reporting comprehensive income items and will require the Company to provide a separate statement of comprehensive income; reported financial statements amounts will be affected by this adoption. FAS 131 established standards for reporting information about the operating segments in its annual report and interim reports and will require the Company to adopt this standard in 1998.

     In February 1998, the FASB released SFAS No. 132 (FAS 132) "Employers' Disclosures about Pensions and Other Postretirement Benefits," which the Company will be required to adopt in 1998. FAS 132 will require additional disclosure concerning changes in the Company's pension obligations and assets and eliminates certain other disclosures no longer considered useful. Adoption will not have any effect on reported results of operations or financial position.

     Cash Flow Information -- For purposes of the statements of cash flows, the Company considers all highly liquid, short-term investments with remaining maturities of three months or less when purchased to be cash and cash equivalents.

     Cash payments for interest expense aggregated approximately $9,890,000, $14,329,000 and $57,863,000 for the years ended December 31, 1995, 1996, and
1997, respectively.

     Cash payments for income taxes aggregated approximately $1,808,000, $3,086,000 and $2,800,000 for the years ended December 31, 1995, 1996, and 1997, respectively.

     Significant non-cash investing and financing transactions, apart from the barter transactions discussed above, are as follows:

     For the year ended December 31, 1995:

     Accrued and unpaid Common Deferred Yield Distributions on the Series C Common Stock aggregated $815,000. (See Note 7.)

     In connection with the acquisition of a radio station, the Company issued a $500,000 note to the previous owner.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) Capital lease obligations of approximately $201,000 were incurred for office furniture and equipment.

     In connection with the Company's initial public offering of its Class A Common Stock (the "Initial Public Offering"), the Company exchanged approximately 939,000 shares of Senior Series Common Stock for approximately 268,000 shares of Class B Common Stock and approximately 671,000 shares of Class C Common Stock. (See Note 8).

     The Company's obligation to repurchase the shares of the beneficiaries of a Predecessor Entity's Employee Stock Ownership Plan was canceled as a result of the Initial Public Offering and pursuant to a vote by the Board of Directors effective September 30, 1995. (See Note 7).

     For the year ended December 31, 1996:

     In connection with radio station and tower acquisitions, the Company assumed approximately $4,437,000 in liabilities and issued shares of Class A Common Stock with an agreed upon value of approximately $72,153,000. (See Note
9).

     Capital lease obligations of approximately $390,000 were incurred for office furniture and equipment. (See Note 3).

     For the year ended December 31, 1997:

     In connection with radio station and tower acquisitions, the Company assumed approximately $227,413,000 in liabilities and issued shares of Class A Common Stock with a value of approximately $310,300,000. The Company received approximately $69,277,000 of restricted cash as consideration for disposed radio stations and approximately $42,848,000 of this restricted cash was used as consideration for radio station acquisitions. The Company also exchanged approximately $44,352,000 in investment notes as consideration towards radio station and tower acquisitions. (See Note 9).

     The Company issued 105,602 additional shares of Cumulative Exchangeable Preferred Stock as dividend payments in kind. (See Note 7).

     Capital lease obligations of approximately $40,000 were incurred for office equipment. (See Note 3).

     Reclassifications -- Certain reclassifications have been made to the prior year financial statements to conform with the 1997 presentation.

2. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following as of December 31 (in thousands):

                                                               1996        1997
                                                              -------    --------
  Land and improvements.....................................  $14,835    $ 27,330
  Buildings and improvements................................   21,842      60,982
  Towers....................................................    6,891      48,340
  Broadcast equipment.......................................   37,256      95,376
  Office equipment, furniture, fixtures and other
     equipment..............................................    8,635      23,613
  Assets under capital lease obligations....................    1,259       1,311
  Construction in progress..................................    8,903      13,072
                                                              -------    --------
          Total.............................................   99,621     270,024
  Less accumulated depreciation and amortization............   (9,374)    (19,835)
                                                              -------    --------
  Property and equipment--net...............................  $90,247    $250,189
                                                              =======    ========

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

2. PROPERTY AND EQUIPMENT -- (CONTINUED)
     Accumulated amortization for the assets under capital leases aggregated approximately $659,000 and $847,000 at December 31, 1996 and 1997, respectively.

3. LONG-TERM DEBT

     Outstanding amounts under the Company's long-term debt arrangements consisted of the following as of December 31 (in thousands):

                                                                1996        1997
                                                              --------    --------
Credit Agreements...........................................  $151,500    $505,000
Tower Credit Agreements.....................................     2,500      88,500
Senior Subordinated Notes...................................   173,665     327,691
Tower Note Payable -- Other.................................     1,558       1,467
Other Obligations...........................................     1,449       1,496
                                                              --------    --------
Total.......................................................   330,672     924,154
Less current maturities.....................................       561         450
                                                              --------    --------
Long-term debt..............................................  $330,111    $923,704
                                                              ========    ========

     Credit Agreements -- In January 1997, the Company entered into two new credit agreements with a syndicate of banks (collectively, the "1997 Credit Agreement"), which replaced the previously existing credit agreement. All amounts outstanding under the previous agreement were repaid with proceeds from the 1997 Credit Agreement; the following discussion, with the exception of information regarding interest rates, is based upon the terms and conditions of the 1997 Credit Agreement. Collectively, the previous credit agreement and the 1997 Credit Agreement are referred to as the Credit Agreements.

     The 1997 Credit Agreement consists of two separate lending agreements, providing for facilities consisting of a $550.0 million reducing revolver credit facility which is available through December 31, 2004, a $200.0 million revolving credit converting to a term loan facility maturing December 31, 2004, and a $150.0 million term loan facility, maturing December 31, 2004, available in connection with certain note obligations of EZ Communications; the $150.0 million facility was not needed, and has expired unused.

     Amounts outstanding under the Credit Agreements bear interest based upon a variable base rate adjusted for a margin which is determined by reference to certain financial ratios of the Company, generally related to leverage. Until such time as the Company requests that rates be fixed or capped, rates are determined, at the option of the Company, by reference to either the Eurodollar rate plus certain percentages, or an alternate base rate (as defined) plus certain percentages. The weighted average interest rates under the Credit Agreements were approximately 8.0% and 7.4% for the years ended December 31, 1996 and 1997, respectively.

     There was $74.8 million and $48.0 million available under the Credit Agreements at December 31, 1996 and 1997, respectively. In connection with the Credit Agreements, the Company is obligated to pay commitment fees based on a percentage of the unused portion of the available commitments (the fee varies depending upon which facility is affected and the Company's leverage ratio). Commitment fees paid related to the Credit Agreements were approximately $24,500, $1,113,000 and $1,111,000 in 1995, 1996 and 1997, respectively.

     The 1997 Credit Agreement contains certain financial and operational covenants and other restrictions with which the Company must comply, including, among others, limitations on certain acquisitions, additional indebtedness, capital expenditures, and payment of cash dividends and stock repurchases. In addition, restrictions are placed upon the use of borrowings under the 1997 Credit Agreement and the Company must

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

3. LONG-TERM DEBT -- (CONTINUED)
maintain certain financial ratios, principally related to leverage. Borrowings under the 1997 Credit Agreement are collateralized by a first security interest in the capital stock of the Company's Restricted Subsidiaries (as defined in the 1997 Credit Agreement), all FCC licenses, and all financial instruments (including the station investment note receivables) and material agreements. The Company's Restricted Subsidiaries have guaranteed the obligations of the Company under the 1997 Credit Agreement.

     Tower Credit Agreements -- In October 1997, ATS entered into a new loan agreement with a syndicate of banks (the "1997 Tower Credit Agreement"), which replaced the previously existing credit agreement. American Tower Systems (Delaware), Inc. ("ATSI") and American Tower Systems, L.P. ("ATSLP") (collectively, the "Operating Subsidiaries"), are co-borrowers under the 1997 Tower Credit Agreement. All amounts outstanding under the previous agreement were repaid with proceeds from the 1997 Tower Credit Agreement. The following discussion, with the exception of the information regarding interest rates and availability under the agreements, is based on the terms and conditions of the 1997 Tower Credit Agreement. Collectively, the previous credit agreement and the 1997 Tower Credit Agreement are referred to as the Tower Credit Agreements.

     The 1997 Tower Credit Agreement provides ATS with a $250.0 million loan commitment based on ATS maintaining certain operational ratios, and an additional $150.0 million loan at the discretion of ATS. The 1997 Tower Credit Agreement may be borrowed, repaid and reborrowed without reducing the availability until June 2005, except as specified in the 1997 Tower Credit Agreement; thereafter, availability decreases in an amount equal to 50% of excess cash flow, as defined in the 1997 Tower Credit Agreement, for the fiscal year immediately preceding the calculation date. In addition, the 1997 Tower Credit Agreement requires commitment reductions in the event of sale of ATS's common stock or debt instruments, and/or permitted asset sales, as defined in the 1997 Tower Credit Agreement.

     Outstanding amounts under the Tower Credit Agreements bear interest at either LIBOR (5.72% as of December 31, 1997 and 5.78% as of December 31, 1996) plus 1.0% to 2.25% or Base Rate, as defined in the Tower Credit Agreements, plus 0.00% to 1.00%. The spread over LIBOR and the Base Rate varies from time to time, depending upon the Tower Subsidiary's financial leverage. Under certain circumstances, the Tower Subsidiary may request that rates be fixed or capped. For the years ended December 31, 1996 and 1997, the weighted average interest rate of the Tower Credit Agreements was 8.75% and 7.54%, respectively.

     There was $67.5 million and $32.7 million available under the Tower Credit Agreements at December 31, 1996 and 1997, respectively. The Tower Subsidiary pays quarterly commitment fees ranging from .375% to .50%, based on ATS's financial leverage and the aggregate unused portion of the aggregated commitment. Commitment fees paid related to the Tower Credit Agreements aggregated approximately $24,000 and $416,000 for the years ended December 31, 1996 and 1997, respectively.

     The 1997 Tower Credit Agreement contains certain financial and operational covenants and other restrictions with which the Tower Subsidiary must comply, whether or not any borrowings are outstanding, including among others, maintenance of certain financial ratios, limitations on acquisitions, additional indebtedness and capital expenditures, as well as restrictions on cash distributions unless certain financial tests are met, and the use of borrowings. The obligations of ATS under the 1997 Tower Credit Agreement are collateralized by a first priority security interest in substantially all of the assets of ATSI. The Tower Subsidiary has pledged all of its stock to the banks as security for ATS's obligations under the 1997 Tower Credit Agreement. ATS is in the process of negotiating an amended and restated loan agreement with its senior lenders, pursuant to which the existing maximum borrowing of the Operating Subsidiaries would be increased from $400.0 million to $900.0 million, subject to compliance with certain financial ratios, and ATS would be able to borrow an additional $150.0 million, subject to compliance with certain less restrictive ratios. Borrowings under an amended loan agreement would also be available to finance acquisitions. In connection

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

3. LONG-TERM DEBT -- (CONTINUED)
with the refinancing, the Company expects to recognize an extraordinary loss of approximately $1.4 million, net of a tax benefit of $0.9 million, during the second quarter of 1998.

     Senior Subordinated Notes -- In February 1996, the Company sold $175,000,000 of 9% Senior Subordinated Notes due 2006 (the "Subordinated Notes") at a discount of $1,419,000 to yield 9.125% (the Debt Offering). Proceeds to the Company, net of underwriters' discount and associated costs, were approximately $167.5 million.

     As of December 31, 1997, the Subordinated Notes aggregated approximately $173,765,000 net of an unamortized discount of approximately $1,235,000. Interest is payable semi-annually on February 1 and August 1 with the face amount of the Subordinated Notes due on February 1, 2006. The Subordinated Notes are redeemable at the option of the Company, in whole or in part at any time on or after February 1, 2001 and prior to maturity, at the following redemption prices (expressed as percentages of principal amount) plus accrued and unpaid interest, if any, to but excluding the redemption date, if redeemed during the 12-month period beginning February 1 of the years indicated: 2001 -- 104.5%; 2002 -- 103.0%; 2003 -- 101.5%; 2004 and thereafter -- 100.0%. Notwithstanding the foregoing, at any time prior to February 1, 1999, the Company may redeem up to $58.3 million principal amount of the Subordinated Notes from the net proceeds of a public equity offering (as defined in the Subordinated Notes indenture) at a redemption price equal to 109.0% of the principal amount thereof plus accrued and unpaid interest, if any, to the Redemption Date, provided that at least $116.7 million principal amount of the Subordinated Notes remain outstanding immediately after the occurrence of any such redemption. The Subordinated Notes are subordinate in right of payment to the prior payment in full of all obligations under the 1997 Credit Agreement. The Subordinated Notes contain certain covenants including, but not limited to, limitations on sales of assets, dividend payments, future indebtedness and issuance of preferred stock, and require an offer to purchase within 15 days after the occurrence of a Change of Control (as defined) the outstanding subordinated Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. A Change of Control will occur upon the consummation of the CBS Merger. Proceeds from the Debt Offering and the equity offering, discussed in Note 8, were used to repay outstanding borrowings under the Credit Agreements.

     As part of the EZ Merger, the Company assumed EZ's obligations with respect to $150.0 million principal amount of the EZ 9.75% Senior Subordinated Notes (the "9.75% Notes") and repaid all borrowings under the EZ credit facility with borrowings from the 1997 Credit Agreement. As required by the closing of the EZ Merger, the Company offered to repurchase the 9.75% Notes; such offer commenced in April 1997 and expired in May 1997, with no such notes being tendered for purchase. As of December 31, 1997, the 9.75% Notes aggregated approximately $153,926,000 net of an unamortized premium of approximately $3,926,000. Interest is payable semi-annually on June 1 and December 1 with the face amount of the Subordinated Notes due on February 1, 2006. The 9.75% Notes are redeemable at the option of the Company, in whole or in part at any time on or after December 1, 2000 at a redemption price of 104.875% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption. The redemption price reduces over three years to a redemption price of 100% of the principal amount in 2003 and thereafter. Notwithstanding the foregoing, at any time prior to December 1, 1998, the Company may redeem up to $50.0 million of the original aggregate principal amount of the 9.75% Note with the net proceeds of one public offering of common stock at 109.75% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption, as long as at least $100.0 million of the original aggregate amount of the 9.75% Notes remain outstanding. The 9.75% Notes are general unsecured obligations of the Company and rank pari passu in right of payment to all obligations under the 1997 Credit Agreement. The 9.75% Notes are guaranteed by the restricted subsidiaries as described in Note 16. The 9.75% Notes contain certain covenants including, but not limited to, limitations on sales of assets, dividend payments, future indebtedness and issuance of preferred stock, and require an offer to purchase within 15 days after the occurrence of a Change of Control (as defined)

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

3. LONG-TERM DEBT -- (CONTINUED)
the outstanding 9.75% Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of the purchase.

     Derivative Positions -- Under the terms of the Credit Agreements, the Company is required, under certain conditions, to enter into interest rate protection agreements. At December 31, 1996, ARS maintained two swap agreements, expiring in September 2000, under which the interest rate is fixed with respect to $35.5 million of notional principal amount at approximately 7% and 10%. At December 31, 1997, the Company maintained two swap agreements, one expiring in March 2000, under which the interest rate is fixed with respect to $30.8 million of notional principal amount at approximately 6.3%, and one expiring in March 2002, under which the interest rate is fixed with respect to $9.0 million of notional principal amount at approximately 6.8%. The Company maintained swap agreements, expiring in September 2001, under which the interest rate is fixed with respect to $35.5 million of notional principal amount at approximately 7.2% and 10.0%. The Company maintained a swap agreement, expiring in March 2002, under which the interest rate is fixed with respect to $37.0 million notional principal amount from March 2000 up to September 2001 and $72.6 million notional principal amount thereafter at approximately 6.8%. The Company also maintained a cap agreement, expiring in April 2000, under which the interest rate is fixed with respect to $119.7 million of notional principal amount at approximately 9.5%. The Company intends to enter into new agreements, at least to the extent necessary to comply with the requirements of the 1997 Credit Agreement (50% of the total variable interest rate indebtedness of the Company must bear fixed interest). The Company's exposure under these agreements is limited to the impact of variable interest rate fluctuations and the periodic settlement of amounts due under these agreements if the other parties fail to perform. (See
Note 12.)

     Under the terms of the 1997 Tower Credit Agreement, ATSI is required, under certain conditions, to enter into interest rate protection agreements. There were no such agreements outstanding at December 31, 1996. As of December 31, 1997, ATSI maintained a swap agreement, expiring in January 2001, under which the interest rate is fixed with respect to $7.3 million of notional principal amount at approximately 6.4%. ATSI also maintained two cap agreements; one expiring in July 2000, under which the interest rate is fixed with respect to $21.6 million of notional principal amount at approximately 9.5%, and one expiring in November 1999, under which the interest rate is fixed with respect to $7.0 million of notional principal amount at approximately 8.5%. ATSI's exposure under these agreements is limited to the impact of variable interest rate fluctuations and the periodic settlement of amounts due under these agreements if the other parties fail to perform.

     Tower Note Payable -- Other -- A limited liability company, which is under majority control of the Tower Subsidiary, has a note secured by the minority shareholder's interest in the limited liability company. Interest rates under this note are determined, at the option of the limited liability company, at either the Floating Rate (as defined in the note agreement) or the Federal Home Loan BankBoston rate plus 2.25%. As of December 31, 1996 and 1997, the effective interest rate on borrowings under this note was 8.02%. The note is payable in equal monthly principal payments with interest through 2006.

     Other Obligations -- In connection with various acquisitions, the Company has assumed certain long-term obligations of the acquired entities. Substantially all of these obligations were repaid during 1997, with the remaining unpaid obligation payable in monthly installments through 2014. In 1997, the Company also agreed to borrow $750,000 from a lessor to fund leasehold improvements. The unsecured note is payable through 2012 and bears interest at an effective rate of 10.0%.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

3. LONG-TERM DEBT -- (CONTINUED)
     Future principal payments required under the Company's long-term debt arrangements at December 31, 1997 are as follows (in thousands):

YEAR ENDING DECEMBER 31:
------------------------------------------------------------

1998........................................................    $    450
1999........................................................         271
2000........................................................         260
2001........................................................         169
2002........................................................         183
Thereafter through 2015.....................................     922,821
                                                                --------
          TOTAL.............................................    $924,154
                                                                ========

     Extraordinary Losses -- In 1995, the Company replaced its then existing credit facility, and, in connection with repayment of borrowings under that facility, recognized an extraordinary loss of $817,000, net of a tax benefit of $614,000, representing the write-off of deferred financing fees for the old facility. Following the closing of the 1997 Credit Agreement in January 1997 and repayment of amounts outstanding under the previous agreement, the Company recognized an extraordinary loss of approximately $1.6 million, net of a tax benefit of $1.0 million, representing the write-off of deferred financing fees associated with the previous agreement.

     Following the closing of the 1997 Tower Credit Agreement in October 1997, the Tower Subsidiary incurred an extraordinary loss of approximately $1,156,000 (approximately $694,000 net of the applicable income tax benefit) representing the write-off of deferred financing fees associated with the previous agreement.

4. COMMITMENTS AND CONTINGENCIES

     Broadcast Rights -- At December 31, 1997, the Company was committed to the purchase of broadcast rights for various sports events, and other programming, including on-air talent, aggregating approximately $42,120,000. This programming is not yet available for broadcast. As of December 31, 1997, aggregate payments related to these commitments during the next five years and thereafter are as follows (in thousands):

YEAR ENDING DECEMBER 31:
------------------------------------------------------------

1998........................................................    $13,822
1999........................................................     12,809
2000........................................................     10,795
2001........................................................      4,634
2002........................................................         60
                                                                -------
          TOTAL.............................................    $42,120
                                                                =======

     Leases -- The Company leases various offices, studios, and broadcast and other equipment under operating leases that expire over various terms. Most leases contain renewal options with specified increases in lease payments in the event of renewal by the Company.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

4. COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
     Future minimum rental payments required under non-cancelable operating leases in effect at December 31, 1997 are approximately as follows (in thousands):

YEAR ENDING DECEMBER 31:
------------------------------------------------------------
1998........................................................    $10,472
1999........................................................      9,622
2000........................................................      8,809
2001........................................................      6,763
2002........................................................      5,692
Thereafter through 2041.....................................     28,180
                                                                -------
          TOTAL.............................................    $69,538
                                                                =======

     Aggregate rent expense under operating leases for the years ended December 31, 1995, 1996 and 1997 approximated $1,769,000, $4,374,000 and $9,695,000, respectively.

     The Company and the Tower Subsidiary obtain a portion of their revenues from leasing tower and transmitting facilities and sub-carrier rights to other broadcasters and communications companies under various operating leases. The Tower Subsidiary sub-leases rented space on communications towers to its customers, under substantially the same terms and conditions, including cancellation rights, as those found in its own lease contracts. Most leases allow cancellation at will or under certain technical circumstances. The leases expire over various terms and provide for renewal options and increases in lease payments in the event such leases are renewed.

     Future minimum lease revenues for non-cancelable operating leases in effect at December 31, 1997 are approximately as follows (in thousands):

YEAR ENDING DECEMBER 31:
------------------------------------------------------------

1998........................................................    $ 22,261
1999........................................................      17,908
2000........................................................      15,418
2001........................................................      12,875
2002........................................................       8,435
Thereafter through 2022.....................................      28,545
                                                                --------
          TOTAL.............................................    $105,442
                                                                ========

     Total rental revenues under these leases approximated $448,000, $676,000 and $1,194,000 for the years ended December 31, 1995, 1996 and 1997, respectively. Total rental revenues under the Company's sub-leases approximated $468,000 and $978,000 for the years ended December 31, 1996 and 1997, respectively.

     Audience Rating and Other Service and Employment Contracts -- The Company has entered into various non-cancelable audience rating and other service and employment contracts that expire over the next five years. Most of these audience rating and other service agreements are subject to escalation clauses and may be renewed for successive periods ranging from one to five years on terms similar to current agreements, except for specified increases in payments. Management believes that, in the normal course of business, these contracts will be renewed or replaced by similar contracts.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

4. COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
     Future minimum payments required under these contracts at December 31, 1997 are as follows (in thousands):

YEAR ENDING DECEMBER 31:
------------------------------------------------------------

1998........................................................    $ 8,086
1999........................................................      6,971
2000........................................................      4,527
2001........................................................      2,298
2002........................................................      1,289
Thereafter through 2012.....................................      3,808
                                                                -------
          TOTAL.............................................    $26,979
                                                                =======

     Total expense under these contracts for the years ended December 31, 1995, 1996 and 1997 approximated $2,426,000, $4,117,000 and $11,438,000, respectively.

     Acquisition Commitments -- See Notes 10 and 11 for information with respect to station acquisition and Tower Subsidiary acquisition commitments.

     Litigation -- In the normal course of business, the Company is subject to certain suits and other matters. Management believes that the eventual resolution of any pending matters, either individually or in the aggregate, will not have a material effect on the Company's financial position, results of operations or liquidity.

5. RELATED-PARTY TRANSACTIONS

     An individual, who is a stockholder of the Company and was a limited partner and creditor of two of the Predecessor Entities, is a partner in a law firm which represents the Company, and certain associates of this firm serve as assistant secretaries to the Company. Legal fees and other expenses incurred for services rendered by this firm to the Company approximated $772,000, $2,038,000 and $1,969,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

     An affiliate of Chase Equity Associates ("CEA"), a stockholder of the Company, is a co-syndication agent and an approximate 9% participant under prior credit agreements. A company director is also a general partner of CEA. For the years ended December 31, 1995, 1996 and 1997, the stockholder affiliate's share of interest and fees paid by the Company pursuant to the provisions of the Credit Agreements were $1,688,500, $553,000 and $2,711,000, respectively.

     See Notes 8 and 10 for other related-party transactions.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

6. INCOME TAXES

     The income tax provision (benefit) from continuing operations was comprised of the following for the years ended December 31 (in thousands):

                                                           1995      1996      1997
                                                          ------    ------    ------
CURRENT:
  Federal...............................................  $1,851    $2,721    $3,030
  State.................................................     612       799       738
DEFERRED:
  Federal...............................................   4,023       905    (4,697)
  State.................................................     343       157      (784)
Benefit from disposition of stock options (recorded to
  additional paid-in capital)...........................               244     1,297
                                                          ------    ------    ------
Income tax provision (benefit)..........................  $6,829    $4,826    $ (416)
                                                          ======    ======    ======

     A reconciliation between the U.S. statutory rate from continuing operations and the effective rate is as follows for the years ended December 31:

                                                              1995    1996    1997
                                                              ----    ----    ----
Statutory tax rate..........................................   34%     34%    (34)%
State taxes, net of federal benefit.........................    6       6      (6)
Goodwill amortization.......................................    1       6      26
Amortization of intangibles.................................            1       5
Meals and entertainment.....................................    1       3       7
Valuation allowance.........................................                  (13)
Non-deductible merger costs.................................                   10
Other -- net................................................    1      (2)
                                                               --     ---     ---
Effective tax rate..........................................   43%     48%     (5)%
                                                               ==     ===     ===

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

6. INCOME TAXES -- (CONTINUED)
     Significant components of the Company's deferred tax assets and liabilities, computed using currently enacted tax rates, are as follows at December 31 (in thousands):

                                                                1996        1997
                                                              --------    ---------
CURRENT ASSETS:
  Allowances and accruals made for financial reporting
     purposes which are currently nondeductible.............  $  3,370    $   4,076
  Net operating loss carryforward...........................                     75
  Net operating loss carryback..............................                  2,277
                                                              --------    ---------
          TOTAL CURRENT ASSETS..............................  $  3,370    $   6,428
                                                              ========    =========
LONG-TERM ITEMS:
  Assets:
     Allowances made for financial reporting purposes which
       are currently nondeductible..........................  $    277    $   2,868
     Net operating loss carryforwards.......................     1,010          717
     Valuation allowance....................................    (1,010)
  LIABILITIES:
     Property and equipment and intangible
       assets -- principally due to tax amortization methods
       for tax purposes.....................................   (33,482)    (199,613)
                                                              --------    ---------
  Net long-term deferred tax liabilities....................  $(33,205)   $(196,028)
                                                              ========    =========

     At December 31, 1997, the Company has net operating loss carryforwards available to reduce future taxable income of $2,260,000 for federal and state purposes. These loss carryforwards expire through 2009. During 1997, as a result of increases in taxable income and certain tax planning strategies, certain of these assets were realized and the entire valuation allowance of $1,010,000 was removed.

7. REDEEMABLE STOCK

     Activity related to the classes of redeemable stock for the year ended December 31, 1995 is as follows (in thousands):

                                                      SERIES C            SERIES A
                                                  -----------------   -----------------
                                                  SHARES    AMOUNT    SHARES    AMOUNT
                                                  ------    -------   ------    -------
Balance, January 1, 1995........................  1,714     $13,765     382     $ 3,432
  Reclassification against additional paid-in
     capital....................................                       (382)     (3,432)
  Distributions accrued in kind.................                815
  Distributions paid............................             (2,580)
  Conversion to Common Stock....................   (939)
  Share redemption..............................   (775)    (12,000)
                                                  -----     -------   -----     -------
Balance, December 31, 1995......................      0     $     0       0     $     0
                                                  =====     =======   =====     =======

     Senior Common Stock -- Holders of the Senior Series C Common Stock (the "Senior Common Stock") were entitled to quarterly cash distributions (the "Common Yield Distributions") equal to 10% of the stock's initial "preferred distribution amount," compounded on a daily basis.

     Series A Common Stock -- Repurchase Obligation to ESOP Stockholders -- The Company was obligated to repurchase shares of Class A Common Stock held by an employee stock ownership plan

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

7. REDEEMABLE STOCK -- (CONTINUED)
("ESOP") of a Predecessor Entity. During 1995, the Company repurchased at fair market value approximately 18,000 shares.

     As a result of the Initial Public Offering, the Board of Directors of the Company voted effective September 30, 1995 to amend the ESOP to eliminate the right of beneficiaries to require the Company to purchase their shares. Pursuant to this amendment, the Company reclassified the long-term portion of its obligation of approximately $3.4 million to additional paid-in capital. The Board of Directors also voted effective December 31, 1995 to terminate the ESOP. During 1996, the Company applied for a favorable determination letter from the IRS with respect to termination of the plan, which was received in March 1997. The Company is in the process of terminating the ESOP. Accordingly, the ESOP has distributed approximately 315,000 shares of Class A Common Stock to participants through February 1998. Upon distribution of approximately 13,000 remaining shares, the ESOP will be terminated.

     Cumulative Exchangeable Preferred Stock -- In January 1997, the Company consummated a private offering of 2,000,000 shares of its 11 3/8% Cumulative Exchangeable Preferred Stock ("Exchangeable Preferred Stock") to a group of qualified institutional investors. The Company utilized the net proceeds, which approximated $192.1 million, to repay amounts outstanding under the 1997 Credit Agreement and to fund acquisitions. Shares of Exchangeable Preferred Stock are exchangeable, at the Company's option, in whole but not in part, on any dividend payment date commencing April 15, 1997 into the Company's 11 3/8% Subordinated Exchange Debentures due 2009 ("Exchange Debentures"). As discussed below, the Exchangeable Preferred Stock possesses mandatory redemption features and is classified as such in the Company's consolidated financial statements.

     Dividends on the Exchangeable Preferred Stock are cumulative at an annual rate of 11 3/8% (equivalent to $11.375 per share), accruing from the date of original issuance (January 30, 1997) and are payable quarterly in arrears on April 15, July 15, October 15, and January 15, commencing April 15, 1997. The Company's ability to pay dividends is restricted under the terms of the Subordinated Notes and is prohibited during the existence of a default under the Company's 1997 Credit Agreement or the Subordinated Note Indenture. The Company has the right, on or prior to January 15, 2002, to pay dividends through the issuance of additional shares of Exchangeable Preferred Stock. The Company met all tests and approximately 105,602 additional shares were issued and $5,990,000 of accrued dividends were paid through December 31, 1997.

     The Exchangeable Preferred Stock is redeemable at the option of the Company, for cash at any time after January 15, 2002, initially at 105.688% of the liquidation preference, declining ratably immediately after January 15, 2007, plus accrued and unpaid dividends at the date of the redemption. In addition, prior to January 15, 2000, the Company may, at its option, use the net cash proceeds of an offering to redeem up to 35% of the outstanding Exchangeable Preferred Stock at 111.375% of the liquidation preference, plus accumulated and unpaid dividends to the date of redemption; provided that after any such redemption, there must be at least $130.0 million aggregate liquidation preference of the Exchangeable Preferred Stock outstanding. The Company is required, subject to certain conditions, to redeem all Exchangeable Preferred Stock outstanding on January 15, 2009, at a redemption price to 100% of the liquidation preference, plus accumulated and unpaid dividends to the date of redemption. Within 15 days after the occurrence of a Change in Control, the Company, will be required, subject to certain conditions, to offer to purchase all of the then outstanding shares at a price equal to 101% of the liquidation preference, plus accumulated and unpaid dividends to the date of redemption. A Change of Control will occur upon the consummation of the CBS Merger. During the first quarter of 1998, the Company paid the holders of the Exchangeable Preferred Stock consent fees aggregating $2.1 million in connection with certain amendments to the holders' Exchangeable Preferred Stock agreements.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

8. STOCKHOLDERS' EQUITY

     Common Stock Classes -- The Class A Common Stock and Class B Common Stock entitle the holder to one and ten votes, respectively, per share. The Class C Common Stock is nonvoting.

     Convertible Exchangeable Preferred Stock Offering -- The outstanding Convertible Exchangeable Preferred Stock ("Convertible Preferred Stock") consists of 137,500 shares (2,750,000 Depositary Shares, each Depositary Share represents ownership of one-twentieth of a share of Convertible Preferred Stock). Proceeds to the Company of the sale of these shares in June 1996, net of underwriters' discount and associated costs, were approximately $132.8 million. Proceeds from the offering were used to fund acquisitions. Shares of Convertible Preferred Stock are convertible at the option of the holder at any time, unless previously redeemed or exchanged, into shares of Class A Common Stock, par value $.01 per share, of the Company at a conversion price of $42.50 per share of Class A Common Stock (equivalent to a conversion rate of 1.1765 shares of Class A Common Stock per Depositary Share), subject to adjustment in certain events.

     The Convertible Preferred Stock is redeemable, in whole or in part, at the option of the Company, for cash at any time after July 15, 1999, initially at $1,049 per share ($52.45 per Depositary Share), declining ratably immediately after July 15 of each year thereafter to a redemption price of $1,000 per share ($50 per Depositary Share) after July 15, 2006, plus in each case accrued and unpaid dividends. The Convertible Preferred Stock will be exchangeable, subject to certain conditions, at the option of the Company, in whole but not in part, on any dividend payment date commencing June 30, 1997 for the Company's 7% Convertible Subordinated Debentures due 2011 (the "Exchange Debentures") at a rate of $1,000 principal amount of Exchange Debentures for each share of Convertible Preferred Stock ($50 principal amount for each Depositary Share).

     Dividends on the Convertible Preferred Stock are cumulative at an annual rate of 7% (equivalent to $3.50 per Depositary Share), accruing from the date of original issuance (June 25, 1996) and are payable quarterly in arrears on March 31, June 30, September 30, and December 31, commencing September 30, 1996. The Company's ability to pay dividends is restricted under the terms of the Subordinated Notes (see Note 3) and is prohibited during the existence of a default under the Company's Credit Agreements or the Subordinated Notes. The Company met all tests and approximately $9,625,000 of accrued dividends had been paid through December 31, 1997.

     Common Stock Offerings -- In February 1996, the Company consummated an offering of approximately 5,515,000 shares of Class A Common Stock at an offering price of $27 per share, consisting of 4,000,000 shares initially sold by the Company, approximately 1,013,000 shares sold by selling shareholders and approximately 501,000 shares sold by the Company pursuant to the exercise of the underwriters' over-allotment option. Proceeds to the Company, net of underwriters' discount and associated costs, were approximately $114.5 million and were utilized to repay existing debt and fund acquisitions.

     In June 1995, the Company consummated an initial public offering of 5,500,000 shares of the Company's Class A Common Stock ($.01 par value) at a price of $16.50 per share. The total shares issued pursuant to the Initial Public Offering consisted of 4,270,000 shares initially sold by the Company, 730,000 shares by selling shareholders and an additional 500,000 shares sold by the Company pursuant to the underwriters' over-allotment option. Proceeds to the Company, net of underwriters' discount and associated costs, were approximately $70.4 million. The Company used the proceeds of a liquidation preference associated with the Company's Senior Common Stock ($14.6 million) to reduce indebtedness under the then existing credit agreement ($54.0 million) and to repay certain stockholder notes ($1.0 million). The remaining proceeds were used to fund current working capital needs.

     Capital Deficiency Upon Combination -- In connection with accounting for the Combination, the Predecessor Entities' accumulated deficits or retained earnings at formation in 1993 were carried forward into the Company in the form of a capital deficiency account. The Company has reclassified the balance of the

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

8. STOCKHOLDERS' EQUITY -- (CONTINUED)
capital deficiency upon combination against additional paid-in capital in the accompanying financial statements.

     ATS Stock Purchase Agreement -- On January 22, 1998, the Tower Subsidiary consummated the transactions contemplated by the stock purchase agreement (the ATS Stock Purchase Agreement), dated as of January 8, 1998, with Steven B. Dodge, Chairman of the Board, President and Chief Executive Officer of ARS and ATS, and certain other officers and directors of ARS (or their affiliates or family members or family trusts), pursuant to which those persons purchased 8.0 million shares of ATS Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $80.0 million, including 4.0 million shares by Mr. Dodge for $40.0 million. Payment of the purchase price was in the form of cash aggregating approximately $30.6 million and in the form of notes aggregating approximately $49.4 million due on the earlier of the consummation of the Merger or, in the event the Merger Agreement is terminated, December 31, 2000. The notes bear interest at the six-month London Interbank Rate, from time to time, plus 1.5% per annum, and are secured by shares of ARS Common Stock having a fair market value of not less than 175% of the principal amount of and accrued and unpaid interest on the note. The notes are prepayable at any time at the option of the obligor and will be due and payable, at the option of the Tower Subsidiary, in the event of certain defaults as described in the notes.

     ARS Stock Option Plan -- ARS has a stock option plan which provides for the granting of options to employees to acquire up to 3,000,000 shares of Class A and B Common Stock. Exercise prices in the case of incentive stock options are not less than the fair value of the underlying Class A Common Stock on the date of grant. Exercise prices in the case of nonqualified stock options are set at the discretion of the Board of Directors. Options vest ratably over various periods, generally five years, commencing one year from the date of grant.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

8. STOCKHOLDERS' EQUITY -- (CONTINUED)
     The following table summarizes option activity:

                                                                        WEIGHTED AVERAGE
                                                                        EXERCISE PRICES
                                                            OPTIONS        PER SHARE
                                                           ---------    ----------------
Outstanding as of January 1, 1994........................    580,000         $ 6.38
  Granted................................................    322,000         $ 7.79
  Cancelled..............................................     (8,000)        $ 6.38
  Exercised..............................................     (2,000)        $ 6.38
                                                           ---------         ------
Outstanding as of December 31, 1994......................    892,000         $ 6.88
  Granted................................................    362,000         $12.58
  Cancelled..............................................     (4,800)        $ 6.38
  Exercised..............................................     (1,200)        $ 6.38
                                                           ---------         ------
Outstanding as of December 31, 1995......................  1,248,000         $ 8.54
  Granted/issued(1)......................................    740,500         $29.40
  Cancelled(1)...........................................   (260,600)        $ 7.11
  Exercised..............................................    (28,800)        $ 6.84
                                                           ---------         ------
Outstanding as of December 31, 1996......................  1,699,100         $14.56
  Granted/issued.........................................    593,000         $28.07
  Issued in connection with EZ Merger....................    362,239         $ 2.70
  Cancelled..............................................     (5,000)        $28.25
  Exercised..............................................    (96,261)        $ 9.67
                                                           ---------         ------
Outstanding as of December 31, 1997......................  2,553,078         $15.55
                                                           =========         ======

---------------

(1) Includes 253,000 options which were canceled and reissued at the December 31, 1996 fair market value of $27.25.

     Options exercisable:

                                                                        WEIGHTED-AVERAGE
                                                                        EXERCISE PRICES
                                                                           PER SHARE
                                                                        ----------------
December 31, 1995.................................    271,200 shares         $6.61
December 31, 1996.................................    520,800 shares         $7.58
December 31, 1997.................................  1,155,095 shares         $7.91

     In February 1995, the Board granted options to employees to acquire 282,000 shares of Class B Common Stock with exercise prices below the fair market value at the date of grant ($11.50 per share). In addition, the Board, in June 1995, granted options to an employee to acquire 10,000 shares of Class B Common Stock at an exercise price below fair market value. Fair market value at date of grant was determined based on advice from the Company's investment banker. Unearned compensation with respect to these options aggregated $473,000 and is being amortized over the period that the options vest (five years). Amortization aggregating $82,000, $94,000 and $94,000 was recorded for the years ended December 31, 1995, 1996 and 1997, respectively.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

8. STOCKHOLDERS' EQUITY -- (CONTINUED)
     The following table sets forth information regarding ARS options outstanding at December 31, 1997:

                                                                                          WEIGHTED-AVERAGE
                     RANGE OF        NUMBER      WEIGHTED-AVERAGE                        EXERCISE PRICE FOR
       NUMBER     EXERCISE PRICE    CURRENTLY     EXERCISE PRICE     WEIGHTED-AVERAGE         CURRENTLY
     OF OPTIONS     PER SHARE      EXERCISABLE       PER SHARE        REMAINING LIFE         EXERCISABLE
     ----------   --------------   -----------   -----------------   -----------------   -------------------
       504,916            $ 6.38      403,933         $ 6.38                1.0                $ 6.38
       315,200     $ 6.38- 9.90       189,120         $ 7.80                1.6                $ 7.80
       350,600     $ 9.88-23.75       140,240         $12.66                2.2                $12.66
       465,700     $25.00-39.13        93,140         $26.16                3.5                $26.16
       916,662     $ 1.39-38.81       328,662         $18.98                4.2                $ 2.73
     ---------     ------------     ---------         ------                ---                ------
     2,553,078     $ 1.39-39.13     1,155,095         $15.55                2.8                $ 7.91
     =========     ============     =========         ======                ===                ======

     Tower Stock Option Plans -- In November 1997, Tower instituted the 1997 Stock Option Plan which provides for the granting of options to employees and directors to acquire up to 10,000,000 shares of Tower Class A and Class B Common Stock. The Plan is expected to be amended in connection with the ATC Merger, described in Note 11, to limit future grants to Class A Common Stock. No options were granted under this plan during 1997. In January 1998, Tower granted 2,820,300 options at an exercise price of $10 per share to employees and directors and subsequently granted 1,200,000 options at an exercise price of $13 per share to employees of an acquired company. (See Note 10).

     ATSI also has a stock option plan which provides for the granting of options to employees to acquire up to 1,000,000 shares of the common stock of ATSI. In addition, in connection with the Tower Separation approximately 800,000 options to purchase shares of ARS Common Stock held by current and future employees of Tower may be exchanged for Tower options. The ARS options will be exchanged in a manner that will preserve the spread in such ARS options between the option exercise price and the fair market value of ARS Common Stock and the ratio of the spread to the exercise price prior to such conversion.

     Exercise prices in the case of incentive stock options are generally not less than the fair value of the underlying common stock on the date of grant. Exercise prices in the case of nonqualified stock options are set at the discretion of the Board of Directors. Options vest ratably over various periods, generally five years, commencing one year from the date of grant. There have been no ATSI option grants at exercise prices different from fair value.

     The following table summarizes the ATSI option activity for the periods presented:

                                                                             WEIGHTED-AVERAGE
                                       EXERCISE PRICE    NUMBER CURRENTLY     REMAINING LIFE
                            OPTIONS      PER SHARE         EXERCISABLE            (YEARS)
                            -------    --------------    ----------------    -----------------
Granted during 1996 and
  outstanding at December
  31, 1996................  550,000             $5.00          160,000             8.71
Granted...................  172,000    $   7.50-$8.00                              9.24
Cancelled.................  (40,000)            $5.00
                            -------                          -------               ----
Outstanding as of December
  31, 1997................  682,000                          160,000               8.89
                            =======                          =======               ====

     As described in Note 1, the intrinsic value method is used to determine compensation associated with stock option grants. No compensation cost has been recognized to date for grants under the Plan.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

8. STOCKHOLDERS' EQUITY -- (CONTINUED)
     Pro Forma Disclosure -- As described in Note 1, the Company uses the intrinsic value method to measure compensation expense associated with grants of stock options or awards to employees. Had the Company used the fair value method to measure compensation for grants under all plans made in 1995, 1996 and 1997, reported basic income (loss) applicable to common stockholders and income (loss) per share would have been $7,257,000 or $0.61 per share in 1995, $(858,000) or $(0.04) per share in 1996, and $(44,272) or $(1.62) per share in 1997. Diluted income per share for 1995 would have been $.58 per share.

     The "fair value" of each option grant is estimated on the date of grant using the Black/Scholes option pricing model. Key assumptions used to apply this pricing model are as follows:

                                                              1995 AND 1996     1997
                                                              -------------    -------
Approximate risk-free interest rate.........................         6.0%          6.0%
Expected life of option grants..............................     5 years       5 years
Expected volatility of underlying stock.....................        35.0%         40.0%

     The estimated weighted-average fair value of option grants made during 1995, 1996 and 1997 was $5.47, $11.88 and $7.32, respectively, per option.

     Reserved Shares -- The Company has reserved 1,400,000 shares of Class A Common Stock and 1,600,000 shares of Class B Common Stock for issuance under ARS' stock option plan (the "Plan"). The Tower Subsidiary has reserved sufficient shares under the Tower stock option plans.

9. ACQUISITIONS AND DISPOSITIONS

     General: The following acquisitions have been accounted for by the purchase method of accounting, and, accordingly, the operating results of the acquired entities, to the extent that a local marketing agreement LMA did not exist, have been included in consolidated operating results since the date of acquisition. Stations obtained by exchange of similar properties are recorded at the carrying value of the station given as consideration. The purchase price has been allocated to the assets acquired, principally intangible assets, and the liabilities assumed based on their estimated fair values at the dates of acquisition. The excess of purchase price over the estimated fair value of the net assets acquired has been recorded as goodwill. The financial statements reflect the preliminary allocation of certain purchase prices as the appraisals for certain acquisitions have not yet been finalized. The Company does not expect the final appraisals will have a material effect on the financial position, results of operations or liquidity of the Company.

  1997 STATION ACQUISITIONS AND DISPOSITIONS:

     EZ Merger: On April 4, 1997, the Company consummated the merger of EZ into the Company (the "EZ Merger"). Pursuant to the EZ Merger, the Company acquired eighteen FM and six AM stations in eight markets: Seattle, St. Louis, Pittsburgh, Sacramento, Charlotte, Kansas City, New Orleans and Philadelphia, assumed approximately $222.4 million of long-term debt (of which approximately $72.7 was paid at closing), paid approximately $108.9 million in cash and issued approximately 8,344,000 shares of Class A Common Stock to the EZ stockholders valued at approximately $310.8 million (excluding approximately 362,000 shares of common stock reserved for options held by former employees of EZ valued at approximately $12.5 million). The aggregate purchase price was approximately $830.0 million, including goodwill, approximately $7.0 million in transaction costs, and assumed liabilities (including deferred income taxes) of approximately $428.0 million. The EZ Merger has been accounted for using an effective closing date of April 1, 1997, as the difference between actual and effective closing date on the results of operations, liquidity and financial position was not material.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

9. ACQUISITIONS AND DISPOSITIONS -- (CONTINUED)
     As part of the EZ Merger, the Company assumed EZ's obligations with respect to $150.0 million principal amount of the EZ 9.75% Senior Subordinated Notes (the 9.75% Notes) and repaid all borrowings under the EZ credit facility with borrowings from the 1997 Credit Agreement. (See Note 3).

     Austin: In March 1997, the Company acquired KAMX-FM, KKMJ-FM, and KJCE-AM for approximately $28.7 million.

     Baltimore: In February 1997, the Company acquired WWMX-FM and WOCT-FM for approximately $90.0 million.

     Boston/Worcester: In January 1997, the Company acquired WAAF-FM and WWTM-AM for approximately $24.8 million. The Company began programming and marketing the station pursuant to an LMA in August 1996.

     In July 1997, the Company acquired WNFT-AM for approximately $4.5 million. The Company began programming and marketing the station pursuant to an LMA agreement in June 1997.

     Charlotte and Pittsburgh: In May 1997, the Company, as successor to EZ, consummated an asset exchange agreement pursuant to which the Company exchanged WIOQ-FM and WUSL-FM in Philadelphia for WRFX-FM, WPEG-FM, WBAV-FM, WGIV-AM (formerly WBAV-AM) and WFNZ-AM serving Charlotte, and also consummated an asset purchase agreement to acquire WNKS-FM serving Charlotte for approximately $10.0 million.

     In February 1997, EZ and the seller entered into a consent decree with the U.S. Justice Department (the "Charlotte Consent Decree"). Pursuant to the Charlotte Consent Decree, and in compliance with the FCC's multiple ownership rules, EZ agreed to dispose of WRFX-FM, which was transferred to an independent and insulated trustee upon consummation of the exchange. In August 1997, the Company consummated an asset exchange agreement pursuant to which it exchanged WRFX-FM for WDSY-FM, serving Pittsburgh, and $20.0 million.

     Cincinnati: In January 1997, the Company merged with an unaffiliated corporation pursuant to which it became a party to an agreement to acquire WGRR-FM, for approximately $30.5 million. Pursuant to such merger, the Company issued 18,341 shares of Class A Common Stock valued at approximately $0.5 million. In May 1997, the Company consummated the acquisition of WGRR-FM.

     Cincinnati and Rochester: In February 1997, the Company acquired WVOR-FM, WPXY-FM, WHAM-AM and WHTK-AM for approximately $31.5 million including working capital. In April 1997, the Company exchanged WVOR-FM, WHAM-AM and WHTK-AM serving Rochester, together with $16.0 million, for WKRQ-FM serving Cincinnati.

     Dayton: In February 1997, the Company acquired WXEG-FM for approximately $3.6 million and acquired WLQT-FM and WBBT-FM (formerly WDOL-FM) for approximately $12.0 million. (See Note 11).

     Detroit, Philadelphia, Sacramento: In February 1997, the Company exchanged WFLN-FM in Philadelphia for KSFM-FM and KMJI-AM serving Sacramento and sold WQRS-FM in Detroit for approximately $20.0 million. The net assets were classified as net assets under exchange agreement as of December 31, 1996. See Sacramento below.

     Fresno: In April 1997, the Company acquired KOOR-AM (formerly KOQO-AM) and KOQO-FM for approximately $6.0 million.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

9. ACQUISITIONS AND DISPOSITIONS -- (CONTINUED)
     Hartford: In November 1997, the Company acquired for a nominal amount the New England Weather Service, based in Hartford, Connecticut pursuant to the exercise of an option which the Company acquired for $1.0 million, in connection with its acquisition of WTIC-AM and WTIC-FM in May 1996.

     Lebanon: In October 1997, the Company acquired WYLX-FM (formerly WMMA-FM) serving the Lebanon, Ohio market for approximately $3.0 million.

     Omaha: In May 1997, the Company sold the assets of KGOR-FM, KFAB-AM and Business Music Service Inc. for approximately $38.0 million.

     Palm Springs: In December 1997, the Company acquired KEZN-FM for approximately $5.1 million. The Company began programming and marketing the station pursuant to an LMA agreement in October 1997.

     Portsmouth: In September 1997, the Company acquired WQSO-FM (formerly WSRI-FM), WZNN-AM, WMYF-AM and WEZR-FM for approximately $6.0 million. The Company began programming and marketing the stations pursuant to an LMA agreement in July 1997.

     Rochester: In April 1997, the Company acquired WZNE-FM (formerly WAQB-FM), a newly authorized Class A FM station for approximately $3.5 million.

     In July 1997, the Company sold the assets of WCMF-AM for approximately $0.7 million.

     Sacramento: In March 1997, the Company acquired KXOA-FM, KQPT-AM (formerly KXOA-AM) and KZZO-FM (formerly KQPT-FM) for approximately $50.0 million. In October 1996, the Company entered into an agreement to sell KXOA-FM for approximately $27.5 million. After the expiration of the HSR Act waiting period, the other party to the agreement began programming and marketing KXOA-FM pursuant to an LMA in January 1997. As a condition to consummation of the EZ merger, KXOA-FM was transferred to an independent and insulated trustee (under a trust for the benefit of the Company) and was held by the trustee subject to sale pursuant to the foregoing agreement. In June 1997, the trustee sold KXOA-FM to the ultimate purchaser.

     In April 1997, the Company sold KMJI-AM for approximately $1.5 million.

     Sacramento and West Palm Beach: In March 1997, the Company consummated an agreement to exchange KSTE-AM in Sacramento and $33.0 million in cash for WEAT-FM, WEAT-AM and WOLL-FM serving West Palm Beach. (See Note 11).

     San Jose: In February 1997, the Company acquired KBRG-FM (formerly KBAY-FM) and KKSJ-AM for approximately $31.0 million. (See Note 11).

     In September 1997, the Company sold the assets of KKSJ-AM for approximately $3.2 million. The acquirer began programming and marketing the stations pursuant to an LMA agreement in June 1997.

     Seattle and New Orleans: In April 1997, the Company exchanged WEZB-FM, WRNO-FM and WBYU-AM, serving New Orleans, and $7.5 million for KBKS-FM (formerly KCIN-FM) and KRPM-AM serving Seattle.

     In June 1997, the Company sold the assets of KMPS-AM for approximately $1.8 million.

     St. Louis: In July 1997, the Company sold the assets of KTRS-AM (formerly KSD-AM) for approximately $10.0 million.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

9. ACQUISITIONS AND DISPOSITIONS -- (CONTINUED)
     West Palm Beach: In October 1997, the Company sold the assets of WKGR-FM, WOLL-FM, and WBZT-AM for approximately $29.0 million in cash and a tower site which was transferred to the Tower Subsidiary.

  1996 STATION ACQUISITIONS AND DISPOSITIONS:

     Baltimore: In October 1996, the Company acquired the assets of WBGR-AM for approximately $2.8 million.

     Buffalo: In August 1996, the Company acquired the assets of WSJZ-FM for approximately $12.5 million. The Company had been programming and marketing the station pursuant to an LMA beginning in April 1996.

     Fresno: In December 1996, the Company acquired the assets of KNAX-FM and KVSR-FM (formerly KRBT-FM) for approximately $11.0 million. The Company had been programming and marketing the stations pursuant to an LMA beginning in August 1996.

     Fresno, Omaha, Portland and Sacramento: In July 1996, the Company consummated the merger of Henry Broadcasting Company ("HBC"). Pursuant thereto, the Company acquired KUFO-FM and KUPL-AM (formerly KBBT-AM) in Portland, Oregon, KYMX-FM and KCTC-AM in Sacramento, California KGOR-FM and KFAB-AM in Omaha, and KSKS-FM, KKDJ-FM, and KMJ-AM in Fresno, California, for an aggregate purchase price of approximately $110.4 million. As part of a related transaction with the principal stockholder of HBC, the Company acquired certain real estate used in the business of HBC for approximately $2.0 million in cash and obtained a five-year option to acquire certain other real estate for a purchase price of approximately $1.0 million.

     Hartford: In May 1996, the Company acquired WTIC-AM and WTIC-FM for approximately $39.0 million, including approximately $1.1 million of working capital. The Company also paid $1.0 million for a two-year option to purchase for $1.00 the New England Weather Service which was purchased in 1997.

     In December 1996, the Company sold WNEZ-AM serving New Britain, Connecticut for approximately $710,000, and a loss of approximately $140,000 was recorded upon disposition.

     Las Vegas: In October 1996, the Company acquired KMZQ-FM and KXTE-FM (formerly KFBI-FM) for approximately $28.0 million. The Company had been programming and marketing the stations pursuant to an LMA beginning in May 1996. As part of such transaction, the Company paid an additional $0.2 million to acquire the seller's right (and obligation) to purchase KXNT-AM (formerly KVEG-AM) for approximately $1.9 million which purchase, as noted below, was consummated in September 1996.

     In September 1996, the Company acquired the assets of KXNT-AM for approximately $1.9 million. The Company had been programming and marketing the station pursuant to an LMA beginning in May 1996.

     In July 1996, the Company acquired the assets of KMXB-FM (formerly KJMZ-FM) for approximately $8.0 million. The Company had been programming and marketing the station pursuant to an LMA beginning in May 1996.

     In July 1996, the Company acquired the assets of KLUC-FM and KXNO-AM for approximately $11.0 million.

     Philadelphia and Detroit: In May 1996, the Company consummated the transactions contemplated by a merger agreement with Marlin Broadcasting, Inc. ("Marlin"). The Company acquired WFLN-FM in Philadelphia, Pennsylvania, WQRS-FM in Detroit, Michigan and WTMI-FM in Miami, Florida for an aggregate purchase price of approximately $58.5 million, together with the assumption of approximately

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

9. ACQUISITIONS AND DISPOSITIONS -- (CONTINUED)
$9.0 million of long-term debt which was paid in full at closing. The principal stockholder of Marlin immediately thereafter acquired WTMI-FM from the Company for approximately $18.0 million in cash. Proceeds from the sale of WTMI-FM were held in an escrow account pursuant to a like-kind exchange agreement and were utilized to partially fund the Portland and San Jose transaction discussed below. The Company retained certain Philadelphia real estate and tower assets valued at approximately $1.5 million. In June 1996, the Company entered into an agreement with an unaffiliated party pursuant to which it exchanged the assets of the Philadelphia station for two stations in Sacramento and sold the Detroit station for approximately $20.0 million in cash. This party began programming the Philadelphia and Detroit stations under an LMA beginning in June 1996. The net assets and liabilities of the Detroit and Philadelphia stations included in this exchange agreement were carried on the consolidated balance sheet as of December 31, 1996 as net assets held under exchange agreement.

     Portland: In July 1996, the Company acquired the assets of KBBT-FM (formerly KDBX-FM) for approximately $14.0 million.

     Portland and San Jose: In August 1996, the Company acquired the assets of KUPL-FM and KKJZ-FM in Portland, Oregon and KSJO-FM and KBAY-FM (formerly KUFX-FM) in San Jose, California for approximately $103.0 million. (See Note 11.)

     Sacramento: In September 1996, the Company acquired the assets of KRRE-FM (formerly KSSJ-FM) for approximately $14.0 million. The Company had been programming and marketing the station pursuant to an LMA beginning in July 1996. (See Note 11.)

     In July 1996, the Company acquired the assets of KSTE-AM serving Rancho Cordova, California for approximately $7.25 million. The Company began programming and marketing the station pursuant to an LMA beginning in April 1996.

  1997 TOWER ACQUISITIONS:

     In December 1997, the Tower Subsidiary consummated the acquisition of a tower site in northern California for approximately $2.0 million.

     In October 1997, the Tower Subsidiary acquired two affiliated entities operating approximately 110 tower sites and a tower site management business located principally in northern California for approximately $45.0 million, including assumed liabilities. In connection therewith, the Tower Subsidiary had also agreed to loan approximately $1.4 million to the sellers on an unsecured basis, of which approximately $0.26 million had been advanced and was repaid at the closing.

     In October 1997, the Tower Subsidiary acquired tower sites and certain video, voice and data transport operations for approximately $70.25 million. The acquired business owned or leased approximately 128 towers, principally in the Mid-Atlantic region, with the remainder in California and Texas.

     In September 1997, the Tower Subsidiary acquired nine tower sites in Massachusetts and Rhode Island for approximately $7.2 million and land in Oklahoma for approximately $0.6 million.

     In August 1997, the Tower Subsidiary acquired six tower sites in Connecticut and Rhode Island for approximately $1.5 million.

     In July 1997, the Tower Subsidiary acquired the following:

          (i) the assets of three affiliated entities which owned and operated towers and a tower site management business in southern California for an aggregate purchase price of approximately $33.5 million;

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

9. ACQUISITIONS AND DISPOSITIONS -- (CONTINUED)
          (ii) the assets of one tower site in Washington, D.C. for approximately $0.9 million;

          (iii) the assets of six tower sites in Pennsylvania for approximately $0.3 million; and

          (iv) the rights to build five tower sites in Maryland for approximately $0.5 million.

     In May 1997, the Tower Subsidiary acquired 21 tower sites and a tower site management business in Georgia, North Carolina and South Carolina for approximately $5.4 million. The agreement also provides for additional payments by the Tower Subsidiary if the seller is able to arrange for the purchase or management of tower sites presently owned by an unaffiliated public utility in South Carolina, which payments could aggregate up to approximately $1.2 million; management believes that it is unlikely that any such arrangement will be entered into.

     In May 1997, the Tower Subsidiary acquired the assets of two affiliated companies engaged in the business of acquiring and developing tower sites in various locations in the United States for approximately $13.0 million.

     In May 1997, the Tower Subsidiary and an unaffiliated party formed a limited liability corporation to own and operate communication towers which will be constructed on over 50 tower sites in northern California. The Tower Subsidiary paid approximately $0.8 million to the unaffiliated party and currently owns a 70% interest in the entity, with the remaining 30% owned by an unaffiliated party. The Tower Subsidiary is obligated to provide additional financing for the construction of these and any additional towers it may approve; the obligation for such 50 tower sites is estimated to be approximately $5.3 million. The accounts of the limited liability corporation are included in the consolidated financial statements with the other party's investment reflected as minority interest in subsidiary.

     In May 1997, the Tower Subsidiary acquired three tower sites in Massachusetts for approximately $0.26 million.

  1996 TOWER ACQUISITIONS:

     In February 1996, the Tower Subsidiary acquired Skyline Communications and Skyline Antenna Management in exchange for an aggregate of 26,989 shares of ARS Class A Common Stock, having a fair value of approximately $774,000, $2.2 million in cash, and the assumption of approximately $300,000 of long-term debt which was paid at closing. Skyline Communication owned eight towers, six of which are in West Virginia and the remaining two in northern Virginia. Skyline Antenna Management managed more than 200 antenna sites, primarily in the northeast region of the United States.

     In April 1996, the Tower Subsidiary acquired BDS Communication, Inc. and BRIDAN Communications Corporation for 257,495 shares of ARS Class A Common Stock having a fair value of approximately $7.4 million and $1.9 million in cash of which approximately $1.5 million was paid at closing. BDS Communications owned three towers in Pennsylvania and BRIDAN Communications managed or had sublease agreements on approximately forty tower sites located throughout the Mid-Atlantic region.

     In July 1996, the Tower Subsidiary entered into a limited liability company agreement with an unaffiliated party relating to the ownership and operation of a tower site in Needham, Massachusetts, whereby the Tower Subsidiary acquired a 50.1% interest in the company for approximately $3.8 million in cash. The accounts of the limited liability company are included in the consolidated financial statements with the other party's investment reflected as minority interest in subsidiary.

     In October 1996, the Tower Subsidiary acquired the assets of tower sites in Hampton, Virginia and North Stonington, Connecticut for approximately $1.4 million and $1.0 million in cash, respectively.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

9. ACQUISITIONS AND DISPOSITIONS -- (CONTINUED)
  UNAUDITED PRO FORMA INFORMATION:

     The following unaudited pro forma summary presents the consolidated results of operations as if the acquisitions that occurred in 1996 and 1997, respectively, had occurred as of January 1, 1996 and 1997 after giving effect to certain adjustments, including depreciation and amortization of assets and interest expense on any debt incurred to fund the acquisitions. These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made as of January 1, 1996 and 1997 or of results which may occur in the future.

                                                                     UNAUDITED
                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1996          1997
                                                              ----------    ----------
                                                               (IN THOUSANDS, EXCEPT
                                                                  PER SHARE DATA)
Net revenues................................................   $348,647      $433,209
Loss before extraordinary items.............................    (28,524)      (26,000)
Net loss....................................................    (28,524)      (28,333)
Net loss applicable to common stockholders..................    (33,497)      (59,497)
Basic loss per common share.................................   $  (1.16)     $  (2.01)

     Pending station acquisitions are discussed in Notes 10 and 11.

10. OTHER TRANSACTIONS

     Dayton and Kansas City: In January 1998, the Company consummated an agreement to exchange WXEG-FM, WBTT-FM, WLQT-FM, WMMX-FM, WTUE-FM and WONE-AM serving Dayton for WDAF-AM, KOZN-FM (formerly KYYS-FM), KMXV-FM and KUDL-FM serving Kansas City. The Company began programming and marketing KYYS-FM and KMXV-FM pursuant to an LMA agreement in September 1997.

     Kansas City, Sacramento and St. Louis: In January 1998, the Company acquired KLOU-FM in St. Louis in exchange for KUDL-FM and WDAF-AM in Kansas City and approximately $7.0 million. The Company also consummated a related agreement with the same party, pursuant to which the Company sold KCTC-AM serving Sacramento for approximately $4.0 million.

     Riverside/San Bernardino and Sun City: In March 1998, the Company acquired KFRG-FM, serving the Riverside/San Bernardino market, and KXFG-FM, serving Sun City, California, for approximately $60.0 million. The Company began programming and marketing the stations pursuant to an LMA agreement in August 1997.

     Tower Subsidiary: In January 1998, the Tower Subsidiary consummated an agreement to acquire all of the outstanding stock of Gearon & Co. Inc. ("Gearon"), a company based in Atlanta, Georgia, for an aggregate purchase price of approximately $80.0 million consisting of approximately $32.0 million in cash and assumed liabilities and the issuance of approximately 5.3 million shares of Tower Subsidiary Class A Common Stock valued at $9.00 per share. Gearon is engaged in site acquisition, development, construction and facility management of wireless network communication facilities on behalf of its customers and at the time of acquisition owned or had under construction approximately 40 tower sites. Following consummation, the Tower Subsidiary granted options to acquire up to 1,200,000 shares of Class A Common Stock at an exercise price of $13.00 per share to employees of Gearon.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

10. OTHER TRANSACTIONS -- (CONTINUED)
     In January 1998, the Tower Subsidiary consummated the acquisition of OPM-USA-INC. ("OPM"), a company which owned approximately 90 towers at the time of acquisition. OPM is in the process of developing an additional 160 towers that are expected to be constructed during the next 12 to 18 months. The purchase price, which is variable and based on the number of towers completed and the forward cash flow of the completed OPM towers, could aggregate up to $105.0 million, of which approximately $21.3 million was paid at the closing. The Tower Subsidiary had also agreed to provide the financing to OPM to enable it to construct the 160 towers in an aggregate amount not to exceed $37.0 million (less advances as of consummation aggregating approximately $5.8 million).

     In January 1998, the Tower Subsidiary consummated the acquisition of a communications site with six towers in Tucson, Arizona for approximately $12.0 million.

     In January 1998, the Tower Subsidiary consummated the acquisition of a tower near Palm Springs, California for approximately $0.75 million.

     In January 1998, the Company transferred to the Tower Subsidiary 14 communications sites currently used by the Company and various third parties (with an ARS net book value of approximately $4.2 million), and the Company and the Tower Subsidiary entered into leases or subleases of space on the transferred towers. Two additional communications sites will be transferred and leases entered into following acquisition by the Company of the sites from third parties.

     In February 1998, the Tower Subsidiary acquired 11 communications tower sites in northern California for approximately $11.8 million.

     Tower Separation: The Tower Separation will result in a taxable gain to ARS, of which $20.0 million will be borne by ARS and the remaining obligation (currently estimated at approximately $113.0 to 153.0 million) will be required to be paid by ATS pursuant to provisions of the Merger Agreement. This liability is expected to be paid with borrowings under ATS' loan agreement or proceeds from equity financings and the timing of such payment is dependent upon the timing of the consummation of the Merger Agreement. The estimated Merger Tax Liability shown in the preceding sentence is based on an assumed fair market value of the ATS Common Stock of approximately $16.00 per share. Such estimated Merger Tax Liability would increase or decrease by approximately $14.8 million for each $1.00 per share increase or decrease in the fair market value of the ATS Common Stock.

     The Merger Agreement also provides for closing date balance sheet adjustments based upon the working capital and specified debt levels (including the liquidation preference of the ARS Cumulative Preferred Stock) of ARS at the effective time of the Merger which may result in payments to be made by either ARS or ATS to the other party following the closing date of the Merger. ATS will benefit from or bear the cost of such adjustments. Since the amounts of working capital and debt are dependent upon future operations and events, including without limitation cash flow from operations, capital expenditures, and expenses of the Merger and the Tower Separation, neither ARS nor ATS is able to state with any degree of certainty what payments, if any, will be owed following the closing date by either ARS or ATS to the other party.

11. PENDING TRANSACTIONS

     Portsmouth: In March 1998, the Company entered into an agreement to sell the assets of WQSO-FM and WZNN-AM serving Rochester, New Hampshire and WERZ-FM and WMYF-AM, serving Exeter, New Hampshire for approximately $6.0 million. Subject to the receipt of FCC approval, the transaction is expected to be consummated in the second quarter of 1998.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

11. PENDING TRANSACTIONS -- (CONTINUED)
     Portland, Sacramento, San Francisco and San Jose: In April 1997, the Company entered into an asset exchange agreement pursuant to which it will acquire KINK-FM, serving Portland, Oregon, KUFX-FM (formerly KBRG-FM), serving Fremont/San Francisco, California, $2.0 million in a promissory note to ARS due September 30, 1998, or at the time of certain earlier events, and 150,000 shares of common stock of Latin Communications, Inc., in exchange for KBRG-FM (formerly KBAY-FM), serving San Jose, and KRRE-FM (formerly KSSJ-FM), serving Sacramento. The agreement also provides for the exchange of KINK-FM for KBRG-FM in the event regulatory approval for the exchange of KUFX-FM and KRRE-FM cannot be obtained. The Justice Department approved the exchange of KRRE-FM for KUFX-FM. The transaction is expected to be consummated in the second quarter of 1998. The Company began programming and marketing KINK-FM and KUFX-FM pursuant to an LMA agreement in January 1998. At the same time the purchaser of KBRG-FM began programming and marketing KBRG-FM pursuant to an LMA. (See Note 9.)

     Sacramento: In March 1998, the Company expects to enter into an asset exchange agreement pursuant to which, subject to the receipt of FCC approval, the Company's KRAK-FM would exchange FCC frequencies with another radio station also located in the Sacramento market for approximately $4.4 million.

     San Jose and Monterey: In March 1997, the Company entered into a merger agreement pursuant to which the Company will acquire the assets of KEZR-FM serving San Jose, California and KLUE-FM serving Monterey, California in exchange for approximately 723,000 shares of Class A Common Stock valued at approximately $20.0 million and $4.0 million in cash. In June 1997, the Company and the seller each received a Civil Investigative Demand from the Antitrust Division of the Department of Justice requesting certain documentary materials regarding the merger and the purchase, sale, or trade or other transfer of radio stations in San Jose, California. Subject to the receipt of FCC approval and resolution of the matters raised by the Antitrust Division described above, the acquisition is expected to be consummated in the second quarter of 1998. (See
Note 9.)

     San Jose: In October 1997, the Company entered into an agreement to sell KSJO-FM for approximately $30.0 million. Subject to the receipt of FCC approval, the transaction is expected to be consummated in the first half of 1998.

     St. Louis: In September 1997, the Company entered into an agreement to sell the assets of KFNS-AM serving the St. Louis, Missouri market for approximately $3.8 million. Subject to the receipt of FCC approval, the transaction is expected to be consummated in the first half of 1998.

     Temple: In May 1997, the Company entered into an agreement to acquire radio station KKIK-FM, licensed to Temple, Texas (in the Austin area) for approximately $3.7 million. Subject to the approval of the FCC, the transaction is expected to be consummated in the second quarter of 1998.

     West Palm Beach: In July 1997, the Company entered into an agreement to acquire WTPX-FM for approximately $11.0 million. The Company began programming and marketing the station pursuant to an LMA in June 1997. In October 1997, the Company entered into an agreement to terminate these agreements.

     In October 1997, the Company entered into an agreement to sell WEAT-AM serving West Palm Beach, Florida for approximately $1.5 million. Subject to the receipt of FCC approval, the transaction is expected to be consummated in the first quarter of 1998.

     Tower Subsidiary: In December 1997, the Tower Subsidiary entered into a merger agreement with American Tower Corporation ("ATC") pursuant to which ATC will merge with and into ATS, which will be the surviving corporation. Pursuant to the merger, ATS expects to issue an aggregate of approximately 31.1 million shares of ATS Class A common stock (including shares issuable upon exercise of options to acquire ATC common stock which will become options to acquire ATS Class A common stock). ATC is engaged in

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

11. PENDING TRANSACTIONS -- (CONTINUED)
the business of acquiring, developing, and leasing wireless communications sites to companies using or providing cellular telephone, paging, microwave and specialized mobile radio services and is located in 31 states primarily in the western, eastern and southern United States. Consummation of the transaction is subject to, among other things, the expiration or earlier termination of the HSR Act waiting period, and is expected to occur in the spring of 1998.

     In January 1998, the Tower Subsidiary entered into an agreement to purchase the assets relating to a teleport business serving the Washington, D.C. area for a purchase price of approximately $30.5 million, subject to receipt of FCC approval. The facility is located in northern Virginia, inside of the Washington Beltway, on ten acres.

     In February 1998, the Tower Subsidiary entered into an agreement to acquire a tower in Sacramento, California for approximately $1.2 million.

     The Company is also pursuing the acquisitions of radio and tower properties and tower businesses in new and existing locations, although there are no definitive purchase agreements with respect thereto.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1996 and 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein. (See Note 1.)

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

     Cash, cash equivalents, accounts receivable, accounts payable, accrued expenses and other short-term obligations -- These carrying amounts approximate fair value because of the short-term nature of these financial instruments.

     Notes receivable -- The fair value of notes receivable is estimated based on discounted cash flows using current interest rates at which similar loans to borrowers with similar credit ratings would be made or if the loan is collateral dependent, management's estimate of the fair value of the collateral. The carrying amount of these notes aggregated $69,920,000 and $39,312,000 at December 31, 1996 and 1997, respectively, and approximate their fair value.

     Deposits on station purchases -- The fair value is not practicable to estimate.

     Long-term debt -- The fair values of long-term debt are estimated based on current market rates and instruments with the same risk and maturities. The fair value of long-term debt approximated the carrying value at December 31, 1996 and 1997.

     Interest rate protection agreements -- The fair values of these agreements are obtained from dealer quotes. These values represent the estimated amount the Company would receive or pay to terminate the agreements taking into consideration the current interest rates. The Company would expect to pay the fair value of these agreements of approximately $1.5 million and $2.7 million as of December 31, 1996 and 1997, respectively. (See Note 3.)

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

13. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                    FIRST      SECOND      THIRD       FOURTH
                                                   QUARTER    QUARTER     QUARTER     QUARTER
                                                   -------    --------    --------    --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
1997
Net revenues.....................................  $54,237    $100,108    $106,167    $113,606
Operating income.................................    2,220      18,556      15,929      18,328
Net income (loss) before extraordinary item......   (2,725)      2,421        (324)     (7,021)
Net income (loss) before dividends...............   (4,364)      2,421        (324)     (7,715)
Basic and diluted loss per share before
  extraordinary losses(1)(2).....................  $  (.42)   $   (.20)   $   (.30)   $   (.52)
1996
Net revenues.....................................  $23,315    $ 37,777    $ 52,490    $ 64,437
Operating income.................................    1,793       6,757       7,403      11,078
Net income (loss) before dividends...............     (456)      2,210         934       2,447
Basic income (loss) per share(1)(2)..............  $  (.03)   $    .11    $   (.07)   $    .00
Diluted income (loss) per share(1)(2)............  $  (.03)   $    .10    $   (.07)   $    .00

---------------

(1) The sum of the quarter's earnings per share does not equal the year-to-date earnings per share due to changes in average share calculations. (See Note
    1).

(2) Income (loss) per share has been retroactively restated to conform to FAS No. 128. (See Note 1.)

14. SUBSIDIARY GUARANTEES

     The Company's payment obligations under the 9.00% Senior Subordinated Notes ("9.00% Notes") and the 9.75% Notes are fully and unconditionally guaranteed on a joint and several basis (collectively, the "Subsidiary Guarantees"), on a senior basis (in the case of the 9.75% Notes) and a senior subordinated basis (in the case of the 9.00% Notes) by all of its present and any future Restricted Subsidiaries (collectively, "Restricted Guarantors"). The Restricted Subsidiaries have also unconditionally guaranteed, and any future Restricted Subsidiaries will be required to guarantee, on a joint and several basis (collectively, the "Senior Subsidiary Guarantees"), all obligations of the Company under the 1997 Credit Agreement. The Tower Subsidiary has not guaranteed obligations under the Credit Agreements or either series of the Senior Subordinated Notes.

     The 9.00% Notes and the Subsidiary Guarantees are subordinated to all Senior Debt (as defined) of the Company including indebtedness under the 1997 Credit Agreement and the Senior Subsidiary Guarantees and 9.75% Notes related guarantees. The indenture governing each series of the Senior Subordinated Notes contains limitations on the amount of indebtedness (including Senior Debt) which the Company may incur.

     With the intent that the Subsidiary Guarantees not constitute fraudulent transfers or conveyances under applicable state or federal law, the obligation of each guarantor under its Subsidiary Guarantee is also limited to the maximum amount as will, after giving effect to any rights to contribution of such guarantor pursuant to any agreement providing for an equitable contribution among such guarantor and other affiliates of the Company of payments made by guarantees by such parties, result in the obligations of such guarantor in respect of such maximum amount not constituting a fraudulent conveyance.

     The following condensed consolidating financial data illustrates the composition of the combined guarantors. The Company believes that separate complete financial statements of the respective guarantors would not provide additional material information which would be useful in assessing the financial composition of the guarantors. No single guarantor has any significant legal restrictions on the ability of investors or

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

14. SUBSIDIARY GUARANTEES -- (CONTINUED) creditors to obtain access to its assets in the event of default on the Subsidiary Guarantee, other than in the case of the 9.00% Notes or its subordination to Senior Debt described above.

     Investments in subsidiaries are accounted for by the parent on the equity method for purposes of the unaudited supplemental consolidating presentation. Earnings (losses) of subsidiaries are therefore reflected in the parent's investment accounts and earnings. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

     For purposes of FAS No. 14, "Financial Reporting for Segments of a Business Enterprise," the Company's radio segment consists of the Parent, its Divisions and the Guarantor Subsidiaries. The Company's tower segment consists of the Non-Guarantor Subsidiary.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

14. SUBSIDIARY GUARANTEES -- (CONTINUED)
                UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET

                               DECEMBER 31, 1997

                             PARENT AND       GUARANTOR      NON-GUARANTOR                    CONSOLIDATED
                            ITS DIVISIONS    SUBSIDIARIES     SUBSIDIARY      ELIMINATIONS       TOTALS
                            -------------    ------------    -------------    ------------    ------------
                                                        (DOLLARS IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash and cash
     equivalents..........   $   10,470       $    1,578       $  4,595                        $   16,643
  Accounts receivable,
     net..................       52,130           35,099          3,239                            90,468
  Prepaid expenses and
     other assets.........        5,615              998            790                             7,403
  Deferred income taxes...        4,006            2,359             63                             6,428
                             ----------       ----------       --------       -----------      ----------
          Total current
            assets........       72,221           40,034          8,687                           120,942
                             ----------       ----------       --------       -----------      ----------
PROPERTY AND EQUIPMENT,
  NET.....................       86,054           46,517        117,618                           250,189
                             ----------       ----------       --------       -----------      ----------
OTHER ASSETS:
  Restricted cash.........       22,141                                                            22,141
  Investment in and
     advances to
     subsidiaries.........    1,164,380                                       $(1,164,380)              0
  Investment notes
     receivable...........       25,497              615         10,700                            36,812
  Goodwill -- net.........      333,002           20,895                                          353,897
  FCC licenses -- net.....            1        1,112,272                                        1,112,273
  Other intangible
     assets -- net........       28,301            2,159          8,424                            38,884
  Unallocated purchase
     price -- net.........                                      108,192                           108,192
  Deposits and other long-
     term assets..........        9,140                           1,735                            10,875
                             ----------       ----------       --------       -----------      ----------
          Total other
            assets........    1,582,462        1,135,941        129,051        (1,164,380)      1,683,074
                             ----------       ----------       --------       -----------      ----------
TOTAL.....................   $1,740,737       $1,222,492       $255,356       $(1,164,380)     $2,054,205
                             ==========       ==========       ========       ===========      ==========

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

14. SUBSIDIARY GUARANTEES -- (CONTINUED)
                UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET

                               DECEMBER 31, 1997

                             PARENT AND       GUARANTOR      NON-GUARANTOR                    CONSOLIDATED
                            ITS DIVISIONS    SUBSIDIARIES     SUBSIDIARY      ELIMINATIONS       TOTALS
                            -------------    ------------    -------------    ------------    ------------
                                                        (DOLLARS IN THOUSANDS)
LIABILITIES AND
  STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of
     long-term debt.......  $         340                      $    110                        $      450
  Accounts payable and
     accrued expenses.....         11,729    $     25,403        10,896                            48,028
                            -------------    ------------      --------       ------------     ----------
          Total current
            liabilities...         12,069          25,403        11,006                            48,478
                            -------------    ------------      --------       ------------     ----------
NONCURRENT LIABILITIES:
  Deferred income taxes...          9,740         185,870           418                           196,028
  Other long-term
     liabilities..........          8,875              46            33                             8,954
  Long-term debt..........        833,638                        90,066                           923,704
                            -------------    ------------      --------       ------------     ----------
          Total noncurrent
            liabilities...        852,253         185,916        90,517                         1,128,686
                            -------------    ------------      --------       ------------     ----------
MINORITY INTEREST IN
  SUBSIDIARIES............                                          626                               626
                            -------------    ------------      --------       ------------     ----------
REDEEMABLE PREFERRED
  STOCK...................        215,550                                                         215,550
                            -------------    ------------      --------       ------------     ----------
STOCKHOLDERS' EQUITY:
  Preferred stock.........              1                                                               1
  Common stock............            295                           356       $       (356)           295
  Additional paid-in
     capital..............        671,211       1,002,769       155,711         (1,158,480)       671,211
  Unearned compensation...           (202)                                                           (202)
  Retained earnings
     (accumulated
     deficit).............         (9,982)          8,404        (2,860)            (5,544)        (9,982)
  Treasury stock..........           (458)                                                           (458)
                            -------------    ------------      --------       ------------     ----------
          Total
            stockholders'
            equity........        660,865       1,011,173       153,207         (1,164,380)       660,865
                            -------------    ------------      --------       ------------     ----------
TOTAL.....................  $   1,740,737    $  1,222,492      $255,356       $ (1,164,380)    $2,054,205
                            =============    ============      ========       ============     ==========

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

14. SUBSIDIARY GUARANTEES -- (CONTINUED)
           UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                PARENT AND
                                   ITS         GUARANTOR      NON-GUARANTOR                    CONSOLIDATED
                                DIVISIONS     SUBSIDIARIES     SUBSIDIARY      ELIMINATIONS       TOTALS
                                ----------    ------------    -------------    ------------    ------------
                                                          (DOLLARS IN THOUSANDS)
Net broadcast revenues........   $231,438       $125,582                         $   (22)        $356,998
Tower revenues................                                   $17,508            (388)          17,120
License fees charged to
  Parent......................    (17,320)        17,320                                                0
                                 --------       --------         -------         -------         --------
          TOTAL NET
            REVENUES..........    214,118        142,902          17,508            (410)         374,118
OPERATING EXPENSES:
  Operating expenses excluding
     depreciation and
     amortization, net local
     marketing agreement and
     corporate general and
     administrative
     expenses.................    156,524         75,473           8,713           1,126          241,836
  Net local marketing
     agreement expense........      1,590            724                                            2,314
  Depreciation and
     amortization.............     17,924         40,493           6,326                           64,743
  Merger expenses.............      1,985                                                           1,985
  Corporate general and
     administrative...........      8,207                          1,536          (1,536)           8,207
                                 --------       --------         -------         -------         --------
OPERATING INCOME (LOSS).......     27,888         26,212             933                           55,033
OTHER INCOME (EXPENSE):
  Interest expense............    (56,710)                        (3,039)                         (59,749)
  Interest income and other,
     net......................      2,114                            250                            2,364
  Gains (losses) on sale of
     assets and other, net....     (5,519)            (1)           (193)                          (5,713)
  Equity in income (loss) of
     subsidiaries.............      5,526                                         (5,526)               0
                                 --------       --------         -------         -------         --------
INCOME (LOSS) BEFORE INCOME
  TAXES.......................    (26,701)        26,211          (2,049)         (5,526)          (8,065)
INCOME TAX PROVISION
  (BENEFIT)...................    (18,358)        18,415            (473)                            (416)
                                 --------       --------         -------         -------         --------
INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEM..........     (8,343)         7,796          (1,576)         (5,526)          (7,649)
EXTRAORDINARY LOSS ON
  EXTINGUISHMENT OF
  DEBT -- NET OF TAX
  BENEFIT.....................     (1,639)                          (694)                          (2,333)
                                 --------       --------         -------         -------         --------
NET INCOME (LOSS).............   $ (9,982)      $  7,796         $(2,270)        $(5,526)        $ (9,982)
                                 ========       ========         =======         =======         ========

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

14. SUBSIDIARY GUARANTEES -- (CONTINUED)
           UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                    PARENT AND      GUARANTOR     NON-GUARANTOR                  CONSOLIDATED
                                   ITS DIVISIONS   SUBSIDIARIES    SUBSIDIARY     ELIMINATIONS      TOTALS
                                   -------------   ------------   -------------   ------------   ------------
                                                             (DOLLARS IN THOUSANDS)
CASH FLOWS PROVIDED BY (USED FOR)
  OPERATING ACTIVITIES...........    $(13,257)       $46,930        $   9,635                     $  43,308
INVESTING ACTIVITIES:
  Payments for purchase of
     property, equipment and
     intangible assets...........     (22,664)                        (23,066)                      (45,730)
  Proceeds from asset and radio
     station sales...............      86,551                                                        86,551
  Repayment of investment note
     receivables.................       1,243                                                         1,243
  Payments for purchase of tower
     properties..................                                    (181,333)                     (181,333)
  Payments for purchase of radio
     stations....................    (500,824)                                                     (500,824)
  Payments for investment notes
     receivable and related
     intangible assets...........        (410)                        (10,961)                      (11,371)
  Deposits and other long-term
     assets......................       7,537                          (1,146)                        6,391
                                     --------        -------        ---------         ----        ---------
       Cash flows used for
          investing activities...    (428,567)                       (216,506)                     (645,073)
                                     --------        -------        ---------         ----        ---------
FINANCING ACTIVITIES:
  Borrowings under the Credit
     Agreements..................     639,500                         151,000                       790,500
  Repayments under the Credit
     Agreements..................    (286,000)                        (65,000)                     (351,000)
  Borrowing under other
     obligations.................         750                                                           750
  Repayments under other
     obligations.................        (868)                           (359)                       (1,227)
  Additions to deferred financing
     costs.......................      (5,642)                         (2,553)                       (8,195)
  Dividends paid.................     (15,613)                                                      (15,613)
  Net proceeds from equity
     offerings and options.......     193,165                                                       193,165
  Distributions to minority
     interest....................                                        (419)                         (419)
  Investment in and advances to
     subsidiaries................     (81,072)       (45,352)         126,424
                                     --------        -------        ---------         ----        ---------
       Cash flows from (used for)
          financing activities...     444,220        (45,352)         209,093                       607,961
                                     --------        -------        ---------         ----        ---------
INCREASE IN CASH AND CASH
  EQUIVALENTS....................       2,396          1,578            2,222                         6,196
CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR..............       8,074                           2,373                        10,447
                                     --------        -------        ---------         ----        ---------
CASH AND CASH EQUIVALENTS, END OF
  YEAR...........................    $ 10,470        $ 1,578        $   4,595         $  0        $  16,643
                                     ========        =======        =========         ====        =========

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

14. SUBSIDIARY GUARANTEES -- (CONTINUED)
                UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET

                               DECEMBER 31, 1996

                                PARENT AND       GUARANTOR      NON-GUARANTOR                    CONSOLIDATED
                               ITS DIVISIONS    SUBSIDIARIES     SUBSIDIARY      ELIMINATIONS       TOTALS
                               -------------    ------------    -------------    ------------    ------------
                                                           (DOLLARS IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash and cash
     equivalents.............    $  8,074                          $ 2,373                         $ 10,447
  Accounts receivable, net...      49,565         $  2,095             237                           51,897
  Prepaid expenses and other
     assets..................       3,509               14              80                            3,603
  Deferred income taxes......       3,202              168                                            3,370
                                 --------         --------         -------        ---------        --------
          Total current
            assets...........      64,350            2,277           2,690                           69,317
                                 --------         --------         -------        ---------        --------
PROPERTY AND EQUIPMENT,
  NET........................      67,267            3,271          19,709                           90,247
                                 --------         --------         -------        ---------        --------
OTHER ASSETS:
  Investment in and advances
     to subsidiaries.........     314,983                                         $(314,983)              0
  Investment notes
     receivable..............      69,920                                                            69,920
  Goodwill -- net............     201,208           20,457          11,243                          232,908
  FCC licenses -- net........                      233,558                                          233,558
  Other intangible
     assets -- net...........      23,419              327           3,048                           26,794
  Deposits and other
     long-term assets........      25,589               48             427                           26,064
  Net assets held under
     exchange agreement......                       47,495                                           47,495
                                 --------         --------         -------        ---------        --------
          Total other
            assets...........     635,119          301,885          14,718         (314,983)        636,739
                                 --------         --------         -------        ---------        --------
TOTAL........................    $766,736         $307,433         $37,117        $(314,983)       $796,303
                                 ========         ========         =======        =========        ========

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

14. SUBSIDIARY GUARANTEES -- (CONTINUED)
                UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET

                               DECEMBER 31, 1996

                                PARENT AND       GUARANTOR      NON-GUARANTOR                    CONSOLIDATED
                               ITS DIVISIONS    SUBSIDIARIES     SUBSIDIARY      ELIMINATIONS       TOTALS
                               -------------    ------------    -------------    ------------    ------------
                                                           (DOLLARS IN THOUSANDS)
LIABILITIES AND
  STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-
     term debt...............    $    444                          $   117                         $    561
  Accounts payable and
     accrued expenses........      31,087         $    656           2,027                           33,770
                                 --------         --------         -------        ---------        --------
          Total current
            liabilities......      31,531              656           2,144                           34,331
                                 --------         --------         -------        ---------        --------
NONCURRENT LIABILITIES:
  Deferred income taxes......      11,405           21,521             279                           33,205
  Other long-term
     liabilities.............       2,129                               20                            2,149
  Long-term debt.............     325,693                            4,418                          330,111
                                 --------         --------         -------        ---------        --------
          Total noncurrent
            liabilities......     339,227           21,521           4,717                          365,465
                                 --------         --------         -------        ---------        --------
MINORITY INTEREST IN
  SUBSIDIARIES...............        (185)                             529                              344
                                 --------         --------         -------        ---------        --------
STOCKHOLDERS' EQUITY:
  Preferred stock............           1                                                                 1
  Common stock...............         211                              500        $    (500)            211
  Additional paid-in
     capital.................     390,731          284,649          29,817         (314,466)        390,731
  Unearned compensation......        (297)                                                             (297)
  Retained earnings..........       5,955              607            (590)             (17)          5,955
  Treasury stock.............        (438)                                                             (438)
                                 --------         --------         -------        ---------        --------
          Total stockholders'
            equity...........     396,163          285,256          29,727         (314,983)        396,163
                                 --------         --------         -------        ---------        --------
TOTAL........................    $766,736         $307,433         $37,117        $(314,983)       $796,303
                                 ========         ========         =======        =========        ========

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

14. SUBSIDIARY GUARANTEES -- (CONTINUED)
           UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                PARENT AND       GUARANTOR      NON-GUARANTOR                    CONSOLIDATED
                               ITS DIVISIONS    SUBSIDIARIES     SUBSIDIARY      ELIMINATIONS       TOTALS
                               -------------    ------------    -------------    ------------    ------------
                                                           (DOLLARS IN THOUSANDS)
Net broadcast revenues.......    $170,322          $4,252                                          $174,574
Tower revenues...............         618                          $2,897           $ (70)            3,445
License fees charged to
  Parent.....................      (7,655)          7,655                                                 0
                                 --------          ------          ------           -----          --------
TOTAL NET REVENUES...........     163,285          11,907           2,897             (70)          178,019
OPERATING EXPENSES:
  Operating expenses
     excluding depreciation
     and amortization, net
     local marketing
     agreement and corporate
     general and
     administrative
     expenses................     115,219           2,662           1,363             760           120,004
  Net local marketing
     agreement expense.......      10,461          (2,333)                                            8,128
  Depreciation and
     amortization............       9,873           6,947             990                            17,810
  Corporate general and
     administrative..........       5,046                             830            (830)            5,046
                                 --------          ------          ------           -----          --------
OPERATING INCOME (LOSS)......      22,686           4,631            (286)                           27,031
OTHER INCOME (EXPENSE):
  Interest expense...........     (22,287)                                                          (22,287)
  Interest income and other,
     net.....................       5,489                              36                             5,525
  Gains (losses) on sale of
     assets and other, net...        (123)                           (185)                             (308)
  Equity in income (loss) of
     subsidiaries............         127                                            (127)                0
                                 --------          ------          ------           -----          --------
INCOME (LOSS) BEFORE INCOME
  TAXES......................       5,892           4,631            (435)           (127)            9,961
INCOME TAX PROVISION.........         757           4,024              45                             4,826
                                 --------          ------          ------           -----          --------
NET INCOME (LOSS)............    $  5,135          $  607          $ (480)          $(127)         $  5,135
                                 ========          ======          ======           =====          ========

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

14. SUBSIDIARY GUARANTEES -- (CONTINUED)
           UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                    PARENT AND      GUARANTOR     NON-GUARANTOR                  CONSOLIDATED
                                   ITS DIVISIONS   SUBSIDIARIES    SUBSIDIARY     ELIMINATIONS      TOTALS
                                   -------------   ------------   -------------   ------------   ------------
                                                             (DOLLARS IN THOUSANDS)
CASH FLOWS PROVIDED BY OPERATING
  ACTIVITIES.....................    $   8,138        $5,292        $  2,229                      $  15,659
INVESTING ACTIVITIES:
  Payments for purchase of
     property, equipment and
     intangible assets...........      (15,782)                       (9,327)                       (25,109)
  Proceeds from asset and radio
     station sales...............        1,087                                                        1,087
  Repayment of investment notes
     receivable..................        1,350                                                        1,350
  Payments for purchase of tower
     properties..................                                     (9,797)                        (9,797)
  Payments for purchase of radio
     stations....................     (312,591)                                                    (312,591)
  Payments for investment notes
     receivable and related
     intangible assets...........      (56,522)                                                     (56,522)
  Deposits and other long-term
     assets......................      (20,303)                                                     (20,303)
                                     ---------        ------        --------         -----        ---------
          Cash flows used for
            investing
            activities...........     (402,761)                      (19,124)                      (421,885)
                                     ---------        ------        --------         -----        ---------
FINANCING ACTIVITIES:
  Borrowings under the Credit
     Agreements..................      151,500                         2,500                        154,000
  Repayments under the Credit
     Agreements..................     (151,500)                                                    (151,500)
  Repayments under other
     obligations.................         (403)                          (51)                          (454)
  Net proceeds from debt
     offering -- net of
     discount....................      173,581                                                      173,581
  Additions to deferred financing
     costs.......................       (5,344)                                                      (5,344)
  Dividends paid.................       (4,973)                                                      (4,973)
  Net proceeds from equity
     offerings and options.......      247,474                                                      247,474
  Investment in and advances to
     subsidiaries................      (11,515)       (5,292)         16,807                              0
                                     ---------        ------        --------         -----        ---------
          Cash flows from (used
            for) financing
            activities...........      398,820        (5,292)         19,256                        412,784
                                     ---------        ------        --------         -----        ---------
INCREASE IN CASH AND CASH
  EQUIVALENTS....................        4,197                         2,361                          6,558
CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR..............        3,877                            12                          3,889
                                     ---------        ------        --------         -----        ---------
CASH AND CASH EQUIVALENTS, END OF
  YEAR...........................    $   8,074        $    0        $  2,373         $   0        $  10,447
                                     =========        ======        ========         =====        =========

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

14. SUBSIDIARY GUARANTEES -- (CONTINUED)
           UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                    NON-
                                PARENT AND       GUARANTOR        GUARANTOR                      CONSOLIDATED
                               ITS DIVISIONS    SUBSIDIARIES     SUBSIDIARY      ELIMINATIONS       TOTALS
                               -------------    ------------    -------------    ------------    ------------
                                                           (DOLLARS IN THOUSANDS)
Net broadcast revenues.......     $97,609                                                          $97,609
Tower revenues...............                                       $ 163                              163
License fees charged to
  Parent.....................        (484)          $484                                                 0
                                  -------           ----            -----           -----          -------
TOTAL NET REVENUES...........      97,125            484              163                           97,772
OPERATING EXPENSES:
  Operating expenses
     excluding depreciation
     and amortization, net
     local marketing
     agreement and corporate
     general and
     administrative
     expenses................      66,148             10               60           $ 230           66,448
  Net local marketing
     agreement expense.......         600                                                              600
  Depreciation and
     amortization............      11,833            474               57                           12,364
  Corporate general and
     administrative..........       3,908                             230            (230)           3,908
                                  -------           ----            -----           -----          -------
OPERATING INCOME (LOSS)......      14,636              0             (184)                          14,452
OTHER INCOME (EXPENSE):
  Interest expense...........     (12,497)                                                         (12,497)
  Interest income and other,
     net.....................       2,435                                                            2,435
  Gains on sale of assets and
     other, net..............      11,544                                                           11,544
  Equity in (loss) of
     subsidiaries............        (110)                                            110                0
                                  -------           ----            -----           -----          -------
INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEM AND
  INCOME TAXES...............      16,008                            (184)            110           15,934
INCOME TAX (PROVISION)
  BENEFIT....................      (6,903)                             74                           (6,829)
                                  -------           ----            -----           -----          -------
INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEM.........       9,105                            (110)            110            9,105
EXTRAORDINARY LOSS ON
  EXTINGUISHMENT OF DEBT.....        (817)                                                            (817)
                                  -------           ----            -----           -----          -------
NET INCOME (LOSS)............     $ 8,288           $  0            $(110)          $ 110          $ 8,288
                                  =======           ====            =====           =====          =======

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

14. SUBSIDIARY GUARANTEES -- (CONTINUED)
           UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                PARENT AND       GUARANTOR      NON-GUARANTOR                    CONSOLIDATED
                               ITS DIVISIONS    SUBSIDIARIES     SUBSIDIARY      ELIMINATIONS       TOTALS
                               -------------    ------------    -------------    ------------    ------------
                                                           (DOLLARS IN THOUSANDS)
CASH FLOWS PROVIDED BY
  OPERATING ACTIVITIES.......    $   9,577                         $   147                        $   9,724
INVESTING ACTIVITIES:
  Payments for purchase of
     property, equipment and
     intangible assets.......       (5,926)                                                          (5,926)
  Proceeds from asset and
     radio station sales.....       15,302                                                           15,302
  Payments for purchase of
     tower properties........       (3,218)                         (4,082)                          (7,300)
  Payments for purchase of
     radio stations..........      (31,013)                                                         (31,013)
  Payment for investment
     notes receivable and
     related intangible
     assets..................      (48,597)                                                         (48,597)
  Repayments of investment
     notes receivable........        3,000                                                            3,000
  Deposits and other
     long-term assets........       (6,649)                                                          (6,649)
                                 ---------          ----           -------           ----         ---------
          Cash flows used for
            investing
            activities.......      (77,101)                         (4,082)                         (81,183)
                                 ---------          ----           -------           ----         ---------
Financing Activities:
  Borrowings under the Credit
     Agreements..............      225,000                                                          225,000
  Repayments under the Credit
     Agreements..............     (202,500)                                                        (202,500)
  Repayments under other
     obligations.............       (1,288)                                                          (1,288)
  Additions to deferred
     financing costs.........       (3,896)                                                          (3,896)
  Redemption of Series C
     Common Stock............      (14,580)                                                         (14,580)
  Purchase of treasury
     stock...................         (438)                                                            (438)
  Net proceeds from equity
     offering and exercise of
     options.................       69,882                                                           69,882
  Investment in and advances
     to subsidiaries.........       (3,947)                          3,947                                0
                                 ---------          ----           -------           ----         ---------
          Cash flows from
            financing
            activities.......       68,233                           3,947                           72,180
                                 ---------          ----           -------           ----         ---------
INCREASE IN CASH AND CASH
  EQUIVALENTS................          709                              12                              721
CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR..........        3,168                                                            3,168
                                 ---------          ----           -------           ----         ---------
CASH AND CASH EQUIVALENTS,
  END OF YEAR................    $   3,877          $  0           $    12           $  0         $   3,889
                                 =========          ====           =======           ====         =========

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

15. EVENTS SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS' REPORT (UNAUDITED)

     For events occurring subsequent to March 27, 1998, see the Company's unaudited condensed consolidated financial statements as of March 31, 1998 and the three months ended March 31, 1998 and 1997 appearing elsewhere in this Registration Statement.

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31, 1997    MARCH 31, 1998
                                                              -----------------    --------------
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................     $   16,643          $   12,997
  Accounts receivable (less allowance for doubtful accounts
     of $7,703 in 1997 and $7,846 in 1998)..................         90,468              78,953
  Unbilled receivables......................................                              3,028
  Prepaid expenses and other assets.........................          5,153               8,966
  Current portion of investment notes receivable (less
     valuation allowance of $6,750 in 1997 and 1998)........          2,250               2,250
  Deferred income taxes.....................................          6,428               6,428
                                                                 ----------          ----------
          Total current assets..............................        120,942             112,622
                                                                 ----------          ----------
PROPERTY AND EQUIPMENT -- NET...............................        250,189             278,319
                                                                 ----------          ----------
OTHER ASSETS:
  Restricted cash...........................................         22,141
  Investment notes receivable...............................         36,812              27,108
  Intangible Assets, net
     Goodwill...............................................        353,897             351,634
     FCC licenses...........................................      1,112,273           1,171,196
     Other intangible assets................................         38,884              36,234
     Unallocated purchase price, net........................        108,192             221,532
  Deposits and other long-term assets.......................         10,875               8,942
  Deferred income taxes.....................................                            123,273
                                                                 ----------          ----------
          Total other assets................................      1,683,074           1,939,919
                                                                 ----------          ----------
TOTAL.......................................................     $2,054,205          $2,330,860
                                                                 ==========          ==========

       See notes to Unaudited Condensed Consolidated Financial Statements

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31, 1997    MARCH 31, 1998
                                                              -----------------    --------------
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt......................     $      450          $      394
  Accounts payable..........................................          9,687               7,339
  Accrued compensation......................................          3,456               3,667
  Accrued expenses..........................................         18,956              27,056
  Unearned income...........................................          1,752               2,557
  Accrued interest..........................................         14,177              11,416
  Income taxes payable......................................             --             125,774
                                                                 ----------          ----------
          Total current liabilities.........................         48,478             178,203
                                                                 ----------          ----------
DEFERRED INCOME TAXES.......................................        196,028             186,237
                                                                 ----------          ----------
OTHER LONG-TERM LIABILITIES.................................          8,954               8,579
                                                                 ----------          ----------
LONG-TERM DEBT..............................................        923,704           1,020,398
                                                                 ----------          ----------
MINORITY INTEREST IN SUBSIDIARIES...........................            626              78,208
                                                                 ----------          ----------
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK:
  Cumulative Exchangeable Preferred Stock, $0.01 par value;
     10,000,000 shares authorized; 2,105,602 shares issued
     and outstanding; liquidation preference $100 per
     share..................................................        215,550             215,550
                                                                 ----------          ----------
STOCKHOLDERS' EQUITY:
  Preferred Stock; $0.01 par value; 10,000,000 shares
     authorized:
     Convertible Exchangeable Preferred Stock; 137,500
       shares issued and outstanding (represented by
       2,750,000 depositary shares); liquidation preference
       $1,000 per share.....................................              1                   1
  Class A Common Stock; $.01 par value; 100,000,000 shares
     authorized; 24,708,096 and 24,746,510 shares issued and
     outstanding, respectively..............................            247                 247
  Class B Common Stock; $.01 par value; 15,000,000 shares
     authorized; 3,508,639 and 3,494,325 shares issued and
     outstanding, respectively..............................             35                  35
  Class C Common Stock; $.01 par value; 6,000,000 shares
     authorized; 1,295,518 shares issued and outstanding....             13                  13
  Additional paid-in capital................................        671,211             663,036
  Unearned compensation.....................................           (202)               (178)
  Accumulated deficit.......................................         (9,982)            (19,011)
                                                                 ----------          ----------
          Total.............................................        661,323             644,143
  Less:
     Treasury stock, at cost, 19,019 shares.................           (458)               (458)
                                                                 ----------          ----------
          Total stockholders' equity........................        660,865             643,685
                                                                 ----------          ----------
TOTAL.......................................................     $2,054,205          $2,330,860
                                                                 ==========          ==========

       See notes to Unaudited Condensed Consolidated Financial Statements

              AMERICAN RADIO SYSTEMS CORPORATION AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              --------------------------
                                                                 1997           1998
                                                              -----------    -----------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                     SHARE DATA)
NET REVENUES................................................   $ 54,237       $106,180
                                                               --------       --------
OPERATING EXPENSES:
  Operating expenses excluding depreciation and
     amortization, net local marketing agreement and
     corporate general and administrative expenses..........     40,884         77,049
  Net local marketing agreement expenses....................      1,932            709
  Depreciation and amortization.............................      7,424         23,820
  Merger expenses...........................................                     3,572
  Corporate general and administrative......................      1,777          1,905
                                                               --------       --------
          Total expenses....................................     52,017        107,055
                                                               --------       --------
OPERATING INCOME (LOSS).....................................      2,220           (875)
                                                               --------       --------
OTHER INCOME (EXPENSE):
  Interest expense..........................................     (7,504)       (19,013)
  Interest income...........................................        656          1,195
  Gains (losses) on sale of assets and other, net...........        218            261
                                                               --------       --------
          Total other (expense).............................     (6,630)       (17,557)
                                                               --------       --------
LOSS FROM OPERATIONS BEFORE EXTRAORDINARY LOSS AND INCOME
  TAXES.....................................................     (4,410)       (18,432)
INCOME TAX BENEFIT..........................................      1,685          9,402
                                                               --------       --------
LOSS BEFORE EXTRAORDINARY LOSS..............................     (2,725)        (9,030)
  Extraordinary loss on extinguishment of debt, net of
     income tax benefit of $1,013 in 1997...................     (1,639)
                                                               --------       --------
NET LOSS....................................................     (4,364)        (9,030)
PREFERRED STOCK DIVIDENDS...................................     (6,198)        (8,394)
                                                               --------       --------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS..................   $(10,562)      $(17,424)
                                                               ========       ========
BASIC AND DILUTED PER COMMON SHARE AMOUNTS:
  Loss before extraordinary loss............................   $   (.42)      $   (.59)
  Extraordinary loss........................................       (.08)
                                                               --------       --------
  Net loss..................................................   $   (.50)      $   (.59)
                                                               ========       ========
BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING........................................     21,095         29,533
                                                               ========       ========

       See notes to Unaudited Condensed Consolidated Financial Statements

                       AMERICAN RADIO SYSTEMS CORPORATION

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                1997         1998
                                                              ---------    ---------
                                                                  (IN THOUSANDS)
CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES.............  $  (1,587)   $  10,951
                                                              ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for purchase of property, equipment and
     intangible assets......................................     (7,853)     (15,684)
  Proceeds from radio station sales.........................     20,403        3,952
  Payments for radio station acquisitions...................   (262,863)     (42,153)
  Payments for tower related acquisitions...................                 (71,069)
  Issuance of investment notes receivable...................       (624)      (6,000)
  Repayment of investment note receivable...................      1,243        2,004
  Deposits and other long-term assets.......................     16,417       (4,155)
                                                              ---------    ---------
          Cash used for investing activities................   (233,277)    (133,105)
                                                              ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under Credit Agreements and other..............    276,500       97,000
  Repayments under Credit Agreements........................   (230,000)
  Repayments of other obligations...........................       (274)        (235)
  Net proceeds from equity offerings and options............        160       30,242
  Net proceeds from exchangeable preferred stock offering...    192,350
  Additions to deferred financing costs.....................     (5,526)
  Distributions to minority interest........................       (105)        (105)
  Dividends paid............................................     (2,406)      (8,394)
                                                              ---------    ---------
          Cash provided by financing activities.............    230,699      118,508
                                                              ---------    ---------
DECREASE IN CASH AND CASH EQUIVALENTS.......................     (4,165)      (3,646)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............     10,447       16,643
                                                              ---------    ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $   6,282    $  12,997
                                                              =========    =========

      See notes to Unaudited Condensed Consolidated Financial Statements.

                       AMERICAN RADIO SYSTEMS CORPORATION

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The financial statements included herein have been prepared by American Radio Systems Corporation ("American Radio", "ARS" or the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the Commission). Although certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, the Company believes that the disclosures are adequate to make the information presented not misleading and reflect all adjustments (consisting only of normal recurring adjustments) which are necessary for a fair presentation of results of operations for such periods. Results of interim periods may not be indicative of results for the full year. These financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 1997 and the notes thereto included in the Company's audited consolidated financial statements included elsewhere in this Registration Statement.

     Accounting Policies -- In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("FAS") No. 130, "Reporting Comprehensive Income," which became effective for the Company for periods beginning after December 15, 1997. FAS No. 130 establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. FAS No. 130 requires that a company (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of the balance sheet. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company has adopted this statement in the first quarter of 1998. Comprehensive income does not differ from net income.

     Reclassifications -- Certain reclassifications have been made to the 1997 financial statements to conform to the 1998 presentation.

2. BUSINESS AND CORPORATE STRUCTURE

     Tower Subsidiaries: American Tower Systems Corporation ("ATS", "Tower" or "Tower Subsidiary") is a majority owned subsidiary of ARS. American Tower Systems (Delaware), Inc. ("ATSI") is a wholly-owned subsidiary of ATS and one of the two operating subsidiaries of ATS. American Tower Systems, L.P. ("ATSLP"), is an indirect wholly-owned subsidiary of ATS, which conducts all of the business of ATS other than that conducted by ATSI. ATSI and ATSLP are collectively referred to as the "Operating Subsidiaries".

     CBS Merger: In September 1997, American Radio entered into a merger agreement as amended and restated in December 1997, as amended ("the CBS Merger Agreement") pursuant to which a subsidiary of CBS will be merged (the "CBS Merger") into American Radio. As a consequence of the consummation of the CBS Merger, all of the shares of ATS owned by ARS will be distributed to ARS common stockholders and holders of options to acquire ARS Common Stock or upon conversion of shares of ARS 7% Convertible Exchangeable Preferred Stock (the "Convertible Preferred Stock"). As a consequence of the CBS Merger, ATS will cease to be a subsidiary of, or to be otherwise affiliated with, American Radio and will operate as an independent publicly traded company. Pursuant to the provisions of the CBS Merger Agreement, ATS will enter into an agreement (the "ARS-ATS Separation Agreement") with CBS and ARS providing for, among other things, the orderly separation of ARS and ATS, the allocation of certain tax liabilities to ATS, certain closing date adjustments relating to ARS, the lease to ARS by ATS of space on certain towers previously owned by ARS and transferred to ATS, and certain indemnification obligations (including matters with respect to securities law) of ATS.

     ATS's principal obligation is to reimburse CBS on a "make-whole" (after tax) basis for the tax liabilities to be incurred by ARS in excess of $20.0 million attributable to the distribution of the Common Stock to the

                       AMERICAN RADIO SYSTEMS CORPORATION

2. BUSINESS AND CORPORATE STRUCTURE -- (CONTINUED)
ARS security holders and certain related transactions. In light of the significant increase in the trading levels of the ATS Class A Common Stock, ATS and CBS have agreed that ARS will treat the distribution on its tax return on a more conservative basis than originally contemplated in order to avoid the possibility of significant interest and penalties for which ATS would be responsible.

     Assuming the "fair market value" of ARS's stock interest in ATS was equal to $23.00 per share, the last reported sale price of such stock in the "when-issued" market on April 30, 1998, the total estimated tax reimbursement ATS would be required to make would be between approximately $315.0 and $345.0 million, depending on applicable state tax rates. Such estimate gives effect to deductions of approximately $93.0 million, based on such closing price, available to ARS as a consequence of stock option cancellations contemplated by the CBS Merger. The tax reimbursement would change by between approximately $20.5 and $22.5 million, again depending on applicable state tax rates, for each $1.00 change in the "fair market value" of the ATS Common Stock under the tax reporting position to be followed. The estimates described above are based on a number of assumptions and interpretations of various applicable income tax rules and are subject to change.

     ARS has agreed that it will pursue, for the benefit and at the cost of ATS, a refund claim, attributable to the "make-whole" provision, estimated at approximately $90.0 million, based on the assumed "fair market value" set forth above. Any such refund claim will, in fact, be based on the actual amount of tax paid. In light of existing tax law, there can, of course, be no assurance that any such refund claim will be successful.

     ARS and CBS have agreed that in computing the amount of taxable gain that is recognized by ARS in connection with the distribution of the ATS Common Stock, ARS shall, subject to certain limitations, if so requested by ATS, report the amount so realized based on the "fair market value" of such stock as determined based on an appraisal prepared by a mutually agreed upon appraiser. Any such appraisal is not, of course, binding on the Internal Revenue Service or other taxing authorities.

     In connection with an inter-corporate taxable transfer of assets entered into in January 1998 by ATS in contemplation of the separation of ATS and ARS, a portion of the tax with respect to which ATS is obligated to indemnify CBS was incurred. Such transfer resulted in an increase in the tax bases of ATS's assets of approximately $330.0 million. ATS will have potential depreciation and amortization deductions over the next 15 years of $22.0 million per year and recorded a deferred tax asset and corresponding income tax liability of approximately $125.0 million to reflect these transactions.

     The ARS-ATS Separation Agreement will provide closing date balance sheet adjustments based upon the working capital (current assets less defined liabilities) and specified debt levels of ARS. ATS will benefit from or bear the cost of such adjustments. ATS's preliminary estimate of such adjustments is that it will not be required to make a payment of more than $20.0 million and that, in addition, it will be required to reimburse CBS for the tax consequences of any such payment which would result in additional liability to ATS of approximately $13.0 million (assuming a $20.0 million adjustment) payment under the tax reporting method to be followed and as to which a refund claim will be filed. Since the amounts of working capital and debt are dependent upon the uncertainty, among other things, of recent operating results and cash capital expenditures, as well as CBS Merger expenses and the interpretation and intent of certain provisions of the CBS Merger Agreement as to which certain issues between ATS and CBS exist, ATS is unable to state definitively what payments, if any, will be owed by ATS or CBS.

     ATS is actively negotiating a commitment from a major investment banking firm with respect to a preferred stock financing (the "Interim Financing") which provides for the issuance and sale by ATS of up to $400.0 million of preferred stock (the "Interim Preferred Stock"). ATS plans to draw on such commitment and sell Interim Preferred Stock to finance its obligation to CBS with respect to tax reimbursement, unless a

                       AMERICAN RADIO SYSTEMS CORPORATION

2. BUSINESS AND CORPORATE STRUCTURE -- (CONTINUED) public offering is consummated prior to the time the tax reimbursement is due to CBS. Consummation of the Interim Financing is subject to the negotiation and execution of a definitive preferred stock purchase agreement (the "Interim Financing Agreement") and satisfaction of the closing conditions to be set forth therein. ATS intends to redeem the Interim Preferred stock, to the extent issued, out of the proceeds of a public offering of ATS Class A Common Stock to be registered under the Securities Act of 1933, as amended (Securities Act), if, as is likely, the tax reimbursement is due prior to the consummation of such public offering or, if not, to use such public offering proceeds directly to reimburse CBS for such tax liability. Any remaining proceeds are intended to be used to fund any closing date balance sheet adjustments (or repay bank borrowings incurred for such purpose). Any public offering would have a dilutive effect on ATS's then existing stockholders, particularly since the proceeds will be used to satisfy a liability and not to finance the acquisition of revenue producing property. Further, any public offering would be subject to market conditions and other factors. There can be no assurance that any such financing would be available on terms favorable to ATS.

     The CBS Merger has been approved by stockholders of ARS who held sufficient voting power to approve such action. Consummation of the CBS Merger is subject to, among other things, the approval by the Federal Communications Commission ("FCC") of the transfer of control of ARS's FCC licenses with respect to its radio stations to CBS. Subject to the satisfaction of such conditions, the CBS Merger is expected to be consummated in the Spring of 1998.

     The foregoing is a description of the rights and obligations of ARS and ATS in the event the CBS Merger is consummated. Although the ARS-ATS Separation Agreement will be effective and operational if the merger of a subsidiary of ARS into ARS (the "Tower Merger") is consummated, in the event the CBS Merger is not subsequently consummated, ARS and ATS have reserved the right to alter the terms of that agreement to provide for a sharing of the rights and obligations in a manner that may be more or less favorable to ATS. Because ARS and ATS believe that the CBS Merger will be consummated, no determination has been made of what the rights and obligations of ARS and ATS should be in the event it were not.

3. PER SHARE DATA

     In the fourth quarter of 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128). Prior to the fourth quarter of 1997, the Company computed income (loss) per common share using the methods outlined in Accounting Principles Board Opinion No. 15, "Earnings Per Share", and its interpretations.

     Basic income (loss) per common share is computed using the weighted average number of common shares outstanding during each year. Diluted income (loss) per common share reflects the effect of the Company's outstanding options (using the treasury stock method), except where such items would be anti-dilutive. Shares of redeemable preferred stock convertible into common stock have been excluded from the diluted computation as they are anti-dilutive. Had such shares been included, shares for the diluted computation would have been increased by approximately 3,235,000 in 1997 and 1998. In addition, because such shares are anti-dilutive, no adjustment has been made to reconcile from income (loss) for the basic computation to that for the diluted computation. No effect has been given to stock options in 1997 and 1998 as they are anti-dilutive for that year. Had such options been included, shares for the diluted computation would have been increased by 1,067,000 and 1,870,000 in 1997 and 1998, respectively.

4. INCOME TAXES

     The Company provides for income taxes at the end of each interim period based on the estimated effective tax rate for the full fiscal year for each tax reporting corporate entity. Cumulative adjustments to the

                       AMERICAN RADIO SYSTEMS CORPORATION

4. INCOME TAXES -- (CONTINUED)
tax benefit (provision) are recorded in the interim period in which a change in the estimated annual effective rate is determined.

5. PROPERTY AND EQUIPMENT AND INTANGIBLE ASSETS

     Property and equipment and intangible assets included approximately $84.0 million and $56.9 million of assets related to radio stations held for sale or under exchange agreements (excluding the CBS Merger Agreement) as of December 31, 1997 and March 31, 1998, respectively. The following summary presents the results of operations (excluding depreciation and amortization, net local marketing agreement and corporate general and administrative expenses) relating to these stations that are included in the accompanying unaudited condensed consolidated financial statements for each respective period.

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
                                                                (IN THOUSANDS)
Net operating revenues......................................  $1,835     $2,195
Net operating expenses......................................   1,787      2,621

6. ATS LOAN AGREEMENT

     ATS is in the process of negotiating amended and restated loan agreements, with its senior lenders, pursuant to which the Company expects that the existing maximum borrowing will be increased from $400.0 million to $900.0 million, subject to compliance with certain financial ratios, and ATS will be able to borrow an additional $150.0 million. In connection with the refinancing, ATS expects to recognize an extraordinary loss of approximately $1.4 million, net of a tax benefit of $0.9 million, during the second quarter of 1998.

7. ACQUISITIONS AND DISPOSITIONS

     General: The following acquisitions have all been accounted for by the purchase method of accounting, and, accordingly, the operating results of the acquired entities, to the extent that a local marketing agreement (LMA) did not exist, have been included in consolidated operating results since the date of acquisition. The purchase price has been allocated to the assets acquired, principally intangible assets, and the liabilities assumed based on their estimated fair values at the dates of acquisition. The excess of purchase price over the estimated fair value of the net assets acquired has been recorded as goodwill. The financial statements reflect the preliminary allocation of certain purchase prices as the appraisals for certain acquisitions have not yet been finalized. The Company does not expect the final appraisals will have a material effect on the financial position, results of operations or liquidity of the Company.

     During the first three months of 1998, the Company consummated the following station and tower related transactions.

  1998 ACQUISITIONS AND DISPOSITIONS:

     Dayton and Kansas City: In January 1998, the Company consummated an agreement to exchange WXEG-FM, WBTT-FM, WLQT-FM, WMMX-FM, WTUE-FM and WONE-AM serving Dayton in exchange for WDAF-AM, KOZN-FM (formerly KYYS-FM), KMXV-FM and KUDL-FM serving Kansas City. The Company began programming and marketing KYYS-FM and KMXV-FM pursuant to an LMA agreement in September 1997.

                       AMERICAN RADIO SYSTEMS CORPORATION

7. ACQUISITIONS AND DISPOSITIONS -- (CONTINUED)
     Kansas City, Sacramento and St. Louis: In January 1998, the Company acquired KLOU-FM in St. Louis in exchange for KUDL-FM and WDAF-AM in Kansas City and approximately $7.0 million. The Company also consummated a related agreement with the same party, pursuant to which the Company sold KCTC-AM serving Sacramento for approximately $4.0 million.

     Riverside/San Bernardino and Sun City: In March 1998, the Company acquired KFRG-FM, serving the Riverside/San Bernardino market, and KXFG-FM, serving Sun City, California, for approximately $60.0 million. The Company began programming and marketing the stations pursuant to an LMA agreement in August 1997.

     Tower Subsidiary: In January 1998, the Tower Subsidiary consummated an agreement to acquire all of the outstanding stock of Gearon & Co. Inc. ("Gearon"), a company based in Atlanta, Georgia, for an aggregate purchase price of approximately $80.0 million. The purchase price consisted of approximately $32.0 million in cash and assumed liabilities and the issuance of approximately
5.3 million shares of Tower Subsidiary Class A Common Stock valued at $9.00 per share. Gearon is engaged in site acquisition, development, construction and facility management of wireless network communication facilities on behalf of its customers and at the time of acquisition owned or had under construction approximately 40 tower sites. Following consummation, the Tower Subsidiary granted options to acquire up to 1,400,000 shares of Class A Common Stock at an exercise price of $13.00 per share to employees of Gearon.

     In January 1998, the Tower Subsidiary consummated the acquisition of OPM-USA-INC. ("OPM"), a company which owned approximately 90 towers at the time of acquisition. In addition, OPM is in the process of developing an additional 160 towers that are expected to be constructed during the next 12 to 18 months. The purchase price, which is variable and based on the number of towers completed and the forward cash flow of the completed OPM towers, could aggregate up to $105.0 million, of which approximately $21.3 million was paid at the closing. The Company had also agreed to provide the financing to OPM to enable it to construct the 160 towers in an aggregate amount not to exceed $37.0 million (less advances as of consummation aggregating approximately $5.8 million).

     In January 1998, the Tower Subsidiary consummated the acquisition of a communications site with six towers in Tucson, Arizona for approximately $12.3 million.

     In January 1998, the Tower Subsidiary consummated the acquisition of a tower near Palm Springs, California for approximately $0.75 million.

     In January 1998, the Company transferred to the Tower Subsidiary 14 communications sites currently used by the Company and various third parties (with an ARS net book value of approximately $4.7 million), and the Company and the Tower Subsidiary entered into leases or subleases of space on the transferred towers. Two additional communications sites will be transferred and leases entered into following acquisition by the Company of the sites from third parties.

     In February 1998, the Tower Subsidiary acquired 11 communications tower sites in northern California for approximately $11.8 million.

     The following unaudited pro forma summary for the three months ended March 31, 1997 and 1998 presents the consolidated results of operations as if the acquisitions had occurred as of January 1, 1997 after giving effect to certain adjustments, including depreciation and amortization of assets and interest expense on any debt incurred to fund the acquisitions. These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made as of January 1, 1997 or of results which may occur in the future.

                       AMERICAN RADIO SYSTEMS CORPORATION

7. ACQUISITIONS AND DISPOSITIONS -- (CONTINUED)

                                                 THREE MONTHS ENDED    THREE MONTHS ENDED
                                                   MARCH 31, 1997        MARCH 31, 1998
                                                 ------------------    ------------------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues...................................       $102,693              $107,266
Loss before extraordinary loss.................        (14,381)              (11,375)
Net loss.......................................        (16,020)              (11,375)
Net loss applicable to common stockholders.....        (22,218)              (19,769)
Basic and diluted net loss per common share....       $  (0.75)             $  (0.67)

8. PENDING TRANSACTIONS

     The Company has numerous pending transactions that are described in this Registration Statement.

     Portland, Sacramento, San Francisco and San Jose: In April 1997, the Company entered into an asset exchange agreement pursuant to which it will acquire KINK-FM, serving Portland, Oregon, KUFX-FM (formerly KBRG-FM), serving Fremont/San Francisco, California, $2.0 million in a promissory note to ARS due September 30, 1998, or at the time of certain earlier events, and 150,000 shares of common stock of Latin Communications, Inc., in exchange for KBRG-FM (formerly KBAY-FM), serving San Jose, and KRRE-FM (formerly KSSJ-FM), serving Sacramento. The agreement also provides for the exchange of KINK-FM for KBRG-FM in the event regulatory approval for the exchange of KUFX-FM and KRRE-FM cannot be obtained. The Justice Department approved the exchange of KRRE-FM for KUFX-FM. Subject to certain conditions, including the receipt of FCC approval, the transaction is expected to be consummated in the second quarter of 1998. The Company began programming and marketing KINK-FM and KUFX-FM pursuant to an LMA agreement in January 1998.

     Portsmouth: In March 1998, the Company entered into an agreement to sell the assets of WQSO-FM and WZNN-AM serving Rochester, New Hampshire and WERZ-FM and WMYF-AM, serving Exeter, New Hampshire for approximately $6.0 million. Subject to the receipt of FCC approval, the transaction is expected to be consummated in the second quarter of 1998.

     Sacramento: In March 1998, the Company entered an asset exchange agreement pursuant to which the Company's KRAK-FM would exchange FCC frequency positions with another radio station also located in the Sacramento market for approximately $4.4 million. Subject to the receipt of FCC approval, the transaction is expected to be consummated in the third quarter of 1998.

     San Jose and Monterey: In March 1997, the Company entered into a merger agreement pursuant to which the Company will acquire the assets of KEZR-FM and KLUE-FM serving Monterey, California in exchange for approximately 723,000 shares of Class A Common Stock valued at approximately $20.0 million and $4.0 million in cash. Subject to the receipt of FCC approval and resolution of the matters raised by the Antitrust Division described above, the acquisition is expected to be consummated in the second quarter of 1998.

     San Jose: In October 1997, the Company entered into an agreement to sell KSJO-FM for approximately $30.0 million. Subject to the receipt of FCC approval, and the expiration or earlier termination of the HSR Act waiting period, the transaction is expected to be consummated in the second quarter of 1998.

     St. Louis: In September 1997, the Company entered into an agreement to sell the assets of KFNS-AM serving the St. Louis, Missouri market for approximately $3.8 million. Subject to the receipt of FCC approval, the transaction is expected to be consummated in the second quarter of 1998.

                       AMERICAN RADIO SYSTEMS CORPORATION

8. PENDING TRANSACTIONS -- (CONTINUED)
     Temple: In May 1997, the Company entered into an agreement to acquire radio station KKIK-FM, licensed to Temple, Texas (in the Austin area) for approximately $3.7 million. Subject to the approval of the FCC, the transaction is expected to be consummated in the second quarter of 1998.

     West Palm Beach: In July 1997, the Company entered into an agreement to acquire WTPX-FM for approximately $11.0 million. The Company began programming and marketing the stations pursuant to an LMA in June 1997. In October 1997, the Company entered into an agreement to terminate these agreements. (See Note 9.)

     In October 1997, the Company entered into an agreement to sell WEAT-AM serving West Palm Beach, Florida for approximately $1.5 million. Subject to the receipt of FCC approval, the transaction is expected to be consummated in the second quarter of 1998.

     Tower Subsidiary: In December 1997, the Tower Subsidiary entered into a merger agreement with American Tower Corporation ("ATC") pursuant to which ATC will merge with and into ATS (the "ATC Merger"), which will be the surviving corporation. Pursuant to the merger, ATS expects to issue an aggregate of approximately 30.0 million shares of ATS Class A Common Stock (including shares issuable upon exercise of options to acquire ATC common stock which will become options to acquire ATS Class A Common Stock). ATC is engaged in the business of acquiring, developing and leasing wireless communications sites to companies using or providing cellular telephone, paging, microwave and specialized mobile radio services. At December 31, 1997, ATC owned and operated approximately 775 communications towers located in 31 states. Consummation of the transaction is subject to, among other things, the expiration or earlier termination of the HSR Act waiting period, and is expected to occur in the Spring of 1998.

     In January 1998, the Tower Subsidiary entered into an agreement to purchase the assets relating to a teleport serving the Washington, D.C. area for a purchase price of approximately $30.5 million. The facility is located in northern Virginia, inside of the Washington Beltway, on ten acres. Consummation of the transaction is expected to occur in the Spring of 1998.

     ATS is negotiating certain changes in the ATS/PCS, LLC (formerly Communications Systems Development, LLC) arrangements, including the acquisition by ATS of the 58 communications sites in northern California presently owned by ATS/PCS, LLC in exchange for shares of ATS Class A Common Stock, arrangements with respect to the development of communications sites in other locations, a priority return of ATS's construction advances, an increase in the percentage interest of the other member in ATS/ PCS, LLC, and a management fee to ATS.

     ATS is also negotiating an agreement to acquire a company which is in the process of constructing approximately 40 towers in the Tampa, Florida area, of which seven are presently operational. The purchase price will be equal to the excess of (i) ten times the "Current Run Rate Cash Flow" at the time of closing, over (ii) the principal amount of the secured note referred to below. The purchase price will be payable in shares of Class A Common Stock (valued at market prices shortly prior to closing) and, at the election of the seller, cash in an amount not to exceed 49% of the purchase price. "Current Run Rate Cash Flow" means twelve (12) times the excess of net revenues over direct operating expenses for the month preceding closing. ATS is obligated to advance construction funds to the seller in an aggregate amount not to exceed $12.0 million in the form of a secured note (guaranteed by the stockholders on a nonrecourse basis and secured by the stock of the seller), of which approximately $1.0 million was advanced through March 31, 1998. The secured note would be payable in the event a definitive acquisition agreement is not executed or if the acquisition were not consummated. Subject to the negotiation and execution of a definitive agreement and to the satisfaction of certain conditions, including, depending on the circumstances, the expiration or earlier

                       AMERICAN RADIO SYSTEMS CORPORATION

8. PENDING TRANSACTIONS -- (CONTINUED)
termination of the HSR Act waiting period, the acquisition is expected to be consummated in the Spring of 1999.

9. SUBSEQUENT EVENTS

     Subsequent to March 31, 1998, the Company consummated the following transactions:

     West Palm Beach -- In May 1998, the WTPX-FM termination agreement was consummated and a third party acquired WTPX-FM from the seller pursuant to which the Company received the net proceeds of certain investment notes, subject to the valuation allowance that was recorded as of December 31, 1997.

     Tower Subsidiary -- In April 1998, ATS entered into an agreement to acquire a broadcasting tower in the Boston area for 720,000 shares of ATS Class A Common Stock. Subject to the satisfaction of certain conditions, including the expiration or earlier termination of the HSR Act waiting period, the acquisition is expected to be consummated in the second quarter of 1998.

     On May 12, 1998, ATS filed a registration statement (No. 333-52481) with the Commission with respect to an underwritten public offering (the Offering) of an aggregate of 22,918,499 shares of ATS Class A Common Stock (including an Underwriter's over-allotment option of 2,083,500 shares) by ATS and certain selling stockholders. Pursuant to the consummation of the Offering, ATS will issue and sell approximately 17,400,000 shares of ATS Class A Common Stock and receive net proceeds estimated (based on an assumed initial public offering price of $23.00 per share) at approximately $381.5 million (exclusive of the Underwriter's over-allotment option). ATS will receive no proceeds from the sale of ATS Class A Common Stock by the selling stockholders. ATS expects to use such net proceeds to redeem the Interim Preferred Stock, the net proceeds from the sale of which will be used principally to reimburse CBS with respect to the taxes payable as a consequence of the separation of ARS and ATS pursuant to the CBS Merger and to reduce bank borrowings.

     The Offering is subject to various conditions, including prevailing market conditions, and therefore may change. Further, there can be no assurances that the Offering will be completed or that, if the Offering is completed, it will be completed on terms favorable to ATS. The registration statement relating to these securities has been filed with the Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the Prospectus relating to the Offering may be obtained from Credit Suisse First Boston, Prospectus Department, 11 Madison Avenue, New York, New York 10010,
(212) 325-2000.

     On June 4, 1998 the CBS Merger was consummated. In connection with the merger, all of the shares of Tower owned by American Radio were distributed (the Distribution) to American Radio common stockholders and holders of options to acquire American Radio common stock and have been or will be distributed upon conversion of shares of American Radio's Convertible Preferred Stock (or the debentures into which they are exchangeable). As a consequence of the Distribution, Tower ceased to be a subsidiary of, or to be otherwise affiliated with, CBS Radio and now operates as an independent publicly traded company.

     Pursuant to the provisions of the CBS Merger Agreement, Tower entered into (the ARS-ATS Separation Agreement) with CBS and American Radio providing for, among other things, the orderly separation of American Radio and Tower, the allocation of certain tax liabilities to Tower, certain closing date adjustments relating to American Radio, the lease to American Radio by Tower of space on certain towers

                       AMERICAN RADIO SYSTEMS CORPORATION

9. SUBSEQUENT EVENTS -- (CONTINUED)
previously owned by American Radio and transferred to Tower, and certain indemnification obligations (including with respect to securities law matters) of Tower.

     The Separation Agreement requires Tower to reimburse the Company on a "make-whole" (after tax) basis for the tax liabilities incurred by the Company attributable to the distribution and certain related transactions to the extent that the aggregate liability exceeds $20.0 million. The amount of that tax liability was dependent on the "fair market value" of the common stock of Tower at the time of the consummation of the CBS merger. Tower received an appraisal from an independent appraisal firm that the "fair market value" of Tower's common stock was equal to $17.25 per share. Based on such appraisal, CBS paid estimated taxes of approximately $212.0 million and was reimbursed by Tower on a "make-whole" basis. As required by the Separation Agreement, Tower provided CBS with security of $9.8 million in cash (which may be replaced at Tower's option with a letter of credit reasonably satisfactory to CBS) in connection with the filing of estimated tax returns based on such appraisal. Such appraisal is not, of course, binding on the Internal Revenue Service or other taxing authorities. Tower's reimbursement obligation with respect to such taxes would change by approximately $21.0 million for each $1.00 change in the "fair market value" of Tower's common stock under the tax reporting method followed. The average of the high and low trading prices of Tower's common stock in the when-issued over-the-counter market on June 4, 1998 was $20.50.

     The $212.0 million payment did not include all the taxes payable with respect to merger consideration that has or will be paid upon conversion of the Convertible Preferred Stock; such taxes will be based on the "fair market value" of Tower common stock at the time of conversion. Conversions have occurred at various times since June 4, 1998. Tower's reimbursement obligation associated with such conversions is expected to approximate $20.0 million.

     As a consequence of the CBS Merger, the Company or CBS may be required to divest certain radio stations in order to comply with regulatory orders.

10. SUBSIDIARY GUARANTEES

     The Company's payment obligations under the 9.00% Senior Subordinated Notes ("9.00% Notes") and the 9.75% Senior Subordinated Notes ("9.75% Notes") are fully and unconditionally guaranteed on a joint and several basis (collectively, the "Subsidiary Guarantees"), on a senior basis (in the case of the 9.75% Notes) and a senior subordinated basis (in the case of the 9.00% Notes) by all of its present and any future Restricted Subsidiaries (collectively "Restricted Guarantors"). The Restricted Subsidiaries have also unconditionally guaranteed, and any future Restricted Subsidiaries will be required to guarantee, on a joint and several basis (collectively, the "Senior Subsidiary Guarantees"), all obligations of the Company under the 1997 Credit Agreement. The Tower Subsidiary has not guaranteed obligations under the Credit Agreements or either series of the Senior Subordinated Notes.

     The 9.00% Notes and the Subsidiary Guarantees are subordinated to all Senior Debt (as defined) of the Company including indebtedness under the 1997 Credit Agreement and the Senior Subsidiary Guarantees and 9.75% Notes related guarantees. The indenture governing each series of the Senior Subordinated Notes contains limitations on the amount of indebtedness (including Senior Debt) which the Company may incur.

     With the intent that the Subsidiary Guarantees not constitute fraudulent transfers or conveyances under applicable state or federal law, the obligation of each guarantor under its Subsidiary Guarantee is also limited to the maximum amount as will, after giving effect to any rights to contribution of such guarantor pursuant to any agreement providing for an equitable contribution among such guarantor and other affiliates of the Company of payments made by guarantees by such parties, result in the obligations of such guarantor in respect of such maximum amount not constituting a fraudulent conveyance.

                       AMERICAN RADIO SYSTEMS CORPORATION

10. SUBSIDIARY GUARANTEES -- (CONTINUED)
     The following unaudited condensed consolidating financial data illustrates the composition of the combined guarantors. The Company believes that separate complete financial statements of the respective guarantors would not provide additional material information which would be useful in assessing the financial composition of the guarantors. No single guarantor has any significant legal restrictions on the ability of investors or creditors to obtain access to its assets in event of default on the Subsidiary Guarantee, other than in the case of the 9.00% Notes its subordination to Senior Debt described above.

     Investments in subsidiaries are accounted for by the parent on the equity method for purposes of the unaudited supplemental consolidating presentation. Earnings (losses) of subsidiaries are therefore reflected in the parent's investment accounts and earnings. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

                       AMERICAN RADIO SYSTEMS CORPORATION

10. SUBSIDIARY GUARANTEES -- (CONTINUED)
                UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET
                                 MARCH 31, 1998

                              PARENT AND       GUARANTOR      NON-GUARANTOR                    CONSOLIDATED
                             ITS DIVISIONS    SUBSIDIARIES     SUBSIDIARY      ELIMINATIONS       TOTALS
                             -------------    ------------    -------------    ------------    ------------
                                                         (DOLLARS IN THOUSANDS)
          ASSETS
CURRENT ASSETS:
  Cash and cash
     equivalents...........   $    4,303       $    1,895       $  6,799                        $   12,997
  Accounts receivable,
     net...................       44,460           28,751          5,742                            78,953
  Unbilled receivables.....                                        3,028                             3,028
  Prepaid expenses and
     other assets..........        8,243            1,636          1,337                            11,216
  Deferred income taxes....        4,006            2,359             63                             6,428
                              ----------       ----------       --------       -----------      ----------
          Total current
            assets.........       61,012           34,641         16,969                           112,622
                              ----------       ----------       --------       -----------      ----------
PROPERTY AND EQUIPMENT,
  NET......................       75,078           46,414        156,827                           278,319
                              ----------       ----------       --------       -----------      ----------
OTHER ASSETS:
  Investment in and
     advances to
     subsidiaries..........    1,344,168                                       $(1,344,168)
  Investment notes
     receivable............       25,498              610          1,000                            27,108
  Intangible assets -- net
     Goodwill -- net.......      330,875           20,759                                          351,634
     FCC licenses -- net...                     1,171,196                                        1,171,196
     Other intangible
       assets -- net.......       26,373            2,204          7,657                            36,234
     Unallocated purchase
       price -- net........                                      221,532                           221,532
  Deposits and other long-
     term assets...........        3,120               66          5,756                             8,942
  Deferred income taxes....                                      123,273                           123,273
                              ----------       ----------       --------       -----------      ----------
          Total other
            assets.........    1,730,034        1,194,835        359,218        (1,344,168)      1,939,919
                              ----------       ----------       --------       -----------      ----------
TOTAL......................   $1,866,124       $1,275,890       $533,014       $(1,344,168)     $2,330,860
                              ==========       ==========       ========       ===========      ==========

                       AMERICAN RADIO SYSTEMS CORPORATION

10. SUBSIDIARY GUARANTEES -- (CONTINUED)
                UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET

                                 MARCH 31, 1998

                              PARENT AND       GUARANTOR      NON-GUARANTOR                    CONSOLIDATED
                             ITS DIVISIONS    SUBSIDIARIES     SUBSIDIARY      ELIMINATIONS       TOTALS
                             -------------    ------------    -------------    ------------    ------------
                                                         (DOLLARS IN THOUSANDS)
LIABILITIES AND
  STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of
     long-term debt........   $      282                        $    112                        $      394
  Accounts payable and
     accrued expenses......       27,771       $    7,560         16,704                            52,035
  Due to Parent............                                      125,210       $  (125,210)
  Income taxes payable.....      107,016           18,758                                          125,774
                              ----------       ----------       --------       -----------      ----------
          Total current
            liabilities....      135,069           26,318        142,026          (125,210)        178,203
                              ----------       ----------       --------       -----------      ----------
NONCURRENT LIABILITIES:
  Deferred income taxes....          367          185,870                                          186,237
  Other long-term
     liabilities...........        8,507               39             33                             8,579
  Long-term debt...........      863,361                         157,037                         1,020,398
                              ----------       ----------       --------       -----------      ----------
          Total noncurrent
            liabilities....      872,235          185,909        157,070                         1,215,214
                              ----------       ----------       --------       -----------      ----------
MINORITY INTEREST IN
  SUBSIDIARIES.............         (415)                            600            78,023          78,208
                              ----------       ----------       --------       -----------      ----------
REDEEMABLE PREFERRED
  STOCK....................      215,550                                                           215,550
                              ----------       ----------       --------       -----------      ----------
STOCKHOLDERS' EQUITY:
  Preferred stock..........            1                                                                 1
  Common stock.............          295                             490              (490)            295
  Notes receivable, due
     from stockholders.....                                      (49,375)           49,375
  Additional paid-in
     capital...............      663,036        1,053,602        286,590        (1,340,192)        663,036
  Unearned compensation....         (178)                                                             (178)
  Retained earnings
     (accumulated
     deficit)..............      (19,011)          10,061         (4,387)           (5,674)        (19,011)
  Treasury stock...........         (458)                                                             (458)
                              ----------       ----------       --------       -----------      ----------
          Total
            stockholders'
            equity.........      643,685        1,063,663        233,318        (1,296,981)        643,685
                              ----------       ----------       --------       -----------      ----------
          TOTAL............   $1,866,124       $1,275,890       $533,014       $(1,344,168)     $2,330,860
                              ==========       ==========       ========       ===========      ==========

                       AMERICAN RADIO SYSTEMS CORPORATION

10. SUBSIDIARY GUARANTEES -- (CONTINUED)
           UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                PARENT AND
                                   ITS         GUARANTOR      NON-GUARANTOR                    CONSOLIDATED
                                DIVISIONS     SUBSIDIARIES     SUBSIDIARY      ELIMINATIONS       TOTALS
                                ----------    ------------    -------------    ------------    ------------
                                                          (DOLLARS IN THOUSANDS)
Net broadcast revenues........   $53,789        $34,804                           $  (13)        $88,580
Tower revenues................                                   $17,925            (325)         17,600
License fees charged to
  Parent......................    (4,283)         4,283                                                0
                                 -------        -------          -------          ------         -------
Total net revenues............    49,506         39,087           17,925            (338)        106,180
OPERATING EXPENSES:
  Operating expenses excluding
       depreciation and
       amortization, net local
       marketing agreement and
       corporate general and
       administrative
       expenses...............    39,664         25,687           11,495             203          77,049
  Net local marketing
     agreement expense........       683             26                                              709
  Depreciation and
     amortization.............     5,228         12,790            5,802                          23,820
  Merger expenses.............     3,572                                                           3,572
  Corporate general and
     administrative...........     1,905                             541            (541)          1,905
                                 -------        -------          -------          ------         -------
OPERATING INCOME (LOSS).......    (1,546)           584               87               0            (875)
OTHER INCOME (EXPENSE):
  Interest expense............   (16,583)                         (2,430)                        (19,013)
  Interest income.............       330                             865                           1,195
  Gains (loss) on sale of
     assets and other, net....       (21)           (54)             (79)                           (154)
  Equity in income (loss) of
     subsidiaries.............      (842)                                          1,257             415
                                 -------        -------          -------          ------         -------
INCOME (LOSS) BEFORE INCOME
  TAXES.......................   (18,662)           530           (1,557)          1,257         (18,432)
INCOME TAX PROVISION
  (BENEFIT)...................     9,632           (260)             (30)                          9,402
                                 -------        -------          -------          ------         -------
Net income (loss).............   $(9,030)       $   270          $(1,527)         $1,257         $(9,030)
                                 =======        =======          =======          ======         =======

                       AMERICAN RADIO SYSTEMS CORPORATION

10. SUBSIDIARY GUARANTEES -- (CONTINUED)
           UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                    PARENT AND
                                       ITS        GUARANTOR     NON-GUARANTOR                  CONSOLIDATED
                                    DIVISIONS    SUBSIDIARIES    SUBSIDIARY     ELIMINATIONS      TOTALS
                                    ----------   ------------   -------------   ------------   ------------
                                                            (DOLLARS IN THOUSANDS)
CASH FLOWS PROVIDED BY OPERATING
  ACTIVITIES......................   $(7,595)      $20,284         $(1,738)                      $ 10,951
                                     -------       -------         -------         ------        --------
INVESTING ACTIVITIES:
  Payments for purchase of
     property equipment and
     intangible assets............    (2,994)                      (12,690)                       (15,684)
  Proceeds from asset and radio
     station sales................     3,952                                                        3,952
  Repayment of investment notes
     receivable...................         4                         2,000                          2,004
  Payments for purchase of tower
     properties...................                                 (71,069)                       (71,069)
  Payments for purchase of radio
     stations.....................   (42,153)                                                     (42,153)
  Repayments for investment notes
     receivable...................                                  (6,000)                        (6,000)
  Deposits and other long-term
     assets.......................       (79)                       (4,076)                        (4,155)
                                     -------       -------         -------         ------        --------
          Cash flows used for
            investing
            activities............   (41,270)                      (91,835)                      (133,105)
                                     -------       -------         -------         ------        --------
Financing Activities:
  Borrowings under the Credit
     Agreements and other.........    30,000                        67,000                         97,000
  Repayments under the Credit
     Agreements Repayments under
     other obligations............      (208)                          (27)                          (235)
  Distributions to minority
     interest.....................                                    (105)                          (105)
  Dividends paid..................    (8,394)                                                      (8,394)
  Net proceeds from equity
     offerings and options........       219                        30,023                         30,242
  Investment in and advances to
     subsidiaries.................    21,081       (19,966)         (1,115)                             0
                                     -------       -------         -------         ------        --------
          Cash flows from (used
            for) financing
            activities............    42,698       (19,966)         95,776                        118,508
                                     -------       -------         -------         ------        --------
INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS................    (6,167)          318           2,203                         (3,646)
CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD.............    10,470         1,577           4,596                         16,643
                                     -------       -------         -------         ------        --------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD..........................   $ 4,303       $ 1,895         $ 6,799         $    0        $ 12,997
                                     =======       =======         =======         ======        ========

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Infinity Broadcasting Corporation:

     We have audited the consolidated balance sheets of Infinity Broadcasting Corporation and subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Infinity Broadcasting Corporation and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

New York, New York
September 15, 1998

                       INFINITY BROADCASTING CORPORATION
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1995        1996
                                                              --------    ---------
                                      ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 20,340       19,836
  Receivables (less allowance of $2,139 in 1995 and $6,688
     in 1996)...............................................    86,720      179,366
  Prepaid expenses and other current assets.................     1,305        7,777
  Assets held for sale......................................        --       70,347
                                                              --------    ---------
                                                               108,365      277,326
                                                              --------    ---------
Property and equipment at cost (net of accumulated
  depreciation of $14,676 in 1995 and $18,141 in 1996)......    20,561       38,714
Intangible assets (net of accumulated amortization of
  $147,158 in 1995 and $235,230 in 1996)....................   451,220    1,435,340
Other assets................................................    14,310       20,462
                                                              --------    ---------
                                                              $594,456    1,771,842
                                                              ========    =========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and other accrued expenses...............    18,392       38,032
  Transit franchise payable.................................        --       14,752
  Accrued compensation......................................     6,799       12,641
  Accrued interest..........................................     7,131        6,430
  Income taxes..............................................     4,866        1,433
  Merger related liabilities................................        --       12,818
  Other current liabilities.................................    15,892       41,194
  Current portion of long-term debt.........................        --          563
                                                              --------    ---------
          Total current liabilities.........................    53,080      127,863
                                                              --------    ---------
Long-term debt..............................................   267,384    1,077,976
Deferred income taxes.......................................        --      186,374
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.01 par value: 10,000,000 shares
     authorized; none issued................................        --           --
  Class A Common Stock, $.002 par value: 200,000,000 shares
  authorized in 1995 and 300,000,000 shares authorized in
  1996; 78,142,278 shares issued in 1995 and 83,011,870
  shares issued in 1996.....................................       156          166
  Class B Common Stock, $.002 par value: 17,500,000 shares
     authorized; issued and outstanding 8,325,047 shares in
     1995 and 8,310,465 shares in 1996......................        17           17
  Class C Common Stock, $.002 par value: 30,000,000 shares
     authorized; issued and outstanding 1,116,257 in 1995
     and -0- in 1996........................................         2           --
Additional paid-in capital..................................   529,837      613,302
Foreign currency translation................................        --        1,096
Retained earnings (deficit).................................  (196,338)    (170,449)
                                                              --------    ---------
                                                               333,674      444,132
Less treasury stock at cost, 4,191,218 shares in 1995 and
  4,370,517 shares in 1996..................................   (59,682)     (64,503)
                                                              --------    ---------
          Total stockholders' equity........................   273,992      379,629
                                                              --------    ---------
                                                              $594,456    1,771,842
                                                              ========    =========

          See accompanying Notes to Consolidated Financial Statements.

               INFINITY BROADCASTING CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                             (DOLLARS IN THOUSANDS)

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1995       1996
                                                              --------    -------
Total revenues..............................................  $372,429    773,187
Less agency commissions.....................................   (46,723)   (95,184)
                                                              --------    -------
          Net revenues......................................   325,706    678,003
                                                              --------    -------
Operating expenses excluding depreciation and
  amortization..............................................   167,285    439,610
Depreciation and amortization...............................    50,482     96,056
Corporation general and administration expenses.............     6,135      7,602
                                                              --------    -------
                                                               223,902    543,268
                                                              --------    -------
          Operating income..................................   101,804    134,735
                                                              --------    -------
Other (expense) income:
  Interest expense..........................................   (44,385)   (64,201)
  Interest income...........................................       387      1,022
  Other income (expense)....................................    (1,715)     1,636
  Merger costs..............................................        --    (19,800)
                                                              --------    -------
          Earnings before income taxes......................    56,091     53,392
Income taxes................................................     1,588     27,503
                                                              --------    -------
          Net earnings......................................  $ 54,503     25,889
                                                              ========    =======

          See accompanying Notes to Consolidated Financial Statements.

                       INFINITY BROADCASTING CORPORATION
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1995          1996
                                                              ----------    ----------
Net cash flows from operating activities:
  Net earnings..............................................  $  54,503        25,889
  Depreciation and amortization.............................     50,482        96,056
  Amortization of deferred financing costs..................      2,056         1,812
  Deferred taxes............................................         --         1,149
  Other.....................................................         --        (1,077)
                                                              ---------     ---------
                                                                107,041       123,829
  Increase in receivables...................................    (10,171)      (49,212)
  Decrease (increase) in other current assets...............       (769)        1,080
  Decrease in accounts payable and accrued expenses.........        (47)         (266)
  Decrease in accrued interest..............................     (2,474)         (701)
  Increase in income taxes..................................         --        11,440
  Other, net................................................     (7,442)        5,847
                                                              ---------     ---------
       Net cash flow from operating activities..............     86,138        92,017
                                                              ---------     ---------
Investing activities:
  Capital expenditures......................................      2,789         7,387
  Acquisitions:
     Property and equipment.................................        200        21,750
     Intangibles............................................     52,800     1,150,489
     Other assets...........................................         --        56,506
     Less liabilities.......................................     (2,415)     (273,529)
     Less: stock issued.....................................         --       (67,189)
                                                              ---------     ---------
       Net cash used for investing activities...............     53,374       895,414
                                                              ---------     ---------
       Cash provided (required) before financing
        activities..........................................  $  32,764      (803,397)
                                                              =========     =========
Financing activities:
  Borrowings under debt agreements..........................     56,000       928,896
  Reduction of debt.........................................   (320,366)     (119,474)
  Proceeds from issuance of stock...........................    269,852         1,411
  Deferred financing costs..................................       (792)       (3,119)
  Repurchase of Class A Common Stock........................    (24,838)       (4,821)
                                                              ---------     ---------
       Net cash and cash equivalents (used for) provided by
        financing activities................................    (20,144)      802,893
  Decrease (increase) in cash and cash equivalents..........    (12,620)          504
                                                              ---------     ---------
       Total cash (used for) provided by financing
        activities..........................................  $ (32,764)      803,397
                                                              =========     =========

          See accompanying Notes to Consolidated Financial Statements.

                       INFINITY BROADCASTING CORPORATION
                                AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1995 AND 1996
                                 (IN THOUSANDS)

                               CLASS A           CLASS B           CLASS C
                            COMMON STOCK      COMMON STOCK      COMMON STOCK      ADD'L      FOREIGN     RETAINED
                           ---------------   ---------------   ---------------   PAID-IN    CURRENCY     EARNINGS
                           SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT   CAPITAL   TRANSLATION   (DEFICIT)
                           ------   ------   ------   ------   ------   ------   -------   -----------   ---------
BALANCE AT DECEMBER 31,
  1994...................  64,729    $129    8,652     $18     1,116     $ 2     260,011         --      (250,841)
Net earnings.............     --       --       --      --        --      --          --         --        54,503
Issuance of Class A
  Common Stock...........  13,086      26       --      --        --      --     269,826         --            --
Conversion of Class B
  Common Stock to Class A
  Common Stock...........    327        1     (327)     (1)       --      --          --         --            --
Treasury Stock
  acquired...............     --       --       --      --        --      --          --         --            --
                           ------    ----    -----     ---     ------    ---     -------      -----      --------
BALANCE AT DECEMBER 31,
  1995...................  78,142     156    8,325      17     1,116       2     529,837         --      (196,338)
Net earnings.............     --       --       --      --        --      --          --         --        25,889
Issuance of Class A
  Common Stock related to
  acquisition of TDI.....  2,370        5       --      --        --      --      67,184         --            --
Issuance of Class A
  Common Stock upon
  exercise of stock
  options................    581        1       --      --        --      --       1,401         --            --
Issuance of Class B
  Common Stock...........     --       --      788       2        --      --           7         --            --
Conversion of Class B
  Common Stock to Class A
  Common Stock...........    803        2     (803)     (2)       --      --          --         --            --
Conversion of Class C
  Common Stock to Class A
  Common Stock...........  1,116        2       --      --     (1,116)    (2)         --         --            --
Foreign currency
  translation
  adjustment.............     --       --       --      --        --      --          --      1,096            --
Income tax benefit from
  exercise of stock
  options................     --       --       --      --        --      --      14,873         --            --
Treasury Stock
  acquired...............     --       --       --      --        --      --          --         --            --
                           ------    ----    -----     ---     ------    ---     -------      -----      --------
BALANCE AT DECEMBER 31,
  1996...................  83,012    $166    8,310     $17        --     $--     613,302      1,096      (170,449)
                           ======    ====    =====     ===     ======    ===     =======      =====      ========


                            TREASURY STOCK
                           -----------------
                           SHARES    AMOUNT     TOTAL
                           ------   --------   -------
BALANCE AT DECEMBER 31,
  1994...................  (2,935)  $(34,844)  (25,525)
Net earnings.............     --          --    54,503
Issuance of Class A
  Common Stock...........     --          --   269,852
Conversion of Class B
  Common Stock to Class A
  Common Stock...........     --          --        --
Treasury Stock
  acquired...............  (1,256)   (24,838)  (24,838)
                           ------   --------   -------
BALANCE AT DECEMBER 31,
  1995...................  (4,191)   (59,682)  273,992
Net earnings.............     --          --    25,889
Issuance of Class A
  Common Stock related to
  acquisition of TDI.....     --          --    67,189
Issuance of Class A
  Common Stock upon
  exercise of stock
  options................     --          --     1,402
Issuance of Class B
  Common Stock...........     --          --         9
Conversion of Class B
  Common Stock to Class A
  Common Stock...........     --          --        --
Conversion of Class C
  Common Stock to Class A
  Common Stock...........     --          --        --
Foreign currency
  translation
  adjustment.............     --          --     1,096
Income tax benefit from
  exercise of stock
  options................     --          --    14,873
Treasury Stock
  acquired...............   (179)     (4,821)   (4,821)
                           ------   --------   -------
BALANCE AT DECEMBER 31,
  1996...................  (4,370)  $(64,503)  379,629
                           ======   ========   =======

          See accompanying Notes to Consolidated Financial Statements.

                       INFINITY BROADCASTING CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996

(1) BUSINESS COMBINATION WITH WESTINGHOUSE ELECTRIC CORPORATION

     On June 20, 1996, CBS Corporation, formerly Westinghouse Electric Corporation, and Infinity Broadcasting Corporation (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement").

     The merger was consummated on December 31, 1996 and pursuant to the Merger Agreement each share of issued and outstanding share of the Company's common stock was converted into 1.71 shares of CBS Corporation common stock. The accompanying consolidated financial statements are presented on the historical basis of the Company prior to the merger and reflect the results of operations through December 31, 1996. Costs incurred by the Company related to the merger are reflected in the accompanying 1996 statement of earnings.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Consolidation and Presentation

     The consolidated financial statements include the accounts of the Company and its wholly-owned radio broadcasting and outdoor advertising subsidiaries. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

  (b) Revenue Recognition

     Revenues derived from the sale of radio advertising spots are recognized when the spots are broadcast. Revenues from the sale of outdoor advertising space are recognized proportionately over the contract term.

  (c) Property and Equipment

     Property and equipment are recorded at cost. Depreciation is provided on a straight-line basis over estimated useful lives.

  (d) Intangible Assets

     Intangible assets including goodwill are being amortized over their estimated useful lives. No amortization period exceeds 40 years.

     Management continuously monitors and evaluates the realizability of recorded intangibles to determine whether their carrying values have been impaired. In evaluating the value and future benefits of intangible assets, their carrying value is compared to management's best estimate of undiscounted future cash flows over the remaining amortization period. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds their fair value. The Company believes that the carrying value of recorded intangibles is not impaired.

  (e) Impairment of Long-Lived Assets

     The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," on January 1, 1996. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are

                       INFINITY BROADCASTING CORPORATION
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of SFAS No. 121 did not have any impact on the Company's consolidated financial position, results of operations, or liquidity.

  (f) Income Taxes

     The Company and its subsidiaries file a consolidated Federal income tax return.

     The Company accounts for income taxes under SFAS No. 109 "Accounting for Income Taxes," which requires the use of the asset and liability method of financial accounting and reporting for income taxes. Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes. In accordance with SFAS No. 109 the deferred taxes are measured by applying currently enacted tax laws.

  (g) Cash Equivalents

     Cash equivalents include certificates of deposit and commercial paper with maturities of one month or less.

  (h) Fair Value of Financial Instruments

     The estimated fair value of financial instruments is determined by the Company using the best available market information and appropriate valuation methodologies. However, considerable judgment is necessary in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented are not neccessarily indicative of the amounts that the Company could realize in a current market exchange or the value that ultimately will be realized by the Company upon maturity or disposition. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts. Most of the Company's financial instruments, including cash, trade receivables and payables and accruals, are short term in nature. Accordingly, the carrying amount of such financial instruments approximates their fair value. The carrying amount of long-term debt other than subordinated debt approximates fair value. The fair value of subordinated debt is based on quoted market prices.

  (i) Stock Option Plans

     On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to measure compensation cost for stock-based awards using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," and to provide pro forma net income disclosures as if the fair value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

  (j) Foreign Currency Translation

     The statutory accounts of the Company's consolidated foreign subsidiaries are maintained in accordance with local accounting regulations and are stated in local currencies. Local statements are translated into U.S. generally accepted accounting principles and U.S. dollars in accordance with SFAS No. 52, "Accounting for Foreign Currency Translation."

                       INFINITY BROADCASTING CORPORATION
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Under SFAS No. 52, foreign currency assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rates prevailing throughout the year. The effects of exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are accumulated as part of the foreign currency translation adjustment in consolidated stockholders' equity. Gains and losses from foreign currency transactions are included in net earnings in the period in which they occur.

  (k) Advertising Costs

     Advertising costs are expensed as incurred.

  (l) New Pronouncements

     Consolidated Statement of Comprehensive Income

     In June 1997, SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," were issued. SFAS No. 130 requires that an enterprise report by major component and as a single total the change in its net assets from nonowner sources during the period. SFAS No. 131 establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas, and major customers. Adoption of these statements will not impact the Company's consolidated financial position, results of operations, or cash flows, and any effect will be limited to the form and content of its disclosures. Both statements are effective for fiscal years beginning after December 15, 1997.

(3) STOCK OFFERINGS AND STOCK DIVIDENDS

     Effective May 12, 1995, the Company declared a three-for-two stock split in the form of a stock dividend payable on May 19, 1995 to shareholders of record at the close of business on May 12, 1995.

     On October 24, 1995, the Company, through a public offering sold 12,750,000 shares of Class A Common Stock, resulting in proceeds to the Company of approximately $269 million.

     On March 18, 1996, the Company declared a three-for-two stock split in the form of a stock dividend payable on April 11, 1996 to holders of record on March 28, 1996. The accompanying consolidated financial statements reflect the effect of all of the above stock dividends.

     On July 10, 1996, the Company amended its Restated Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock to 300,000,000.

(4) ACQUISITIONS

     In April 1995, the Company acquired Dallas/Ft. Worth radio station KLUV-FM from TK Communications, Inc. for approximately $51 million, plus costs.

     On January 16, 1996 the Company completed the acquisition of radio stations KYNG-FM and KSNN-FM in Dallas, KFRC-FM, KFRC-AM and KYCY-FM in San Francisco, WYCD-FM in Detroit and KYCW-FM in Seattle from various entities affiliated with Alliance Broadcasting, Inc. for approximately $275 million, plus costs. On May 22, 1996, the Company completed the sale of its Seattle radio station KYCW-FM to EZ Communications for $26 million.

     On March 26, 1996, the Company completed the acquisition of all of the outstanding stock of TDI Worldwide, Inc. ("TDI"), a seller of advertising space on buses and transit systems, for approximately $300 million plus costs.

                       INFINITY BROADCASTING CORPORATION
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On June 27, 1996, the Company completed the acquisition of twelve radio stations from Granum Holdings L.P. for approximately $425 million including working capital, plus costs. The radio stations are KRBV-FM, KHVN-AM and KOAI-FM in Dallas/Ft. Worth, WBOS-FM and WOAZ-FM in Boston, WCAO-AM and WXYV-FM in Baltimore, WAOK-AM and WVEE-FM in Atlanta and WHTQ-FM, WMMO-FM and WHOO-AM in Orlando.

     The purchase price of the above acquisitions were funded by borrowings under the Company's bank credit agreement (the "Credit Agreement") and issuance of approximately 2.4 million shares of the Company's Class A Common Stock.

     The above acquisitions have been accounted for by the purchase method of accounting. The purchase price has been allocated to the assets acquired, principally intangible assets, and the liabilities assumed based on their estimated fair values at the date of acquisition. The excess of purchase price over the estimated fair values of the net assets acquired has been recorded as goodwill.

     The operating results of these acquisitions are included in the Company's consolidated results of operations from the date of acquisition. The following unaudited pro forma summary presents the consolidated results of operations as if the 1995 and 1996 acquisitions had occurred as of the beginning of 1995, after giving effect to certain adjustments, including amortization of intangible assets and interest expense on the acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made as of those dates or of results which may occur in the future.

                                                         YEARS ENDED DECEMBER 31,
                                                         ------------------------
                                                            1995          1996
                                                         ----------     ---------
                                                               (UNAUDITED)
                                                              (IN THOUSANDS)
Net revenues...........................................   $656,752       750,521
Net earnings...........................................     15,361         6,682

     In May 1996, the Company entered into an agreement with Cox Broadcasting, Inc. ("Cox") to swap its radio stations WHTQ-FM, WMMO-FM and WHOO-AM in Orlando for Cox's radio stations WCKG-FM and WYSY-FM in Chicago. In addition, the Company has agreed to pay Cox $20 million. The transaction has been structured as a tax-free, like-kind exchange. The acquisitions closed in February 1997. In August 1996, the Company entered into an agreement to sell WYSY-FM to Spanish Broadcasting System, Inc. for $33 million upon completion of the Company's acquisition of the station from Cox. This transaction closed in March 1997.

     In October 1996, the Company entered into an agreement to sell its Dallas radio station KEWS-FM for $32 million to Salem Communications Corp. ("Salem") and as part of the consideration, the Company will receive Salem's Dallas station KDFX-AM. The Company also entered into an agreement to sell its Dallas station KDMM-AM for $675,000 to Marcos Rodriguez, Inc. Such transactions closed February 1997.

     The Company has reported the carrying value of the assets held for sale at the lower of cost or their estimated net realizable value. The Company has presented the assets held for sale as a separate line item in its consolidated balance sheets.

     On February 3, 1994, the Company, Unistar Communications Group, Inc. ("UCG"), Unistar Radio Networks, Inc. ("Unistar") and Westwood One, Inc. ("Westwood One") consummated the purchase by Westwood One of Unistar for approximately $101.3 million. In connection with this transaction, an affiliate of the Company received 5 million newly issued shares of common stock of Westwood One for $3 per share and a warrant to purchase an additional 3 million shares of Westwood One's common stock at a purchase price of

                       INFINITY BROADCASTING CORPORATION
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

$3 per share, subject to certain vesting requirements. The Company manages Westwood One pursuant to a management agreement which provides for a base management fee plus a bonus based on achieving cash flow targets and additional warrants to acquire shares of Westwood One's common stock in the event that Westwood One's common stock trades above certain target price levels. In September 1994 and August 1995, pursuant to such provision, the Company received a warrant to purchase 500,000 shares of Westwood One's common stock at an exercise price of $3 per share and 500,000 shares at an exercise price of $4 per share, respectively. In December 1995 and 1996, the Company received approximately $5,593,750 and $5,750,000, respectively, as a result of Westwood One's purchase and cancellation of the Company's warrants exercisable at $3 and $4 per share, respectively. The Company accounts for its investment in Westwood One on the equity basis.

(5) PROPERTY AND EQUIPMENT

     A summary of property and equipment, at cost, for the years ended December 31, 1995 and 1996 follows:

                                                             1995       1996
                                                            -------    ------
                                                             (IN THOUSANDS)
Machinery, equipment and fixtures.........................  $24,845    45,908
Land, building and improvements...........................   10,392    10,947
                                                            -------    ------
                                                            $35,237    56,855
                                                            =======    ======

     For the years ended December 31, 1995 and 1996, depreciation expense was $4,714,000 and $7,984,000, respectively.

(6) LONG-TERM DEBT

     Long-term debt at December 31, 1995 and 1996 consists of the following:

                                                         1995         1996
                                                       --------    ----------
                                                           (IN THOUSANDS)
Bank Borrowings(a)...................................  $ 84,750    $  935,401
10 3/8% Subordinated Debentures due 2002(b)..........   182,634       141,734
Other................................................        --         1,404
                                                       --------    ----------
                                                        267,384     1,078,539
Less: Current portion................................        --          (563)
                                                       --------    ----------
                                                       $267,384    $1,077,976
                                                       ========    ==========

---------------
(a) On June 13, 1996, the Company and its subsidiaries amended and restated its existing Credit Agreement to provide for aggregate borrowings of up to $1,500 million. As of December 31, 1996, the Company had additional borrowings available under the facility of approximately $565 million.

    Under the terms of a Security Agreement among the Company, its subsidiaries and one of the banks acting as collateral agent, substantially all of the assets of the Company and its subsidiaries, as well as the stock of the Company's subsidiaries, are pledged to secure borrowings under the Credit Agreement.

    The Credit Agreement provides for quarterly principal payments beginning September 1999, and also permits voluntary prepayments in whole or in part at any time.

    Under the Credit Agreement, interest is payable quarterly, based on the (i) prime rate or (ii) London Interbank Offer Rate.

                       INFINITY BROADCASTING CORPORATION
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    In the normal course of business, the Company enters into a variety of interest rate protection agreements, options and swaps in order to limit its exposure due to adverse fluctuations in interest rates. These instruments are executed with creditworthy financial institutions. As a matter of policy the Company does not engage in derivatives trading. Generally, payments and receipts associated with financial instruments used to manage interest rate risk are recognized along with the effects of associated transactions. As of December 31, 1996, the Company has entered into various interest rate protection agreements under which the Company's interest rate on $55 million of borrowings under the Credit Agreement is fixed at between 6.85% and 7.0% per annum, plus applicable margin. These agreements expire on various dates ranging from April 1997 to July 2000.

(b) At December 31, 1996, the fair value of the Company's 10 3/8% Senior Subordinated Notes was estimated to be $149,090,000, based on the quoted market prices for the same issue.

    During 1995 and 1996, the Company redeemed a face amount of $17,366,000 and $40,900,000, respectively, of its 10 3/8 Senior Subordinated Notes.

     The scheduled maturities of long-term debt for the next five years and after are as follows:

                  YEAR ENDING DECEMBER 31,                        AMOUNT
                  ------------------------                    --------------
                                                              (IN THOUSANDS)
       1997.................................................    $      563
       1998.................................................           638
       1999.................................................       150,207
       2000.................................................       225,068
       2001.................................................       300,000
       After 2001...........................................       402,063
                                                                ----------
                                                                $1,078,539
                                                                ==========

     For the years ended 1995 and 1996, the Company paid cash for interest of $44,802,000 and $63,090,000, respectively.

     During 1995, the Company registered with the Securities and Exchange Commission, pursuant to a shelf registration statement, $500 million in aggregate principal amount of its debt securities.

(7) EMPLOYEE AND OTHER POSTRETIREMENT BENEFIT PLANS

     The Company and its subsidiaries have qualified 401(k) profit sharing plans covering substantially all of its non-union full-time employees. For the years ended December 31, 1995 and 1996, contributions to these plans by the Company were deminimus.

     The Company does not provide any postretirement health care and life insurance benefits to its employees and, accordingly, has no liabilities for such benefits.

                       INFINITY BROADCASTING CORPORATION
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(8) INCOME TAXES

     The provision for income taxes for the years ended December 31, 1995 and 1996 is as follows:

                                                             1995      1996
                                                            ------    -------
                                                             (IN THOUSANDS)
Current:
  Federal.................................................  $   --    $18,894
  State and local.........................................   1,588      2,840
  Foreign.................................................      --      4,620
                                                            ------    -------
          Total current income tax expense................   1,588     26,354
Deferred income tax expense...............................      --      1,149
                                                            ------    -------
                                                            $1,588    $27,503
                                                            ======    =======

     No federal income taxes were provided in 1995 as a result of available net loss carryforwards.

     The Company had pre-tax income from foreign operations in 1996 of approximately $12 million. Pre-tax income from domestic operations was approximately $56 million and $41 million in 1995 and 1996, respectively.

     Temporary differences which give rise to the deferred tax liabilities at December 31, 1996 primarily relate to intangibles acquired as part of the TDI and Granum stock acquisitions. Additionally, the value of the deferred tax asset resulting from net operating loss carryforwards is offset by a valuation allowance of equal amount.

     The Company's income tax expense for the year ended December 31, 1996 differs from the expense that would have resulted from applying the federal statutory rates during that period to income before income tax expense. The reasons for these differences are explained in the following table:

                                                                   1996
                                                              --------------
                                                              (IN THOUSANDS)
Expense based upon federal statutory rate of 35%............     $18,687
Amortization of goodwill....................................       5,422
State and local taxes, net of federal benefit...............       1,846
Nondeductible expenses......................................       5,635
Utilization of net operating loss...........................      (4,936)
Other, net..................................................         849
                                                                 -------
Income tax expense..........................................     $27,503
                                                                 =======

     At December 31, 1996, the Company had available net operating loss carryforwards of approximately $67 million which will expire from 2004 to 2009. Approximately $34 million and $26 million of the net operating loss carryforwards relate to benefits arising from exercise of stock options and acquisitions, respectively. These amounts will be reflected as credits to additional paid in capital ($12 mil) and goodwill ($9 mil) when they are ultimately utilized. During 1996, the tax effect of utilizing net operating loss carryforwards arising from acquisitions was reflected as a credit to goodwill in the amount of $7,123,000.

     For the years ended December 31, 1995 and 1996, the Company paid cash for income taxes of $3,620,000 and $10,338,000, respectively.

                       INFINITY BROADCASTING CORPORATION
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(9) EMPLOYEE STOCK PLANS

  Employee Stock Option Plan

     The Company's 1988 Employee Stock Option Plan as amended provides for a grant of options to purchase 10,494,788 shares of the Company's Class A Common Stock and 1,771,875 shares of Class B Common Stock. The options are exercisable in equal amounts generally over five years from the date of the grant. At December 31, 1996, options for approximately 9,500,000 shares of Class A Common Stock had been cumulatively granted and options for 3,838,900 shares were exercisable.

  Employee Deferred Share Plan

     The Deferred Share Plan permits the grant of up to 541,443 Class A Deferred Shares and 1,761,681 Class B Deferred Shares to executives or other key employees of the Company.

     The following is a table summarizing the changes during the years ended December 31, 1995 and 1996 in options and deferred shares outstanding:

                                                   CLASS A COMMON STOCK
                                       ---------------------------------------------
                                        DEFERRED       EXERCISE     WEIGHTED AVERAGE
                                       SHARES AND     PRICE PER      EXERCISE PRICE
                                        OPTIONS         SHARE          PER SHARE
                                       ----------    ------------   ----------------
Outstanding as of December 31,
  1994...............................  7,237,937     $ .002-12.67         6.63
Granted/Issued.......................         --               --
Canceled.............................    (65,813)      3.90-11.55         7.73
Exercised............................   (335,528)       .06-12.45         2.79
                                       ---------     ------------        -----
          Total outstanding as of
            December 31, 1995........  6,836,596                          6.81
                                       ---------
Granted/Issued.......................  1,712,528      23.50-33.63        25.70
Canceled.............................         --               --
Exercised............................   (581,053)      .002-12.45         3.51
                                       ---------     ------------        -----
          Total outstanding as of
            December 31, 1996........  7,968,071                         11.11
                                       =========

     At December 31, 1996, the range of exercise prices was $.06-$33.63 and the weighted-average remaining contractual lives of outstanding options was 7 years.

     During 1988, the Company issued options with an exercise price of $0.12 per share to an officer of the Company to purchase 4,742,996 shares of the Company's Class B Common Stock. Through the year ended December 31, 1995 and during 1996, options to purchase 379,556 and 750,000 shares, respectively, were exercised.

     In addition, the Company issued 265,689 options and 29,705 deferred shares in 1995 and 770,166 options and 8,282 deferred shares in 1996 to purchase shares of Class B Common Stock at an exercise price per share of $14.05, $.002, $27.58 and $.002 per share, respectively. As of December 31, 1996, 1,457,370 and 37,987 of such options and deferred shares, respectively, were outstanding.

     The per share weighted-average fair value of stock options granted during 1995 and 1996 was $7.72 and $13.86, respectively, on the date of the grant using the Black Scholes option-pricing model with the following weighted-average assumptions: expected volatility of 35.14% in 1995 and 38.33% in 1996, expected dividend yield of zero percent, risk-free interest rate of 6.24% in 1995 and 6.27% in 1996 and an expected life of 7 years in both 1995 and 1996.

                       INFINITY BROADCASTING CORPORATION
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company applies APB Opinion No. 25 in recording the value of stock options granted pursuant to its plans. No compensation cost has been recognized for stock options granted under the Company's Plans. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have decreased to the pro forma amounts indicated below:

                                                             1995       1996
                                                            -------    ------
                                                             (IN THOUSANDS)
Net income:
  As reported.............................................  $54,503    25,889
  Pro forma...............................................   54,207    21,085

     Pro forma net income reflects only options granted under the Company Plans in 1995 and 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of 5 years and compensation cost for options granted prior to January 1, 1995 is not considered.

(10) STOCKHOLDERS' EQUITY

     Each share of Class A Common Stock and each share of Class C Common Stock is entitled to one vote per share. Each Share of Class B Common Stock is generally entitled to ten votes per share. Shares of Class B Common Stock and Class C Common Stock, at the option of the holder, may be converted at any time into an equal number of shares of Class A Common Stock. Each share of Class B Common Stock and Class C Common Stock automatically converts into one share of Class A Common Stock upon the sale, gift or other transfer of such share to any person other than an associate of the Company (as defined) and upon certain other events. On October 4, 1996, the Class C Common Stockholders converted all shares into Class A Common Stock.

     The Company has reserved 72,989 shares of Class A Common Stock, with an exercise price of $.001 and 20,104,934 shares of Class C Common Stock with an exercise price of $.001 for issuance upon the exercise of certain warrants and options outstanding as of December 31, 1996.

(11) RELATED PARTY TRANSACTIONS

     Several of the Company's radio stations are affiliated with Westwood One's radio network and the Company sells several programs to Westwood One. During 1995 and 1996, the Company earned revenue related to such transactions aggregating approximately $14,657,000 and $17,700,000 respectively.

     In addition, as of December 31, 1995 and 1996, the Company had accounts receivable from Westwood One amounting to approximately $6,179,000 and $7,780,000, respectively.

(12) COMMITMENTS AND CONTINGENCIES

     The Company and its subsidiaries occupy certain office space and transmitting facilities under lease agreements expiring at various dates through 2008. Management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases. Most leases provide for escalation of rent based on increases in the Consumer Price Index and/or real estate taxes.

                       INFINITY BROADCASTING CORPORATION
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following is a summary of the future minimum rental commitments under existing leases:

YEAR ENDING DECEMBER 31,                                          TOTAL
------------------------                                      --------------
                                                              (IN THOUSANDS)
       1997.................................................     $15,431
       1998.................................................      12,440
       1999.................................................      10,698
       2000.................................................       8,820
       2001.................................................       7,749
       After 2001...........................................      12,456
                                                                 -------
                                                                 $67,594
                                                                 =======

     Rent expense applicable to such leases amounted to approximately $4,363,000 and $6,360,348 for the years ended December 31, 1995 and 1996, respectively.

     At December 31, 1996, the Company is committed to the purchase of broadcast rights for various sports events and other programming including on-air talent, aggregating approximately $155 million. The aggregate payments related to these commitments are as follows:

YEAR ENDING DECEMBER 31,                                          TOTAL
------------------------                                      --------------
                                                              (IN THOUSANDS)
1997........................................................     $ 53,560
1998........................................................       37,500
1999........................................................       33,616
2000........................................................       29,243
2001........................................................        1,021
                                                                 --------
                                                                 $154,940
                                                                 ========

  Guaranteed Franchise Payments

     The Company's outdoor advertising business has franchise rights entitling it to display advertising on such media as buses, taxis, trains, bus shelters, terminals, billboards, and phone kiosks. Under most of these franchise agreements, the franchiser is entitled to receive the greater of a percentage of the relevant advertising revenues, net of advertising agency fees, or a specified guaranteed minimum annual payment. At December 31, 1996, the future minimum franchise payments are as follows:

                  YEAR ENDING DECEMBER 31,                        TOTAL
                  ------------------------                    --------------
                                                              (IN THOUSANDS)
       1997.................................................     $119,645
       1998.................................................      106,401
       1999.................................................       96,718
       2000.................................................       59,438
       2001.................................................       17,435
       After 2001...........................................        9,531
                                                                 --------
          Total guaranteed franchise payments...............     $409,168
                                                                 ========

     Franchise costs totaled $127 million in 1996.

                       INFINITY BROADCASTING CORPORATION
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(13) INTANGIBLE AND OTHER ASSETS

     Intangible assets at cost, as of December 31, 1995 and 1996, include:

                                                          1995        1996
                                                        --------    ---------
                                                           (IN THOUSANDS)
FCC licenses..........................................  $370,394      727,276
Franchise costs.......................................        --      276,700
Goodwill..............................................   152,724      591,334
Covenants not to compete..............................    45,000       45,000
Favorable leasehold interest..........................    30,260       30,260
                                                        --------    ---------
                                                        $598,378    1,670,570
                                                        ========    =========

     For the years ended December 31, 1995 and 1996, amortization expense was $45,768,000 and $88,072,000, respectively.

     Other assets include principally deferred financing costs and are amortized over the term of the financing.

             ------------------------------------------------------
             ------------------------------------------------------
     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE CLASS A COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                             Page
                                             ----
Prospectus Summary.........................    3
Risk Factors...............................    9
Use of Proceeds............................   16
Dividend Policy............................   16
Dilution...................................   17
Capitalization.............................   18
Selected Combined and Pro Forma Financial
  Data.....................................   19
Unaudited Combined Pro Forma Financial
  Information..............................   21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   25
Business...................................   30
Management.................................   44
Principal Stockholder and Stock
  Ownership................................   51
Relationships Between the Company and
  CBS......................................   52
Description of Capital Stock...............   58
Certain Provisions of the Certificate of
  Incorporation and By-laws of the
  Company..................................   60
Description of Indebtedness................   62
Shares Eligible for Future Sale............   65
Certain United States Tax Consequences to
  Non-United States Holders................   66
Underwriting...............................   69
Legal Matters..............................   71
Experts....................................   71
Available Information......................   72
Index to Financial Statements..............  F-1

    UNTIL             , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                         SHARES

   [LOGO]                           INFINITY
                                  BROADCASTING
                                  CORPORATION

                              CLASS A COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                              MERRILL LYNCH & CO.
                                           , 1998

             ------------------------------------------------------
             ------------------------------------------------------

 INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
                             SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED SEPTEMBER 18, 1998

PROSPECTUS

                                                  SHARES

                   [LOGO]  INFINITY BROADCASTING CORPORATION

                              CLASS A COMMON STOCK
                            ------------------------

    All of the shares of Class A Common Stock, par value $.01 per share, offered hereby are being sold by Infinity Broadcasting Corporation (the "Company"). Of
the          shares of Class A Common Stock offered hereby,          shares are
being offered for sale initially outside the United States and Canada (the
"International Offering") by the International Managers and          shares are
being offered for sale initially in a concurrent offering in the United States and Canada (the "U.S. Offering" and, together with the International Offering, the "Offerings") by the U.S. Underwriters (collectively with the International Managers, the "Underwriters"). The initial public offering price and the underwriting discount per share will be identical for both Offerings. See "Underwriting."

    Prior to the Offerings, there has been no public market for the Class A Common Stock. It is currently estimated that the initial public offering price
of the Class A Common Stock offered hereby will be between $         and
$         per share. For a discussion of the factors considered in determining the initial public offering price of the Class A Common Stock, see
"Underwriting."

    Application will be made to list the Class A Common Stock on the New York Stock Exchange under the symbol "INF."

    Following the Offerings, the Company will have two classes of authorized common stock, the Class A Common Stock and the Class B Common Stock, par value $.01 per share. The rights of the holders of Class A Common Stock and Class B Common Stock are substantially identical, except with respect to voting, conversion and transfer. Each share of Class A Common Stock entitles its holder to one vote, and each share of Class B Common Stock entitles its holder to five votes on all matters submitted to a vote of stockholders. CBS Corporation beneficially owns all of the Company's outstanding Common Stock and will, immediately after the Offerings, beneficially own all of the Company's issued and outstanding Class B Common Stock. Immediately after consummation of the Offerings (assuming no exercise of the over-allotment options granted to the International Managers and the U.S. Underwriters), such Class B Common Stock
will represent approximately     % of the combined voting power of the Company.
As a result of such ownership, CBS Corporation will be able to control the vote on substantially all matters submitted to a vote of stockholders, including the election of directors and the approval of extraordinary corporate transactions. The net proceeds from the Offerings will be used to prepay debt owed to CBS. See "Risk Factors -- Risks Relating to Control by CBS," "Use of Proceeds," "Principal Stockholder and Stock Ownership" and "Relationships Between the Company and CBS."

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN MATERIAL RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                                                PRICE TO               UNDERWRITING             PROCEEDS TO
                                                 PUBLIC                DISCOUNT(1)               COMPANY(2)
------------------------------------------------------------------------------------------------------------------
Per Share.............................. $                        $                        $
------------------------------------------------------------------------------------------------------------------
Total(3)............................... $                        $                        $
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $         .

(3) The Company has granted the International Managers and the U.S. Underwriters
    options to purchase up to an additional          and          shares of
    Class A Common Stock, respectively, in each case, exercisable within 30 days after the date hereof, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $         , $         and
    $         , respectively. See "Underwriting."
                            ------------------------

    The shares of Class A Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Class A Common Stock will be made in New York, New
York on or about              , 1998.
                            ------------------------

                          MERRILL LYNCH INTERNATIONAL
                            ------------------------
              The date of this Prospectus is              , 1998.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                                  UNDERWRITING

     Merrill Lynch International and                are acting as lead managers
(the "Lead Managers") for each of the International Managers named below (the "International Managers"). Subject to the terms and conditions set forth in an international purchase agreement (the "International Purchase Agreement") among the Company and the International Managers, and concurrently with the sale of shares of Class A Common Stock to the U.S. Underwriters (as defined below), the Company has agreed to sell to the International Managers, and each of the International Managers severally and not jointly has agreed to purchase from the Company, the aggregate number of shares of shares of Class A Common Stock set forth opposite its name below.

                                                                       NUMBER OF
                             INTERNATIONAL MANAGERS                     SHARES
                             ----------------------                    ---------
Merrill Lynch International........................................

                                                                       --------
             Total.................................................
                                                                       ========

     The Company has also entered into an U.S. purchase agreement (the "U.S. Purchase Agreement" and, together with the International Purchase Agreement, the "Purchase Agreements") with certain underwriters in the United States and Canada (the "U.S. Underwriters" and together with the International Managers, the "Underwriters"), for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated
("Merrill Lynch") and               are acting as Representatives (the "U.S.
Representatives"). Subject to the terms and conditions set forth in the U.S.
Purchase Agreement, and concurrently with the sale of           shares of Class
A Common Stock to the International Managers pursuant to the International Purchase Agreement, the Company has agreed to sell to the U.S. Underwriters, and each of the U.S. Underwriters severally and not jointly have agreed to purchase
from the Company, an aggregate of           shares of Class A Common Stock. The
initial public offering price per share of Class A Common Stock and the total underwriting discount per share of Class A Common Stock are identical under the International Purchase Agreement and the U.S. Purchase Agreement.

     In the International Purchase Agreement and the U.S. Purchase Agreement, the several International Managers and the several U.S. Underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of the Class A Common Stock being sold pursuant to each such Purchase Agreement if any of the shares of Class A Common Stock being sold pursuant to each such Purchase Agreement are purchased. Under certain circumstances under the Purchase Agreements, the commitments of non-defaulting Underwriters may be increased. The closings with respect to the sale of shares of Class A Common Stock to be purchased by the International Managers and the U.S. Underwriters are conditioned upon one another.

     The International Managers have advised the Company that the International Managers propose initially to offer the shares of Class A Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess
of $     per share of Class A Common Stock. The International Managers may
allow, and such dealers may reallow, a discount not in excess of $     per share
of Class A Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has granted options to the International Managers, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of additional shares of Class A Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The International Managers may exercise these options solely to cover over-allotments, if any, made on the sale of the Class A Common Stock offered hereby. To the extent that the International Managers exercise

                                      Alt-1

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

these options, each International Manager will be obligated, subject to certain conditions, to purchase a number of additional shares of the Class A Common Stock proportionate to such International Manager's initial amount reflected in the foregoing table. The Company has also granted options to the U.S. Underwriters, exercisable for 30 days after the date of this Prospectus, to
purchase up to an aggregate of           additional shares of Class A Common
Stock to cover over-allotments, if any, on terms similar to those granted to the International Managers.

     At the request of the Company, the U.S. Underwriters have reserved for
sale, at the initial public offering price, up to           shares of Class A
Common Stock offered hereby to be sold to certain directors, officers, employees and related persons of the Company. The number of shares of Class A Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the Offerings will be offered by the Underwriters to the general public on the same terms as the other shares offered by this Prospectus.

     The Company, CBS and Mr. Karmazin have agreed, subject to certain exceptions, with the Underwriters not to directly or indirectly: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock (other than in the Offerings, pursuant to the Stock Option Plan or in connection with future acquisitions made by the Company in consideration for shares of Class A Common Stock or securities convertible into or exchangeable or issuances of shares of Class A Common Stock issued as consideration for future acquisitions by the Company exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing; or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

     The International Managers and the U.S. Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the International Managers and the U.S. Underwriters are permitted to sell shares of Class A Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. persons or to Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

     Prior to the Offerings, there has been no public market for the Class A Common Stock of the Company. The initial public offering price will be determined through negotiations among the Company and the U.S. Representatives and the Lead Managers. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, are price-earnings ratios of publicly traded companies that the U.S. Representatives and Lead Managers believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, and an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the

                                      Alt-2

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

Class A Common Stock or that the Class A Common Stock will trade in the public market subsequent to the Offerings at or above the initial public offering price.

     Application will be made for listing the Class A Common Stock on the NYSE under the symbol "INF." In order to meet the requirements for listing of the Class A Common Stock on that exchange, the U.S. Underwriters and the International Managers have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the U.S. Underwriters and International Managers may be required to make in respect thereof.

     Until the distribution of the Class A Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Class A Common Stock. As an exception to these rules, the U.S. Representatives are permitted to engage in certain transactions that stabilize the price of the Class A Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Class A Common Stock.

     If the Underwriters create a short position in the Class A Common Stock in connection with the Offerings, i.e., if they sell more shares of the Class A Common Stock than are set forth on the cover pages of this Prospectus, the U.S. Representatives and Lead Managers, respectively, may reduce that short position by purchasing Class A Common Stock in the open market. The U.S. Representatives and Lead Managers, respectively, may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The U.S. Representatives and Lead Managers, respectively, may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives or the Lead Managers purchase shares of the Class A Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Class A Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Class A Common Stock to the extent that it were to discourage resales of the Class A Common Stock.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives or the Lead Managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Each International Manager has agreed that (i) it has not offered or sold and, prior to the expiration of the period of six months from the Closing Date, will not offer or sell any shares of Class A Common Stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Class A Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

                                      Alt-3

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

     No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of Class A Common Stock, or the possession, circulation or distribution of this Prospectus or any other material relating to the Company or shares of Class A Common Stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of Class A Common Stock may not be offered or sold, directly or indirectly, and neither this Prospectus nor any other offering material or advertisements in connection with the shares of Class A Common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

     Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

     The U.S. Underwriters and the International Managers have informed the Company that they do not intend to confirm sales of the shares of the Class A Common Stock offered hereby to any accounts over which they exercise discretionary authority.

     Certain of the Underwriters or their affiliates from time to time provided investment banking financial advisory services to the Company, CBS Corporation and their respective affiliates, for which they have received customary compensation, and may continue to do so in the future.

                                      Alt-4

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

             ------------------------------------------------------
             ------------------------------------------------------
     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE CLASS A COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                             Page
                                             ----
Prospectus Summary.........................    3
Risk Factors...............................    9
Use of Proceeds............................   16
Dividend Policy............................   16
Dilution...................................   17
Capitalization.............................   18
Selected Combined and Pro Forma Financial
  Data.....................................   19
Unaudited Combined Pro Forma Financial
  Information..............................   21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   25
Business...................................   30
Management.................................   44
Principal Stockholder and Stock
  Ownership................................   51
Relationships Between the Company and
  CBS......................................   52
Description of Capital Stock...............   58
Certain Provisions of the Certificate of
  Incorporation and By-laws of the
  Company..................................   60
Description of Indebtedness................   62
Shares Eligible for Future Sale............   65
Certain United States Tax Consequences to
  Non-United States Holders................   66
Underwriting...............................   69
Legal Matters..............................   71
Experts....................................   71
Available Information......................   72
Index to Financial Statements..............  F-1

    UNTIL             , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                         SHARES

   [LOGO]                           INFINITY
                                  BROADCASTING
                                  CORPORATION

                              CLASS A COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                          MERRILL LYNCH INTERNATIONAL
                                           , 1998

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby:

SEC Registration Fee........................................  $2,950
NASD Filing Fee.............................................   1,500
New York Stock Exchange Listing Fee.........................       *
Legal Fees and Expenses.....................................       *
Blue Sky Fees and expenses (including counsel fees).........       *
Accounting Fees and Expenses................................       *
Transfer Agent and Registrar Fees...........................       *
Printing and Engraving Expenses.............................       *
Underwriting Expense Allowance..............................       *
Miscellaneous Expense.......................................       *
                                                              ------
          Total.............................................  $
                                                              ======

---------------
* To be furnished by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is incorporated under the laws of the State of Delaware.
Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

     Section 145 further provides that the indemnification provisions of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. The certificate of incorporation of the Company provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware, no director of the Company shall be liable to the Company or its stockholders for monetary damages arising from a breach of such director's fiduciary duty owed to the Company or its stockholders, other than liability for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or (iii) any transaction from which the director derived an improper personal benefit. The by-laws of the Company provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (including, under certain circumstances, an action by or in the right of the Company), by reason of the fact that he is or was a director, officer, employee or agent of the Company. Such indemnity provides for reimbursement of expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the party to be indemnified acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. With respect to any criminal action or proceeding, such indemnification will be available if the party to be indemnified had no reasonable cause to believe his conduct was unlawful. Any such indemnification shall be made by the Company only as specifically authorized upon a determination by a majority of a quorum of disinterested directors, by independent legal counsel or by the stockholders that indemnification is proper in the circumstances because the party to be indemnified has met the applicable standard of conduct set forth in the indemnification provisions of the by-laws. To the extent, however, that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of specific authorization.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since the Company's inception, the Company has not sold any unregistered securities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
   1.     UNDERWRITING AGREEMENTS.
 **1.1    Form of U.S. Underwriting Agreement.
 **1.2    Form of International Underwriting Agreement.
   3.     CERTIFICATE OF INCORPORATION AND BY-LAWS.
 **3.1    Certificate of Incorporation of the Registrant.
 **3.2    By-Laws of the Registrant.
 **3.3    Form of Amended and Restated Certificate of Incorporation of
          the Registrant.
 **3.4    Form of Amended and Restated By-Laws of the Registrant.
   4.     INSTRUMENTS DEFINING THE RIGHT OF SECURITY HOLDERS,
          INCLUDING INDENTURES.
 **4.1    Specimen Certificate of Class A Common Stock.
 **4.2    Specimen Certificate of Class B Common Stock.

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 **4.3    Indenture dated as of February 1, 1996, among American
          Radio, the subsidiary guarantors named therein and Fleet
          National Bank of Connecticut, as Trustee, relating to the 9%
          Senior Subordinated Notes Due 2006 (the "9% Note
          Indenture").
 **4.4    First Supplemental Indenture, dated as of May 31, 1996, to the 9% Note Indenture.
 **4.5    Second Supplemental Indenture dated as of October 1, 1996, to the 9% Note Indenture.
 **4.6    Third Supplemental Indenture dated as of April 28, 1998, to the 9% Note Indenture.
 **4.7    Indenture dated as of November 21, 1995, among American
          Radio, EZ Communication, Inc., the subsidiary guarantors
          named therein and State Street Bank and Trust Company, as
          Trustee, relating to the 9 3/4% Series Subordinated Notes
          Due 2005 (the "9 3/4% Note Indenture").
 **4.8    First Supplemental Indenture dated as of April 4, 1997, to the 9 3/4% Note Indenture.
 **4.9    Second Supplemental Indenture dated as of April 28, 1998, to the 9 3/4% Note Indenture.
 **4.10   Indenture dated as of January 30, 1997, between American
          Radio and Fleet National Bank, as Trustee relating to the
          11 3/8% Subordinated Exchange Debentures due 2009.
 **4.11   First Supplemental Indenture dated as of April 28, 1998,
          between American Radio and State Street Bank and Trust
          Company.
 **4.12   Indenture dated as of June 25, 1996, between American Radio and Bank of Montreal Trust Company relating to the 7%
          Convertible Subordinated Divestitures Due 2011.
   5.     OPINIONS.
 **5.1    Opinion of Cravath, Swaine & Moore with respect to the
          legality of the Class A Common Stock.
  10.     MATERIAL CONTRACTS.
**10.1    Intercompany Agreement between CBS and the Registrant.
**10.2    Tax Sharing Agreement between CBS and the Registrant.
**10.3    Employment Agreement, entered into on June 20, 1996 and
          effective as of December 31, 1996, between CBS and Mel
          Karmazin.
**10.4    Employment Agreement, entered into on May 1996, effective as of November 28, 1995 and amended as of January 29, 1997,
          between CBS Broadcasting Inc. and Daniel Mason.
**10.5    Employment Agreement, entered into as of December 22, 1989 as amended, between TDI Worldwide, Inc. and William
          Apfelbaum.
**10.6    The CBS 1993 Long-Term Incentive Plan, as amended to January
          28, 1998.
**10.7    The CBS Annual Performance Plan, as amended to November 1,
          1996.
**10.8    The Westinghouse Executive Pension Plan, as amended to
          December 1, 1997.
**10.9    The CBS 1998 Executive Annual Incentive Plan.
  21.     SUBSIDIARIES.
**21.1    Subsidiaries of the Registrant.
  23.     CONSENTS OF EXPERTS AND COUNSEL.
 *23.1    Consent of KPMG Peat Marwick LLP
**23.2    Consent of Deloitte & Touche LLP
 *23.3    Consent of KPMG Peat Marwick LLP
**23.4    Consent of Cravath, Swaine & Moore (included in Exhibit
          5.1).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  24.     POWERS OF ATTORNEY.
 *24.1    Power of Attorney of Mel Karmazin (included in the signature page).
 *24.2    Power of Attorney of Farid Suleman (included in the
          signature page).
  27.     FINANCIAL DATA SCHEDULE.
 *27.1    Financial Data Schedule.

---------------
 * Filed herewith.

** To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) It will provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 18, 1998.

                                          INFINITY MEDIA CORPORATION

                                          By: /s/     MEL KARMAZIN
                                            ------------------------------------
                                                        Mel Karmazin

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mel Karmazin and Farid Suleman, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign and file (i) any and all pre- or post-effective amendments to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) any registration statement, and any and all amendments thereto, relating to the offering covered hereby pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

                     SIGNATURE                                   TITLE                      DATE
                     ---------                                   -----                      ----

                 /s/ MEL KARMAZIN                    Chairman, President and Chief   September 18, 1998
---------------------------------------------------    Executive Officer (Principal
                   Mel Karmazin                        Executive Officer) and
                                                       Director

                 /s/ FARID SULEMAN                   Executive Vice President,       September 18, 1998
---------------------------------------------------    Chief Financial Officer and
                   Farid Suleman                       Treasurer (Principal
                                                       Financial and Accounting
                                                       Officer) and Director

                       INFINITY BROADCASTING CORPORATION
                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                                ADDITIONS
                                                 ----------------------------------------
                                   BALANCE AT    CHARGED TO    CHARGED        INCREASE                         BALANCE
                                   BEGINNING     COSTS AND     TO OTHER    RESULTING FROM                     AT END OF
DESCRIPTION                        OF PERIOD      EXPENSES     ACCOUNTS     ACQUISITIONS     DEDUCTIONS(1)     PERIOD
-----------                        ----------    ----------    --------    --------------    -------------    ---------
1995
Allowance for doubtful
  accounts.......................    $1,834       $   734        --            $2,717(2)        $  (953)       $4,332
1996
Allowance for doubtful
  accounts.......................     4,332         2,398        --             7,722(3)         (3,035)       11,417
1997
Allowance for doubtful
  accounts.......................    11,417        10,382        --                --            (6,713)       15,086

---------------
(1) Represents amounts written off.

(2) Relates to the acquisition of CBS Inc. on November 24, 1995.

(3) Relates to the acquisition of Old Infinity on December 31, 1996.

                                 EXHIBIT INDEX

                                                                          SEQUENTIALLY
EXHIBIT                                                                     NUMBERED
  NO.                             DESCRIPTION                                 PAGE
-------                           -----------                             ------------
   1.     UNDERWRITING AGREEMENTS.....................................
 **1.1    Form of U.S. Underwriting Agreement.........................
 **1.2    Form of International Underwriting Agreement................
   3.     CERTIFICATE OF INCORPORATION AND BY-LAWS....................
 **3.1    Certificate of Incorporation of the Registrant..............
 **3.2    By-Laws of the Registrant...................................
 **3.3    Form of Amended and Restated Certificate of Incorporation of
          the Registrant..............................................
 **3.4    Form of Amended and Restated By-Laws of the Registrant. ....
   4.     INSTRUMENTS DEFINING THE RIGHT OF SECURITY HOLDERS,
          INCLUDING INDENTURES. ......................................
 **4.1    Specimen Certificate of Class A Common Stock................
 **4.2    Specimen Certificate of Class B Common Stock................
 **4.3    Indenture dated as of February 1, 1996, among American
          Radio, the subsidiary guarantors named therein and Fleet
          National Bank of Connecticut, as Trustee, relating to the 9%
          Senior Subordinated Notes Due 2006 (the "9% Note
          Indenture").................................................
 **4.4    First Supplemental Indenture, dated as of May 31, 1996, to the 9% Note Indenture.......................................
 **4.5    Second Supplemental Indenture dated as of October 1, 1996, to the 9% Note Indenture....................................
 **4.6    Third Supplemental Indenture dated as of April 28, 1998, to the 9% Note Indenture.......................................
 **4.7    Indenture dated as of November 21, 1995, among American
          Radio, EZ Communication, Inc., the subsidiary guarantors
          named therein and State Street Bank and Trust Company, as
          Trustee, relating to the 9 3/4% Series Subordinated Notes
          Due 2005 (the "9 3/4% Note Indenture"). ....................
 **4.8    First Supplemental Indenture dated as of April 4, 1997, to the 9 3/4% Note Indenture...................................
 **4.9    Second Supplemental Indenture dated as of April 28, 1998, to the 9 3/4% Note Indenture...................................
 **4.10   Indenture dated as of January 30, 1997, between American
          Radio and Fleet National Bank, as Trustee relating to the
          11 3/8% Subordinated Exchange Debentures due 2009...........
 **4.11   First Supplemental Indenture dated as of April 28, 1998,
          between American Radio and State Street Bank and Trust
          Company.....................................................
 **4.12   Indenture dated as of June 25, 1996, between American Radio and Bank of Montreal Trust Company relating to the 7%
          Convertible Subordinated Divestitures Due 2011..............
   5.     OPINIONS. ..................................................
 **5.1    Opinion of Cravath, Swaine & Moore with respect to the
          legality of the Class A Common Stock........................
  10.     MATERIAL CONTRACTS. ........................................
**10.1    Intercompany Agreement between CBS and the Registrant.......

                                                                          SEQUENTIALLY
EXHIBIT                                                                     NUMBERED
  NO.                             DESCRIPTION                                 PAGE
-------                           -----------                             ------------
**10.2    Tax Sharing Agreement between CBS and the Registrant........
**10.3    Employment Agreement, entered into on June 20, 1996 and
          effective as of December 31, 1996, between CBS and Mel
          Karmazin....................................................
**10.4    Employment Agreement, entered into in May 1996, effective as of November 28, 1995 and amended as of January 29, 1997,
          between CBS Broadcasting Inc. and Daniel Mason. ............
**10.5    Employment Agreement, entered into as of December 22, 1989 and amended, between TDI Worldwide, Inc. and William
          Apfelbaum. .................................................
**10.6    The CBS 1993 Long-Term Incentive Plan, as amended to January
          28, 1998. ..................................................
**10.7    The CBS Annual Performance Plan, as amended to November 1,
          1996. ......................................................
**10.8    The Westinghouse Executive Pension Plan, as amended to
          December 1, 1997............................................
**10.9    The CBS 1998 Executive Annual Incentive Plan................
  21.     SUBSIDIARIES. ..............................................
**21.1    Subsidiaries of the Registrant..............................
  23.     CONSENTS OF EXPERTS AND COUNSEL. ...........................
 *23.1    Consent of KPMG Peat Marwick LLP............................
**23.2    Consent of Deloitte & Touche LLP............................
 *23.3    Consent of KPMG Peat Marwick LLP............................
**23.4    Consent of Cravath, Swaine & Moore (included in Exhibit
          5.1). ......................................................
  24.     POWERS OF ATTORNEY. ........................................
 *24.1    Power of Attorney of Mel Karmazin (included in the signature page).......................................................
 *24.2    Power of Attorney of Farid Suleman (included in the
          signature page).............................................
  27.     FINANCIAL DATA SCHEDULE.....................................
 *27.1    Financial Data Schedule.....................................

---------------
 * Filed herewith.

** To be filed by amendment.